      As Filed with the Securities and Exchange Commission March 1, 1996
                            Registration No. 33-64573

 ------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                AMENDMENT NO. ONE
                                       TO
                                    FORM S-4

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                           PACIFIC UNITED GROUP, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                             6162                      95-4465729
(STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

                           --------------------------
                             21031 VENTURA BOULEVARD
                        WOODLAND HILLS, CALIFORNIA 91364
                                 (818) 992-8999

                              --------------------
                        (Address, including Zip Code, and
                    telephone number, including area code, of
                    registrant's principal executive office)

                       -----------------------------------

         JOEL R. SCHULTZ                       COPIES OF COMMUNICATIONS TO:
21031 VENTURA BOULEVARD, SUITE 102             CATHERINE DEBONO HOLMES, ESQ.
WOODLAND HILLS, CALIFORNIA  91364          JEFFER, MANGELS, BUTLER & MARMARO LLP
         (818) 992-8999                          2121 AVENUE OF THE STARS
(Name, address, including Zip Code,                LOS ANGELES, CA 90067
and telephone number, including area                   (310) 201-3553
   code, of agent for service)

                             -----------------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after the effective date of the Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                         CALCULATION OF REGISTRATION FEE

Title of each                               Amount       Proposed maximum   Proposed maximum     Amount of
class of securities                         to be         offering price        aggregate       registration
to be registered                          registered         per unit        offering price         fee
Common Stock, par                         1,650,000           $10.00          $16,500,000          $5,690
value $.01 per share

General Partner Warrants                    563,333           $  .68          $   385,000          $  133

Common Stock Issuable Upon                  563,333           $15.00          $ 8,449,995          $2,914
Exercise of General
Partner Warrants

Subscriber Warrants                         164,000              -0-                  -0-             -0-

Common Stock Issuable Upon                  164,000           $12.50          $ 2,050,000          $  707
exercise of Subscriber Warrants

Common Stock Issuable Upon                   33,000           $ 2.45          $    80,850          $   28
Exercise of Bank Warrant

Total Registration Fee                                                                         $    9,472*

* $7,120 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable by reason of stock splits, stock dividends and similar adjustments as set forth in the provisions of the Subscriber Warrants, the General Partner Warrants and the Bank Warrant.

                           PACIFIC UNITED GROUP, INC.
                              CROSS-REFERENCE SHEET
                                       FOR
                REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS

FORM S-4 REGISTRATION STATEMENT                              CAPTION OR
ITEM NUMBER AND HEADING                                      LOCATION IN PROSPECTUS
1.  Forepart of the Registration
        Statement and Outside Front
        Cover Page of Prospectus...................          Front Cover Page

2.  Inside Front, Outside Back Cover
        Pages of Prospectus........................          Available Information

3.  Risk Factors, Ratio of Earnings to
        Fixed Charges, and Other
        Information................................          Summary; Selected
                                                             Financial Data; Unaudited
                                                             Pro Forma Consolidated
                                                             Financial Statements of
                                                             the Corporation; The
                                                             Restructuring Plan --
                                                             Conditions to the
                                                             Restructuring Plan

4.  Terms of the Transaction.......................          The Restructuring Plan;
                                                             Comparison of Rights of
                                                             Limited Partners of the
                                                             Partnership and
                                                             Stockholders of the
                                                             Corporation; Federal
                                                             Income Tax Consequences;
                                                             Fairness of the
                                                             Restructuring Plan

5.  Pro Forma Financial Information................          Unaudited Pro Forma
                                                             Consolidated Financial
                                                             Statements of the
                                                             Corporation

6.  Material Contracts with the Company
        Being Acquired.............................          Not applicable

7.  Additional Information Required for
        Reoffering by Persons and Parties
        Deemed to be Underwriters..................          Not applicable

8.  Interests of Named Experts and
        Counsel....................................          Legal Matters

9.  Disclosure of Commission Position on
        Indemnification for

        Securities Act Liabilities.................          Fiduciary Responsibility

10.  Information with Respect to S-3
        Registrants................................          Not Applicable

11.  Incorporation of Certain
        Information by Reference...................          Not Applicable

12.  Information With Respect to S-2
        or S-3 Registrants.........................          Not Applicable

13.  Incorporation of Certain
        Information by Reference...................          Not Applicable

14.  Information With Respect to
        Registrants Other than S-3 or
        S-2 Registrants............................          Business; Dividend
                                                             Policy; Market for
                                                             Limited Partnership Units
                                                             and Common Stock of the
                                                             Corporation; Financial
                                                             Statements; Selected
                                                             Financial Data;
                                                             Management's Discussion
                                                             and Analysis of Financial
                                                             Condition and Results of
                                                             Operations;  Change in
                                                             and Disagreements with
                                                             Accountants

15.  Information With Respect to S-3
        Companies..................................          Not Applicable

16.  Information With Respect to S-2
        or S-3 Companies...........................          Not Applicable

17.  Information With Respect to
        Companies Other Than S-3 or
        S-2 Companies..............................          Business; Dividend
                                                             Policy; Market for
                                                             Limited Partnership Units
                                                             and Common Stock of the
                                                             Corporation; Financial
                                                             Statements; Selected
                                                             Financial Data;
                                                             Management's Discussion
                                                             and Analysis of Financial
                                                             Conditions and Results of
                                                             Operations; Change in and
                                                             Disagreements with
                                                             Accountants

18.  Information if Proxies, Consents or
        Authorizations are to be

        Solicited..................................          Voting Requirements;
                                                             Conflicts of Interest;
                                                             Fiduciary Responsibility;
                                                             Beneficial Ownership of
                                                             Common Stock; Management;
                                                             Certain Transactions

19.  Information if Proxies, Consents or
        Authorizations are not to be
        Solicited or in an Exchange
        Offer......................................          Not Applicable

20.  Indemnification of Directors and
        Officers...................................          Part II - Item 20

21.  Exhibits and Financial Statement
        Schedules..................................          Part II - Item 21

22.  Undertakings..................................          Part II - Item 22

                          PRESIDENTIAL MORTGAGE COMPANY
                             21031 Ventura Boulevard
                        Woodland Hills, California 91364

                                 March __, 1996

Dear Limited Partner:

         From 1981 through 1992, Presidential Mortgage Company (the "Partnership") operated a profitable real estate lending business and made regular quarterly distributions of net profits to all of Limited Partners and the General Partner (collectively, the "Partners"). Changes in business conditions since 1990, however, resulted in net losses for the three years ended December 31, 1995, and have necessitated changes in the Partnership's lending business. The Partnership made substantial progress in its goal of returning to profitable operations in 1995, and management believes that the Partnership's business will continue to improve in 1996. However, restrictions under the Partnership's bank loan agreement will require that the Partnership continue the current suspension of distributions and withdrawal payments until June 30, 1997. Thereafter, even if the Partnership operates profitably, the General Partner believes that it will be difficult for the Partnership to make quarterly distributions comparable to the amounts paid from 1981 through 1992, or to allow partners to withdraw capital upon request as previously permitted. The General Partner therefore believes that it is necessary for all of the Partners to consider whether a change in the business structure of the Partnership would result in greater benefits to the Partners than the current structure.

         The General Partner has given substantial consideration to several alternative business plans over the past year, including liquidation of the business and various restructuring plans. Based upon its analysis of the Partnership's business prospects, the General Partner believes that a restructuring of the business into a corporation with publicly traded common stock would result in the highest potential value to all of the partners of the Partnership. Accordingly, the General Partner has determined to propose a restructuring plan (the "Restructuring Plan") to the Limited Partners, the terms of which are described in the Proxy Statement/Prospectus which accompanies this letter.

         The terms of the Restructuring Plan provide for the Partnership to transfer all of its assets and liabilities to a new Delaware corporation, Pacific United Group, Inc. (the "Corporation"), in exchange for an amount of shares of the common stock (the "Common Stock") of the Corporation, to be determined as the net tangible equity of the Partnership (defined as total assets minus total liabilities, goodwill and capitalized organization costs, other than costs of the offerings described herein, as adjusted for an increase of $385,000 due to the General Partner's purchase of certain warrants, as described below), as of the last day of the month preceding the closing date of the Restructuring Plan, divided by 10; provided that the total number of shares issued will not be less than 830,000. This is expected to result in a valuation of $10 per share issued in exchange for the assets and liabilities of the Partnership, based on management's estimate of a projected $8.3 million net tangible equity of the Partnership by March 31, 1996. The Partnership will then distribute all of the shares of Common Stock received by it pro rata to the Partners of the Partnership based upon their respective original and any additional capital contributions to the Partnership, less capital withdrawals and amounts distributed as a return of capital by the Partnership ("net contributed capital").

         The Restructuring Plan must be approved by Limited Partners holding at least 51% of the capital contributions in the Partnership (voting as a single class), without considering the capital contributions of the General Partner. The vote of the Limited Partners on the Restructuring Plan will be conducted by written Ballot in lieu of a meeting. The Ballot of each Limited Partner accompanies this letter. Ballots will be solicited during the period beginning on the date hereof and ending on April __, 1996 (the "Solicitation Period"), provided that the General Partner may, in its sole discretion, extend the Solicitation Period for one or more periods not to exceed May __, 1996.

         In order to raise additional capital to fund the Corporation's growth plan, subject to the approval of the Restructuring Plan, the Corporation will simultaneously offer (the "Rights Offering") to all of the existing Partners of the Partnership, pro rata in accordance with their respective net contributed capital in the Partnership, the right (the "Basic Subscription Right") to purchase an aggregate of 820,000 additional shares of Common Stock (the "Additional Shares"), at a purchase price of $10 per share (the "Subscription Price"). The Subscription Price will be subject to reduction in the event that the offering price of shares of Common Stock in a Public Offering immediately following the Solicitation Period (as described below) is lower than the Subscription Price. All Partners will also have the right to oversubscribe
(the "Oversubscription Privilege") for any additional shares not purchased by other Partners through the exercise of their Basic Subscription Rights, subject to allocation in the event subscriptions are received for an amount in excess of 820,000 shares. Partners who wish to purchase Additional Shares in the Rights Offering must return a Subscription Agreement, in the form which accompanies this letter, together with a check for the Subscription Price for all Additional Shares subscribed for, by the end of the Solicitation Period.

         For every five shares of Common Stock purchased by Partners in the Rights Offering, the Corporation will issue a transferable warrant (collectively, "Subscriber Warrants") for one additional share of Common Stock, exercisable at any time after issuance for a period of two years, at an exercise price equal to 125% of the price per share of Common Stock sold in the Public Offering (as described below). Subscriber Warrants will not be issued to investors in the Public Offering.

         LIMITED PARTNERS WHO WISH TO EXERCISE BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION PRIVILEGES MUST VOTE "FOR" THE RESTRUCTURING PLAN.

         The Basic Subscription Right allocable to the General Partner will be exercisable by each partner of the General Partner, pro rata in accordance with each partner's interest in the General Partner, and each such partner will also have the right to exercise the Oversubscription Privilege. In addition, the Corporation has extended the Oversubscription Privilege to all officers, directors and employees of the Partnership and its subsidiaries, so that these employees will be entitled to subscribe for shares of Common Stock to the extent existing Partners do not exercise their Basic Subscription Rights or the Oversubscription Privilege. These subscribers will also receive Subscriber Warrants. To the extent that shares are available, certain partners of the General Partner and officers and employees of the Partnership and its subsidiaries have committed to subscribe for a minimum of 115,000 shares ($1,150,000) through the exercise of Basic Subscription Privileges and the Oversubscription Privilege.

         If the Restructuring Plan is approved by the requisite vote of Limited Partners, as soon as possible following the end of the Solicitation Period, but not later than 60 days from the Solicitation Period Expiration Date, the Corporation will conduct a Public Offering of that number of shares of Common Stock (the "Public Offering Shares") as will be necessary for the Corporation to achieve a total market capitalization of $16.5 million. The amount of Public Offering Shares will be determined immediately prior to the Public Offering. Friedman, Billings, Ramsey & Co., Inc. has agreed to act as representative (the "Representative") of a group of underwriters in a firm underwriting of the Public Offering Shares. The price per share of the Public Offering Shares (the "Public Offering Price") is expected to be between $8 and $10 per share, and will be determined by negotiation between management of the Corporation and the Representative immediately prior to the commencement of the Public Offering. If the Public Offering Price per share is less than $8 per share, the vote of the Limited Partners on the Restructuring Plan will be re-solicited, and a new Rights Offering will be conducted during the re-solicitation period.

         As a condition to completion of the Restructuring Plan, the Corporation must achieve a minimum market capitalization (total number of shares issued times Public Offering Price) of $16,500,000 (the "Minimum Market Capitalization"). This will enable the Corporation to meet the requirements for listing of the Common Stock on the Nasdaq National Market. If the Minimum Market Capitalization is not achieved, the Restructuring Plan will not be completed and no shares will be sold by the Corporation. In that event, the Partnership will continue in business under its current structure.

         If the Restructuring Plan is completed, the General Partner will terminate all management fees and other compensation it receives from the Partnership, and will not receive any management fees or other compensation from the Corporation. The General Partner will receive no additional consideration for its general partner's interest in the Partnership other than its pro rata interest in shares of Common Stock based upon its net contributed capital in the Partnership. However, the General Partner will purchase warrants ("General Partner Warrants") to purchase additional shares of the Common Stock equal to 25% of the total outstanding shares of Common Stock on the closing date of the Restructuring Plan, on a fully diluted basis assuming the exercise of all Subscriber Warrants and General Partner Warrants. The General Partner Warrants will be exercisable at any time after issuance for a period of 18 months at an exercise price per share equal to 150% of the Public Offering Price. The General Partner will pay $385,000 for the General Partner Warrants, which management believes is equal to the fair value of the General Partner Warrants.

         If the Restructuring Plan is completed, the business of the Partnership will be transferred to the Corporation. Two organizational charts illustrating the changes from the partnership to the corporate holding company structure appear on page 5 of the Proxy Statement/Prospectus accompanying this letter.

         After the consummation of this Offering and the Restructuring, management of the Corporation intends to continue the improvement and growth of the lending business of Pacific Thrift and Loan Company ("Pacific Thrift"), the Partnership's primary operating subsidiary. While there can be no assurance that management of the Corporation will be successful in executing its business strategy, principal strategic objectives include:

                - CONTINUE TO EMPHASIZE FEE INCOME FROM LOANS ORIGINATED FOR SALE. Pacific Thrift has developed the ability to originate a high volume of mortgage loans for sale to larger mortgage lenders for securitization. For the year ended December 31, 1995, Pacific Thrift increased gains on sale of loans originated for sale by $7.7 million (890%), to $8.6 million from $.9 million for the prior year.

                - INCREASE VOLUME OF LOANS ORIGINATED FOR SALE IN STATES IN WHICH PACIFIC THRIFT HAS RECENTLY COMMENCED LENDING OPERATIONS. In 1994, management of Pacific Thrift began to implement a geographic expansion strategy to increase the volume of loans originated for sale. As of December 31, 1995, Pacific Thrift had loan representatives in 11 states, including the states of Washington, Oregon, California, Idaho, Nevada, Arizona, Utah, Colorado, New York, Connecticut and Massachusetts. In addition, as of December 31, 1995, Pacific Thrift was in the early stages of commencing operations in Minnesota, Missouri, Illinois, Florida, Georgia, Virginia, Pennsylvania, Delaware and Maryland.

                - EXPAND LOAN OPERATIONS INTO NEW STATES. As of December 31, 1995, management was preparing to commence operations in Texas, New Mexico, North Carolina and South Carolina. Management has targeted the states of West Virginia, Kentucky, Tennessee, Hawaii, Ohio, Indiana, Wisconsin, Michigan, Vermont, New Hampshire, Kansas, Oklahoma, Louisiana, Iowa, New Jersey, Rhode Island and the District of Columbia for commencing loan origination activity within the next 12 months.

                - MINIMIZE OVERHEAD COSTS BY OPERATING WITHOUT OFFICES IN MOST AREAS. Pacific Thrift hires local loan representatives in each state, who operate without offices. These loan representatives typically have contacts with local mortgage loan brokers, which provide sources of loan referrals. All loan applications and supporting documentation are delivered to Pacific Thrift's California loan review office for all processing and underwriting.

                - CONTINUE TO EVALUATE POSSIBLE SECURITIZATION PROGRAMS. Although management does not believe that historical loan volume levels support securitization programs by Pacific Thrift directly, management will continue to evaluate possible programs to securitize loans to the extent that future lending volume permits.

                - GRADUALLY REBUILD PACIFIC THRIFT'S LOAN PORTFOLIO BALANCE. Although management intends to emphasize loans originated for sale, it also intends to gradually rebuild Pacific Thrift's loan portfolio balance with residential and commercial mortgage loans.

                - CONTINUE TO IMPROVE ASSET QUALITY. In 1994, management of Pacific Thrift began an ongoing effort to improve loan underwriting policies and procedures. While loan delinquencies over 60 days on loans originated prior to January 1, 1994 were approximately 9.23% of all such loans at December 31, 1995, loan delinquencies over 60 days on loans originated after January 1, 1994 were only .93% of all of those loans as of December 31, 1995. There can be no assurance that the level of delinquencies experienced with respect to loans originated after January 1, 1994 will not increase as the pool of loans continues to age.

         [SUBJECT TO NASDAQ APPROVAL: The Common Stock of the Corporation has been conditionally approved for trading on the Nasdaq National Market, subject to completion of the Restructuring Plan and notification of issuance of the Common Stock.] It is anticipated that the Common Stock will be listed for trading immediately upon issuance to the Limited Partners. If, for any reason, the Common Stock is not listed for trading on the Nasdaq National Market, the American Stock Exchange or the Pacific Stock Exchange, the Limited Partners will be notified and a new vote will be required as a condition to the closing of the Restructuring Plan.

         THE GENERAL PARTNER RECOMMENDS THAT LIMITED PARTNERS VOTE FOR THE RESTRUCTURING PLAN BECAUSE THE GENERAL PARTNER BELIEVES THAT IT REPRESENTS THE BEST AVAILABLE ALTERNATIVE FOR MAXIMIZING THE VALUE AND LIQUIDITY OF THE LIMITED PARTNERS' EXISTING INVESTMENT IN THE PARTNERSHIP. IF THE RESTRUCTURING PLAN IS APPROVED, THE GENERAL PARTNER WILL HAVE NO RIGHT TO RECEIVE MANAGEMENT FEES OR ANY OTHER COMPENSATION FROM THE PARTNERSHIP OR THE CORPORATION, BUT THE GENERAL PARTNER WILL PURCHASE FROM THE CORPORATION FOR $385,000, GENERAL PARTNER WARRANTS EXERCISABLE FOR UP TO 25% OF THE TOTAL OUTSTANDING COMMON STOCK OF THE CORPORATION ON THE CLOSING DATE OF THE RESTRUCTURING PLAN (ON A FULLY DILUTED BASIS ASSUMING EXERCISE OF ALL SUBSCRIBER WARRANTS AND GENERAL PARTNER WARRANTS, EXERCISABLE AT ANY TIME FOR A PERIOD OF 18 MONTHS AFTER ISSUANCE) AT AN EXERCISE PRICE EQUAL TO 150% OF THE PUBLIC OFFERING PRICE. IN ADDITION, THE MANAGING OFFICERS OF THE CORPORATION WILL BE ENTITLED TO SALARIES AND BENEFITS, INCLUDING STOCK OPTIONS, WHICH MAY EXCEED THEIR CURRENT COMPENSATION IF THE CORPORATION SUBSTANTIALLY INCREASES ITS EARNINGS. FURTHER, THE CORPORATION HAS ADOPTED CERTAIN PROVISIONS WHICH WOULD MAKE IT MORE DIFFICULT TO CHANGE MANAGEMENT IN THE FUTURE.

         Only Limited Partners as of the record date of March __, 1996, will be entitled to vote on the Restructuring Plan. To indicate your vote FOR or AGAINST the proposed Restructuring Plan, a form of Ballot (which is included herewith) properly completed and signed, must be received by U.S. Stock Transfer Corporation by 5:00 P.M. (California time), April __, 1996 (the "Expiration Date"). The General Partner may, in its sole discretion, extend the Expiration Date for one or more periods, not to exceed May __, 1996. See "Restructuring Plan - Voting Procedures" in the Proxy Statement/Prospectus for the exact procedure. Please complete, sign, date and return your Ballot in the enclosed envelope.

         FAILURE TO RETURN YOUR BALLOT BY THE SOLICITATION PERIOD EXPIRATION DATE WILL BE TREATED AS A VOTE AGAINST THE RESTRUCTURING PLAN.

         If you have any questions regarding the proposed Restructuring Plan or any of the information contained in the Proxy Statement/Prospectus, please call Richard B. Fremed at (818) 992-8999 ext. 250.

                               Very truly yours,


                               JOEL R. SCHULTZ,
                               President, Presidential Services Corporation, the general partner of Presidential Management Company, the general partner of the Partnership

                                TABLE OF CONTENTS


                                                                                     Page
                                                                                     ----
AVAILABLE INFORMATION.............................................................      2

SUMMARY...........................................................................      3
     Risk Factors.................................................................      3
     Comparison of Ownership of Limited Partnership Units of the Partnership
     and Common Stock of the Corporation..........................................      3
              The Partnership.....................................................      3
              The Corporation.....................................................      4
     Current Organizational Structure of the Partnership..........................      5
     Proposed Organizational Structure of the Corporation.........................      5
     Summary of The Restructuring Plan............................................      6
     Fairness of Restructuring Plan...............................................      9

RISK FACTORS......................................................................     10
     Investment Considerations if the Restructuring Plan is Completed ............     10
     Changes in Nature of Investment..............................................     10
     Conflicts of Interest........................................................     12
     Investment Considerations if the Restructuring Plan is Not Completed
     and the Partnership Continues under its Present Structure....................     12
     Risk Factors Which Apply Whether or Not the Restructuring Plan is Approved...     12

COMPARISON OF OWNERSHIP OF
LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP
AND COMMON STOCK OF THE CORPORATION...............................................     17
     Form of Organization.........................................................     17
     Length of Investment.........................................................     17
     Distribution of Net Profits..................................................     18
     Withdrawal of Capital........................................................     18
     Permitted Investments........................................................     19
     Additional Equity............................................................     19
     Borrowing Policies...........................................................     20
     Restrictions Upon Related Party Transactions.................................     20
     Management Control and Responsibility........................................     21
     Management Liability and Indemnification.....................................     21
     Anti-Takeover Provisions.....................................................     22
     Voting Rights................................................................     23
     Special Meetings and Action Without a Meeting................................     24
     Compensation, Fees and Distributions.........................................     24
     Limited Liability of Investors...............................................     25
     Review of Investor Lists.....................................................     25
     Taxation.....................................................................     26

THE RESTRUCTURING PLAN............................................................     27
     Changes in Business Conditions Which Necessitate Restructuring...............     27
     Transfer of Assets and Liabilities and Distribution of Common Stock..........     28
     Rights Offering..............................................................     28
     Public Offering..............................................................     32

                                                                                     Page
                                                                                     ----
     General Partner Warrants.....................................................     33
     Conditions to Restructuring Plan.............................................     33
     Manner of Effecting the Restructuring Plan...................................     34
     Accounting Treatment of the Restructuring Plan...............................     34
     Expenses of the Restructuring Plan...........................................     34
     Right to Inspect List of Limited Partners....................................     35

USE OF PROCEEDS...................................................................     36

CAPITALIZATION....................................................................     36

FAIRNESS OF THE RESTRUCTURING PLAN................................................     38
     General Partner Conclusions..................................................     38
     Alternatives to the Restructuring Plan.......................................     38
     Fairness Opinion.............................................................     40
     Experience of Houlihan Lokey.................................................     41
     Summary of Methodology.......................................................     41
     Assumptions..................................................................     41
     Limitations and Qualifications...............................................     41
     Compensation.................................................................     41

VOTING REQUIREMENTS...............................................................     42
     Distribution of Solicitation Materials.......................................     42
     Vote Required................................................................     42
     Voting Procedures and Ballots................................................     42
     Ballot Completion Instructions...............................................     43
     Withdrawal and Change of Election Rights.....................................     43
     Solicitation of Ballots by Soliciting Agent..................................     43
     Tabulation of Ballots........................................................     44

CONFLICTS OF INTEREST.............................................................     44
     Benefits and Detriments to the General Partner in Completing the
     Restructuring Plan...........................................................     44
     Directors and Officers of the Corporation....................................     44
     Lack of Independent Representation of Limited Partners.......................     45

FIDUCIARY RESPONSIBILITY..........................................................     45
     Directors and Officers of the Corporation....................................     45
     General Partner of the Partnership...........................................     45

SELECTED FINANCIAL DATA...........................................................     47

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS...............................................     49
     General......................................................................     49
     Financial Condition..........................................................     50
     Results of Operations........................................................     52
     Liquidity and Capital Resources..............................................     59
     Asset/Liability Management...................................................     60
     Effect of Federal Laws and Regulations.......................................     61
     Impact of Inflation and Changing Prices......................................     61
     Effect of New Accounting Standards...........................................     62


                                                                                     Page
                                                                                     ----
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF THE
CORPORATION.......................................................................     64

CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS......................................     68

BUSINESS..........................................................................     70
     The Partnership..............................................................     70
     The Corporation..............................................................     70
     Pacific Thrift...............................................................     70
     CRC, CRC Washington and LPPC.................................................     71
     Unified......................................................................     71
     Business Strategy............................................................     72
     Lending Activities...........................................................     72
     Lending Policies.............................................................     75
     Maturities and Rate Sensitivities of Loan Portfolio..........................     83
     Classified Assets and Loan Losses............................................     84
     Investment Activities........................................................     88
     Sources of Funds.............................................................     88
     Deposit Analysis.............................................................     89
     Deposit Maturities...........................................................     89
     Competition..................................................................     91
     Employees....................................................................     91
     Properties...................................................................     91
     Legal Proceedings............................................................     92

DIVIDEND POLICY...................................................................

MARKET FOR LIMITED PARTNERSHIP UNITS
AND COMMON STOCK OF THE CORPORATION...............................................     96
     Limited Partnership Units....................................................     96
     Common Stock.................................................................     96

SUPERVISION AND REGULATION........................................................     97
     Consumer Protection Law......................................................     97
     State Law....................................................................     97
     Federal Law..................................................................     99

BENEFICIAL OWNERSHIP OF COMMON STOCK..............................................    109

MANAGEMENT........................................................................    112
     Directors and Executive Officers.............................................    112
     Board of Directors and Committees............................................    114
     Compensation of Board of Directors...........................................    114
     Executive Compensation.......................................................    115
     Employment Agreements........................................................    116
     1995 Stock Option Plan.......................................................    118
     Retirement Plan..............................................................    122
     Stock Purchase Plan..........................................................    122
     Supplemental Executive Retirement Plan.......................................    124
     Limitation of Liability and Indemnification of Directors.....................    125
     Director and Officer Indemnification.........................................    126


                                                                                     Page
                                                                                     ----
CERTAIN TRANSACTIONS..............................................................    128
     Management and Other Fees and Reimbursements
       Paid to the General Partner................................................    128
     Payments to General Partner Related to Purchase of CRC and LPPC .............    128
     Payments for Purchase of Equipment...........................................    128
     General Partner Capital Note.................................................    128
     Amounts Owed From and to the General Partner and the Partnership.............    129
     Payments to Managing Officers................................................    129
     Personal Guaranty of Partnership Debt by Managing Officers...................    129
     Consulting Agreement with Director of Pacific Thrift.........................    129

DESCRIPTION OF CAPITAL STOCK......................................................    131
     Common Stock.................................................................    131
     Preferred Stock..............................................................    132
     Transfer Agent...............................................................    132
     Certain Anti-Takeover Provisions.............................................    132
     Effect of Quasi-California Corporation Law...................................    134
     Market for Common Stock......................................................    135
     Subscriber Warrants..........................................................    135
     General Partner Warrants.....................................................    136
     Bank Warrant.................................................................    136

SHARES ELIGIBLE FOR FUTURE SALE...................................................    137

UNDERWRITING OF PUBLIC OFFERING...................................................    137

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES
OF THE RESTRUCTURING PLAN.........................................................    139
     Introduction.................................................................    139
     Summary of Tax Consequences..................................................    139
     Qualification of Restructuring Plan under Code Section 351...................    140
     Tax Consequences to the Limited Partners.....................................    142
     Allocation of Final Items....................................................    143
     Net Operating Losses.........................................................    143
     Potential Application of Section 304 to Transfer of Stock of Subsidiary......    144
     Treatment of Stockholders of Corporation.....................................    144
     Collapsible Corporation Roles................................................    145
     State, Local and Other Taxation..............................................    145

LEGAL MATTERS.....................................................................    146

EXPERTS...........................................................................    146

GLOSSARY..........................................................................    147

PACIFIC UNITED GROUP, INC. FINANCIAL STATEMENTS...................................    150

PRESIDENTIAL MORTGAGE COMPANY FINANCIAL STATEMENTS................................    153

PROXY STATEMENT/PROSPECTUS

                       Pacific United Group, Inc. - (LOGO)

               Restructuring Plan of Presidential Mortgage Company
                                       and
                        Rights Offering of 820,000 Shares
                      of Common Stock at $10 Per Share(1)

         The General Partner of Presidential Mortgage Company, a California limited partnership (the "Partnership"), is proposing a restructuring plan (the "Restructuring Plan") whereby the Partnership will contribute all of its assets and liabilities to Pacific United Group, Inc., a Delaware corporation (the "Corporation") in exchange for shares of Common Stock, $.01 par value, of the Corporation (the "Common Stock"), equal to the net tangible equity ("Net Tangible Equity") of the Partnership (total assets minus total liabilities, goodwill and capitalized organization costs, other than costs of the Rights Offering and Public Offering described herein, as adjusted for an increase of $385,000 due to the General Partner's purchase of certain warrants, as described below) as of the last day of the month preceding the closing date of the Restructuring Plan (the "Closing Date"), divided by 10; provided that the number of shares so determined shall not be less than 830,000. The Partnership will then distribute the shares of Common Stock to the general partner and limited partners of the Partnership, pro rata in accordance with their respective original capital contributions plus additional capital contributions to the Partnership, less withdrawals of capital and amounts distributed as a return of capital by the Partnership ("Net Contributed Capital").
The terms of the Restructuring Plan, including a rights offering (the "Rights Offering") and a public offering (the "Public Offering") by the Corporation, are described herein. Following the Partnership's transfer of assets and liabilities, the Corporation will continue all of the existing business operations of the Partnership and the Partnership will dissolve.

         The Restructuring Plan must be approved by Limited Partners holding at least 51% of the total capital contributions in the Partnership, as required by the partnership agreement of the Partnership, as currently in effect. Because of the interest of the General Partner and its affiliates in the Restructuring Plan, the capital contributions of the General Partner representing either its general partner's interest or its limited partner's interests will not be counted for the vote.

         The proposed Restructuring Plan involves a number of risks, as described in detail under the heading "Risk Factors" at pages 10 through 16 hereof, including but not limited to the following:

         -  No entitlement to distributions of net profits

         -  No right to withdraw capital

         -  Uncertainties of trading market for Common Stock

         - Risk of immediate dilution if Public Offering price is less than $10 per share

         -  Additional management control provisions of the Corporation

         -  Limitation on annual use of net operating loss carryforward benefits

         -  Taxation of all corporate earnings

         -  Lack of independent representation of limited partners

         There has been no previous trading market for limited partnership interests in the Partnership or the Common Stock. [The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "PUGG," subject to completion of the Restructuring Plan and official notice of issuance of the Common Stock.] The trading price of the Common Stock will be subject to fluctuation, and initially may be less than the net equity per share of the Corporation. There can be no assurance of the trading value of the Common Stock at any future date, or that the Common Stock will continue to be traded on the Nasdaq National Market, or that an active and liquid market for the Common Stock will develop.


NEITHER THIS TRANSACTION NOR THE SHARES OF COMMON STOCK TO BE ISSUED UNDER THE RESTRUCTURING PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH __, 1996.

--------
(1) The purchase price per share is subject to reduction in the event the Public Offering Price per share, as described herein under the headings "Summary -- The Restructuring Plan" and "The Restructuring Plan" is less than $10 per share, so that the purchase price per share for shares sold in the Rights Offering shall be equal to the Public Offering Price per share.

                              AVAILABLE INFORMATION

         The Corporation has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Corporation and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements made in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of the prescribed fee.

         The Partnership is (and, following the Restructuring Plan the Corporation will be) subject to the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, each files (or will file) reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the public reference facilities at the offices of the Commission. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

         The Corporation will be required to furnish its stockholders with annual reports containing financial statements audited by its independent accountants. In addition, the Corporation will file quarterly reports containing unaudited financial statements, which will be furnished to stockholders upon request.

         THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE COMMON STOCK MAY NOT BE USED TO SECURE A LOAN FROM PACIFIC THRIFT AND LOAN COMPANY.

                                     SUMMARY

         The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements and notes thereto set forth elsewhere in this Proxy
Statement/Prospectus. Capitalized terms referred to in this summary and elsewhere herein are defined in the Glossary section appearing at the end of this Proxy Statement/Prospectus.

RISK FACTORS

         The completion of the Restructuring Plan involves a number of risk factors for existing Partners of the Partnership, as described in detail under the heading "Risk Factors" at pages 10 through 16 hereof, including but not limited to the following:

         - Partners of the Partnership will no longer be entitled to distributions of net profits, but may receive dividends from the Corporation, as and when declared by the Board of Directors;

         - Partners of the Partnership will no longer have the right to withdraw capital upon request and approval of the General Partner, but may sell their Common Stock in the Corporation in the public trading market;

         - The Common Stock of the Corporation will be subject to an uncertain trading market;

         - The Common Stock to be received by the Limited Partners in liquidation of their Units in the Partnership will be subject to immediate dilution to the extent that the Public Offering Price is less than $10 per share;

         - The Corporation's organization documents contain a number of anti-takeover provisions which reduce the ability of investors to change the management of the Corporation;

         - It is likely that the completion of the Restructuring Plan or trading in Common Stock following the Restructuring Plan will cause the Corporation to be subject to annual limitation on use of the net operating loss carryforward benefits currently available due to past net operating losses of Pacific Thrift;

         - The Corporation will be subject to taxation on all of its net earnings, whereas the Partnership is currently subject to taxation only on the earnings of Pacific Thrift and Loan Company ("Pacific Thrift"), its primary operating subsidiary; and

         - The terms of the Restructuring Plan have been determined without independent representation of the existing Limited Partners of the Partnership.

COMPARISON OF OWNERSHIP OF LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP AND COMMON STOCK OF THE CORPORATION

         THE PARTNERSHIP. The Partnership is a California limited partnership, organized on June 15, 1981, terminating on December 31, 2025, or sooner upon the occurrence of certain events. The Partnership currently owns 100% of the outstanding stock of Pacific United Group, Inc. (the "Corporation"), which itself owns 100% of the outstanding stock of Pacific Thrift and Loan Company ("Pacific Thrift"), a California corporation, Pacific Unified Mortgage, Inc., ("Unified") a Delaware corporation, and Consolidated Reconveyance Company
("CRC Washington"),

Washington corporation. The Partnership also owns 100% of the limited partnership interests and 99% of the income, gain and loss of Consolidated Reconveyance Company ("CRC") and Lenders Posting and Publishing Company ("LPPC"), both California limited partnerships, the other 1% of which is owned by the General Partner, as general partner of each entity.

         The Partnership's General Partner is Presidential Management Company, a California limited partnership with 39 limited partners. The Partnership currently has 2,493 Limited Partners holding six classes of Limited Partnership Units. All classes of Units are treated equally under the Restructuring Plan. No single Limited Partner or group of Limited Partners owns more than 5% of the total Limited Partnership Units, and the largest owner of Limited Partnership Units is the General Partner, which owns 4.57% of the total Limited Partnership Units. The principal executive offices of the Partnership are located at 21031 Ventura Boulevard, Woodland Hills, California 91364, telephone number (818) 992-8999.

         The terms of the Partnership Agreement of the Partnership provide for quarterly distributions of the net profits of the Partnership; however, there have been no distributions since 1993 due to a lack of distributable net profits. The Partnership Agreement also provides a right of Limited Partners to withdraw capital upon request, provided that the General Partner may withhold approval of requests if necessary to prevent impairment of the capital or operations of the Partnership; however, there have been no capital withdrawals approved since 1993 due to restrictions imposed on the Partnership under its bank loan agreement. The Partnership is managed exclusively by the General Partner; the General Partner may be removed by the vote of Limited Partners holding at least 51% of the total Capital Contributions in the Partnership. The General Partner receives certain management fees from the Partnership based upon the amount of loan fees generated on all loans originated by the Partnership and Pacific Thrift. See "COMPARISON OF OWNERSHIP OF LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP AND COMMON STOCK OF THE CORPORATION -- Compensation, Fees and Distributions."

         THE CORPORATION. The Corporation is a Delaware corporation organized on February 22, 1994. Presidential is currently the sole stockholder of the Corporation. The principal executive offices of the Corporation are located at 21031 Ventura Boulevard, Woodland Hills, California 91364, telephone number
(818) 992-8999. The Corporation is not a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC" Act") or a savings and loan association holding company under the Home Owners Loan Act of 1933, as amended (the "HOLA"), and therefore is not regulated or supervised by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or the Office of Thrift Supervision (the "OTS").

         The Corporation may continue in existence in perpetuity. The Corporation may, but is not required, to pay dividends from its net earnings, subject to certain regulatory and legal limitations. There is no right to withdraw capital from the Corporation, and investors wishing to liquidate their investment in the Corporation will be required to sell their Common Stock in the public trading market. The Corporation will be managed by its Board of Directors, who will be subject to election by the shareholders in accordance with the terms of the Corporation's Restated Certificate of Incorporation. The Corporation's organizational documents contain a number of anti-takeover provisions which limit the ability of investors to change the management of the Corporation. The Corporation will pay no management or other fees to the General Partner or any other affiliate, but the Corporation has entered employment and other agreements with certain executive officers pursuant to which the Corporation will pay salaries and benefits including stock options, which may exceed the amounts currently payable to such officers if the Corporation substantially increases its earnings. See "COMPARISON OF OWNERSHIP OF LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP AND COMMON STOCK OF THE CORPORATION" and "MANAGEMENT -- Compensation, Fees, and Distributions."

         Following are two organizational charts, one illustrating the current structure of the Partnership, and the other illustrating the proposed structure of the Corporation after the Restructuring Plan is completed.

               CURRENT ORGANIZATIONAL STRUCTURE OF THE PARTNERSHIP

                        -----------------------
                         Presidential Services
                          Company ("Services")
                        -----------------------
                                 |
                        -----------------------
                        Presidential Management
                         Company (the "General
                               Partner")
                        -----------------------
                                 |
                        ---------------------
                        Presidential Mortgage
                               Company
                         (the "Partnership")

           ------------------------------------
           |               |                  |
--------------   --------------   -----------------------
 Consolidated    Pacific United       Lenders Posting
 Reconveyance      Group, Inc.              and
   Company         ("United")     Publishing Co. ("LPPC")
   ("CRC")
--------------   --------------   -----------------------
                       |
          ---------------------------------
          |            |                   |
--------------   --------------   -------------------------------
Pacific Thrift   Pacific United     Consolidated Reconveyance
   and Loan      Mortgage, Inc.   Corporation, a Washington corp.
   Company        ("Unified")           ("CRC Washington")
  ("Pacific
   Thrift")
--------------   --------------   -------------------------------


              PROPOSED ORGANIZATIONAL STRUCTURE OF THE CORPORATION


                                  --------------------------
                                  Pacific United Group, Inc.
                                   (the "Corporation"),
                                       a Del. Corp.
         -----------------------------------------------------------------------------
         |            |                   |                      |                   |
--------------   ----------------   --------------------   ---------------   ----------------
Pacific Thrift   CRC Reconveyance     LPPC Posting and     Pacific Unified     Consolidated
   and Loan       Company, Inc.     Publishing Co., Inc.    Mortgage, Inc.     Reconveyance
   Company           ("CRC")              ("LPPC")           ("Unified")      Corporation, a
  ("Pacific                                                                  Washington corp.
   Thrift")                                                                       ("CRC
                                                                               Washington")
--------------   ----------------   --------------------   ---------------   ----------------

         Upon completion of the Restructuring Plan, the Corporation will own 100% of the stock of Pacific Thrift, CRC Washington, and Unified, and 99% of the limited partnership interests of CRC and LPPC. The Corporation may also form other corporate subsidiaries in the future for specific lending or related business operations. The Corporation intends to conduct business exclusively through its subsidiaries.

SUMMARY OF THE RESTRUCTURING PLAN

               Following is a summary of the proposed Restructuring Plan:


Restructuring Offer .........   The Partnership will transfer all of its assets
                                and liabilities to the Corporation, in exchange for shares of Common Stock of the Corporation equal to the Partnership's Net Tangible Equity as of the last day of the month preceding the Closing Date of the Restructuring Plan, divided by 10, provided that the number of shares shall not be less than 830,000. The Partnership will then liquidate, making a final distribution of the Common Stock to all of the Partners, pro rata in accordance with their respective Net
                                Contributed Capital. For example, a Partner with Net Contributed Capital of $1,000 would have a .000024338 percentage interest in the Partnership, and would therefore receive approximately 20 shares if 830,000 shares were issued to the Partnership.

Rights Offering .............   The Corporation will concurrently make a rights
                                offering to all Partners, entitling them to
                                purchase up to 820,000 additional shares of
                                Common Stock for a purchase price (the
                                "Subscription Price") equal to $10 per share,
                                subject to adjustment in the event the price per
                                share of shares offered in the Public
                                Offering is less than $10 per share. In the
                                event the Public Offering Price is lower than
                                $10 per share, the Corporation will issue an
                                additional number of shares of Common Stock to
                                each subscriber for the largest number of whole
                                shares which could be sold at the Public
                                Offering Price and return any excess
                                subscription funds to the subscriber in cash
                                (without interest), within 10 business days
                                after the completion of the Public Offering. In
                                order to exercise subscription rights, each
                                Partner must send a check equal to $10 per share
                                subscribed for in the Rights Offering, which
                                must be received by the end of the Solicitation
                                Period.
Basic Subscription
Rights and Oversubscription
Privilege ...................   Each Partner will have the right to subscribe
                                for a percentage of the total 820,000 shares offered in the Rights Offering equal to that Partner's percentage interest in the Partnership based on his, her or its Net Contributed
                                Capital. Each Partner will also have the right to subscribe (the "Oversubscription Privilege") at the Subscription Price for an unlimited number of shares of Common Stock that are not otherwise purchased pursuant to the exercise of the Basic Subscription Rights, subject to proration in the event there are insufficient shares available to satisfy all oversubscriptions received, in amounts proportionate to the amount of Basic
                                Subscription Rights exercised by each Partner.
                                For example, a Partner with Net Contributed
                                Capital of $1,000 would have the Basic
                                Subscription Right to purchase approximately 20 shares in the Rights Offering. If that Partner exercised his Basic Subscription Right and also subscribed for 20 additional shares pursuant to the Oversubscription Privilege, but the total shares subscribed for by all Partners exercising the Oversubscription Privilege exceeded the remaining shares available, then the Partner with the $1,000 Net Contributed Capital would be allocated that number of shares in excess of his Basic Subscription Right as would equal the total remaining available shares times a fraction the numerator of which is that Partner's Net Contributed Capital and the denominator of which is the total Net
                                Contributed Capital of all Partners exercising the Oversubscription Privilege.

Subscriber Warrants .........   For every five shares of Common Stock purchased
                                by Partners in the Rights Offering, the
                                Corporation will issue a transferable warrant
                                (collectively, the "Subscriber Warrants") for one additional share of Common Stock, exercisable at any time after issuance for a period of two years, at an exercise price equal to 125% of the Public Offering Price per share.

General Partner
Participation ...............   The General Partner will receive Common Stock
                                based upon its Net Contributed Capital, on the same basis as all other Partners. The Basic
                                Subscription Rights and Oversubscription
                                Privileges of the General Partner will be exercisable by the individual partners of the General Partner.

Oversubscription Privilege
Extended to Officers,
Directors and Employees .....   The Partnership will extend the Oversubscription
                                Privilege to all officers, directors and employees of the Partnership and its subsidiaries, to the extent that Basic
                                Subscription Rights and the Oversubscription
                                Privilege are not exercised by existing Partners and partners of the General Partner. Officers, directors and employees who subscribe for shares will also receive Subscriber Warrants.

Commitment to Purchase
Common Stock ................   Certain partners of the General Partner and
                                officers and employees of the Partnership and its subsidiaries have indicated their intention to purchase up to 115,000 shares of Common Stock through the exercise of Basic Subscription
                                Rights and the Oversubscription Privilege, to the extent that additional shares are available.

Public Offering .............   If the Restructuring Plan is approved by the
                                requisite vote of Limited Partners, as soon as possible following the Solicitation Period
                                Expiration Date, but not later than 60 days thereafter, the Corporation will conduct a Public Offering of that number of shares of Common Stock (the "Public Offering Shares") necessary to achieve the Minimum Market
                                Capitalization (total outstanding shares times the Public Offering Price per share) of $16.5 million. Friedman, Billings, Ramsey & Co., Inc.
                                has agreed to act as representative (the
                                "Representative") of a group of underwriters in a firm offering of the Public Offering Shares.
                                The Public Offering Price per share is
                                anticipated to be between $8 and $10 per share, to be determined by negotiation between management of the Corporation and the Representative immediately prior to the Public
                                Offering. If the Public Offering Price is lower than $8 per share, the vote of the Limited
                                Partners will be re- solicited, and the
                                Restructuring Plan will not be completed unless the requisite number of Limited Partners consent to the modified terms of the Public Offering. If the Minimum Market Capitalization is not raised, the Restructuring Plan will not be completed, and the Partnership will continue under its current structure.

Market for Common Stock .....   [SUBJECT TO NASDAQ APPROVAL: The Corporation has
                                obtained conditional approval for listing of the Common Stock on the Nasdaq National Market.] The
                                Common Stock must be listed on the Nasdaq
                                National Market, the American Stock Exchange or
                                Pacific Stock Exchange as a condition to the completion of the Restructuring Plan.

General Partner Warrants ....   The General Partner will purchase from the
                                Corporation General Partner Warrants to purchase
                                25% of the total outstanding Common Stock of the Corporation on the Closing Date, on a fully diluted basis assuming the exercise of all Subscriber Warrants and General Partner
                                Warrants, at an exercise price equal to 150% of the Public Offering Price per share. The General
                                Partner Warrants will be exercisable at any time after issuance for a period of eighteen months.
                                The General Partner will pay the Corporation
                                $385,000 for the General Partner Warrants, which management believes represents the fair market value of the General Partner Warrants.

Bank Warrant ................   In connection with an extension of the Loan
                                Agreement by NatWest Bank, N.A. ("NatWest") in
                                November 1995, the Corporation has agreed to grant to NatWest a five-year warrant (the "Bank
                                Warrant") to purchase 2% of the outstanding
                                Common Stock of the Corporation on the Closing
                                Date, exercisable at a price equal to 25% of the book value per share of the Common Stock at December 31, 1995, as adjusted for the increase in book value after the completion of the Restructuring Plan. The Corporation will have the right to redeem the Bank Warrant at any time within one year after the date of issuance for $200,000.

Use of Proceeds .............   The net proceeds of the additional capital
                                raised in the Rights Offering and the Public
                                Offering, which management estimates will total
                                $7,427,000 if 820,000 shares are sold at $10.00
                                per share, net of underwriters' discounts and offering expenses, will be used as follows:

                                - approximately $1 million to pay down the bank debt;

                                -   approximately $1.3 million, to pay the
                                    amount owing to former Limited Partners who are now creditors of the Partnership, whose withdrawal requests were approved prior to June 30, 1993; and

                                -   the balance of the net proceeds will be
                                    added to working capital of the Corporation, which may be contributed from time to time as additional capital of Pacific Thrift, as management deems appropriate.


Fairness Opinion ............   The consideration to be received by the Limited
                                Partners collectively has been reviewed by Houlihan Lokey and determined to be fair, from a financial point of view, to the Limited Partners collectively. See "FAIRNESS OF THE RESTRUCTURING
                                PLAN."


Solicitation Agent ..........   Georgeson & Company, Inc.

Transfer Agent and
Subscription Agent ..........   U.S. Stock Transfer Corporation


Fractional Share Interests ..   No fractional shares will be issued. Any
                                fractional interests resulting from allocation of shares to Partners will be rounded up to the next whole share. See "THE RESTRUCTURING PLAN --
                                Manner of Effecting the Restructuring Plan."

Record Date .................   March __, 1996

Distribution Date ...........   Certificates representing the Common Stock will
                                be mailed to Partners within two business days after the Closing Date.

Solicitation Period .........   Commencing on the date of distribution of this
                                Proxy Statement/Prospectus and expiring on April
                                __, 1996, or such later date, not to exceed May
                                __, 1996, as the General Partner determines in its sole discretion.

Tax Consequences ............   See "FEDERAL INCOME TAX CONSEQUENCES."


Dissolution of the
Partnership .................   If the proposed Restructuring Plan is approved,
                                all of the assets and business
                                operations of the Partnership will be
                                transferred to the Corporation and the
                                Partnership will be dissolved.

FAIRNESS OF RESTRUCTURING PLAN

         The General Partner believes that the Restructuring Plan is fair to the Limited Partners of the Partnership because it will increase liquidity and potential for capital appreciation of the Partner's existing investment in the Partnership. The Partnership has obtained a fairness opinion (the "Fairness Opinion") from Houlihan, Lokey, Howard & Zukin ("Houlihan Lokey") that the consideration to be received by the Limited Partners collectively in connection with the Restructuring Plan is fair, from a financial point of view, to the Limited Partners collectively. Houlihan Lokey is a nationally recognized provider of financial advisory services that regularly engages in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, going-private transactions, and in valuations for estate, corporate and other purposes. See "FAIRNESS OF THE RESTRUCTURING PLAN."

                                  RISK FACTORS

         In evaluating the Restructuring Plan, Limited Partners should carefully consider the contents of this Proxy Statement/Prospectus and should give particular consideration to the following risk factors. The risk factors described herein have been classified into three categories: (1) risk factors which apply only if the Restructuring Plan is completed; (2) risk factors which apply if the Restructuring Plan is not completed, and Limited Partners continue to hold Limited Partnership Units in the Partnership as currently structured; and (3) risk factors which apply generally to the lending business of either the Partnership or the Corporation, regardless of whether or not the Restructuring Plan is completed.

INVESTMENT CONSIDERATIONS IF THE RESTRUCTURING PLAN IS COMPLETED

         If the Restructuring Plan is completed, the Limited Partners will no longer hold limited partnership Units of the Partnership, but Common Stock of the Corporation. The nature of an investment in the Common Stock is different in many respects from an investment in limited partnership Units, which Limited Partners should consider when determining whether to approve the Restructuring Plan. In addition, Limited Partners should consider whether the terms of the Restructuring Plan are fair. The terms of the Restructuring Plan were determined by the General Partner, which has certain conflicts of interest, as further described below in this section, with respect to the determination of certain terms of the Restructuring Plan.


CHANGES IN NATURE OF INVESTMENT


         NO ENTITLEMENT TO DISTRIBUTIONS OF NET PROFITS. If the Restructuring Plan is completed, Limited Partners will no longer have the right to receive quarterly distributions of the Net Profits, if any, earned by the Partnership or the Corporation. The Partnership has suspended all distributions since June 1993, and distributions will continue to be suspended due to restrictions under the Loan Agreement until at least June 30, 1997. To the extent that the Corporation earns net profits in the future, the Board of Directors may, but is not required to, declare dividends on the Common Stock. The Board of Directors does not intend to consider the payment of any dividends until the fourth quarter of 1997, depending upon the earnings and financial condition of the Corporation and its operating subsidiaries. Payment of future dividends will be subject to the discretion of the Board of Directors and will depend upon the consolidated earnings and financial condition of the Corporation, the capital requirements of Pacific Thrift, applicable governmental policies and regulations and such other matters as the Board deems appropriate. See "DIVIDEND POLICY". Pacific Thrift's ability to pay cash dividends is limited by the provisions of California law with respect to licensed industrial loan companies and by regulatory policies of the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Corporations ("DOC"). See "SUPERVISION AND REGULATION."

         NO RIGHT TO WITHDRAW CAPITAL. If the Restructuring Plan is approved, no further requests to withdraw capital will be approved by the Partnership, and all Limited Partners will receive Common Stock in liquidation of their interests in the Partnership. Stockholders will thereafter be required to sell their Common Stock in order to liquidate their investment in the Corporation.

         UNCERTAINTIES OF COMMON STOCK TRADING MARKET. The Common Stock has been conditionally approved, subject to completion of the Restructuring Plan, for listing on the Nasdaq National Market, under the symbol "PUGG." Friedman, Billings, Ramsey & Co., Inc. has indicated an intention to make a market in the Common Stock. That firm is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time. No assurance can be given that the Common Stock will continue to be quoted on the Nasdaq National Market, or that an active and liquid market for the Common Stock will develop. There has been no prior public market for either the Common Stock or the Limited Partnership Units of the Partnership. Furthermore, there is substantial uncertainty as to the price at which the Common Stock will trade following the completion of the Restructuring Plan. It is possible that the Common Stock will initially trade below the net equity per share of the Corporation. Historically, equity securities of new companies formed through the consolidation of partnerships have traded below, and in many cases substantially below, the net equity per share of the consolidated entity. Among the factors that might adversely affect the initial trading prices of the Common Stock are the following: potential pent-up selling pressure as a result of the historic illiquidity of the Limited Partnership Units; the recent net operating losses of the Partnership; the absence of an active market for the Common Stock; and the unfamiliarity of institutional investors, financial analysts and broker/dealers with the Corporation and its prospects as an investment when compared against other equity securities (including securities issued by other financial institution holding companies).

         RISK OF DILUTION. Common Stock to be issued in exchange for the assets and liabilities of the Partnership will be valued at approximately $10 per share, based on management's estimate that the Partnership will have a Net Tangible Equity of $8.3 million by March 31, 1996. To the extent that the Public Offering Price per share, which is currently anticipated to be between $8 and $10, is less than the value per share of the shares issued in exchange for the assets and liabilities of the Partnership, Limited Partners will experience an immediate dilution in the net tangible book value per share of their Common Stock. For example, if 830,000 shares of Common Stock were issued in exchange for the assets of the Partnership with a valuation of $10.00 per share, and the Public Offering price were set $8.00 per share, Limited Partners would experience immediate dilution of $2.00 per share, or 20% of their investment. See "DILUTION."


         ADDITIONAL MANAGEMENT CONTROL PROVISIONS. Limited Partners currently have the right to remove the General Partner, elect a new general partner, amend the Partnership Agreement, sell all or substantially all the assets of the Partnership, or dissolve the Partnership by vote of a majority interest. The Corporation has a number of provisions in its Certificate of Incorporation and its Bylaws which limit the right of the Stockholders to change the management of the Corporation or approve certain business combinations, including the election of only one-third of the total number of directors annually, the requirement that an elected director be removed only for cause and only upon the vote of 66-2/3% of the total outstanding Common Stock, the requirement that the number of directors may be increased or decreased only by a majority vote of the directors then in office, the requirement that any vacancy on the Board of Directors be filled only by a majority vote of directors then in office, the requirement that certain business combinations be approved by 66-2/3% of the outstanding Common Stock unless the transaction is first approved by the Board of Directors, and the requirement that amendments to these provisions be adopted by 66-2/3% of the outstanding Common Stock. In addition, Stockholders have no right to call special meetings, and no right to take actions by written consent unless approved by the Board of Directors. See "DESCRIPTION OF THE CAPITAL STOCK OF THE CORPORATION -- Anti-Takeover Provisions."


         LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARD. Management believes that it is likely the completion of the Restructuring Plan or trading in Common Stock after the Restructuring Plan will limit the Corporation's ability to utilize federal net operating loss carryforwards ("NOL") of Pacific Thrift equal to approximately $4.0 million at December 31, 1995. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") provides that, if an "ownership change" occurs with respect to Pacific Thrift, the ability to use NOL to offset future taxable income of the Corporation is limited annually to the product of the value of Pacific Thrift immediately prior to the ownership change times the long term tax exempt rate determined by the Treasury Department (currently 5.46%). Assuming that the Corporation does become subject to the annual limitation, the future use of the remaining net operating loss carryforward will be limited to approximately $.4 million per year, which would not be fully utilized until 2002. See "FEDERAL INCOME TAX CONSEQUENCES -- Net Operating Loss Carryforward."

         TAXATION OF THE CORPORATION. The Corporation is subject to taxation at corporate income tax rates under federal and state tax laws. The earnings of Presidential, CRC and LPPC are not subject to entity-level taxation, although the earnings of Pacific Thrift, Unified and CRC Washington are subject to taxation, and the Partners are each subject to taxation of their allocated shares of taxable income of the Partnership. The future tax liability of the Corporation will decrease the net operating income of Presidential, CRC and LPPC. However, Limited Partners should note that, since a substantial portion of the anticipated earnings of the Corporation is expected to be earned by Pacific Thrift, which is already a corporation subject to federal and state taxation at the rates applicable to corporations, the increased tax on the consolidated earnings of the Corporation is not expected to be substantially different than if the Partnership were to continue under its present structure. In addition, the Stockholders will be subject to income tax liability for any dividends that may be paid by the Corporation in the future. See "FEDERAL INCOME TAX CONSEQUENCES -- Taxation of Stockholders of the Corporation."


CONFLICTS OF INTEREST


         LACK OF INDEPENDENT REPRESENTATION. The terms of the Restructuring Plan have been established by the General Partner, and the Limited Partners were not separately represented in structuring and negotiating the terms of the Restructuring Plan, by representative groups of Limited Partners or outside experts and consultants, such as investment bankers, legal counsel, accountants and financial experts, who would have been engaged solely to represent the independent interests of the Limited Partners. Had separate representation been arranged for the Limited Partners, the terms of the Restructuring Plan might have been different and possibly more favorable to the Limited Partners.
See "CONFLICTS OF INTEREST."

         COMPENSATION OF DIRECTORS AND OFFICERS OF THE CORPORATION. Certain executive officers of the General Partner will receive salaries and benefits from the Corporation, including incentive stock options, a stock purchase plan and a supplemental executive retirement plan, if the Restructuring Plan is approved. Most of the executive officers could receive higher bonus compensation from the Corporation than from the Partnership if the earnings of the Corporation substantially increase. In addition, these officers could also receive additional compensation in connection with the exercise of stock options if the value of the Corporation's stock increases, as well as benefits payable under the supplemental executive retirement plan. Had the Limited Partners been separately represented, the terms of management compensation might have been different and possibly more favorable to the Limited Partners. See "MANAGEMENT -- Executive Compensation."


INVESTMENT CONSIDERATIONS IF THE RESTRUCTURING PLAN IS NOT COMPLETED AND THE PARTNERSHIP CONTINUES UNDER ITS PRESENT STRUCTURE

         If the Restructuring Plan is not completed, the Partnership will continue under its present structure unless and until an alternative plan is presented by either the General Partner or the Limited Partners. If the Partnership is continued under its present structure, Limited Partners should consider the following risk factors that will affect their investment in Limited Partnership Units.


         CONTINUING SUSPENSION OF DISTRIBUTIONS. The Partnership has suspended all distributions of Net Profits since July 1993 due to restrictions under the Loan Agreement and the fact that no Net Profits have been earned by the Partnership. The terms of the Loan Agreement will restrict the payment of all distributions through June 30, 1997. Thereafter, there can be no assurance of the amount of net profits that will be earned by the Partnership for distribution to the Partners.

         CONTINUING SUSPENSION OF WITHDRAWAL PAYMENTS AND APPROVAL OF REQUESTS TO WITHDRAW CAPITAL. The Partnership has suspended all withdrawal payments to Limited Partners whose requests to withdraw capital were previously approved, and the General Partner has not approved any requests to withdraw capital received since July 1993. If the Restructuring Plan is not approved and the Partnership continues under its present structure, the terms of the Loan Agreement will restrict all payments of capital to withdrawing Limited Partners through June 30, 1997. Thereafter, there can be no assurance that additional requests to withdraw capital will be approved in the future.

RISK FACTORS WHICH APPLY WHETHER OR NOT THE RESTRUCTURING PLAN IS APPROVED

         There are certain risk factors inherent in the lending business and other risk factors particular to the Partnership's existing lending business, which apply whether the lending business continues to be conducted by the Partnership or is transferred to the Corporation, as described below.

         RISK OF CONTINUING LOAN LOSSES. For the years ended December 31, 1995, 1994 and 1993, the Partnership sustained consolidated net operating losses of $1.7 million, $9.5 million and $5.9 million, respectively. These losses were due primarily to losses on portfolio loans secured by California real property originated prior to

1994. At December 31, 1995, the Partnership continued to hold a combined gross loan portfolio of approximately $19.0 million (net of specific reserves of approximately $1.0 million) originated prior to 1994, all of which is secured by California real property. In addition, 90.5% of the total loan portfolio at December 31, 1995 was secured by California real property. The Corporation may continue to experience high levels of loan losses on loans originated prior to 1994, because of declines in the value of real property securing these loans since their origination. Further, there can be no assurance that California real property values will not continue to decline, which could cause additional loan losses. See "BUSINESS -- Classified Assets and Loan Losses."

         REGULATORY ACTION. Pacific Thrift is subject to a Cease and Desist Order dated May 18, 1995 (the "1995 Order") issued by the FDIC which requires it to: have and retain qualified management; by September 30, 1995, increase and maintain core capital (consisting of shareholders' equity) at 8% of its total assets; eliminate assets classified "loss" as of September 26, 1994; reduce the level of adversely classified assets; in certain instances, refrain from extending additional credit to borrowers whose prior credits have been adversely classified; maintain a fully funded allowance for loan losses; implement Pacific Thrift's capital restoration and business/profitability plans; correct a past violation of the thrift ratio requirement and comply with all applicable laws and regulations; file reports of condition and income which accurately reflect its financial condition; obtain FDIC approval prior to payment of any cash dividends; continue to comply with its policy for transactions and relationships between affiliates; obtain FDIC approval before opening additional offices; and furnish written quarterly progress reports to the FDIC detailing actions taken to comply with the 1995 Order. Management of Pacific Thrift believes that it is in full compliance with the terms of the 1995 Order. However, if the conditions of the 1995 Order were not met, Pacific Thrift could be subject to civil penalties or other regulatory enforcement actions which could have a material adverse effect upon its business. Pacific Thrift will remain subject to the 1995 Order until it is terminated by the FDIC; the FDIC may determine to retain the 1995 Order, even after the conditions have been met, for any length of time which it determines to be appropriate. See "SUPERVISION AND REGULATION -- Federal Law -- Regulatory Actions."

         RELIANCE ON PRIMARY LOAN PURCHASER. For the year ended December 31, 1995, Aames Capital Corporation ("Aames") was the largest purchaser of loans originated for sale by Pacific Thrift, representing 85.2% of all loans sold by Pacific Thrift. Management believes that it has an excellent working relationship with Aames, and anticipates this relationship to continue in the future. In the event that Pacific Thrift were to terminate sales of loans to Aames, management believes that Pacific Thrift could develop relationships with other purchasers, including some to whom it currently sells loans, which could replace the volume of loans sold to Aames. However, there can be no assurance that this would occur, or that the pricing or other terms would be as favorable as current arrangements with Aames.

         COMPETITION IN THE LENDING INDUSTRY. For the past four years, the lending industry has experienced substantial consolidation, as large banks and mortgage banks have acquired smaller lending operations. In addition, the residential lending market has substantially changed as a result of the proliferation of securitization of residential loans. Larger institutions often are able to reduce loan origination costs, and thereby reduce rates to borrowers, which increases price competition among lenders. In addition, as more loans have become eligible for securitization, competition for loan product has driven interest margins down on residential loans. To meet these challenges, Pacific Thrift has changed its lending business to emphasize the origination of securitizable loans for sale. There are many mortgage lenders which are also seeking to increase the volume of loans they originate for sale and securitization. There can be no assurance that Pacific Thrift will continue to increase the volume of loans originated for sale, which is necessary for the Corporation to operate profitably. Further, there can be no assurance that future changes will not occur in the lending industry which make it more difficult for Pacific Thrift to operate profitably.

         Pacific Thrift has significant competition for all loans from other thrift and loans, commercial banks, savings and loan associations, credit companies, mortgage bankers and, to a lesser extent, life insurance companies and pension funds. Pacific Thrift also faces competition for depositors' funds from banks, savings and loans, other thrift and loans, credit unions and, increasingly, from mutual funds and life insurance annuity products. See "BUSINESS -- Competition."

         EXPOSURE TO INTEREST RATE RISK. Although interest rate risks are minimized on loans originated for sale, the Corporation's profitability on portfolio loans may be adversely affected by rapid changes in interest rates. Presidential and Pacific Thrift have sought to limit interest rate risk by generally maintaining over 75% of the combined loan portfolio in adjustable rate loans that can adjust upward when interest rates increase. Management attempts to match interest sensitive assets with interest sensitive liabilities to minimize the impact on profitability of fluctuations in interest rates. Nonetheless, fluctuations in interest rates due to general economic conditions and other economic factors beyond management's control can have adverse effects on borrowers' abilities to repay loans and on the Corporation's future profitability. A rise in interest rates could result in more defaults and loan losses if borrowers are unable to pay the higher rates. A reduction in interest rates, on the other hand, could increase prepayments, which could reduce the value of certain securitization fees retained by Pacific Thrift on loans sold to Aames.

         In addition, rapid changes in interest rates could result in an adverse impact on net interest income earned on the Corporation's combined loan portfolio. For example, if interest rates rise rapidly, variable rate loans will stop repricing as interest rate caps on such loans take effect, The Corporation's variable rate loans typically have lifetime interest rate caps that limit rate increases to five percent (or 10 percent in some cases). Conversely, if interest rates decline, because the Corporation is currently asset sensitive, its assets will tend to reprice downward more rapidly than its liabilities, causing a decrease in net interest income. Management believes a prolonged decline in interest rates, however, would tend to increase net interest income, as variable rate loans would reach their interest rate floors, which are typically at their origination rate, while rates paid on liabilities would continue to decline. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Financial Condition -- Asset/Liability Management."

         RISKS OF REAL ESTATE SECURED LENDING. The Corporation's primary business will be real estate secured lending, including loans secured by residential, multi-family and commercial property. Although the Corporation's predecessors have historically focused on residential lending, since 1994 portfolio lending has included a higher amount of commercial lending. At December 31, 1995, properties securing the combined loan portfolio, based on aggregate principal balances, consisted of 33% residential property, 21% multi-family property and 46% commercial property. Income producing properties, including primarily multi-family and commercial property, are generally viewed as exposing the lender to a greater risk of loss than residential one-to-four family lending. Income producing property values are also generally subject to greater volatility than residential property values. The liquidation values of income producing properties may be adversely affected by risks generally incident to interests in real property, including changes or continued weakness in general or local economic conditions and/or specific industry segments; declines in real estate values; declines in rental, room or occupancy rates; increases in interest rates, real estate and personal property tax rates and other operating expenses (including energy costs); the availability of refinancing; changes in governmental rules, regulations and fiscal policies, including rent control ordinances, environmental legislation and taxation; and other factors beyond the control of the borrower or the lender. For a more detailed discussion of the specific characteristics of the Corporation's real estate loan portfolio, see "BUSINESS -- Lending Activities -- Portfolio Lending."

         CONCENTRATION OF CALIFORNIA REAL PROPERTY SECURING LOAN PORTFOLIO. At December 31, 1995, approximately 94% of all loans in the combined loan portfolio, on an aggregate principal balance basis, were secured by real property located in California, including approximately 74% in Southern California and approximately 20% in Northern California. The remaining 6% of all loans are secured by real property located in Washington (5%) and Oregon (1%). However, Pacific Thrift's policy is to limit the concentration of loans in any one zip code area to no more than 5% of all loans held in its portfolio. Concentration of collateral in any one geographic area may increase the risk of loss should conditions in that geographic area deteriorate. The California economy suffered a serious economic recession from 1990 through 1994. While the California economy exhibited positive trends in 1995, residential property values continued to decline in some parts of the state, including Southern California. A worsening of economic conditions in the state could have an adverse effect on the Corporation's business, including reducing the demand for new loans, limiting the ability of borrowers to pay existing loans and impairing the value of real property collateral and real property acquired in foreclosure ("OREO").

         ENVIRONMENTAL RISKS. Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous substances on, under or in such property. In addition, any person or entity who arranges for the disposal or treatment of hazardous substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility. Such laws and regulations often impose liability regardless of fault and liability has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. Pursuant to these laws and regulations, under certain circumstances, a lender may become liable for the environmental liabilities in connection with its borrowers' properties, if, among other things, it either forecloses or participates in the management of its borrowers' operation or hazardous substances handling or disposal practices. Although the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and certain state counterparts provide exemptions for secured lenders, the scope of such exemptions is limited and a rule issued by the Environmental Protection Agency clarifying such exemption under CERCLA has recently been held invalid. In addition, CERCLA and certain state counterparts impose a statutory lien, which may be prior to a lender's interest securing a loan, for certain costs incurred in connection with removal or remediation of hazardous substances. Other laws and regulations may also require the removal or remediation of hazardous substances located on a property before such property may be sold or transferred.

         In 1993, Presidential and Pacific Thrift acquired two properties in foreclosure which were used by borrowers unaffiliated with the Partnership for metal plating operations involving hazardous materials. After acquisition of the two properties, Presidential and Pacific Thrift each received notices from local government authorities requiring removal of hazardous materials left by the prior owners of each of the properties and remediation of soil contamination. Presidential has completed remediation of one property, and is now awaiting government agency approval of its closure report. When that approval is obtained, the property will be listed for sale. Pacific Thrift has completed remediation of the other property, and the closure report on that property was not subject to government approval. That property has now been listed for sale. Although management believes that the Corporation should have no further liability with respect to the two properties, there can be no assurance that additional contamination will not be discovered, for which the Corporation may be obligated for the cost of additional remediation. In addition, although management is not aware of any other properties containing contamination or hazardous substances, there can be no assurance that such contamination or substances will not be discovered on any property in the future, or that the cost of any required removal or remediation or related liabilities on any such property would not be material or substantially exceed the value of the property, or that the Corporation's ability to sell the property would not be adversely affected.

         Since 1994, it has been Pacific Thrift's policy to identify and review certain environmental issues pertaining to its borrowers and the properties securing the loans of its borrowers prior to making any loan and foreclosing on property. If such review reveals any environmental issues, a Phase I environmental audit (which generally involves a physical inspection without any sampling) and under certain circumstances, a Phase II environmental audit (which generally involves sampling) may be conducted by an independent environmental consultant. It is also Pacific Thrift's current policy with respect to loans secured by income producing property to automatically conduct a toxic screen or Phase I environmental audit prior to foreclosing on such property if a Phase I audit was not done at the time of loan origination. Under certain circumstances, Pacific Thrift may decide not to foreclose on a property. There can be no assurances that such a review, toxic screen, Phase I environmental audits or Phase II environmental audits have identified or will identify all potential environmental liabilities that may exist with respect to a foreclosed property or a property securing any loan or that historical, current or future uses of such property or surrounding properties will not result in the imposition of environmental liability on Pacific Thrift.

         GOVERNMENT REGULATION. Pacific Thrift is subject to extensive governmental supervision, regulation and control. Future legislation may have the effect of increasing the cost of doing business, limiting or expanding permissible activities of, or affecting the competitive balance between banks and other financial institutions. Other applicable laws, regulations, interpretations and enforcement policies have been subject to significant and sometimes retroactively applied changes in recent years and may be subject to significant future changes. There can be no assurance that future changes will not adversely affect the business of Pacific Thrift, and thereby negatively impact either the Partnership or the Corporation. See "SUPERVISION AND REGULATION."

         NO PRIOR MARKET FOR COMMON STOCK; DETERMINATION OF OFFERING PRICE. Prior to this Offering, there has been no public market for the Common Stock. The Common Stock has been approved for listing on the Nasdaq National Market. However, there can be no assurance that, following this offering, an active trading market for the Common Stock will develop or be sustained. The Representative has indicated its intention to make a market in the Common Stock; however, the Representative has no obligation to make such a market and may discontinue making a market at any time. The initial public offering price of the Common Stock offered hereby has been determined by negotiation between the Corporation and the Representative, and will not necessarily reflect the market price of the Common Stock after this Offering. See "UNDERWRITING."

         ABSENCE OF DIVIDENDS. To the extent that the Corporation has net income in the future, the Board of Directors may, but is not required to, declare dividends on the Common Stock. The Board of Directors does not intend to consider the payment of any dividends until the fourth quarter of 1997, depending upon the earnings and financial condition of the Corporation and its operating subsidiaries. Payment of future dividends will be subject to the discretion of the Board of Directors and will depend upon the consolidated earnings and financial condition of the Corporation, the capital requirements of Pacific Thrift, applicable governmental policies and regulations and such other matters as the Board deems appropriate. See "DIVIDEND POLICY". Pacific Thrift's ability to pay cash dividends is limited by the provisions of California law with respect to licensed industrial loan companies and by regulatory policies of the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Corporations ("DOC"). Under the terms of the 1995 Order, Pacific Thrift may not pay dividends without the consent of the FDIC. See "SUPERVISION AND REGULATION."

         MANAGEMENT CONTROL. The Corporation has a number of provisions in its Certificate of Incorporation and its Bylaws which limit the right of the Stockholders to change the management of the Corporation or approve certain business combinations, including the election of only one-third of the total number of directors annually, the requirement that an elected director be removed only for cause and only upon the vote of 66-2/3% of the total outstanding Common Stock, the requirement that the number of directors may be increased or decreased only by a majority vote of the directors then in office, the requirement that any vacancy on the Board of Directors be filled only by a majority vote of directors then in office, the requirement that certain business combinations be approved by 66-2/3% of the outstanding Common Stock unless the transaction is first approved by the Board of Directors, and the requirement that amendments to these provisions be adopted by 66-2/3% of the outstanding Common Stock. In addition, Stockholders have no right to call special meetings, and no right to take actions by written consent unless approved by the Board of Directors. See "DESCRIPTION OF THE CAPITAL STOCK OF THE CORPORATION -- Anti-Takeover Provisions."

                           COMPARISON OF OWNERSHIP OF
                  LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP
                       AND COMMON STOCK OF THE CORPORATION

         The information below highlights a number of the significant differences between the Partnership and the Corporation relating to, among other things, form of organization, distribution policies, liquidity of investment, management structure, compensation and fees and investor rights. These comparisons are intended to assist Limited Partners in understanding how their investments will be changed if, as a result of the Restructuring Plan, their investment in Limited Partnership Units of the Partnership becomes an investment in Common Stock of the Corporation. Following the captioned sections is a summary discussion of the expected effects of the Restructuring Plan upon Limited Partners as a result of the change in their investment from Limited Partnership Units to Common Stock.

--------------------------------------------------------------------------------
        PARTNERSHIP                                CORPORATION
--------------------------------------------------------------------------------
                              FORM OF ORGANIZATION

The Partnership is a limited              The Corporation is a recently
partnership organized under California    organized Delaware corporation formed
law, formed for the purpose of            for the purpose of engaging in the
engaging in the business of               business of originating, purchasing
originating, purchasing and selling       and selling real estate secured loans
real estate secured loans and loan        and loan participations and related
participations and related business       business activities. The Corporation
activities. The Partnership has not       will be a taxable corporation for
been subject to tax under federal tax     federal and state income tax purposes.
laws. The Partnership may continue in     The Corporation may remain in
existence until December 31, 2025         existence in perpetuity.
under the Partnership Agreement.

         The Partnership and the Corporation are each vehicles recognized as appropriate for investing in business enterprises by passive investors, such as Limited Partners and Stockholders. The Partnership is under the control of the General Partner, while the Corporation is governed by its Board of Directors. There are significant differences in the tax treatment of the Partnership and the Corporation, as summarized below under the caption "Federal Income Tax Consequences."

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                              LENGTH OF INVESTMENT

The Partnership is engaged in an          The Corporation will engage in an
ongoing business operation, and           ongoing lending business, and will
reinvests the proceeds from loan          reinvest all revenues in new lending
repayments and loan sales in new          activity and related businesses,
lending activity and related              except to the extent the Board of
businesses. The Limited Partners are      Directors may declare dividends from
entitled to receive distributions of      the earnings of the Corporation. The
Net Profits earned from Partnership       Corporation could continue in business
operations. Under the Partnership         in perpetuity.
Agreement, the Partnership's stated
term of existence is for approximately
40 years.


         The Partnership could continue in business for a substantial period of time unless sooner dissolved by the vote of the Limited Partners, whereas the Corporation could continue in business for an indefinite period of time unless liquidated or merged into another entity by its Board of Directors.

                           DISTRIBUTION OF NET PROFITS

The Partnership Agreement provides for    The Corporation is not required to
regular quarterly distributions of the    distribute net profits except as
Net Profits, if any, earned by the        dividends may be declared by its Board
Partnership, to the Partners in           of Directors. The Board of Directors
accordance with specified initial         does not intend to consider the
return rates. If the Partnership were     payment of dividends until at least
to continue as presently structured,      the fourth quarter of 1997, depending
distributions of Net Profits will be      upon the future earnings of the
suspended until at least June 30, 1997    Corporation. The Corporation's
under the Loan Agreement. Thereafter      earnings will be dependent upon the
the General Partner does not believe      earnings of its subsidiaries. In the
that the Partnership will have the        case of Pacific Thrift, dividends
ability to earn or distribute Net         payable to the Corporation will be
Profits at the levels distributed from    limited by statutory and regulatory
1981 through 1992.                        requirements. See "DIVIDEND POLICY."

         Limited Partners have the right to receive distributions of the Net Profits, if any, earned by the Partnership, although distributions have been suspended since July 1993, and are expected to remain suspended until at least June 30, 1997. If Limited Partners receive Common Stock upon completion of the Restructuring Plan, they will have no right to receive distributions of net profits, although the Board of Directors intends to consider the payment of dividends in approximately the fourth quarter of 1997. Neither the Partnership nor the Corporation provides the right to its investors to receive distributions of loan repayment proceeds, which are reinvested by both the Partnership and the Corporation into continuing business operations.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                              WITHDRAWAL OF CAPITAL

The Partnership Agreement provides        Stockholders of the Corporation will
that any Limited Partner may request a    have no right to request a return of
withdrawal of his or her capital          their capital from the Corporation.
account at any time, which request may    However, Stockholders will have the
be disapproved by the General Partner     ability to sell their Common Stock in
if, in the opinion of the General         a public trading market, as the Common
Partner, it will impair the capital or    Stock will be listed for trading on
operations of the Partnership. In         the Nasdaq National Market. The value
addition, the Partnership Agreement       of the Common Stock, however, will be
limits the total amount of capital        subject to fluctuation as a result of
that may be withdrawn during any          a number of factors, and could be less
calendar year to no more than 10% of      than the net equity per share of the
the total capital of the Partnership.     Common Stock, as shown on the books of
However, all capital withdrawal           the Corporation. See "RISK FACTORS --
payments have been suspended since        Change in Nature of Investment --
June 1993 due to restrictions imposed     Uncertainties of Common Stock Trading
under the Loan Agreement, and no new      Market" and "MARKET FOR LIMITED
requests to withdraw capital have been    PARTNERSHIP UNITS AND COMMON STOCK."
approved since June 1993 due to the
restrictions under the Loan Agreement.
Under the terms of the Loan Agreement,
withdrawal payments will continue to
be suspended until June 30, 1997.
Thereafter, the General Partner does
not believe that the Partnership will
have the ability to allow capital
withdrawals upon request.

         The Partnership Agreement provides limited rights to withdraw capital from the Partnership, but these rights have been restricted since 1993. There is no public trading market for the Limited Partnership Units, so it is very difficult for the Limited Partners to liquidate their investment in the Partnership without the ability to withdraw capital. If the Restructuring Plan is not completed, it cannot be predicted when the Partnership will resume payment of capital withdrawals or begin approving new requests to withdraw capital. In contrast, the Common Stock of the

Corporation is expected to be listed for trading on the Nasdaq National Market. Although no assurance can be given, it is anticipated that there will be substantially increased liquidity for the Common Stock compared to the current liquidity of Limited Partnership Units. However, the market price for the Common Stock will be subject to all of the risks normally attendant to a publicly traded security, including fluctuations in price due to market conditions and the future value of the Corporation's business operations.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                              PERMITTED INVESTMENTS

The Partnership is permitted to engage    Under its Bylaws, the Corporation may
in the business of originating,           engage in any lawful business
purchasing and selling loans and loan     activity. The Corporation intends to
participations and related business       engage in the same lending and trust
activities. The Partnership has           deed service businesses as the
engaged in lending activities directly    Partnership, and has no intention of
and through Pacific Thrift, and has       conducting any other business
engaged in the trust deed servicing       activities at this time. However, the
business through CRC and LPPC. The        Corporation will have the authority to
Partnership is required to obtain the     engage in other business activities
consent of the Limited Partners before    unrelated to the lending business if
engaging in any other business            approved by its Board of Directors.
activities.


         The Partnership's business is limited under the Partnership Agreement to real estate secured lending and related businesses. The Corporation expects to engage only in the businesses of real estate secured lending and related businesses, but the Corporation is not limited in its authority to engage in other businesses which the Board of Directors determine to be in the best interests of the Corporation.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                                ADDITIONAL EQUITY


The Partnership is authorized to issue    The Board of Directors of the
and sell new classes of Limited           Corporation may, in its discretion,
Partnership Units in the discretion of    issue additional equity securities
the General Partner. The Partnership      consisting of Common Stock or
has sold six classes of Limited           Preferred Stock, provided that the
Partnership Units over the past twelve    total number of shares issued does not
years of its operations. The consent      exceed the authorized number of shares
of the Limited Partners is not            of Common Stock or of Preferred Stock
required to sell new classes of           set forth in the Corporation's
Limited Partnership Units unless the      Certificate of Incorporation. The
return or other rights granted to the     rights of any Preferred Stock could be
new Limited Partners would be more        more favorable than the rights of the
favorable than the return or the          Common Stockholders, without the
rights of any existing class of           consent of the Stockholders. The
Limited Partners.                         Corporation may issue warrants
                                          convertible into Common Stock in
                                          connection with the proposed debt
                                          offering to refinance the bank debt.
                                          The Corporation expects to issue
                                          options to its officers, directors and
                                          employees to acquire Common Stock
                                          pursuant to the Corporation's Stock
                                          Option Plan. See "MANAGEMENT -- 1995
                                          Stock Option Plan." In addition,
                                          the Corporation may raise additional
                                          equity from time to time to increase
                                          its available capital as necessary to
                                          fund its business operations.

         Both the Partnership and the Corporation have substantial flexibility to raise equity to finance their businesses. The issuance of additional equity securities by the Corporation would dilute the percentage ownership interest of the Limited Partners and, if new equity interests were issued at a price below the net equity value of the Corporation, it would dilute the book value per share of the Common Stock. In addition, the rights of the holders of any Preferred Stock may be senior to the holders of the Common Stock, without the consent of the holders of the Common Stock, whereas the consent of the Partners is currently required for the Partnership to issue any class of Limited Partnership Units with a more favorable return or rights than any existing class of Limited Partners.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                               BORROWING POLICIES


The Partnership is authorized to          The Corporation is authorized to
borrow funds for use in its lending       borrow funds for use in its lending
business in such amounts as the           business in such amounts as the Board
General Partner determines                of Directors determines appropriate.
appropriate. The Partnership has          The Corporation intends to pay off the
historically used substantial amounts     remaining $6.8 million bank debt owed
of bank debt to fund its lending          by the Partnership by June 30, 1997,
activities, but has been required to      but the Corporation may seek
reduce its bank borrowings over the       additional debt financing if the Board
past five years due to a reduction in     of Directors determines that the
the availability of such financing and    Corporation would benefit from the use
adverse conditions in the real estate     of such funds in the Corporation's
lending market. The Partnership's         business. In addition, Pacific Thrift
subsidiary, Pacific Thrift, also uses     will continue to fund its lending
borrowed financing derived from the       operations through the issuance of
issuance of FDIC insured thrift           FDIC insured thrift certificates.
certificates to fund its lending
activities.


         Both the Partnership and the Corporation have the authority to obtain debt financing. The Partnership has historically utilized substantial amounts of debt financing but such financing has not been available for the past five years. The Corporation may obtain new debt financing to the extent that such debt financing is available on terms approved by the Board of Directors.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                  RESTRICTIONS UPON RELATED PARTY TRANSACTIONS

The Partnership Agreement authorizes      The Corporation may engage in
the Partnership to engage in certain      transactions with affiliates, provided
transactions with affiliates of the       that such transactions are approved by
General Partner, including the            a majority of the directors or
purchase and sale of loans, the           stockholders not interested in the
temporary placement of surplus funds      transaction, and provided that the
with affiliates at specified interest     independent directors determine the
rate minimums, the engagement of          transaction to be fair, competitive
affiliates to provide loan referral,      and commercially reasonable.
loan servicing and trustee services
and the use of lines of credit
provided by affiliates. The
Partnership could not engage in any
other transactions with an affiliate
without the specific approval of a
majority of the Limited Partners.

         The Partnership Agreement specifically authorizes the Partnership to engage in certain transactions with affiliates. Except for transactions specifically approved in the Partnership Agreement, the Partnership is not authorized to enter into transactions with the General Partner and its affiliates unless such transactions are approved in advance by a vote of the Limited Partners. The Corporation may enter into transactions with interested parties, such as directors, officers, significant stockholders and affiliates thereof, provided that any such transaction may be voidable unless it is approved or ratified by a majority of disinterested directors or stockholders.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                      MANAGEMENT CONTROL AND RESPONSIBILITY

Under the Partnership Agreement, the      The Board of Directors of the
General Partner is, subject to certain    Corporation will have exclusive
narrow limitations, vested with all       control over the Corporation's
management authority to conduct the       business and affairs subject only to
business of the Partnership, including    the restrictions in the Certificate of
authority and responsibility for          Incorporation and the Bylaws.
overseeing all executive, supervisory     Stockholders have the right to elect
and administrative services rendered      one-third of the members of the Board
to the Partnership. The General           of Directors at each annual meeting of
Partner has the right to continue to      the Stockholders. Stockholders also
serve as general partner unless           have the authority to remove directors
removed by a majority vote of the         for cause upon the vote of at least
Limited Partners. Limited Partners        66-2/3% of the total outstanding
have no right to participate in the       Common Stock. The directors are
management and control of the             accountable to the Corporation as
Partnership and have no voice in its      fiduciaries and are required to
affairs except for certain limited        exercise good faith and integrity in
matters that may be submitted to a        conducting the Corporation's affairs.
vote of the Limited Partners,             See "FIDUCIARY RESPONSIBILITY" and
including removal of the General          "MANAGEMENT."
Partner; election of a new general
partner; amendment of the Partnership
Agreement; sale of all or
substantially all of the assets of the
Partnership; or dissolution of the
Partnership. The General Partner is
accountable as a fiduciary to the
Partnership and is required to
exercise good faith and integrity in
its dealings in conducting the
Partnership's affairs.

         The Partnership is managed by the General Partner and the Corporation is managed by its Board of Directors. Limited Partners currently have the authority to remove the General Partner and elect a new general partner by majority vote. Stockholders will have the power to elect one-third of the members of the Board of Directors annually, and to remove directors for cause by a vote of 66-2/3% of the outstanding Common Stock.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                    MANAGEMENT LIABILITY AND INDEMNIFICATION

As a matter of state law, the General     The Certificate of Incorporation
Partner has liability for the payment     provides that a director's liability
of Partnership obligations and debts,     for breach of a fiduciary duty will be
unless limitations are expressly          limited to the full extent allowable
stated in the obligation. The             under Delaware law. The Bylaws and
Partnership Agreement provides that       state law provide broad
neither the General Partner nor any of    indemnification rights to directors
its affiliates performing services on     and officers who act in good faith,
behalf of the Partnership will be         and in a manner reasonably believed to
liable to the Partnership or its          be in or not opposed to the best
Limited Partners for any act or           interests of the Corporation and, with
omission performed in good faith          respect to criminal actions or
pursuant to authority granted by the      proceedings, without reasonable cause
Partnership Agreement, and in a manner    to believe their conduct was unlawful.
reasonably believed to be within the      In addition, the Corporation has
scope of authority granted and in the     entered indemnification agreements
best interests of the Partnership,        with all of the directors and
provided that such act did not            executive officers of the Corporation
constitute fraud, misconduct, bad         which indemnify such directors and
faith or gross negligence. In             officers against
addition, the Partnership Agreement       amounts paid in settlement, authorize
indemnifies the General Partner and       the Corporation to advance expenses
its affiliates for liability, loss,       incurred in defense, upon the
damage, costs and expenses, including     Corporation's receipt of an
attorneys' fees, incurred by them in      appropriate undertaking to repay such
conducting the Partnership's business,    amounts if appropriate, and authorize
except in the event of fraud,             the Corporation to carry insurance for
misconduct, bad faith or gross            the benefit of its officers and
negligence.                               directors even for matters as to which
                                          such persons are not entitled to
                                          indemnification. See "FIDUCIARY
                                          RESPONSIBILITY." If the Restructuring
                                          Plan is approved, the Corporation will
                                          assume all existing and contingent
                                          liabilities of the Partnership,
                                          including its obligation to indemnify
                                          the General Partner and others for
                                          litigation expenses that might be
                                          incurred by them for serving as
                                          General Partner of the Partnership or
                                          for sponsoring the Restructuring Plan.

         Although the standards are expressed somewhat differently, there are similar limitations upon the liability of the General Partner and its affiliates and upon the directors and officers of the Corporation when acting on behalf of the Partnership or on behalf of the Corporation, respectively. The Corporation believes that the scope of the liability and indemnification provisions in the Corporation's governing documents provides protection against claims for personal liability against the Corporation's directors and officers which is comparable to, though not identical with, the protections afforded to the General Partner and its Affiliates under the Partnership Agreement. The Corporation may provide enhanced protection to officers and directors by obtaining a policy of insurance on their behalf, the cost of which would be borne by the Corporation.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                            ANTI-TAKEOVER PROVISIONS

Changes in management of the              The Certificate of Incorporation and
Partnership can be effected only by       Bylaws of the Corporation contain a
removal of the General Partner, which     number of provisions that might have
requires a majority vote of Limited       the effect of entrenching current
Partners.                                 management and delaying or
                                          discouraging a hostile takeover of the
                                          Corporation. These provisions include,
                                          among others, the following:

                                          (a) election of only one-third of the
                                          Board of Directors annually and the
                                          lack of cumulative voting;

                                          (b) limitations on the ability to
                                          increase or decrease the Board of
                                          Directors and to appoint new directors
                                          to fill vacancies on the Board;

                                          (c) the requirement that directors
                                          only be removed for cause with the
                                          vote of 66-2/3% of the total
                                          outstanding Common Stock unless
                                          approved by a majority of
                                          disinterested directors;

                                          (d) restrictions on the ability to
                                          call special meetings of Stockholders
                                          which permit only the Board of
                                          Directors, the Chairman of the Board
                                          or
                                          the President to call a meeting for
                                          only such business as directed by the
                                          Board;

                                          (e) restrictions on the ability of
                                          Stockholders to take action by written
                                          consent without a meeting unless the
                                          Board first approves the action;

                                          (f) requirements that certain business
                                          combinations be approved by a vote of
                                          66-2/3% of the total outstanding
                                          Common Stock unless approved by a
                                          majority of the disinterested Board of
                                          Directors, in addition to certain
                                          anti-takeover provisions provided
                                          under Delaware law; and

                                          (g) requirements that amendments to
                                          the Certificate of Incorporation and
                                          Bylaws concerning certain control
                                          provisions receive the consent of
                                          66-2/3% of the total outstanding
                                          Common Stock unless first approved by
                                          a majority of disinterested directors;

                                          (h) authorization of the Board of
                                          Directors to issue up to 2,000,000
                                          shares of Preferred Stock, having such
                                          rights and preferences as the Board
                                          may determine, which may be used by
                                          the Board to deter a future takeover
                                          attempt;

                                          (i) provisions in the stock options
                                          granted to employees of the
                                          Corporation which accelerate the
                                          exercisability of such options in the
                                          event of a change in control, unless
                                          the Board of Directors prior to the
                                          change in control approves a carryover
                                          of the options to the new entity.

         Certain provisions of the governing documents of the Corporation could be used to deter attempts to obtain control of the Corporation in transactions not approved by the Board of Directors. However, since the Common Stock will be freely transferable and a market for the Common Stock is expected to develop facilitating the transfers of the Common Stock, and the Corporation's Board of Directors is subject to election by the Stockholders, there could be a greater likelihood of changes in control in the case of the Corporation than the Partnership, notwithstanding those provisions that might be employed by the Board of Directors to resist efforts to change control.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                                  VOTING RIGHTS

Limited Partners by a majority vote       Stockholders are entitled to elect
may, without the concurrence of the       one-third of the Corporation's Board
General Partner, remove the General       of Directors at each annual meeting of
Partner, elect a new General Partner,     the Corporation. Stockholders may
amend the Partnership Agreement, sell     elect to remove one or more directors
all or substantially all the assets of    for cause upon the vote of at least
the Partnership, or dissolve the          66-2/3% of the total outstanding
Partnership. Limited Partners are not     Common Stock. The vote of at least
entitled to vote on any other matters.    66-2/3% of the total outstanding
                                          Common Stock is also required to
                                          approve certain business combinations
                                          unless previously approved by a
                                          majority of disinterested directors of
                                          the Corporation. Stockholders are also
                                          entitled to vote to amend the
                                          Certificate of Incorporation or Bylaws
                                          of the Corporation, provided that
                                          certain amendments in the control and
                                          voting provisions require the vote of
                                          at least 66-2/3% of the total
                                          outstanding Common Stock. See
                                          "DESCRIPTION OF CAPITAL STOCK --
                                          Common Stock."

         Stockholders have broader voting rights than those currently afforded to Limited Partners, although certain matters upon which Stockholders may vote require a higher majority vote (66-2/3%) than the Partnership Agreement currently requires for the limited matters upon which Limited Partners are allowed to vote.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                  SPECIAL MEETINGS AND ACTION WITHOUT A MEETING

Limited Partners holding 10% or more      Stockholders of the Corporation have
of the Capital Contributions of all       no right to call special meetings of
Limited Partners may call a special       the Corporation. In addition, no
meeting of the Limited Partners to        action may be taken by the
vote upon any matter that may be          Stockholders by written consent unless
presented for the vote of Limited         first approved by the Board of
Partners. In addition, the Partnership    Directors.
Agreement allows Limited Partners to
take actions by written consent in
lieu of a meeting.

         Stockholders of the Corporation would have more limited rights than Limited Partners currently have to hold special meetings and take actions by written consent.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                      COMPENSATION, FEES AND DISTRIBUTIONS

The Partnership currently pays the        The Corporation will not pay any
following compensation, fees and          management fees, servicing fees,
distribution to the General Partner:      employee reimbursements or
                                          distributions of net profits to the
(a) a management fee based upon the       General Partner or any other third
amount of Net Profits allocated to        parties. However, the Corporation will
each class of Limited Partners;           hire the employees of the General
                                          Partner, and will enter into
(b) loan origination, processing and      employment agreements with certain
servicing fees equal to 35% of the        executive officers of the Corporation.
loan origination fee paid by the          In addition, the Corporation will
borrower of each loan made by the         provide employee benefits, and will
Partnership or Pacific Thrift;            provide stock option plans and
                                          retirement plans to the officers,
(c) an additional servicing fee equal     directors and employees of the
to 3/8ths of 1% of every loan made by     Corporation.
the Partnership or Pacific Thrift with
an original maturity of three or more
years;

(d) reimbursement of salary and
employee expenses for every employee
who devotes part of all of his
or her time to the business operations
of the Partnership or any of its
subsidiaries; and

(e) distributions of any Partnership
Net Profits equal to 50% of any
remaining undistributed Net Profits
after each class of Partners has
received a return on their Capital
Contribution equal to their specified
initial return rate.

         Under the Partnership Agreement, the Partnership pays compensation, fees and distributions to the General Partner. If the Restructuring Plan is completed, the Corporation will pay no management fees or distributions to any outside management company. The Corporation or its subsidiaries will directly employ the former employees of the General Partner, including the current managing officers of the Partnership and its subsidiaries. See "PRO FORMA HISTORICAL FINANCIAL STATEMENTS OF THE CORPORATION" for a comparison of the anticipated expenses of the Corporation compared with the actual expenses of the Partnership in 1994.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                         LIMITED LIABILITY OF INVESTORS

Under the Partnership Agreement and       The Common Stock, upon issuance, would
California state law, the liability of    be fully paid and nonassessable. Under
Limited Partners for the Partnership's    Delaware law, Stockholders would not
debts and obligations is generally        be liable for Corporation debts or
limited to the amount of their            obligations.
investment in the Partnership,
together with an interest in
undistributed income, if any. The
Limited Partnership Units are fully
paid and (except for Class A Units)
nonassessable.

         The limitations on personal liability of stockholders of the Corporation are substantially the same as that of Limited Partners in the Partnership.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                            REVIEW OF INVESTOR LISTS

Limited Partners of the Partnership       A stockholder is entitled, upon
are entitled to request, at their own     written demand, to inspect and copy
cost, copies of investor lists showing    the stock records of the Corporation,
the names and addresses of all Limited    at any time during usual business
Partners of the Partnership.              hours, for a purpose reasonably
                                          related to an interest as a
                                          stockholder.

         Limited Partners and Stockholders have the right to obtain investor lists. The Corporation has the right to refuse a demand for the stockholder list if the purpose is not related to a person's interest as a Stockholder. This right could be used by the Corporation to delay or refuse a demand for the stockholder list.

--------------------------------------------------------------------------------
         PARTNERSHIP                                 CORPORATION
--------------------------------------------------------------------------------
                                    TAXATION

Earnings of the Partnership are not       Earnings of the Corporation are
taxable at the entity level. The          subject to taxation at corporate
earnings of Pacific Thrift, however,      income tax rates under federal and
are subject to taxation at corporate      state tax laws. In addition, the
income tax rates under federal and        Stockholders will be subject to income
state laws. The Partners are each         tax liability for any future dividends
subject to taxation of their allocated    that may be paid by the Corporation.
shares of taxable income of the
Partnership.

         Limited Partners are subject to a single tax on the earnings of the Partnership. However, since the net income of Pacific Thrift is currently subject to corporate tax, and these earnings represent the substantial majority of the Partnership's consolidated net income, the amount of additional tax liability is not anticipated to be substantially greater than the net income currently subject to taxation under the Partnership structure. Stockholders will be subject to double taxation, once at the corporate level and again to the extent of any dividends paid to Stockholders.

                             THE RESTRUCTURING PLAN

CHANGES IN BUSINESS CONDITIONS WHICH NECESSITATE RESTRUCTURING

         From 1981 through 1993, the Partnership's primary business consisted of the origination of "B and C" credit residential loans, which the Partnership retained and serviced for the life of the loans. The Partnership further increased its return on partners' equity by using credit lines to increase lending volume. The Partnership's lending volume and rate structure on the Partnership's loans enabled the Partnership to provide distributions to its Partners based upon specified percentages above the Bank of America reference rate for each class of Partners, as set forth in the Partnership Agreement (the "Specified Annual Return Rates"). However, there have been significant changes in the availability of credit to the Partnership and in the residential lending market over the past four years, which have resulted in net operating losses over the past three years.

         As Limited Partners are aware from prior reports, the Partnership has been required since 1990 to pay down over $75 million on its bank debt, which in 1990 totalled over $82 million. This has required the Partnership to substantially reduce its loan portfolio, from a high of $130.2 million in 1989, to $56.5 million (net of general reserves of $4.2 million, but including $12.6 million in loans held for sale) as of December 31, 1995. As a result, the Partnership has experienced substantial reductions in interest income over the past five years. Moreover, the Partnership has been unable to replace the existing bank debt with a new credit line. Without a reliable source of available debt financing, the Partnership can no longer originate the volume of portfolio loans it was formerly able to fund using credit lines.

         During the period from 1985 through 1989, the Partnership was also able to raise equity financing through public offerings of limited partnership Units. Due in large part to a number of real estate limited partnership failures after 1989, investment in limited partnerships of any type have fallen out of favor. Therefore, the Partnership does not have the ability to raise equity financing to support the growth of its lending business under its current structure. However, current investment trends have supported various public stock offerings of thrift and loans and similar lending businesses. Because of this trend, management of the Partnership has been able to generate investment interest in Pacific Thrift, but only if the Partnership converts to corporate form. Under a letter agreement with the Representative, subject to customary terms and conditions, if the Restructuring Plan is approved, the Public Offering will raise approximately $8 to $9 million in additional capital. Management believes this additional capital will enhance the Corporation's ability to meet its goals for revenue growth over the next one to three years. The Restructuring Plan therefore will enhance the Corporation's ability to raise financing to support its business operations.

         The residential lending market has also substantially changed over the past several years, due to the consolidation of the lending industry and the proliferation of loan securitization. These two factors have dramatically increased competition for all grades of residential loans, with a resulting decrease in market interest rates for these loans. The Partnership has therefore modified the nature of its lending business in order to originate B and C credit loans primarily for sale to other lending companies. The purchasers pool and securitize residential loans for resale in the secondary mortgage market. As a result of this change in the lending market, the Partnership's primary source of revenues has changed from interest income on portfolio loans to fee income from loans originated for sale.

         Pacific Thrift reported net income of $3.2 million in 1995, primarily from fee income from loans originated for sale. However, this level of profits would not have been sufficient to support distributions to Partners equal to the Specified Annual Return Rates, even if such profits could have been distributed to the Partners. In order improve its capital ratios and increase earnings, it was necessary for Pacific Thrift to retain earnings for funding additional lending activities. Management believes that Pacific Thrift may continue to expand the volume of loans originated for sale and portfolio lending over the next one to three years, which may result in significant revenue growth during that period. However, during this rebuilding period, the Partners would not receive quarterly distributions at all, or at reduced amounts from past distribution levels.

         Finally, the Partnership's net partners' equity of $8.7 million at December 31, 1995, does not allow the Partnership to approve requests to withdraw capital, as originally intended. If the Partnership were to honor requests to withdraw capital at this time, it would impair the ability of the Partnership to continue its business operations, which would harm all of the Partners. Due to the limited capital available to the Partnership, management does not anticipate that the Partnership will have the ability to honor any additional requests to withdraw capital for the foreseeable future. Moreover, due to the lack of an active trading market for limited partnership Units, it would continue to be extremely difficult for Limited Partners to liquidate their investment in the Partnership.

         In order to provide for the continued growth of Pacific Thrift's business and provide an alternative means for the Limited Partners to realize capital appreciation and greater liquidity for their investment in the Partnership, the General Partner developed the Restructuring Plan. The Restructuring Plan essentially allows the businesses of the Partnership to continue under existing management, but under a corporate rather than a partnership structure. The General Partner believes that, under the constraints of current business conditions, Limited Partners will have substantially more flexibility with an investment in Common Stock than their current investment in Units.


TRANSFER OF ASSETS AND LIABILITIES AND DISTRIBUTION OF COMMON STOCK


         The Corporation was formed by the Partnership on February 22, 1994, with Presidential as its sole stockholder. On March __, 1996, Presidential transferred to the Corporation all of the outstanding stock of Pacific Thrift, CRC Washington and Unified, for the purpose of allowing these entities to file consolidated tax returns. If the Restructuring Plan is approved, the Partnership will transfer all of its remaining assets and liabilities to the Corporation in exchange for a number of shares of Common Stock of the Corporation equal to the Net Tangible Equity of the Partnership on the last day of the month preceding the Closing Date, divided by 10, provided that the number of shares so issued shall not less than 830,000. The Partnership will, within two business days of the Closing Date, distribute the Common Stock received by it to all of the Partners pro rata based upon their respective Net Contributed Capital.

         Each Partner's percentage interest in the Partnership based on his, her or its Net Contributed Capital as of December 31, 1995 is stated in the top right corner of the first page of each Partner's Subscription Agreement. The percentage amount shown represents the percentage of the total amount of Common Stock to be issued by the Corporation to the Partnership that would be received by that Partner if the Restructuring Plan is completed. The exact number of shares of Common Stock to be issued to each Partner will be determined based upon the Partnership's Net Tangible Equity as of the last day of the month preceding the Closing Date.


RIGHTS OFFERING


         BASIC SUBSCRIPTION RIGHTS. The Corporation is concurrently issuing non-transferable Basic Subscription Rights to all Partners of the Partnership pursuant to the Restructuring Plan, subject to the completion of the Restructuring Plan. The Basic Subscription Rights entitle each Partner to purchase a portion of the 820,000 shares offered in the Rights Offering, at a Subscription Price of $10 per share (subject to adjustment as described below), pro rata in accordance with that Partner's Net Contributed Capital in the Partnership. The Basic Subscription Rights must be exercised by the

         Solicitation Period Expiration Date. Each Partner is entitled to subscribe for all, or any portion of, the shares subject to the Basic Subscription Rights. Each Partner's Ballot and Subscription Agreement states in the upper right hand corner the number of shares which that Partner has the right to subscribe for through the exercise of Basic Subscription Rights, based upon that Partner's Net Contributed Capital as a percentage of the total Net Contributed Capital of all Partners in the Partnership as of December 31, 1995.

         OVERSUBSCRIPTION PRIVILEGE. Subject to the allocation and possible reduction described below, Partners who exercise their own Basic Subscription Rights will also be eligible to exercise the Oversubscription Privilege to subscribe for and purchase, at the Subscription Price of $10 per share, an unlimited number of the shares offered in the Rights Offering, but only up to the amount available after satisfaction of all exercises of the Basic Subscription Privilege. A Partner's election to exercise that Partner's Oversubscription Privilege must be made at the same time that Partner exercises the Basic Subscription Right.


          If the 820,000 shares offered in the Rights Offering are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the shares will be allocated pro rata (subject to the elimination of fractional shares) among those Partners exercising Oversubscription Privileges in proportion to the Basic Subscription Rights exercised by such Partners, relative to the number of Basic Subscription Rights exercised by all Partners; provided, however, that if such pro rata allocation results in any Partner being allocated a greater number of shares than such Partner subscribed for pursuant to the exercise of the Oversubscription Privilege, then such Partner will be allocated only that number of shares for which such Partner subscribed, and the remaining shares will be allocated among all other Partners exercising the Oversubscription Privilege on the same pro rata basis outlined above. For example, a Partner with Net Contributed Capital of $1,000 would have a
 .000024338 percentage interest in the Partnership, and would therefore have the Basic Subscription Right to purchase approximately 20 shares in the Rights Offering. If that Partner exercised his Basic Subscription Right and also subscribed for 20 additional shares pursuant to the Oversubscription Privilege, but the total shares subscribed for by all Partners exercising the Oversubscription Privilege exceeded the remaining shares available, then the Partner with the Net Contributed Capital would be allocated that number of shares in excess of his Basic Subscription Right as would equal the total remaining available shares times a fraction the numerator of which is that Partner's Net Contributed Capital and the denominator of which is the Net Contributed Capital of all Partners exercising the Oversubscription Privilege.



         Payments for subscriptions will be deposited upon receipt by the Subscription Agent and held in escrow pending a final determination of the number of shares to be issued pursuant to the exercise of Oversubscription Privileges. If a proration of the shares results in a Partner's receiving fewer shares than the Partner subscribed for pursuant to its Oversubscription Privilege, then the excess funds paid by that Partner as the Subscription Price for shares not issued will be returned promptly without interest or deduction.


         ADJUSTMENT OF SUBSCRIPTION PRICE. In the event the Public Offering Price of the Public Offering Shares is lower than $10 per share, the Corporation will issue an additional number of shares of Common Stock for the largest number of whole shares which could be sold at the Public Offering Price for the excess subscription price, and return any remaining excess to the Partner in cash (without interest), within 10 business days after the completion of the Public Offering.

         SUBSCRIBER WARRANTS. For every five shares of Common Stock purchased in the Rights Offering by Partners, partners of the General Partner or officers, directors or employees of the Partnership or its subsidiaries, the Corporation will issue a transferable warrant for one additional share of Common Stock, exercisable at any time after issuance for a period of two years, at a price equal to 125% of the Public Offering Price. Although the Subscriber Warrants are freely transferable, they will not be listed for trading on the Nasdaq National Market, and there can be no assurance that a market will develop for the Subscriber Warrants.

         EXERCISE OF BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION PRIVILEGE. Partners may exercise their Subscription Rights by delivering to the Subscription Agent at the address specified below, at or prior to the

Expiration Date, the properly completed and executed Subscription Agreement, together with payment in full of the Subscription Price for each Additional Share subscribed for pursuant to the exercise of such Subscription Rights.

         Payment in full must be made by (i) check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to U.S. Stock Transfer Corporation, as Subscription Agent, or (ii) wire transfer of funds to the account maintained for this purpose at First Professional Bank, ABA # 122239335, Trust No. 11, Account No. 004-802578. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Agent's account designated above. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, Partners who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that the payment is received and clears by that time, and are urged to consider in the alternative payments by means of certified or cashier's check, money order or wire transfer of funds.


         Pending disbursement to the Corporation upon issuance of the shares, all funds received in payment of the Subscription Price will be held in an escrow account by the Subscription Agent and invested at the direction of the Corporation in short-term certificates of deposit, short-term obligations of the United States, any state or any agency thereof, or money market mutual funds investing in the foregoing instruments. The account in which these funds will be held is not insured by the FDIC. Any interest earned on these funds will be retained by the Corporation if the Restructuring Plan is approved, or returned to Partners if the Restructuring Plan is not approved.


         The Subscription Agent's address to which the Subscription Agreement and payment of the Subscription Price should be delivered is as follows: U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204-2991.

         The Corporation will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent against certain liabilities that it may incur in connection with the Rights Offering.

         If an exercising Partner does not indicate the number of shares of Common Stock being subscribed for pursuant to the exercise of Rights, or does not forward full payment of the aggregate subscription price for the number of shares of Common Stock indicated as being subscribed for, then such Partner will be deemed to have exercised the maximum number of Basic Subscription Rights that may be exercised for the aggregate subscription price payment delivered by such Partner, and, to the extent the aggregate subscription price payment delivered by the Partner exceeds the product of the subscription price multiplied by the number of Basic Subscription Rights evidenced by the Subscription Agreement delivered by such Partner, such Partner will be deemed to have exercised the Oversubscription Privilege to purchase, to the extent available, the number of whole shares equal to the quotient obtained by dividing the subscription excess by the subscription price. Any amount remaining after application of the foregoing procedures shall be returned to such Partner promptly by mail without interest or deduction.

         Certificates representing shares of Common Stock purchased pursuant to the exercise of Basic Subscription Rights and Oversubscription Privilege will be issued to Partners within two business days after the Closing Date of the Restructuring Plan.

         Pending issuance of certificates representing shares of Common Stock, funds received for the exercise of Subscription Rights will be held in a segregated escrow account maintained by the Subscription Agent and, if and when shares are issued in respect of exercises of Subscription Rights, payment therefor will be transferred to the Corporation. If for any reason shares are not issued pursuant to the exercise of Basic Subscription Rights, or a Partner exercising an Oversubscription Privilege is allocated less than all of the shares for which that Partner subscribed pursuant to the Oversubscription Privilege, then the funds paid by the Partner that are held in escrow as the subscription price for shares not issued or for shares not allocated to such Partner will be returned by mail without interest or deduction after the Expiration Date promptly following completion of all prorations and adjustments contemplated by the terms of the Rights Offering.

         Record owners of Partnership interests who hold such interests for the account of others, such as brokers, trustees or depositories for securities, should contact the respective beneficial owners of such Partnership interests as soon as possible to ascertain those beneficial owners' intentions and to obtain instructions with respect to Subscription Rights. If a beneficial owner so instructs, the record holder of that Partnership interest should complete a Subscription Agreement and submit it to the Subscription Agent together with payment for the number of shares of Common Stock subscribed for thereby. In addition, beneficial owners of Partnership interests held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with the beneficial owner's instructions. In order to exercise the Oversubscription Privilege, banks, brokers and other nominee record holders of Partnership interests will be required to certify to the Subscription Agent and the Corporation the aggregate number of Basic Subscription Rights that have been exercised on behalf of each beneficial owner of such rights and the number of Additional Shares subscribed for pursuant to the Oversubscription Privilege by each such beneficial owner on whose behalf such nominee record holder is acting.

         The instructions accompanying the Subscription Agreement should be read carefully and followed in detail. SUBSCRIPTION AGREEMENTS SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AGENT. DO NOT SEND SUBSCRIPTION AGREEMENTS OR PAYMENTS TO THE PARTNERSHIP OR THE CORPORATION.

         THE METHOD OF DELIVERY OF SUBSCRIPTION AGREEMENTS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE PARTNERS. IF SUBSCRIPTION AGREEMENTS AND PAYMENTS ARE SENT BY MAIL, REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED. PERSONS WISHING TO EXERCISE SUBSCRIPTION RIGHTS ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, PARTNERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of Subscription Rights will be determined by the Corporation, whose determinations will be final and binding. The Corporation, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Subscription Rights because of any defect or irregularity. Subscription Agreements will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Corporation determines, in its sole discretion. Neither the Corporation nor the Subscription Agent will be under any duty to give notification of any defect or to give such notification. The Corporation reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Rights Offering or not in proper form or if the acceptance thereof or the issuance of shares of Common Stock pursuant thereto could be deemed unlawful or materially burdensome.

         Any questions or requests for assistance concerning the method of exercising Basic Subscription Rights or Oversubscription Rights or requests for additional copies of this Offering Circular, should be directed to Richard B. Fremed, at telephone: (818) 992-8999, ext. 250.

         NO REVOCATION. EXERCISES OF SUBSCRIPTION RIGHTS ARE NOT REVOCABLE BY PARTNERS.

         DETERMINATION OF SUBSCRIPTION PRICE. The Subscription Price has been determined by the General Partner in consultation with the Representative. Prior to this offering, there has not been an established public market for the Common Stock of the Corporation or the Partnership interests of the Partnership. The major factors considered in determining the Subscription Price were the projected Net Tangible Equity of the Partnership by March 31, 1996, prevailing market conditions, the market prices relative to earnings, cash flow and assets for publicly traded common stock of comparable companies, the revenues and earnings (or losses) of the Partnership and comparable companies in recent periods, the regulatory status of Pacific Thrift, the Corporation's earning potential, the experience of its management and the position of the Partnership in the lending industry. There can be no assurance, however, that the market price of the Common Stock will not decline, or that a person will be able to sell shares of Common Stock at a price equal to or greater than the Subscription Price.

         The Public Offering Price, which will be determined by negotiation between the General Partner and the Representative immediately prior to the Public Offering, may be lower than the Subscription Price. However, in that event, the Subscription Price will be adjusted to equal the Public Offering Price, and persons exercising subscription rights in the Rights Offering will receive the highest number of whole shares equal to the Subscription Price paid by each subscriber divided by the Public Offering Price, with any remaining excess returned in cash to the subscriber.

         EXERCISE OF BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION PRIVILEGE BY PARTNERS OF GENERAL PARTNER. The Basic Subscription Rights and Oversubscription Privilege allocable to the General Partner for its pro rata share of the Partnership will not be exercised by the General Partner directly. Instead, these rights shall be exercisable by the individual partners of the General Partner. Basic Subscription Rights will be exercisable by these partners pro rata based on the amount of their respective investment in the General Partner, up to the full amount of the Basic Subscription Rights allocable to the General Partner. In addition, each of these partners will be allowed to exercise the Oversubscription Privilege to the extent Partners do not exercise their Basic Subscription Rights.

         EXERCISE OF OVERSUBSCRIPTION PRIVILEGE BY OFFICERS AND EMPLOYEES. Certain employees of the Partnership and its subsidiaries will have the opportunity to subscribe for shares through the Oversubscription Privilege. However, officers and employees will only be entitled to subscribe for shares to the extent not purchased by existing Partners through their Basic Subscription Rights and the Oversubscription Privilege.

         Certain partners of the General Partner and officers and employees of the Partnership and its subsidiaries have indicated their intention to purchase up to 115,000 shares ($1,150,000) through the exercise of Basic Subscription Rights and the Oversubscription Privilege, to the extent that shares are available. Joel Schultz has committed to purchase any of the 115,000 shares which are not purchased by other partners of the General Partner or officers or employees of the Partnership and its subsidiaries.

         CONDITION TO EXERCISE OF BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION PRIVILEGE BY LIMITED PARTNERS. LIMITED PARTNERS WHO WISH TO EXERCISE BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION PRIVILEGES MUST VOTE "FOR" THE RESTRUCTURING PLAN.

PUBLIC OFFERING

         If the Restructuring Plan is approved by the requisite vote of Limited Partners, as soon as possible following the end of the Solicitation Period, but not later than 60 days from the Solicitation Period Expiration Date, the Corporation will conduct a Public Offering of that number of shares of Common Stock (the "Public Offering Shares") as will be necessary for the Corporation to achieve a Minimum Market Capitalization of $16.5 million. The amount of Public Offering Shares will be determined immediately prior to the Public Offering based upon the Public Offering Price per share and the total number of Additional Shares subscribed for in the Rights Offering. It is anticipated that the Public Offering Price per share will be between $8 and $10 per share, as determined by negotiation between the General Partner and the Representative. If the price per share is less than $8 or more than $10 per share, the vote of the Limited Partners on the Restructuring Plan will be re-solicited, and a new Rights Offering will be conducted during the re-solicitation period. Subject to customary terms and conditions, Friedman, Billings, Ramsey & Co., Inc. has agreed to act as Representative of a group of underwriters participating in the Public Offering on a firm offering basis. See "UNDERWRITING OF PUBLIC OFFERING."

         As a condition to completion of the Restructuring Plan, the Corporation must achieve a Minimum Market Capitalization of $16.5 million as a result of the Rights Offering and the Public Offering. If the Minimum

Market Capitalization is not achieved, the Restructuring Plan will not completed, and the Partnership will continue under its current structure.

GENERAL PARTNER WARRANTS

         The General Partner of Partnership will purchase warrants from the Corporation ("General Partner Warrants") exercisable for up to 25% of the Common Stock outstanding on the Closing Date, on a fully diluted basis assuming the exercise of all outstanding Subscriber Warrants and General Partner Warrants, exercisable at any time for a period of 18 months after the Closing Date, at an exercise price equal to 150% of the Public Offering Price per share. The General Partner will pay the Corporation $385,000 to purchase the General Partner Warrants, which management believes represents the fair market value of the General Partner Warrants.

         The General Partner Warrants will be non-transferable, except to and between partners of the General Partner. The General Partner presently anticipates that it will distribute all of the General Partner Warrants to its partners. The Common Stock issuable upon exercise of the General Partner Warrants ("Warrant Stock") has been registered concurrently with the registration of the shares, and the Corporation will commit to maintain the effectiveness of such registration until the earlier of the sale of all the Warrant Stock or five years after the Closing Date. In addition, under certain circumstances, the holders of the General Partner Warrants will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the Closing Date, for the purpose of resale of the Warrant Stock.

         Holders of General Partner Warrants will not be entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Corporation or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.

CONDITIONS TO RESTRUCTURING PLAN

         The Partnership will not complete the Restructuring Plan unless each of the following conditions is satisfied on or prior to the Distribution Date:

         (a) Limited Partners holding at least 51% of the total Capital Contributions of all Limited Partners (except the General Partner to the extent of its ownership of Limited Partnership Units) vote to approve the Restructuring Plan;

         (b) Minimum Market Capitalization of $16.5 million is achieved as a result of the Rights Offering and the Public Offering;

         (c) the Common Stock is listed on the Nasdaq National Market, the American Stock Exchange or the Pacific Stock Exchange;

         (d) the Bank consents to the completion of the Restructuring Plan; and

         (e) the FDIC consents to the change in control of Pacific Thrift as a result of the Restructuring Plan.

         (f) there is no moratorium resulting from federal or state legislative action that would prohibit the closing of the Restructuring Plan;

         (g) there is no material adverse change in the business or prospects of the Partnership; and

         (h) there is no injunction or court order relating to the Restructuring Plan that would have a material adverse effect upon the Corporation or which would prevent the completion of the Restructuring Plan.

None of the conditions specified in paragraphs (a), (b), (c), (d) or (e) above may be waived, except with respect to the listing of the Common Stock on the NNM, AMEX or PSE, which may only be waived upon re-solicitation and the requisite vote of the Limited Partners to complete the Restructuring Plan on a modified basis. The conditions specified in paragraphs (f), (g) and (h) may be waived by the General Partner if it determines, in its sole discretion, that the waiver would have no material adverse impact upon the business of the Corporation.

         Except with respect to the required consent of the FDIC, there are no federal or state regulatory requirements that must be complied with or approvals that must be obtained as a condition of completion of the Restructuring Plan.

MANNER OF EFFECTING THE RESTRUCTURING PLAN

         If the conditions to the Restructuring Plan are satisfied by the Closing Date, the Partnership will effect the Restructuring Plan by delivering certificates for shares of Common Stock to the Partners of record on the Record Date, pro rata in accordance with their Net Contributed Capital, within two days following the Closing Date. The Partnership will concurrently file a Certificate of Dissolution of the Partnership with the California Secretary of State. Simultaneously, the Corporation will issue certificates for the shares of Common Stock sold in the Rights Offering and the Public Offering.

         No certificates or scrip representing fractional shares of Common Stock will be issued to Partners as part of the Restructuring Plan. Any fractional interests resulting from allocation of shares to Partners will be rounded up to the next whole share.

         No Partner will be required to pay any cash for the shares of Common Stock received in exchange for partnership interests or to surrender or exchange any Limited Partner Certificate in order to receive Common Stock.

ACCOUNTING TREATMENT OF THE RESTRUCTURING PLAN

         The transfer of the Partnership's assets and liabilities to the Corporation, dissolution of the Partnership and pro rata distribution of the Common Stock of the Corporation to the Partners will be accounted for as a change in legal organization but not in the enterprise. Therefore, the transaction will be treated in a manner similar to that in a pooling of interest accounting. The direct costs incurred in connection with effecting the Restructuring Plan will be treated as expenses to be charged against operations in the periods in which such expenses are incurred. The specific incremental costs attributable directly to the raising of additional capital in the Rights Offering and the Public Offering, however, will be deferred and charged against the gross proceeds of such offerings.

EXPENSES OF THE RESTRUCTURING PLAN

         Substantial expenses have been and will be incurred by the Corporation in connection with the Restructuring Plan. These expenses include, among others, the costs and expenses of organizing the Corporation, structuring the terms and conditions of the Restructuring Plan, obtaining the Fairness Opinion from Houlihan Lokey, the offering and issuance of the Common Stock by the Corporation, the registration of the Common Stock with the Securities and Exchange Commission, the listing of the Common Stock on the Nasdaq National Market, soliciting Ballots from Limited Partners and selling commissions and costs associated with the offering and sale of Common Stock pursuant to the Rights Offering and the Public Offering.

         If the Restructuring Plan is completed, all transaction and solicitation expenses will be borne by the Corporation. If the Restructuring Plan is not completed, the Partnership will pay the transaction and solicitation expenses of the Restructuring Plan.

         The General Partner estimates that the expenses of the Restructuring, the Rights Offering and the Public Offering will total approximately $1,173,000. Set forth below is an itemization of the estimated expenses:

Restructuring Expenses

        Legal                                                         $  125,000

        Fairness Opinion                                                 160,000

        Accounting                                                        25,000

        Printing & Postage                                                20,000

        Soliciting Agent                                                  20,000

        Transfer Agent                                                    14,000

        Registration, Listing and Filing Fees                             16,000

        Miscellaneous                                                     20,000
                                                                      ----------
               Total Restructuring Expenses                           $  400,000

Offering Expenses in Connection with Rights Offering and Public Offering

        Selling Commissions                                              485,000

        Reimbursed Underwriting Expenses                                  85,000

        Legal                                                            125,000

        Accounting                                                        25,000

        Printing & Postage                                                15,000

        Transfer Agent                                                     5,000

        Registration, Listing and Filing Fees                              9,000

        Other                                                             24,000
                                                                      ----------
               Total Offering Expenses                                $  773,000

TOTAL                                                                 $1,173,000
                                                                      ==========

RIGHT TO INSPECT LIST OF LIMITED PARTNERS

         Limited Partners of the Partnership are entitled to request at their own cost copies of investor lists showing the names and addresses of all Limited Partners of the Partnership. Limited Partners who desire to request a list of Limited Partners may do so by written request addressed to Richard B. Fremed, Presidential Mortgage Company, 21031 Ventura Boulevard, Woodland Hills, California 91364. A check for $50, representing the approximate costs of copying and mailing of such list, payable to Presidential Mortgage Company, must be included with the request.

                                 USE OF PROCEEDS

         The net proceeds of the Rights Offering and the Public Offering assuming an initial offering price of $10.00 per share (after deducting estimated offering expenses, including the Underwriters' discount) are estimated to be $7,427,000 ($________ if the Underwriters' overallotment option is exercised in full). The Corporation intends to use the net proceeds approximately as follows:

Pay down of bank debt                                                 $1,000,000

Pay off debts owed to Partners whose withdrawal
      requests were approved prior to June 1993                        1,290,000

Working Capital                                                        5,137,000
                                                                      ----------
                                                                      $7,427,000
                                                                      ==========

         The Corporation may contribute some or all of the balance of net proceeds from time to time as additional capital of Pacific Thrift.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Partnership at December 31, 1995, and of the Corporation as adjusted to give effect to the sale by the Corporation of 820,000 shares of Common Stock at a public offering price of $10.00 per share (net of underwriting discount and estimated expenses payable by the Corporation).

                                                             December 31, 1995
                                                        --------------------------
                                                          (Dollars in Thousands)
                                                        Partnership    Corporation
                                                         Historical    As Adjusted
                                                        -----------    -----------
Deposits .........................................        $60,156        $60,156
Borrowings:
 Bank debt .......................................          6,771          5,771
 Liabilities owed to Withdrawing Partners ........          1,290            -0-
 Liabilities owed to General Partner .............            565            210
 Other Liabilities ...............................          4,732          4,732
Equity
 Partners' capital accounts
     (Stockholders' Equity) ......................          8,727          8,727
 Additional Shares ...............................            -0-          7,427
                                                          -------        -------
Total Equity .....................................          8,727         16,154
                                                          -------        -------
Total Liabilities and Equity .....................        $82,241        $87,023
                                                          =======        =======

 Number of shares of Common Stock
 outstanding(1)    ...............................            -0-          1,650

Tangible book value per share(1) .................            N/A        $  9.53

(1) Not including shares issuable pursuant to the Subscriber Warrants, the Bank Warrant or the General Partner Warrants, or shares issuable under stock options granted pursuant to the Corporation's 1995 Stock Option Plan. See "MANAGEMENT -- 1995 Stock Option Plan."

                                    DILUTION

         If as management believes, Net Tangible Equity of the Partnership is approximately $8.3 million by March 31, 1996, then the pro forma net tangible book value per share will be $10.00 per share. After giving effect to the issuance of 1,232,500 additional shares necessary to achieve the Minimum Market Capitalization of $16.5 million assuming the lowest Public Offering Price of $8 per share, the pro forma net tangible book value of the Corporation at December 31, 1995 would have been $17,262,000, or approximately $8.37 per share of Common Stock, representing an immediate dilution (i.e., the difference between the purchase price per share and the pro forma net tangible book value per share after the offering) to the Limited Partners of $1.63, or 16% per share, and an immediate increase in net tangible book value of $.37, or 5% per share, to subscribers in the Rights Offering and the Public Offering, as illustrated by the following table:

Assumed initial public offering per share of                             $8.00
Common Stock

          Pro forma net tangible book value per            $10.00
          share at March 31, 1996

          Decrease per share of Common Stock               $ 1.63
          attributable to subscribers in Rights
          Offering and Public Offering

Pro forma net tangible book value per share of                           $8.37
Common Stock after the Rights Offering and the
Public Offering

Dilution per share of Common Stock to Limited                            $1.63
Partners

         The following table sets forth the number of shares of Common Stock to be distributed to the Partners of the Partnership in exchange for the assets and liabilities of the Partnership, based upon the pro forma Net Tangible Equity of $8.3 million of the Partnership at March 31, 1996, and the number of additional shares to be sold in the Rights Offering and the Public Offering, assuming the lowest Public Offering Price of $8.00 per share, the respective aggregate consideration to be paid to the Company and the average price per share of Common Stock.

                           Shares Purchased          Total Consideration      Average Price Per
                           ----------------          -------------------      -----------------
                                                                                    Share
                                                                                    -----
                          Number       Percent      Amount          Percent
                          ------       -------      ------          -------
Partners                  830,000       40.2%     $8,300,000         45.7%         $ 10.00
Subscribers             1,232,500       59.8%     $9,860,000         54.3%         $  8.00

                       FAIRNESS OF THE RESTRUCTURING PLAN

GENERAL PARTNER CONCLUSIONS

         The General Partner believes that the terms of the Restructuring Plan, when considered as a whole, are fair to the Limited Partners. This belief is based upon the General Partner's analysis of the terms of the Restructuring Plan, an assessment of its potential economic impact upon the Limited Partners, a consideration of the potential benefits and detriments of the Restructuring Plan and the available alternatives, and a review of the financial condition and performance of the Partnership. This section of the Proxy Statement/Prospectus is devoted to a discussion of the factors upon which the General Partner has based its conclusions as to the fairness of the Restructuring Plan and should be carefully reviewed by the Limited Partners. The General Partner is not in a position to quantify the relative importance of these factors but has, where appropriate, noted which of the factors support or detract from its belief as to the fairness of the Restructuring Plan to the Limited Partners.

ALTERNATIVES TO THE RESTRUCTURING PLAN

         The following is a brief discussion of the benefits and disadvantages of alternatives to the Restructuring Plan that were considered by the General Partner.


         LIQUIDATION. One alternative to the Restructuring Plan would have been to liquidate the assets of the Partnership and distribute the net liquidation proceeds to the Partners. Management believes that the value of the Partnership's business as a going concern is significantly in excess of its current liquidation value. However, the benefit of a liquidation would be that Limited Partners could liquidate their investment in the Partnership and use the proceeds for investment, business and other purposes. The detriment would be that Limited Partners might receive less value for their investment if the Partnership were liquidated than the fair market value of the Common Stock Limited Partners would receive if the Restructuring Plan is completed. The Partnership's primary assets consist of (1) the loan portfolio of Presidential;
(2) the shares of Pacific Thrift; and (3) the interests of Presidential in CRC and LPPC.

         The General Partner has made the following assumptions in connection with its estimate of liquidation values: (1) loans receivable of Presidential could be sold at book value; (2) OREO of Presidential could be sold at a 10% discount to book value; (3) no value would be received by Presidential for fixed assets, capitalized organization costs or goodwill; (4) Pacific Thrift could be sold for 110% of its book value plus a premium for loans available for sale, less a 10% discount for selling costs, severance pay, and lease buyouts; CRC and LPPC could each be sold at book value, less book value of fixed assets, leasehold improvements and prepaid expenses and a 10% discount for selling costs.

         Based upon the above assumptions, the General Partner estimates that the following proceeds could be obtained in a liquidation:

                              LIQUIDATION ANALYSIS
                                  DEC. 31, 1995
                                 (000'S OMITTED)

ASSETS                                   BALANCE                  ADJUSTMENT   ADJ. BALANCE
------                                   -------                  ----------   ------------
Cash & Investments                       $   609                                 $   609
Accounts Receivable                            1                                       1
Loans Receivable (Presidential only)       9,461                                   9,461
Reserve For Bad Debts                     (2,771)                                 (2,771)
Fixed Assets, Net                             48            (1)         (48)           0
R.E.O., Net                                  848            (2)         (85)         763
Other Assets                                  91            (1)         (21)          70
Organization                                 103            (1)        (103)           0
Investment in Subs:                            0
     Pacific Thrift                        6,819            (3)         602        7,421
     CRC                                     922                       (216)         706
     LPP                                     226                        (44)         182
Goodwill                                   1,807            (1)      (1,807)           0
                                         -------                   --------      -------
                                          18,164                     (1,722)      16,442
                                         =======                   ========      =======
Less: Liabilities

Credit Line                                6,771                                   6,771
Interest Payable                             170                                     170
Accounts Payable                             758                                     758
Partnership Payable                        1,120                                   1,120
Due to Pres. Management                      565                                     565
                                         -------                                 -------
                                           9,384                          0        9,384
                                         -------                                 -------
Capital                                  $ 8,780                   ($ 1,722)     $ 7,058
                                         =======                   ========      =======

(1)  Assumed no value for these assets

(2)  Assumed 10% reduction in value due to time to sell

(3) Assumed 110% book value plus premium for loans available for sale less 10% for selling costs, severance, lease buyouts, etc.

         Under the above analysis, the net proceeds of liquidation would be approximately $7,058,000, representing approximately 80% of the total book value of the Partnership on a consolidated basis at December 31, 1995.

LIMITED PARTNERS SHOULD NOTE THAT THE ABOVE ESTIMATE OF LIQUIDATION PROCEEDS IS BASED UPON INFORMATION CONCERNING THE GENERAL MARKET FOR ASSETS SIMILAR TO THE PARTNERSHIP'S ASSETS, AND IS NOT BASED UPON ANY ACTUAL MARKETING EFFORTS BY THE PARTNERSHIP. THE ACTUAL PROCEEDS WHICH COULD BE OBTAINED IN A LIQUIDATION COULD BE MORE OR LESS THAN THE AMOUNTS ESTIMATED ABOVE.

         If the Corporation or the Partnership were to continue to experience net losses for the next one to two years, there can be no assurance that a liquidation of the Partnership at this time would not result in a higher return to the Limited Partners than the Restructuring Plan. However, based upon current trends in Pacific Thrift's lending business, including primarily the trend toward increasing monthly loan originations and sales, as described herein under the heading "BUSINESS -- Lending Activities," management believes that Pacific Thrift has the potential for substantial growth in earnings over the next one to three years.

         CONTINUATION OF THE PARTNERSHIP UNDER THE CURRENT STRUCTURE. Another alternative to the Restructuring Plan would be to continue the Partnership in accordance with the existing Partnership Agreement. The benefit of this alternative is that Limited Partners would retain their existing rights under the Partnership Agreement, including the rights to remove the General Partner, dissolve the Partnership or amend the Partnership Agreement by the vote of a majority in interest of Limited Partners. The General Partner estimates that limited annual distributions could be resumed sometime in 1997, but these distributions would be less than the Specified Annual Return Rates provided in the Partnership Agreement. A substantial portion of Pacific Thrift's earnings would be retained by it to support its capital ratios and fund lending activity. No additional equity or debt would be raised. The General Partner further believes that no additional requests to withdraw capital could be permitted for the foreseeable future, because such withdrawals would impair the capital and operations of the Partnership.

         Although Limited Partner Units are freely transferable, and therefore could be sold in the existing secondary market for limited partnership units, these types of investments are generally sold at a discount to book value, reflecting the lower market valuation generally given to investments in limited partnerships. In contrast, market valuation of common stock is generally based upon price/earnings ratio, book value and free cash flow.

         Although a continuation of the Partnership would, in management's view, result in a higher potential value of the Partnership's business than liquidation, because it would allow the continued growth of Pacific Thrift's business, it would not meet the investment objectives of the Limited Partners. For the reasons described herein, the Partnership is no longer capable of meeting its original investment objectives of regular distributions equal to the Specified Annual Return Rates or withdrawal of capital upon demand. See " The Restructuring Plan -- Changes in Business Conditions Which Necessitate Restructuring." Therefore, the General Partner believes that a continuation of the Partnership under the Partnership Agreement is not in the best interests of the Limited Partners.

         OTHER RESTRUCTURING PLANS. The General Partner considered various other forms of restructuring plans. One such plan was the same as the Restructuring Plan but without a concurrent sale of Additional Shares. That alternative would have the advantage of not causing a dilution of the existing Partner's interests in the Corporation. However, the market capitalization and tangible net worth of the Corporation would not be sufficient to satisfy the listing standards of the Nasdaq National Market, which would reduce the liquidity of an investment in Common Stock. Therefore, the General Partner believes that the Restructuring Plan described herein is preferable to a restructuring without a concurrent offering of additional Common Stock and a standby purchase commitment.

FAIRNESS OPINION

         The General Partner selected Houlihan, Lokey, Howard & Zukin ("Houlihan Lokey") to review the terms of the Restructuring Plan and to provide an opinion concerning the fairness of the consideration to be received by the Limited Partners, collectively, in connection with the Restructuring Plan. The General Partner selected Houlihan Lokey from a field of several valuation firms located in the greater Los Angeles area, due to its national reputation in the field of business restructurings. Houlihan Lokey has never had any relationship or participated in any other transactions with the Partnership or any of its affiliates. Houlihan Lokey did not determine or recommend the terms of the Restructuring Plan, or the amount of consideration to be paid to the Limited Partners, collectively, in connection with the Restructuring Plan. The General Partner did not give any instructions to Houlihan Lokey in connection with the review of the Restructuring Plan, and did not impose any limitation on the scope of its review.

         In a written opinion dated ____________, 199_, Houlihan Lokey stated that, based upon the considerations set forth therein and on other factors it deemed relevant, it was its opinion that, assuming the Restructuring Plan is completed as proposed, the consideration to be received by the Limited Partners collectively in connection with the Restructuring Plan is fair, from a financial point of view. As used in its Fairness Opinion,

"consideration" solely means Common Stock of the Corporation. A copy of the opinion may be obtained by any Limited Partner upon written request directed to:
Richard B. Fremed, Presidential Mortgage Company, 21031 Ventura Boulevard, Woodland Hills, California 91364.


EXPERIENCE OF HOULIHAN LOKEY

         Houlihan Lokey is a nationally recognized provider of financial advisory services that regularly engages in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, going-private transactions, and in valuations for estate, corporate and other purposes.

SUMMARY OF METHODOLOGY


         In rendering its opinion, Houlihan Lokey made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances, including, but not limited to, a review of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1994 and other filings with the Securities and Exchange Commission, a review of material agreements, meetings with members of senior management of the Partnership to discuss operations, financial condition, future prospects, and projected operations and performance, visits to certain facilities and business offices of the Partnership, and review of forecasts and projections prepared by management through 1998. In arriving at its opinion, Houlihan Lokey did not make any physical inspection or independent appraisal of any of the properties or assets of the Partnership.


ASSUMPTIONS

         In conducting its review and arriving at its Fairness Opinion, Houlihan Lokey relied upon and assumed the accuracy and completeness of the financial and other information provided to it and did not attempt to independently verify such information. Houlihan Lokey relied upon the statements and information provided it by management of the Partnership as to the reasonableness of the financial forecasts and projections (and the assumptions and bases therefor). Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Partnership. For purpose of its analysis, Houlihan Lokey assumed that there has been no material adverse change in the assets, financial condition, business or prospects of the Partnership since the date of the most recent financial statements made available to Houlihan Lokey.


         Houlihan Lokey did not solicit third-party indications of interest concerning the acquisition of all or any part of the Partnership or any of its underlying assets. Houlihan Lokey did not negotiate the Restructuring Plan on behalf of any party or provide advice or counsel to any party with respect to the Restructuring Plan or any of the alternatives which may otherwise be available to the Partnership or to the Limited Partners.

LIMITATIONS AND QUALIFICATIONS

         Houlihan Lokey was not asked to opine on and is not expressing any opinion as to (i) the terms of the Restructuring Plan (other than the consideration to be received by the Partners as discussed in the Fairness Opinion), (ii) the relative fairness of the Restructuring Plan to each Partnership class individually, (iii) tax consequences of the Restructuring Plan for the Limited Partners or any other party to the Restructuring Plan; or (iv) the fairness of the Public Offering Price. Houlihan Lokey's opinion does not address the Partnership's underlying business decision to proceed with the Restructuring Plan and the Fairness Opinion should not be construed or interpreted as a recommendation by Houlihan Lokey either for or against the Restructuring Plan. Houlihan Lokey's opinion is based on business, economic, market and other conditions as they existed on the date of the Fairness Opinion and can be evaluated as of that date.


COMPENSATION

         The Partnership agreed to pay Houlihan Lokey total fees and expenses of approximately $165,000 for rendering the Fairness Opinion. The fee was negotiated between the Partnership and Houlihan Lokey and payment thereof is not dependent upon completion of the Restructuring Plan. The Partnership has not previously engaged Houlihan Lokey to render other consulting or related services prior to the present engagement.

                               VOTING REQUIREMENTS

DISTRIBUTION OF SOLICITATION MATERIALS


         This Proxy Statement/Prospectus, together with the Limited Partner Ballot and the Subscription Agreement enclosed herewith constitutes the solicitation materials to be distributed to the Limited Partners to obtain their votes for or against the Restructuring Plan. The Solicitation Period commences upon delivery of this Proxy Statement/Prospectus and will continue until the later of (i) April __, 1996 or (ii) such later date as may be selected by the General Partner in its sole discretion, not to exceed May __, 1996 (the "Expiration Date"). Any Ballots received by U.S. Stock Transfer Corporation prior to 11:59 p.m. on the Solicitation Period Expiration Date will be effective provided that such Ballots have been properly completed, signed and delivered.


         There will be no meeting of the Partnership to discuss the solicitation materials or the terms of the Restructuring Plan. The General Partner intends to actively solicit the support of the Limited Partners for the Restructuring Plan and may, subject to applicable federal and state securities laws, hold informal meetings with Limited Partners, answer questions about the Restructuring Plan and the solicitation materials and explain the General Partner's reasons for recommending the approval of the Restructuring Plan.

VOTE REQUIRED

         The Partnership will not complete the Restructuring Plan unless it is approved by Limited Partners whose Capital Contributions equal at least 51% of the total Capital Contributions of all Limited Partners (excluding Limited Partnership Units held by the General Partner). See "THE RESTRUCTURING PLAN -- Conditions to Completion of Restructuring Plan" for a discussion of the other conditions precedent to the Partnership's completion of the Restructuring Plan.

         Upon expiration of the Solicitation Period, the Partnership will proceed to (a) determine whether Limited Partners holding at least 51% of the total Capital Contributions of all Limited Partners (including Limited Partnership Units held by the General Partner) have approved the Restructuring Plan, (b) assess whether the conditions to the Restructuring Plan have been satisfied or, to the extent applicable, waived by the General Partner, and (c) if the conditions to the Restructuring Plan have been satisfied, proceed to close the Restructuring Plan as soon as reasonably practicable following the completion of the Solicitation Period.

VOTING PROCEDURES AND BALLOTS


         Limited Partners of record on March __, 1995 (the Record Date) will receive notice of, and be entitled to vote, with respect to the Restructuring Plan. If Limited Partnership Units are transferred after the date the Solicitation Period commences but before the expiration of the Solicitation Period, and the holders of the Units are admitted as Limited Partners, the solicitation materials will be sent to the new substitute Limited Partners along with notice of their admission. Such substitution will terminate the right of the prior holder of the Units to vote in connection with the Restructuring Plan.


         By marking the Ballot enclosed with this Proxy Statement/Prospectus, each Limited Partner may either vote "for," "against" or "abstain" as to the Restructuring Plan. Any Limited Partner who fails to submit a Ballot, completes his or her Ballot in an unintelligible manner, or votes "abstain" will be deemed to have voted "against." Limited Partners who submit signed Ballots but fail to make the election required by the Ballot will be deemed to have voted "for" the Restructuring Plan.


         Persons who own Limited Partnership Units through Individual Retirement Accounts or other trust accounts must instruct the banks or other trustees of such accounts, as the record owners of such Limited Partnership

Units, of the manner in which they wish their Ballots to be voted. For this purpose the Partnership has provided Special Instructions that each beneficial owner must send to the bank or trustee to vote the Limited Partnership Units held in such account in accordance with the Ballot completed by the beneficial owner. A copy of the letter and the completed Ballot should be sent to U.S. STOCK TRANSFER CORPORATION in the enclosed return envelope.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Ballots will be determined by U.S. Stock Transfer Corporation whose determination will be final and binding. The General Partner reserves the absolute right to reject any or all Ballots that are not in proper form or the acceptance of which, in the opinion of the General Partner's counsel, would be unlawful. The General Partner also reserves the right to waive any irregularities or conditions of the Ballots as to particular Limited Partnership Units. Unless waived, any irregularities in connection with the Ballots must be cured within such time as the General Partner shall determine. The delivery of the Ballots will not be deemed to have been made until such irregularities have been cured or waived.

BALLOT COMPLETION INSTRUCTIONS

         Each Limited Partner is requested to complete and execute the Ballot in accordance with the instructions contained therein. For his or her Ballot to be effective, each Limited Partner must deliver his or her Ballot at any time on or prior to the Solicitation Period Expiration Date. Ballots must be delivered to U.S. Stock Transfer Corporation.

         A self-addressed stamped envelope for return of the Ballot has been included with the solicitation materials. Completed Ballots may also be delivered to the General Partner for forwarding to U.S. Stock Transfer Corporation. The Ballots will be effective only upon actual receipt by U.S. Stock Transfer Corporation. The method of delivery of the Ballot to U.S. Stock Transfer Corporation is at the election and risk of the Limited Partner, but if such delivery is by mail it is suggested that the mailing be made sufficiently in advance of the Solicitation Period Expiration Date to permit delivery to U.S. Stock Transfer Corporation prior to that date.

         If a Limited Partner has any questions regarding the completion of his or her Ballot or the options available to him or her or needs an additional Ballot, he or she should call Richard Fremed at (818) 992-8999, ext. 250.

WITHDRAWAL AND CHANGE OF ELECTION RIGHTS


         Ballots may be withdrawn at any time prior to the expiration of the Solicitation Period. For a withdrawal or change in election to be effective, the Limited Partner must submit to U.S. Stock Transfer Corporation a second Ballot, properly signed and completed, together with a letter indicating that the prior Ballot has been revoked. The new Ballot and letter must specify the name of the person having executed the Ballot to be withdrawn or election changed and the name of the registered holder of the Limited Partnership Units in which the Ballot applies, if different from that of the person who executed the old Ballot.

SOLICITATION OF BALLOTS BY SOLICITING AGENT

         Georgeson & Company, Inc. (the "Soliciting Agent") has entered into a Soliciting Agent Agreement with the Partnership under which it will use its best efforts to solicit Limited Partners to approve the Restructuring Plan. The Soliciting Agent will be paid a fee of $15,000, plus all out-of-pocket expenses (including telephone, mailing and legal expenses) incurred by the Soliciting Agent. All fees and expenses of the Soliciting Agent will be treated as solicitation expenses and shall be handled as described under the "THE RESTRUCTURING PLAN -- Expenses of the Restructuring Plan."


         The Partnership has agreed to indemnify the Soliciting Agent against certain liabilities, including certain liabilities under the Securities Act and state securities laws. TO THE EXTENT THAT SUCH INDEMNIFICATION PROVISIONS PURPORT TO INCLUDE INDEMNIFICATION FOR LIABILITIES UNDER THE SECURITIES

ACT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

TABULATION OF BALLOTS


         U.S. Stock Transfer Corporation has been engaged to receive and tabulate the Ballots. U.S. Stock Transfer Corporation has also been engaged as the transfer agent for the Common Stock of the Corporation if the Restructuring Plan is completed. U.S. Stock Transfer Corporation will be paid total fees of approximately $19,000 in connection with the Restructuring, the Rights Offering and the Public Offering.


                              CONFLICTS OF INTEREST

         A number of conflicts of interest are inherent in the relationships of the Partnership, the General Partner and the officers and directors of the Corporation. Certain of these conflicts of interest are summarized below.

BENEFITS AND DETRIMENTS TO THE GENERAL PARTNER IN COMPLETING THE RESTRUCTURING PLAN


         Because the General Partner has a financial interest in completing the Restructuring Plan, insofar as the General Partner would receive the General Partner Warrants, there is an inherent conflict of interest in its structuring the terms and conditions of the Restructuring Plan. The manner in which the Restructuring Plan has been structured might have been different if structured by persons having no financial interest in whether or not the Restructuring Plan is completed. In addition, the General Partner currently has substantial control over the business and affairs of the Partnership. If the Restructuring Plan is completed, the General Partner will relinquish its control of the Partnership, since the Corporation will be controlled by its Board of Directors, one-third of which will be elected annually by the Stockholders. While the investors in the General Partner will acquire Common Stock in the Corporation, such interests are not expected, in the aggregate, to be sufficient to permit those persons to elect members to the Board of Directors.

DIRECTORS AND OFFICERS OF THE CORPORATION

         The Corporation has entered into employment agreements with six of the executive officers of the Corporation, all of whom are current managing officers of the Partnership and its subsidiaries. The Board of Directors of the Corporation established the terms of compensation of the Corporation's officers and directors, which were approved by the independent directors of the Corporation, subject to completion of the Restructuring Plan. The executive officers of the Corporation all are currently employees of either the General Partner or Pacific Thrift, but none of them presently has an employment contract. The terms of compensation of the executive officers have been determined annually by the General Partner. Under the heading "MANAGEMENT -- Executive Officers," there is included a comparison of the salaries and bonuses earned by the executive officers for the past three years with the salaries and bonuses which would have been earned under the terms of the employment agreements with the Corporation. The executive officers may receive higher compensation than under the Partnership structure if the Corporation substantially increases it earnings. In addition, the executive officers will also be eligible to receive grants of stock options under a stock option plan of the Corporation, to participate in an employee stock purchase plan of the Corporation, and to receive benefits under a supplemental executive retirement plan, none of which is currently offered by the Partnership. In addition, the executive officers will continue to be eligible to participate in a 401(k) retirement plan, which is currently offered by the Partnership. The terms of compensation of the Corporation's officers and directors might have been different if the initial Board of Directors had been elected by the Stockholders.

LACK OF INDEPENDENT REPRESENTATION OF LIMITED PARTNERS

         The terms of the Restructuring Plan were established by the General Partner, and the Proxy Statement/Prospectus was prepared by the General Partner in consultation with the Partnership's legal counsel. The Partnership's legal counsel has not represented the General Partner or the Limited Partners in connection with the Restructuring Plan. However, legal counsel to the Partnership receives its directions from the General Partner. Bruce P. Jeffer, a partner of the Partnership's legal counsel, Jeffer, Mangels, Butler & Marmaro, LLP, owns a 2.23% beneficial limited partner's interest in the General Partner.


         There are inherent conflicts of interest between the General Partner and the Limited Partners in connection with the Restructuring Plan. In recognition of these conflicts of interest, the Partnership has obtained a fairness opinion from Houlihan Lokey. However, due to the lack of independent legal representation, every Limited Partner is urged to consult with his, her or its own legal counsel in connection with the Restructuring Plan.

                            FIDUCIARY RESPONSIBILITY

DIRECTORS AND OFFICERS OF THE CORPORATION

         The directors are accountable to the Corporation and its Stockholders as fiduciaries and must perform their duties in good faith, in a manner believed to be in the best interests of the Corporation and its Stockholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The Corporation's Certificate of Incorporation provides that the directors will not be personally liable to the Corporation or to any Stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Delaware law. The Bylaws provide that the Corporation will indemnify its directors and officers to the full extent permitted under the Delaware law. Pursuant to the Bylaws and Delaware law, the Corporation will indemnify each director and officer against any liability and related expenses (including attorneys' fees) incurred in connection with any proceeding in which he or she may be involved by reason of serving in such capacity so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A director or officer is also entitled to indemnification against expenses incurred in any action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of serving in such capacity if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, except that no such indemnification will be made if the director or officer is judged to be liable to the Corporation, unless the applicable court of law determines that despite the adjudication of liability the director or officer is reasonably entitled to indemnification for such expenses. The Bylaws require the Corporation to advance funds to a director or officer for costs and expenses (including attorneys' fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The Corporation will enter into agreements with the Corporation's directors and executive officers, indemnifying them to the fullest extent permitted by Delaware law. Stockholders may have more limited recourse against such persons than would apply absent these provisions. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, the Corporation has been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable. The Corporation is attempting to obtain insurance policies indemnifying the directors and officers against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

GENERAL PARTNER OF THE PARTNERSHIP

         Under California partnership law, the General Partner is accountable to the Partnership as a fiduciary and is required to exercise good faith and integrity in all its dealings in Partnership affairs. The Partnership Agreement provides that neither the General Partner nor any of its Affiliates performing services on behalf of the Partnership will be liable to the Partnership or any of the Limited Partners for any act or omission by any such person if done pursuant to advice of legal counsel employed by the General Partner on behalf of the Partnership, or if done in good faith to promote the best interest of the Partnership, provided that such act or omission did not constitute gross negligence, willful or wanton misconduct or failure to adhere to its fiduciary obligations to the Partnership, or from or out of a violation of any federal or state securities laws associated with the offer and sale of any Limited Partnership Units. As a result, Limited Partners might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in the Partnership Agreement.

         The Partnership Agreement also provides that the General Partner and certain related parties shall be indemnified by the Partnership from any and all liability, damage and costs (including reasonable attorneys' fees) incurred by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including all such liabilities under the state and federal securities laws, provided that no indemnity shall be provided for acts or omissions constituting fraud, bad faith, or gross negligence.

                             SELECTED FINANCIAL DATA

         The following selected financial information is based upon the financial statements of the Partnership on a consolidated basis appearing elsewhere herein. The consolidated financial statements for the years ended December 31, 1993 and 1994 were audited by Ernst & Young LLP ("E&Y"). [The consolidated financial statements for the year ended December 31, 1995 will be audited by BDO Seidman LLP ("BDO").]


                                                                                   AS OF AND FOR THE YEARS ENDED
                                                                                        DECEMBER 31,
                                                                -----------------------------------------------------------
                                                                   1995         1994        1993         1992        1991
                                                                                    (DOLLARS IN THOUSANDS)
                                                                -----------------------------------------------------------
                                                                (Unaudited)
STATEMENT OF OPERATIONS DATA:
Total interest income .......................................   $  9,577     $ 11,404     $ 14,212     $ 16,827    $ 18,668
Total interest expense ......................................      5,199        4,927        5,718        6,725       8,683
                                                                --------     --------     --------     --------    --------
  Net interest income .......................................      4,378        6,477        8,494       10,102       9,985
Total noninterest income ....................................     13,265        6,002        5,305        5,316       4,865
Provision for loan losses ...................................      3,289        6,096        4,655        3,888       2,617
Other real estate owned expense .............................      1,212          732        3,307        1,014         881
General and administrative expense ..........................     16,062       15,164       11,705       10,367       7,517
Provision (benefit) for income taxes ........................     (1,222)           1            1            1         -0-
                                                                --------     --------     --------     --------    --------
Net income (loss) ...........................................   $ (1,698)    $ (9,514)    $ (5,869)    $    148    $  3,835
                                                                ========     ========     ========     ========    ========
Distributions paid ..........................................        -0-          -0-        1,943        4,610       5,747

STATEMENT OF FINANCIAL CONDITION DATA:
Total assets ................................................   $ 82,557     $103,747     $114,324     $120,216    $138,405
Net loans(1) ................................................     56,486       65,056       84,755      101,405     122,628
Total deposits ..............................................     60,156       69,501       62,421       50,561      39,555
Partners' equity ............................................      8,726       10,425       19,939       28,830      36,706

PARTNERSHIP:
SELECTED RATIOS (%)
Return on average assets ....................................      (1.82)%      (8.73)%      (5.00)%        .11%       2.77%
Return on average partners' equity ..........................     (17.73)%     (62.67)%     (24.07)%        .45%      10.13%
Net interest margin(2) ......................................       5.79%        6.82%        8.65%        8.71%       7.57%
Noninterest expense to average assets .......................      18.54%       14.58%       12.80%        8.80%       6.07%
Efficiency ratio(3) .........................................      97.91%      127.38%      108.79%       73.82%      56.55%
Efficiency ratio excluding REO expense(3) ...................      91.04%      121.52%       84.82%       67.24%      50.62%
General and administrative expense to average assets ........      17.24%       13.91%        7.78%        8.02%       5.43%
Average partners' equity to average assets ..................      10.28%       13.92%       20.79%       25.34%      27.35%
Loan originations ...........................................   $170,961     $ 76,838     $ 48,612     $ 53,207    $ 60,278

ASSET QUALITY DATA:
Nonaccrual loans ............................................   $    793     $  3,146     $  5,316     $  3,253    $  3,942
REO (net of senior liens) ...................................      2,545        5,308        4,225        6,973       4,199
Total nonperforming assets ..................................      3,338        8,454        9,541       10,226       8,141
Troubled debt restructurings ................................        948          -0-          -0-          -0-         -0-
Allowance for credit losses .................................      4,229        4,307        3,122        2,646       1,821
Net loan charge offs ........................................      3,367        4,912        4,178        3,063       1,907

ASSET QUALITY RATIOS:
Nonperforming assets to total assets ........................       4.04%        8.15%        8.35%        8.51%       5.88%
Allowance for credit losses to net loans ....................       7.49%        6.62%        3.68%        2.61%       1.48%
Allowance for credit losses to nonaccrual loans .............     533.29%      136.94%       58.74%       81.34%      46.19%
Net loan charge offs to average loans .......................       5.28%        5.79%        4.12%        2.67%       1.32%

                                                           AS OF AND FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                              ------------------------------------------------------
                                                  1995       1994       1993         1992       1991
                                                                 (DOLLARS IN THOUSANDS)
                                              ------------------------------------------------------
                                               (Unaudited)
DISTRIBUTION DATA
       Distributions to Partners and               -0-
       Net Income (Loss) Per Unit
         Class A Limited Partners(4)(5)            -0-        -0-         52          220        264
           Net Income (Loss) Per Unit             (207)    (1,157)      (708)          17        756
           Distributions Per Unit                  -0-        -0-        148          628        756
         Class B Limited Partners                  -0-        -0-         74          324        429
           Net Income (Loss) Per Unit             (207)    (1,157)      (708)          17        448
           Distributions Per Unit                  -0-        -0-        123          528        448
         Class C Limited Partners                  -0-        -0-        298        1,383      1,887
           Net Income (Loss) Per Unit             (207)    (1,157)      (708)          17        414
           Distributions Per Unit                  -0-        -0-        111          478        414
         Class D Limited Partners                  -0-        -0-        280        1,314      1,802
           Net Income (Loss) Per Unit             (207)    (1,157)      (708)          17        414
           Distributions Per Unit                  -0-        -0-        111          478        414
         Class E Limited Partners                  -0-        -0-        198          857      1,086
           Net Income (Loss) Per Unit             (207)    (1,157)      (708)          17        363
           Distributions Per Unit                  -0-        -0-         92          394        363
         DRP Units                                 -0-        -0-          3           12          9
           Net Income (Loss) Per Unit             (207)    (1,157)      (708)          17        311
           Distributions Per Unit                  -0-        -0-         74          328        311
         General Partner(6)                        -0-        -0-         12           50        118


--------------------
(1) Net of allowances for loan loss and deferred loan fees and costs, including loans held for sale.

(2) Net interest margin represents net interest income divided by total average earning assets.

(3) Efficiency ratio represents noninterest expense divided by noninterest income and net interest income.

(4) These amounts include income earned in the reported periods but not distributed until 45 days after the end of each quarter and 90 days after the end of each year, and also include interests of the General Partner(s) in Class A, B, C and D Units.

(5) All per Unit information is reported on the basis of one Unit equalling a $5,000 Capital Contribution.

(6) Includes distributions based on the General Partner's Interests only, not on the Class A, B, C or D Units owned by the General Partner.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The Corporation has only recently been formed and, accordingly, has no results of operations. The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the financial condition of the Partnership and its current operating subsidiaries, Pacific Thrift, CRC and LPPC.

GENERAL

         The Partnership operates two business segments: (i) the real estate lending business, which is conducted through the Partnership and Pacific Thrift and (ii) the trust deed foreclosure services business, which is conducted through CRC and LPPC. The Partnership reports its financial condition and results of operations on a consolidated basis with Pacific Thrift, CRC and LPPC.

         Since 1994 the primary source of operating income of the Partnership's lending business has been fee income from origination and sale of residential loans. This reflects a change from prior years in which the primary source of operating income was net interest income, which is the difference between the interest income earned on its real estate secured loan portfolio and investment portfolio and the cost of funds, consisting primarily of interest and fees on the Bank Loan, and interest paid on deposits issued by Pacific Thrift.

         Over the past two years, Pacific Thrift's ability to originate portfolio loans has been limited by its capital levels. In 1994, Pacific Thrift's capital was reduced by loan losses and expenses associated with the changes in its lending business operations. In addition, certain differences between regulatory accounting principles and generally accepted accounting principles in connection with sales of senior loan participation interests resulted in a reduction of Pacific Thrift's regulatory capital levels. As a result of these factors, Pacific Thrift's regulatory capital declined to levels which substantially restricted new portfolio lending. However, between November 1994 and December 1995, Pacific Thrift restored its capital with fee income from its loan sale programs, capital contributions from the Partnership and savings from staff reductions and changes in compensation structure for loan representatives. Management anticipates that Pacific Thrift will gradually increase portfolio lending in 1996.

         For the years ended December 31, 1994 and 1993, the Partnership experienced consolidated net operating losses due to high loan losses caused by substantial declines in California real estate values between 1990 and 1995. In addition, Presidential experienced a decline in net interest income over the past four years as a result of the steady reduction of its loan portfolio, which has been necessary to pay down the Bank Loan. Over the past five years, the Bank Loan had been reduced from a high of $82 million in 1990 to $6.8 million as of December 31, 1995. The Bank Loan is required to be fully repaid by June 1997. Management anticipates that the Bank Loan will be paid off with a combination of interest income and principal reductions on the Presidential loan portfolio (which had an aggregate gross principal balance of $9.2 million, net of specific reserves of $.9 million but including loans held for sale of $3.0 million as of December 31, 1995), sales of OREO ($.8 million at December 31, 1995, net of senior liens) and sales of portfolio loans as necessary to augment interest and fee income.

         Management's goals for Pacific Thrift's lending business are to (i) continue to emphasize fee income from loans originated for sale; (ii) increase the volume of loans originated for sale in states in which Pacific Thrift has recently commenced lending operations; (iii) expand loan operations into new states; (iv) minimize overhead costs by operating without offices in most areas;
(v) continue to evaluate possible securitization programs; and (vi) gradually rebuild Pacific Thrift's loan portfolio balance. See "BUSINESS -- Business Strategy."

         The primary source of operating income of the trust deed foreclosure services business is fee income for services performed by CRC, LPPC, and CRC Washington on behalf of other lenders, including the Partnership and Pacific Thrift. CRC currently provides foreclosure services nationwide for over 300 banks, thrifts, mortgage companies, life insurance companies and federal regulatory agencies. None of CRC, CRC Washington or LPPC own substantial tangible assets or have substantial operating expenses other than general and administrative and personnel expenses.

         The Corporation's basic goal for its trust deed foreclosure services business is to increase fee income through growth of CRC's and LPPC's customer bases. Trust deed foreclosure services fees are limited by statute in substantially all cases, and therefore the primary means of increasing fee income is by increasing the volume of services provided and reducing the costs of providing the services. CRC doubled its customer base between 1991 and 1993, from approximately 150 to

300 customers. However, during the past two years, some customers have been lost as a result of mergers and acquisitions. While many of these customers were replaced with new accounts during the year, they were not replaced soon enough to fully offset declines in revenues from accounts lost. Less than 5% of the revenues of each of CRC and LPPC were provided by Presidential and Pacific Thrift for the three years ended December 31, 1995.

FINANCIAL CONDITION

         GENERAL

         Total consolidated assets decreased $37.6 million to $82.6 million at December 31, 1995 from $120.2 million at December 31, 1992, a decrease of 31.3%. The decrease in consolidated assets during this period was due primarily to a decrease of $46.7 million in net loans of Presidential and a $10.8 million decrease in net loans of Pacific Thrift, for a total decrease of $57.5 million in net loans receivable (excluding loans held for sale) to $43.9 million at December 31, 1995 from $101.4 million at December 31, 1992.

         A substantial amount of the proceeds from loan payoffs and loan sales of Presidential have been used to pay down the Bank Loan over the past five years. The Bank Loan has been reduced $26.6 million to $6.8 million at December 31, 1995 from $33.4 million at December 31, 1992.

         Total deposits of Pacific Thrift have increased $9.6 million to $60.2 million at December 31, 1995 from $50.6 million at December 31, 1992, an increase of 19%. Over the past 12 months, management undertook to reduce Pacific Thrift's total deposits by $9.3 million, from a high of $69.5 million at December 31, 1994, in order to reduce assets and reduce interest expense. Based upon historical experience, management believes that Pacific Thrift has the ability to further increase deposits if necessary to fund lending activities.

         Total Partnership capital decreased by $20.1 million to $8.7 million at December 31, 1995 from $28.8 million at December 31, 1992. Reductions in capital were due to capital withdrawals of $1.4 million paid in 1993 to withdrawing Limited Partners in accordance with the terms of the Partnership Agreement, $1.9 million in distributions paid in 1993 (which were in excess of net profits and were therefore a return of capital) and net losses on operations of $1.7 million, $9.5 million and $5.9 million for the years ended December 31, 1995, 1994 and 1993, respectively, partially offset by $.3 million in capital contributions in 1993. During the years ended December 31, 1995, 1994 and 1993, the Partnership received additional requests to withdraw capital of approximately $.3 million, $.9 million and $8.2 million, respectively, which were not approved, in accordance with the restrictions provided in the Partnership Agreement and the Bank Loan.

         AT DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1994.

         Total consolidated assets of the Partnership decreased $21.1 million (20.4%) to $82.6 million at December 31, 1995 from $103.7 million at December 31, 1994. The decrease resulted primarily from declines in cash and cash equivalents, loans receivable, accounts receivable, real estate acquired in settlement of loans ("OREO") and interest receivable, offset by increases in excess yield receivable. Loans receivable decreased by $9.1 million (17.2%), to $43.9 million from $53.0 million, as a result of loan pay offs and loan sales. Cash and cash equivalents decreased by $9.1 million (46.6%), to $10.5 million from $19.6 million. Accounts receivable declined by $1.8 million (34.2%) to $3.3 million at December 31, 1995 from $5.1 million at December 31, 1994. Excess yield receivable increased $1.8 million, (206.9%) to $2.7 million from $.9 million due to sales of loans for which Pacific Thrift receives a servicing release fee over the life of the loans sold. See "BUSINESS -- Lending Activities -- Loans Originated for Sale." OREO declined by $4.5 million (58.6%), to $3.1 million at December 31, 1995 from $7.6 million at December 31, 1994, reflecting sales of OREO. Interest receivable declined by $.2 million (19.7%), to $.9 million from $1.1 million, primarily due to the reduction of the loan portfolio.

         Total liabilities decreased $19.5 million (20.9%) to $73.8 million at December 31, 1995 from $93.3 million at December 31, 1994. The decrease resulted from declines in notes payable, thrift certificates payable, accounts payable, accrued expenses and interest payable and mortgages payable on OREO. Notes payable decreased by $8 million (54.2%), to $6.8 million from $14.8 million, due to pay down of the Bank Loan. Thrift certificates payable decreased by $9.3 million (13.4%) to $60.2 million from $69.5 million, reflecting the reduction in total assets of Pacific Thrift. Accounts payable, accrued expenses and interest payable decreased by $.4 million (7.8%), to $5.2 million from $5.6 million, primarily due to a $.4 million reduction in accrued expenses for the environmental remediation of OREO acquired by Pacific Thrift after receiving a lower bid for completion of the work. Mortgages payable on OREO decreased by $1.7 million (73.6%), to $.6 million from $2.3 million, due to sale of OREO.

         Total Partnership capital decreased by $1.7 million (16.3%) to $8.7 million from $10.4 million, due to consolidated net losses of $1.7 million incurred during the year ended December 31, 1995. The consolidated net loss was comprised of a $5.8 million net loss of Presidential, partially offset by a $3.2 million net profit after tax provision of Pacific Thrift, a $.6 million net profit of CRC and a $.3 million net profit of LPPC.

         AT DECEMBER 31, 1994 COMPARED WITH DECEMBER 31, 1993

         Total consolidated assets decreased $10.6 million to $103.7 million at December 31, 1994 from $114.3 million at December 31, 1993, a decrease of 9.3%. The decrease in assets during the year was primarily due to reductions in the Partnership's loans receivable and OREO, offset by an increase in cash and cash equivalents held to maintain Pacific Thrift's required liquidity ratio. Presidential's loans receivable declined by $21.6 million, and Pacific Thrift's loans receivable by $9.6 million, resulting in a total decline of $31.2 million in 1994, to $53.0 million at December 31, 1994 from $84.2 million at December 31, 1993, a net decline of 37.0%. OREO increased by $1.6 million in 1994 to $7.6 million at December 31, 1994 from $6.0 million at December 31, 1993, an increase of 26.7%. Offsetting these declines was an increase in cash and cash equivalents, which increased by $6.4 million in 1994, to $19.6 million at December 31, 1994 from $13.2 million at December 31, 1993.

         Total deposits of Pacific Thrift increased $7.1 million to $69.5 million at December 31, 1994 from $62.4 million at December 31, 1993, an increase of 11.4%.

         Total Partners' capital decreased $9.5 million to $10.4 million at December 31, 1994 from $19.9 million at December 31, 1993, a decline of 47.7%. Reductions in capital were due to a $9.5 million net operating loss for 1994. During 1994, the Partnership received additional requests to withdraw capital of approximately $0.9 million which were not approved, in accordance with the restrictions provided in the Partnership Agreement and the Bank Loan.


         AT DECEMBER 31, 1993 COMPARED WITH DECEMBER 31, 1992

         Total consolidated assets decreased $5.9 million to $114.3 million at December 31, 1993 from $120.2 million at December 31, 1992, a decrease of 4.9%. The decrease in assets during the year was primarily due to reductions in the Partnership's loans receivable and OREO, offset by an increase in cash and cash equivalents held to maintain Pacific Thrift's required liquidity ratio. Presidential's loans receivable declined by $17.7 million, while Pacific Thrift's loans receivable increased by $.5 million, resulting in a net decline of $17.2 million in 1993, to $84.2 million at December 31, 1993 from $101.4 million at December 31, 1992, a net decline of 17.0%. OREO declined by $3.5 million in 1993 to $6.0 million at December 31, 1993 from $9.5 million at December 31, 1992, a decline of 36.8% Offsetting these declines was an increase in cash and cash equivalents, which increased by $12.7 million in 1993, to $13.2 million at December 31, 1993 from $0.5 million at December 31, 1992.


         Total deposits of Pacific Thrift increased $11.8 million to $62.4 million at December 31, 1993 from $50.6 million at December 31, 1992, an increase of 23.3%.

         Total Partners' capital decreased $8.9 million to $19.9 million at December 31, 1993 from $28.8 million at December 31, 1992, a decline of 30.9%. Reductions in capital were due to capital withdrawals of $1.4 million paid to withdrawing Limited Partners in accordance with the terms of the Partnership Agreement, $1.9 million in distributions, capital contributions of $.3 million and a $5.9 million net operating loss for 1993. During 1993, the Partnership received additional requests to withdraw capital of approximately $8.2 million which were not approved, in accordance with the restrictions provided in the Partnership Agreement and the Bank Loan.

RESULTS OF OPERATIONS

         NET INTEREST INCOME ANALYSIS

         The following table sets forth certain information concerning average interest-earning assets and interest bearing liabilities and the yields and rates thereon. Average balances are calculated on a quarterly basis and nonaccrual loans have been included in interest earning assets for the computations. Fee income on loans included in interest income and in the calculation of average yields was $.7 million, $1.7 million and $2.7 million for the years ended December 31, 1995, 1994 and 1993, respectively.

  YIELDS AND RATES ON INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

                                                         Year Ended                                           Year Ended
                                                      December 31, 1995                                  December 31, 1994
                                                      -----------------                                  -----------------
                                            Average                       Yield/           Average                            Yield/
                                            Balance        Interest        Rate            Balance          Interest           Rate
                                            -------        --------        ----            -------          --------           ----
                  Assets                            (Dollars in Thousands)                            (Dollars in Thousands)
Interest-earning assets:
  Loans                                     $63,711         $ 8,885       13.95%           $ 84,776            11,003         12.98%
  Interest-bearing deposits in
  other financial institutions
  and securities purchased under
  agreements to sell                         11,852             692        5.84%             10,138               401          3.96%
                                            -------         -------       -----            --------            ------         -----
    Total interest-earning assets            75,563           9,577       12.67%             94,914            11,404         12.02%
                                            =======         =======       ======           ========            ======         =====

Noninterest-earning assets:
  Cash and due from banks                     5,536                                           3,782
  Premises & equipment, net                   1,483                                           1,452
  Real estate acquired in settlement          5,322                                           6,276
  of loans
  Other Assets                                5,290                                           6,734
                                            -------                                        --------
    Total noninterest-earning assets         17,631                                          18,244
                                            -------                                        --------
Less allowance for loan losses                3,911                                           3,085
                                            -------                                        --------
                                             89,283           9,577                         110,073            11,404
                                            =======         =======                        ========            ======
  Liabilities & Partners' Capital
Interest-bearing liabilities:
  Notes payable                              12,601           1,379       10.94%             18,734             1,982         10.58%
  Savings deposits                           13,322             718        5.39%             23,867               904          3.79%
  Time CDs                                   50,031           3,102        6.20%             44,241             2,041          4.61%
                                            -------         -------       -----            --------            ------         -----
  Total interest-bearing liabilities         75,954           5,199        6.84%             86,842             4,927          5.67%
                                            =======         =======       =====            ========            ======         =====
Noninterest-bearing liabilities:
  Accounts payable & accrued
  expenses                                    3,123                                           8,047
                                            -------                                        --------
Total liabilities                            79,077                                          94,889
Partners' Capital                            10,206                                          15,184
                                            -------         -------                        --------            ------
                                            $89,283           5,199                        $110,073             4,927
                                            =======         =======                        ========            ======
Net interest income/spread                                    4,378        5.83%                                6,477          6.34%
                                                            =======       =====                                ======         =====
Net interest margin                                                        5.79%                                               6.82%
Net Income (loss)                                            (1,698)                                           (9,514)
                                                            =======                                            ======
Average interest earning assets to                                        0.995%                                              1.093%
average interest bearing liabilities

         Interest income and interest expense can fluctuate widely based on changes in the level of interest rates in the economy. Pacific Thrift attempts to minimize the effect of interest rate fluctuations on net interest margins by matching as nearly as possible interest sensitive assets and interest sensitive liabilities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset/Liability Management."

         Net interest income can also be affected by a change in the composition of assets and liabilities, such as when higher yielding loans replace lower yielding loans. Net interest income is affected by changes in volume and changes in rates. Volume changes are caused by differences in the level of earning assets and interest-bearing liabilities. Rate changes result from differences in yields earned on assets and rates paid on liabilities.

         The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities due to changes in volume and interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume; (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e. changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to changes due to volume and changes due to rate.


                                                                Rate Volume Analysis
                                                                --------------------
                                                               (Dollars in Thousands)

                                            1995 compared to 1994             1994 compared to 1993

                                             Increase (decrease)               Increase (decrease)
                                              due to change in                  due to change in
                                     ------------------------------------------------------------------
                                     Volume      Yield/        Net       Volume      Yield/        Net
                                                  Rate       Change                   Rate       Change
Interest-earning assets:
Loans                                (2,891)        773      (2,118)     (1,821)     (1,385)     (3,206)

Interest-bearing deposits in
other financial institutions and
securities purchased under
agreements to sell                       76         215         291         399          (1)        398
                                     ------      ------      ------      ------      ------      ------

Total interest-earning assets        (2,815)        988      (1,827)     (1,422)     (1,386)     (2,808)
                                     ======      ======      ======      ======      ======      ======

Liabilities & Partners' Capital
Interest-bearing liabilities:

Notes payable                          (669)         66        (603)     (1,243)        728        (515)

Savings deposits                       (485)        299        (186)        734          10         744

Time Cds                                293         768       1,061        (382)       (638)     (1,020)
                                     ------      ------      ------      ------      ------      ------

Total interest-bearing
liabilities                            (861)      1,133         272        (891)        100        (791)
                                     ======      ======      ======      ======      ======      ======

Change in net interest income        (1,954)       (145)     (2,099)       (531)     (1,486)     (2,017)
                                     ======      ======      ======      ======      ======      ======

         FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

         GENERAL

         The Partnership incurred a net loss of $1.7 million for the year ended December 31, 1995, compared with a net loss of $9.5 million for the year ended December 31, 1994. Net losses for 1995 were $2.9 million before tax provision and $1.7 million after tax provision, reflecting a tax benefit due to Pacific Thrift's net operating loss carryforwards of $1.2 million. Pacific Thrift has a remaining net operating loss carryforward of $4.0 million as of December 31, 1995, which may be used to offset tax liability on future taxable income of the Corporation. However, management believes that it is likely that future use of the remaining net operating loss carryforward will be limited to approximately $.4 million per year until 2002 as a result of the anticipated change of ownership of the Corporation following the Restructuring Plan. The reduction in the net operating loss in 1995 compared to 1994 was due primarily to increases in noninterest income and decreases in noninterest expenses from 1994.

         NET INTEREST INCOME

         Net interest income before provision for loan losses decreased by $2.1 million (32.4%), to $4.4 million for the year ended December 31, 1995 compared to $6.5 million for the year ended December 31, 1994, as a result of the reduction in total interest income and increase in total interest expense.

         TOTAL INTEREST INCOME

         Total interest income decreased by $1.8 million (16%), to $9.6 million for 1995 compared to $11.4 million for 1994, due to reductions in the loan portfolio as assets were reduced to improve capital ratios in Pacific Thrift and pay down the Bank Loan at Presidential.

         TOTAL INTEREST EXPENSE

         Total interest expense increased by $.3 million (5.5%), to $5.2 million for 1995 compared to $4.9 million for 1994, due to higher market interest rates paid on thrift certificates by Pacific Thrift, which offset lower levels of deposits and a reduction in the Bank Loan.

         PROVISION FOR LOAN LOSSES

         The provision for loan losses was $3.3 million for the year ended December 31, 1995, compared to $6.1 million for the year ended December 31, 1994. The total allowance for loan losses was $4.2 million at December 31, 1995, compared with $4.3 million at December 31, 1994, reflecting sales and payoffs of loans as to which reserves had previously been taken and improvements in status in some portfolio loans.

         The calculation of the adequacy of the allowance for loan losses is based on a variety of factors, including loan classifications and underlying loan collateral values, and is not directly proportional to the level of nonperforming loans. See "BUSINESS -- Classified Assets and Nonperforming Loans -- Allowance for Loan Losses." The ratio of nonaccrual loans past due 90 days or more to total loans was 1.62% at December 31, 1995, compared to 5.35% at December 31, 1994. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 533.29% at December 31, 1995, compared to 136.94% at December 31, 1994.

         NONINTEREST INCOME

         Total noninterest income increased by $7.3 million (121%), to $13.3 million for the year ended December 31, 1995 compared to $6.0 million for the year ended December 31, 1994, due to increases in gains on sale of loans by Pacific Thrift. Gains on sale of loans increased by $8.0 million (840.3%), to $8.9 million for 1995 compared to $.9 million for 1994. Pacific Thrift sold a total of $155.4 million of loans during 1995, for a total gain on sale of $8.9 million. These sales included $144.9 million of securitizable loans, for a gain on sale of $8.6 million, $8.5 million of portfolio loans, for a gain on sale of $.2 million and $2.0 million of home improvement loans, sold at a gain of $.1 million. Other income decreased by $.6 million (34.4%), to $1.1 million for 1995 compared to $1.9 million for 1994, due to lower revenues of CRC and LPPC.

         NONINTEREST EXPENSE

         Noninterest expense increased by $1.4 million (8.7%), to $17.3 million for 1995 compared to $15.9 million for 1994. Increases in noninterest expense were primarily due to increases in salaries, employee benefits and personnel services and operations of OREO, partially offset by declines in general and administrative expenses. General and administrative expenses decreased by $.8 million (11.5%) to $6.3 million for 1995 compared to $7.1 million for 1994. Salaries, employee benefits and personnel services increased by $1.4 million (21.0%) to $7.9 million for 1995 compared to $6.5 million for 1994. Expenses on OREO decreased by $.7 million (58.0%) to $.5 million for 1995 compared to $1.2 million for 1994. The Partnership recognized net losses on sales of OREO of $.7 million for 1995 and net gains of $.4 million for 1994.

         FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

         GENERAL

         The Partnership incurred a net loss of $9.5 million for the year ended December 31, 1994, compared with a net loss of $5.9 million for the year ended December 31, 1993. The increase in net loss in 1994 from 1993 was due primarily to a $3.4 million decline in net interest income after provision for loan losses to $.4 million in 1994 from $3.8 million in 1993, and a $.9 million increase in non-interest expense to $15.9 million in 1994 from $15.0 million in 1993, partially offset by a $.7 million increase in non-interest income.

         NET INTEREST INCOME

         Net interest income before provision for loan losses for the year ended December 31, 1994 was $6.5 million, a decrease of $2.0 million from the year ended December 31, 1993. This decrease resulted primarily from the decrease in average interest earning assets, which declined by $3.3 million, or 3.4%, to $94.9 million in 1994 from $98.2 million in average interest earning assets in 1993.

         TOTAL INTEREST INCOME

         Total interest income decreased $2.8 million, or 19.7%, to $11.4 million in 1994 from $14.2 million in 1993 due to the reduction of $3.3 million in average interest earning assets.

         TOTAL INTEREST EXPENSE

         Total interest expense decreased $0.8 million to $4.9 million in 1994 from $5.7 million in 1993. The decline in interest expense was due primarily to a substantial reduction in the Bank Loan balance, which was partially offset by an increase in deposits, principally time certificates of deposit, issued by Pacific Thrift at lower rates of interest than the rate payable on the Bank Loan.

         PROVISION FOR LOAN LOSSES

         The provision for loan losses was $6.1 million in 1994 compared with $4.6 million in 1993. The provision for loan losses remained high in 1994 and 1993 due to the continuing high levels of loan delinquencies and declines in California real estate values over the past five years. The total allowance for loan losses has increased as a percentage of the total loan portfolio to 7.33% of the combined portfolio at December 31, 1994 compared with 3.49% of the combined portfolio at December 31, 1993. New policies and procedures were initiated by Pacific Thrift in 1993, which included obtaining new outside appraisals for most delinquent loans when the most recent outside appraisal was over six months old. In the last quarter of 1993, new management was hired for Pacific Thrift, and it determined to make changes in the method of determining the allowance for loan losses, which resulted in significant adjustments to the provision for loan loss in the fourth quarter of 1993. In 1994, management of the Partnership conducted a further review of its portfolio, which included review appraisals of many properties. As a result, a substantial adjustment to the provision for loan losses of the Partnership was made in the fourth quarter of 1994. See "BUSINESS -- Classified Assets and Loan Losses."

         The ratio of nonaccrual loans past due 90 days or more to total loans was 5.35% at December 31, 1994 and 5.98% at December 31, 1993. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 136.94% at December 31, 1994 and 58.74% at December 31, 1993.

         NONINTEREST INCOME

         Noninterest income increased by $0.7 million to $6.0 million in 1994 compared to $5.3 million in 1993. Noninterest income was primarily provided by trustee and reconveyance fees earned by CRC and LPPC. Trustee and reconveyance fees decreased by $0.5 million in 1994 to $3.3 million in 1994 compared to $3.8 million in 1993, due to a reduction in loan default levels in 1994.

         Gain on sale of loans increased by $0.8 million (800%) in 1994, to $0.9 million in 1994 from $0.1 million in 1993. The increase is the result of an increase in originations of loans for sale in 1994. A total of $58 million in loans were sold in 1994, including $29.6 million of loans originated for sale by Pacific Thrift.

         NONINTEREST EXPENSE

         Noninterest expense increased by $0.9 million to $15.9 million in 1994 from $15.0 million in 1993. The major components of this increase included a $1.4 million increase in salaries and employee benefits, a $1.6 million increase in general and administrative expenses and a $.5 million increase in depreciation and amortization, offset by a decrease of $2.6 million in operation of OREO. The increase in salaries and benefits was due to increased staffing at Pacific Thrift in 1994 and reduced deferred loan origination costs pursuant to FASB 91. The increase in general and administrative expenses was due to increased professional fees.

         FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

         GENERAL


         The Partnership incurred a net operating loss of $5.9 million for 1993, compared with net income of $.1 million for 1992. The net loss in 1993 was due primarily to a $2.4 million decline in net interest income after provision for loan losses to $3.8 million in 1993 from $6.2 million in 1992, and a $3.6 million increase in non-interest expense to $15.0 million in 1993 from $11.4 million in 1992.

         NET INTEREST INCOME

         Net interest income before provision for loan losses for 1993 was $8.5 million, a decrease of $1.6 million from 1992. This decrease resulted primarily from the decrease in average interest earning assets, which declined by $17.7 million, or 15.3%, to $98.2 million in 1993 from $115.9 million in average interest earning assets in 1992.

         TOTAL INTEREST INCOME

         Total interest income decreased $2.6 million, or 15.5%, to $14.2 million in 1993 from $16.8 million in 1992 due to reductions in loans receivable. Reductions in Presidential's loans receivable were partially offset by increases in Pacific Thrift's average loans receivable to $57.3 million in 1993 from $50.6 million in 1992. Although there was no increase in interest rates on loans made in 1993, loans that paid off in 1993 were at lower average interest rates than existing loans that did not pay off in 1993, resulting in a higher average rate of interest on the average portfolio in 1993.

         TOTAL INTEREST EXPENSE

         Total interest expense decreased $1.0 million to $5.7 million in 1993 from $6.7 million in 1992. The decline in interest expense was due primarily to a substantial reduction in the Bank Loan balance, which was partially offset by an increase in deposits, principally time certificates of deposit, issued by Pacific Thrift at lower rates of interest than the rate payable on the Bank Loan.

         PROVISION FOR LOAN LOSSES

         The provision for loan losses was $4.7 million in 1993 compared with $3.9 million in 1992. The provision for loan losses remained high in 1993 and 1992 due to the continuing high levels of loan delinquencies and declines in California real estate values. The total allowance for loan losses increased as a percentage of the total loan portfolio to 3.49% of the combined portfolio at December 31, 1993 compared with 2.49% of the combined portfolio at December 31, 1992. New policies and procedures were initiated by Pacific Thrift in 1993, which included obtaining new outside appraisals for most delinquent loans when the most recent outside appraisal was over six months old. In the last quarter of 1993, new management was hired for Pacific Thrift, and it determined to make changes in the method of determining the allowance for loan losses, which resulted in significant adjustments to the provision for loan loss in the fourth quarter of 1993. "BUSINESS -- Classified Assets and Loan Losses."

         The ratio of nonaccrual loans past due 90 days or more to total loans was 5.94% and 3.06% at December 31, 1993 and 1992, respectively. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 58.74% and 81.34% at December 31, 1993 and 1992, respectively.

         NONINTEREST INCOME

         Noninterest income remained unchanged at $5.3 million in 1993 and in 1992. Noninterest income was primarily provided by trustee and reconveyance fees earned by CRC and LPPC in 1993. Trustee and reconveyance fees increased by $.7 million in 1993 to $3.8 million in 1993 compared to $3.1 million in 1992. Trustee and reconveyance fee income increased due to generally higher loan default levels in California in 1992 and 1993 and increases in the customer bases of CRC and LPPC.

         The increase in trustee and reconveyance fee income was offset by decreases in other income and gain on sale of home improvement loans. Gain on sale of home improvement loans decreased to $15,177 from $.4 million in 1992. The decrease in gain on sale of home improvement loans was due to the discontinuation of the home improvement loan division in March 1993, which management determined was necessary because of the lack of resources available to support the volume expansion of the program necessary to make it profitable.

         NONINTEREST EXPENSE

         Noninterest expense increased by $3.6 million to $15.0 million in 1993 from $11.4 million in 1992. The major components of this increase included a $1.4 million increase in salaries and employee benefits, a $1.8 million increase in expenses on operation of OREO and a $.5 million increase in net loss on sale of OREO. The increase in salary and employee expenses is due to a reduction in loan originations in 1993, which reduced the amount of employee expenses which could be deferred under FASB 91 over the life of loans originated in 1993. Therefore, although the total amount of salaries and benefits paid in 1993 declined by $.1 million from 1992, the Partnership recognized $1.3 million more in expense in 1993. Similar costs had been deferred in 1992. The increase in expenses on operation of OREO was due to an increase in the number of properties acquired and held as OREO.


         In 1993, the general partner of the Partnership voluntarily reduced the base compensation it receives for providing personnel services to Presidential and Pacific Thrift from 35% of loan origination fees to 30% of such fees, which resulted in a reduction of $.1 million in 1993 from the amount that otherwise would have been paid to the General Partner.

LIQUIDITY AND CAPITAL RESOURCES

         Neither Presidential nor any of its subsidiaries other than Pacific Thrift maintain significant cash and cash equivalent assets. The primary source of Pacific Thrift's liquidity is the cash and cash equivalents maintained by Pacific Thrift in connection with its deposit-taking and lending activities. At December 31, 1995, cash and cash equivalent assets totalled $10.5 million, compared with $19.6 million at December 31, 1994.

         At December 31, 1995, neither Presidential nor Pacific Thrift had material outstanding commitments to fund loans. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1995 totalled $35.2 million. Based upon historical experience, management believes that a significant portion of such deposits may be renewed to the extent deemed desirable by management. In general, depositors have historically tended to renew deposits when the rates paid on such deposits remain competitive with rates offered by comparable financial institutions. However, from time to time during 1994 and 1995, management of Pacific Thrift has intentionally taken steps to reduce deposit renewals in order to reduce the total amount of deposits. These steps include reducing the interest rates offered on maturing deposits and declining to renew certain large deposits.

         Presidential's primary sources of funds are principal and interest payments on loans, substantially all of which have been used to pay down the Bank Loan and pay expenses since July 1993. Pacific Thrift's primary sources of funds are deposits, principal and interest payments on loans and gains on sales of loans. Gains on sales of loans cannot be predicted with certainty, because they depend on new loan originations, which are subject to fluctuation. While scheduled principal amortization on loans and deposit flows are a reasonably predictable source of funds, mortgage loan prepayments are greatly influenced by the level of interest rates, economic conditions and competition.


         The primary lending and investment activities of Presidential and Pacific Thrift are the origination of fixed and adjustable rate real estate loans. Since November 1991, substantially all new loans (other than loan rewrites of existing loans) have been originated by Pacific Thrift. Effective January 1, 1994, Pacific Thrift began to invest in short-term investment securities, primarily federal funds sold and U.S. Treasury Notes, which provides income from those assets required for liquidity. The levels of these assets depend on Pacific Thrift's operating, financing, lending and investing activities during any given period.


         For the past four years, Presidential has reduced its lending activities as a result of the need to reduce its borrowings under the Bank Loan. Beginning in 1991, Presidential began to pay down the Bank Loan, which has been reduced by $26.6 million to $6.8 million at December 31, 1995 from $33.4 million at December 31, 1992. Pacific Thrift has increased its lending activities over the same period, including primarily loans originated for sale in 1994 and 1995, which are funded with loan sale proceeds.

         Pacific Thrift maintains minimum levels of liquid assets as required under the liquidity policy adopted by the board of directors of Pacific Thrift. The relationship between short-term liquid assets and total deposits at December 31, 1995 was 31.7%, which exceeded the 10% minimum established by the board. At December 31, 1994 and 1993, the liquidity ratio was 26.9% and 20.5%, respectively.

         On December 1, 1995, Pacific Thrift obtained from First Interstate Bank of California a federal funds credit line, bearing interest at the federal funds rate as announced from time to time by the Federal Reserve Board, in the amount of $2.5 million, which was increased to $3.5 million on January 3, 1996. The line is intended to support short term liquidity, and is not expected to be used for more than ten consecutive days or more than 12 times during any 30 day period.

         Pacific Thrift is subject to certain leverage and risk-based capital adequacy standards applicable to FDIC-insured institutions. At December 31, 1994, Pacific Thrift was classified by the FDIC as "undercapitalized." However, by March 31, 1995, Pacific Thrift was reclassified by the FDIC as "adequately capitalized." As of December 31, 1995, Pacific Thrift's regulatory capital levels have increased to levels meeting the FDIC's definition of "well capitalized;" however, due to the existence of the 1995 Order requiring Pacific Thrift to maintain certain capital levels, it is classified as "adequately capitalized." See "SUPERVISION AND REGULATION -- Federal Law -- Capital Standards."

ASSET/LIABILITY MANAGEMENT

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would generally tend to adversely affect net interest income while a positive gap would generally tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would generally tend to result in increased net interest income while a positive gap would generally tend to adversely affect net interest income. At December 31, 1995, total interest-earning assets maturing or repricing during each period exceeded total interest-bearing liabilities maturing or repricing in the same periods by $1.7 million, representing a cumulative interest rate sensitivity gap ratio of 3.0%. However, because interest rates for different asset and liability products offered by depository institutions respond differently to changes in the interest rate environment, the gap is only a general indicator of interest rate sensitivity.

         Presidential does not actively originate new loans, and has not done so in approximately four years. Therefore, Presidential does not actively monitor its interest rate risk at this time.

         Pacific Thrift actively monitors its interest rate risk. Pacific Thrift has an asset/liability committee which includes its President, Chief Financial Officer and Deposit Operations Manager. The committee meets regularly to review Pacific Thrift's interest rate risk position and make whatever adjustments are necessary. In addition, the board of directors of Pacific Thrift reviews its asset/liability position on a quarterly basis.


         To the extent consistent with its interest rate spread objectives, Pacific Thrift attempts to reduce its interest rate risk and has taken a number of steps to match its interest sensitive assets and liabilities to minimize the potential negative impact of changing interest rates. Pacific Thrift has focused on making adjustable rate loans, virtually all of which adjust quarterly, and focuses its investment activity on short-term obligations of banks and U.S. government securities.

         The following table sets forth the interest rate sensitivity of Pacific Thrift's assets and liabilities at December 31, 1995 on the basis of certain assumptions. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing timing or contractual term of the asset or liability. Pacific Thrift has assumed that its savings accounts, which totalled $24.3 million at December 31, 1995 reprice immediately. Certificates of deposit are included in the table below at their dates of maturity.

         Certain shortcomings are inherent in the method of analysis presented in the following table. For example, interest rate floors on some adjustable rate loans can have the effect of increasing the net interest income as interest rates decline or, conversely, limiting net interest income as interest rates rise. Also, loan prepayments and early withdrawal of certificates of deposit could cause the interest sensitivities to vary from what appears in the table. Finally, the ability of many borrowers to service their adjustable rate debt may be adversely affected by an interest rate increase.

              INTEREST RATE SENSITIVITY GAP AS OF DECEMBER 31, 1995
                             (Dollars in Thousands)

                                                                                                            After
Assets or Liabilities Which                1 Day            3 Months       Six Months           1-5           5
     Mature or Reprice                     to 3 Months     to 6 Months      to 1 Year          Years        Years           Total
---------------------------                -----------     -----------     ----------          -----        -----           -----
Cash and Investments .................      9,506,287               0               0               0              0      9,506,287

Variable Rate Loans Receivable .......     36,479,178         942,408         192,872         901,850      4,264,215     42,780,523

Loans Held for Sale (1) ..............      9,577,341               0               0               0              0      9,577,341

  Interest-earning assets ............     55,562,806         942,408         192,872         901,850      4,264,215     61,864,151

Certificates of deposit ..............     12,722,796      13,439,390       9,084,164         635,000              0     35,881,350

Savings accounts .....................     24,274,630               0               0               0              0     24,274,630

  Interest-bearing liabilities .......     36,997,426      13,439,390       9,084,164         635,000              0     60,155,980

Interest rate sensitivity gap ........     18,565,380     (12,496,982)     (8,891,292)        266,850      4,264,215      1,708,171

Cumulative interest rate
sensitivity gap ......................     18,565,380       6,068,398      (2,822,894)     (2,556,044)     1,708,171      1,708,171

Interest rate sensitivity ratio (2) ..           1.50            0.07            0.02            1.42           0.00           1.03

Cumulative interest rate
sensitivity gap ratio (3) ............           0.33            0.11           -0.05           -0.04           0.03           0.03


(1) Includes pre-approved loans sold at each month end, for which cash has not yet been received.

(2) The interest rate sensitivity gap ratio represents total interest-earning assets divided by total interest-bearing liabilities.

(3) The cumulative interest rate sensitivity gap ratio represents the cumulative interest rate sensitivity gap divided by total interest-earning assets.

EFFECT OF FEDERAL LAWS AND REGULATIONS


         Pacific Thrift's operating results are impacted by Federal laws and regulations. See "SUPERVISION AND REGULATION."


IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations of the Partnership and its subsidiaries. Like most mortgage companies and industrial loan companies, nearly all the assets and liabilities of the Partnership and Pacific Thrift are monetary. As a result, interest rates have a greater impact on the Partnership's consolidated performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

EFFECT OF NEW ACCOUNTING STANDARDS

         In December 1991, the Financial Accounting Standards Board (FASB) issued its Statement of Financial Accounting Standards No. 107 ("SFAS 107") "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. SFAS 107 is effective for fiscal years ending after December 15, 1995, for entities with less than $150 million in total assets, as of its December 1991 issuance date. The adoption of SFAS 107 did not have a material impact on the Partnership's financial statements for the year ended December 31, 1995, and is not expected to have a material impact on the Corporation's financial statements.

         In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 applies to all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or a lower of cost or fair value, leases, and debt securities as defined in SFAS No. 115. SFAS No. 114 requires that impaired loans be valued at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair market value of the collateral if the loan is collateral dependent. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994, with earlier adoption encouraged. SFAS No. 114 applies primarily to the Partnership's combined mortgage loan portfolio. Presidential and Pacific Thrift actively monitor this portfolio and evaluate the net realizable value of any loan which is deemed to be impaired. Net realizable value is assessed based upon current appraised value of the underlying collateral. If carrying value exceeds this estimated realizable value, carrying value is reduced to the estimated realizable value by a charge to earnings. As such, SFAS No. 114 does not represent a material change from the Partnership's and Pacific Thrift's current accounting practices and management does not expect implementation of SFAS No. 114 to have any material effect on the reported financial results of the Corporation.


         In October, 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amends Statement No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and also amends the disclosure requirements of Statement No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to these impaired loans. SFAS No. 118 is effective concurrent with the effective date of Statement 114, that is, for financial statements for fiscal years beginning after December 15, 1994. As with Statement No. 114, management believes it is following the requirements of SFAS No. 118.

         In March, 1995, the FASB used SFAS No. 121 "Accounting for the impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset.


         This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. Earlier application is encouraged. Restatement of previously issued financial statements is not permitted. Impairment losses resulting from the application of this Statement should be reported in the period in which the recognition criteria are first applied and met. The initial application of this Statement to assets that are being held for disposal at the date of adoption should be reported as the cumulative effect of a change in accounting principle. Management does not believe that the adoption of SFAS 121 will have a material impact on the Corporation's financial statements.


         In May, 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65." SFAS No. 122 requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated to the mortgage loans (without the mortgage servicing rights) and no cost should be allocated to the mortgage servicing rights.

         This Statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. A mortgage banking enterprise should stratify its mortgage servicing rights that are capitalized after the adoption of this Statement based on one or more of the predominant risk characteristics of the underlying loans. Impairment should be recognized through a valuation allowance for each impaired stratum.


         This Statement applies prospectively in fiscal years beginning after December 15, 1995, to transactions in which a mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of this Statement. Earlier application is encouraged. Retroactive capitalization of mortgage servicing rights retained in transactions in which a mortgage banking enterprise originates mortgage loans and sells or securitizes those loans before the adoption of this Statement is prohibited. Based on management's belief that no material amount of portfolio loans will be sold for the foreseeable future, management does not believe that the adoption of SFAS 122 will have a material impact on the Corporation's financial statements.

         In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a method of accounting for stock compensation plans based on fair value of grants made under such plans on the date of grant using certain option-pricing models. SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion 25 "Accounting for Stock Issued to Employees," which provides for an intrinsic valuation model that recognizes only the difference between the fair market value of a company's stock and the price paid to acquire the stock under the stock compensation plan. However, SFAS No. 123 encourages the adoption of the fair value accounting method. Companies electing not to follow the new fair value based method are required to provide expanded footnote disclosures, including pro forma net income and earnings per share, determined as if the company had applied the new method. SFAS No. 123 is required to be adopted prospectively beginning January 1, 1996. Management intends to account for grants under the Company's stock option plan under the intrinsic value method allowed under APB Opinion 25 and to provide the footnote disclosure required by SFAS No. 123 in its financial statements beginning in 1996.

    UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF THE CORPORATION

         The following unaudited pro forma consolidated financial statements give effect to the Restructuring Plan. The unaudited pro forma consolidated balance sheet is presented on the basis that the Restructuring Plan took place on December 31, 1995. The unaudited pro forma consolidated statement of operations is presented on the basis that the Restructuring Plan was consummated as of January 1, 1995.

         These unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Presidential Mortgage Company and Subsidiaries included in this Proxy/Prospectus Statement.

         The unaudited pro forma consolidated statement of operations is not necessarily indicative of the operating results which would have been achieved by the Corporation had the Restructuring Plan been consummated as of January 1, 1995 and should not be construed as representative of future operating results or financial position of the Corporation.

         The direct costs incurred in connection with effecting the Restructuring Plan are period costs to be charged to operations as incurred. The specific incremental costs directly attributable to the raising of additional capital in the Rights Offering and the Public Offering are deferred and charged against the gross proceeds of the offerings.

         The unaudited pro forma consolidated balance sheet assumes that 830,000 shares of common stock of the Corporation are exchanged for the assumed $8,300,000 of Net Tangible Equity of the Partnership, that 200,000 shares of Common Stock of the Corporation are sold in the Rights Offering for $10.00 per share, that 40,000 Subscriber Warrants are issued to subscribers in the Rights Offering and that 620,000 shares of common stock of the Corporation are sold in the Public Offering for $10.00 per share.

         The pro forma Primary and Fully Diluted Weighted Average Common Shares Outstanding at December 31, 1995 assumes that 1,650,000 shares of Common Stock of the Corporation were outstanding for the entire year.

         Pro forma Fully Diluted Earnings Per Share assumes the exercise of all outstanding Subscriber Warrants, the Bank Warrant, the General Partner Warrants, and shares issuable under incentive stock options granted pursuant to the Corporation's 1995 Stock Option - See "MANAGEMENT - 1995 Stock Option Plan."

                             PRO FORMA BALANCE SHEET

                                DECEMBER 31, 1995

                                          HISTORICAL
ASSETS                                      BALANCE               ADJUSTMENTS       PRO FORMA
Cash & cash equivalents                  $10,489,000  (1)         $ 7,427,000      $15,626,000

                                                      (2)          (1,290,000)

                                                      (3)          (1,000,000)

                                                      (4)            (385,000)

                                                      (5)             385,000

Accounts receivable                        3,337,000                        0        3,337,000

Accrued interest receivable                  903,000                        0          903,000

Loans receivable                          43,908,000                        0       43,908,000

Loans held for sale                       12,577,000                        0       12,577,000

Excess yield receivable                    2,725,000                        0        2,725,000

Other real estate                          3,156,000                        0        3,156,000

Receivable from related party                347,000                        0          347,000

Property and equipment, net                1,398,000                        0        1,398,000

Goodwill                                   1,808,000                        0        1,808,000

Other assets                               1,909,000  (4)                   0        1,909,000
                                         -----------              -----------      -----------
                                         $82,557,000                5,137,000       87,692,000

LIABILITIES AND OWNERS'
EQUITY

Liabilities:

Thrift certificates payable              $60,156,000              $         0      $60,156,000

Accounts payable and accrued               4,291,000  (2)           ($170,000)     $ 4,163,000
expenses

Partnership withdrawals payable            1,120,000  (2)          (1,120,000)               0

Notes payable                              6,771,000  (3)          (1,000,000)       5,771,000

Mortgages payable                            611,000                        0          611,000

Payable to general partner                   881,000  (4)            (385,000)         496,000
                                         -----------              -----------      -----------
                                         $73,830,000               (2,675,000)     $71,155,000

Owners' Equity:                            8,727,000  (5)             385,000                0

Additional                                       -0-  (1)           7,427,000        6,539,000
                                         -----------              -----------      -----------
                                         $82,557,000              $ 5,137,000      $87,694,000
                                         ===========              ===========      ===========

                         PRO FORMA STATEMENT OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                      HISTORICAL
                                                        BALANCE                ADJUSTMENTS        PRO FORMA
Interest Income:

     Loans receivable                                 $ 8,885,000               $       0        $ 8,885,000

     Deposits with financial institutions                 692,000                       0            692,000
                                                      -----------               ---------        -----------
Total interest income                                   9,577,000                       0          9,577,000
                                                      ===========               =========        ===========
Interest Expense:

     Thrift certificates                                3,820,000                       0          3,820,000

     Notes payable                                      1,379,000       (11)     (165,000)         1,214,000
                                                      -----------               ---------        -----------
Total interest expense                                  5,199,000                (165,000)         5,034,000
                                                      ===========               =========        ===========
Net interest income                                     4,378,000                 165,000          4,543,000

Provision for loan losses                               3,299,000                       0          3,289,000
                                                      -----------               ---------        -----------
Net interest after provision for loan losses            1,089,000                 165,000          1,254,000

Noninterest income:

     Trustee and reconveyance fees                      3,248,000                       0          3,248,000

     Other income                                       1,122,000                       0          1,122,000

     Gain on sale of loans                              8,895,000                       0          8,895,000
                                                      -----------               ---------        -----------
                                                       13,265,000                       0         13,265,000

Noninterest Expense:

     General and administrative                         6,273,000        (9)      336,000          6,842,000

                                                                         (8)     (167,000)

                                                                        (12)      400,000

     Salaries and employee benefits                     7,858,000        (6)     (767,000)         7,414,000

                                                                         (7)     (245,000)

                                                                         (8)      568,000

     Related party fees                                 1,012,000                       0          1,012,000

     Depreciation and amortization                        919,000                       0            919,000

     Operations of other real estate                    1,212,000                       0          1,212,000
                                                      -----------               ---------        -----------
                                                       17,274,000                 125,000         17,399,000
                                                      -----------               ---------        -----------
Loss before income taxes (benefit)                     (2,920,000)                 40,000         (2,880,000)
                                                      -----------               ---------        -----------
Income taxes (benefit)                                 (1,222,000)                 16,000         (1,206,000)
                                                      -----------               ---------        -----------
Net loss                                              $(1,698,000)              $  24,000        $(1,674,000)
                                                      ===========               =========        ===========

Weighted average common shares outstanding

     Primary                                      830,000          1,650,000

     Fully Diluted                                830,000          2,445,333

Loss per share:

     Primary                                     $  (2.05)        $    (0.87)

     Fully Diluted                               $  (2.05)        $    (0.59)

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The adjustments to the unaudited pro forma consolidated financial statements are as follows:

(1) To reflect the minimum cash proceeds from issue of stock in the Rights Offering and Public Offering, net of estimated offering costs as follows:

                      Public offering             $6,200,000
                      Rights offering             $2,000,000
                      Estimated offering costs    $ (773,000)
                                                  ----------
                                                  $7,427,000
                                                  ==========

(2) To reflect the payment of limited partnership capital withdrawals payable of $1,120,000 and related accrued interest of $170,000 that were approved by the general partner but not paid by the Partnership due to limitations in the Partnership Agreement and restrictions on such withdrawals under the Bank Loan with NatWest.

(3) To reflect a $1,000,000 paydown of the notes payable to NatWest under the terms of the Restructuring Plan and the Bank Loan with NatWest.

(4)      To reflect payment of $385,000 owed to the General Partner.

(5) To reflect the purchase of General Partner Warrants for a purchase price of $385,000.

(6) To remove payment to the General Partner of a base fee up to 35% of the loan origination fees paid by borrowers to the Partnership, as provided in the Restructuring Plan.

(7) To remove payment of management and supervision fee to general partner of 3/8 of 1% per annum on loans with terms over three years, as provided in the Restructuring Plan.

(8) To reflect payment of salaries that were previously paid by the General Partner, which will now be paid directly by the Corporation under the Restructuring Plan.

(9) To remove payment of legal fees of $100 per loan to an officer of the Partnership, as provided in the Restructuring Plan.

(10) To reflect payment of additional directors fees and directors and officers liability insurance premiums.

(11) To remove interest expense associated with the $1,000,000 paydown of the NatWest loan and the $1,120,000 payoff of the approved limited partner withdrawals.

(12)     To reflect expenses of the Restructuring, estimated at $400,000.

                  CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS

         On September 12, 1995, the Partnership dismissed E&Y as independent accountants of the Partnership and its subsidiaries, and engaged BDO as independent accountants of the Partnership and its subsidiaries.

         The report of E&Y for the years ended December 31, 1994 and 1993 did not contain an adverse opinion or a disclaimer of an opinion, and was not qualified or modified as to audit scope or accounting principles. The report for the year ended December 31, 1994 contained an explanatory paragraph concerning a substantial doubt about the ability of the Partnership to continue as a going concern due to losses from nonperforming loans that resulted in significant recurring losses from operations, substantial debt service and other requirements of the note payable to the Partnership's lender, and the regulatory capital classification of Pacific Thrift. In addition, the report for the two years ended December 31, 1994 contained an explanatory paragraph concerning certain securities litigation containing allegations of securities fraud and aiding and abetting a breach of fiduciary duty relating to the Partnership and its Chief Executive Officer. The report for the year ended December 31, 1993 also contained an explanatory paragraph concerning the Partnership's liability for environmental remediation of two properties acquired in foreclosure and possible government action if the Partnership did not comply with a consent agreement regarding one of the properties. The environmental remediation action was not referred to in the report for the year ended December 31, 1994, as there was no material uncertainty regarding any further liability as of that date.

         As of the date hereof, Pacific Thrift has been reclassified as "adequately capitalized" by the FDIC, and its regulatory capital ratios meet the FDIC's regulatory definition of "well capitalized," although it is classified as "adequately capitalized" due to the provisions of the 1995 Order requiring it to maintain certain capital levels (which it currently meets).

         During the Partnership's two most recent fiscal years and subsequent interim period, there were disagreements between the Partnership and E&Y regarding the following matters:

         There was a disagreement concerning the scope of the work necessary to be performed by E&Y in connection with a proposed restructuring of the Partnership, including procedures and issues raised with respect to the allowance for loan losses, deferred tax asset and other transactions recorded by the Partnership in its unaudited financial information as of June 30, 1995. Prior to resolving the disagreement, the client-auditor relationship was terminated by the Partnership.

         There were disagreements regarding the amount of the provision and allowance for loan losses for the fiscal years ended December 31, 1994 and 1993, which were resolved by the Partnership recording an additional provision for each year.

         There were disagreements about the scope of audit procedures to be performed to ascertain the status of certain regulatory matters concerning Pacific Thrift and the ability of the Partnership to continue as a going concern for the fiscal year ended December 31, 1994, which were resolved by E&Y performing the additional procedures.

         There was a disagreement about the need to add an explanatory paragraph to the report of E&Y for the year ended December 31, 1994 concerning the ability of the Partnership to continue as a going concern, which was resolved by the Partnership accepting such explanatory paragraph.

         There were disagreements regarding the interpretation of regulatory accounting principles applicable to sales of senior loan participation interests to third parties by Pacific Thrift which were resolved by Pacific Thrift requesting an opinion of the FDIC and revising its regulatory reports to conform to the FDIC's interpretation of such principles.

         There was a disagreement regarding the scope of audit procedures necessary and the necessity of footnote disclosure concerning certain litigation in which allegations of securities fraud and aiding and abetting in the breach of fiduciary duty were made against the Partnership and its Chief Executive Officer by investors in companies affiliated with the Partnership until 1984. The disagreement was resolved by the Partnership adding footnote disclosure in its financial statements for the fiscal years ended December 31, 1994 and 1993. The securities litigation naming the Partnership and the Chief Executive Officer referred to in the explanatory paragraphs contained in the 1994 and 1993 reports was dismissed by the plaintiffs in October 1995.

         There was a disagreement concerning the disclosure required in connection with the Partnership's liability for remediation of environmental contamination of two properties acquired in foreclosure in 1993. At the time the audit of the Partnership's 1993 financial statements was completed there existed potential civil or criminal claims against the Partnership, and the Partnership was engaged in negotiations with governmental authorities to settle any potential claims. Until the settlement agreement was completed, the Partnership's counsel was unable to provide an opinion as to whether civil or criminal liability was probable or remote. The Partnership delayed issuance of the financial statements until the settlement agreement was entered and an opinion of counsel was obtained to the effect that the possibility of criminal liability was remote. The disagreement was resolved by the Partnership increasing the disclosure in its financial statement footnotes in 1993, including the disclosure that, in the opinion of its legal counsel, the likelihood of criminal action was remote if the terms of a settlement agreement reached with regulatory authorities were complied with. As of the date hereof, the Partnership is in full compliance with the terms of the Settlement Agreement.

         There was a disagreement regarding the accounting and footnote disclosure of certain related party transactions, which was resolved by adjustments to the accounting and by additional disclosures for the related party transactions.

         E&Y has advised the Partnership that there are certain deficiencies in its lending and credit administration procedures and its procedures for determination of its allowance for loan losses that, taken as a whole, constitute a material weakness in its internal controls and a "reportable event" pursuant to Item 304 of Rule S-K. The Partnership has taken or is in the process of taking the necessary steps to improve each of the procedures identified by its accountants as requiring improvement, to the extent deemed appropriate by management.

         The managing officers of the Partnership's general partner discussed the subject matter of each disagreement with the Partnership's former accountants. The Partnership has authorized its former accountants to respond fully to all inquiries of the Partnership's successor accountants concerning the subject matter of each disagreement.

         Prior to the engagement of BDO as the independent accountants for the Partnership and its subsidiaries, the Partnership did not consult BDO concerning the application of accounting principles to any specified transaction or any matter that was the subject of a disagreement with E&Y or a reportable event.

                                    BUSINESS

THE PARTNERSHIP


         The Partnership is a California limited partnership formed in 1981. Since 1986, Presidential Management Company has been the sole general partner of the Partnership. In 1988, the Partnership formed Pacific Thrift as a wholly-owned subsidiary. In 1990, the Partnership acquired all of the limited partnership interests of CRC and LPPC. In 1994, the Partnership formed the Corporation and Unified as wholly-owned subsidiaries.


THE CORPORATION


         The Corporation is a newly organized financial institution holding company. In March 1996, the Partnership transferred all of the outstanding stock of Pacific Thrift, CRC Washington and Unified to the Corporation, for the purpose of allowing all of its corporate subsidiaries to file consolidated tax returns. Upon the Closing Date of the Restructuring Plan, the Partnership will transfer to the Corporation all of Presidential's assets and liabilities and all of the limited partnership interests in CRC and LPPC. The executive offices of the Partnership and the Corporation are located at 21031 Ventura Boulevard, Woodland Hills, California, telephone number (818) 992-8999.

         The Corporation currently intends to conduct business primarily through its operating subsidiaries, Pacific Thrift, CRC, CRC Washington, LPPC and Unified.


PACIFIC THRIFT


         Pacific Thrift is a California licensed industrial loan company that commenced business in 1988 and is supervised and regulated by the California Department of Corporations ("DOC") and the Federal Deposit Insurance Corporation ("FDIC"). The deposits of Pacific Thrift are insured by the FDIC up to applicable limits. Pacific Thrift conducts its operations at its main office in Woodland Hills and produces loans through five loan production offices located in Walnut Creek, San Jose, Costa Mesa and West Covina, California and, Bellevue, Washington. In addition, Pacific Thrift originates loans through 60 commission based loan representatives (as of December 31, 1995) who operate in California, Washington and nine other states, but Pacific Thrift does not maintain offices for such representatives except those based in California and Washington. Pacific Thrift focuses its lending activities exclusively on real estate secured loans to individuals and small businesses. Pacific Thrift does not offer lease financing or credit lines. Pacific Thrift offers passbook accounts, term certificates and money market certificates. Pacific Thrift does not offer other traditional banking services, such as checking accounts, travelers' checks or safe deposit boxes.

         For the past year, management of Pacific Thrift has concentrated on improving its operations by: (i) increasing fee income from loans originated for sale; (ii) improving asset quality; and (iii) restoring and maintaining capital ratios in excess of regulatory requirements. Management believes that it has successfully achieved these goals. Gains on sale of loans originated for sale increased by $7.7 million (890.0%), to $8.6 million for the year ended December 31, 1995 compared with $.9 million for the year ended December 31, 1994. Management's goal is to continue strong growth of gains on sale of loans through 1996. Asset quality, measured as the percentage of adversely classified assets compared with the total loan and OREO portfolio, improved to 9.65% at December 31, 1995 compared to 14.5% at December 31, 1994. Capital ratios improved from "adequately capitalized" to levels which would be deemed "well capitalized" in the absence of an order requiring the maintenance of capital. However, since Pacific Thrift was subject to the 1995 Order of the FDIC as of December 31, 1995, Pacific Thrift was classified as "adequately capitalized" on that date, in spite of its higher capital ratios.

         Pacific Thrift earned net income of $3.2 million for the year ended December 31, 1995, compared with net losses of approximately $2.9 million and $3.2 million for the years ended December 31, 1994 and 1993, respectively. The net income earned in 1995 reflect primarily the substantial increase in gains on sale of loans in 1995 compared with all prior periods. Net losses in 1994 and 1993 were due primarily to increased loan losses on Pacific Thrift's loan portfolio caused by continuing declines in the value of California real estate held as collateral.

CRC, CRC WASHINGTON AND LPPC

         CRC is a California limited partnership formed by the General Partner in December 1986 and purchased by the Partnership in 1990. CRC provides foreclosure related services on real estate trust deeds, including conduct of foreclosure sales and trust deed reconveyances. LPPC was formed by the General Partner in 1990 and purchased by the Partnership in the same year. LPPC provides posting and publishing of notices of default and notices of sale for CRC and other trust deed foreclosure companies. CRC provides services on California trust deeds to over 300 banks, thrifts, mortgage banks, life insurance companies and federal regulatory agencies located across the country. Approximately one-third of CRC's revenues are derived from lenders located outside of California, and management anticipates that this percentage will continue to grow. Less than 5% of the revenues of CRC or of LPPC are derived from services provided to the Partnership and Pacific Thrift.

         In October 1995, the Partnership incorporated a new wholly-owned subsidiary, CRC Reconveyance Corporation, a Washington corporation ("CRC Washington"). In March 1996, the stock of CRC Washington was transferred to the Corporation. CRC Washington will provide foreclosure related services on real estate trust deeds secured by property located in the State of Washington. CRC Washington will reimburse Pacific Thrift for office space used by CRC Washington at the office of Pacific Thrift in Bellevue, Washington. CRC Washington has not conducted significant business operations as of the date hereof.

         Trustee foreclosure services accounted for net income of approximately $.9 million, $.9 million and $1.4 million for each of the years ended December 31, 1995, 1994 and 1993, respectively. Management believes that the primary reason for the decline in net income has been the merger or acquisition of many small lending companies into larger banks and lending companies. The acquiring entities often have affiliated foreclosure service companies or arrangements with other foreclosure service companies, resulting in the loss of business to CRC. CRC has been able to replace many of its lost customers with new customers, which has partially mitigated the loss of some accounts. CRC has now refocused its marketing strategy to target primarily small and medium-sized lenders. CRC has hired a sales representative in the San Diego area, and is seeking a sales representative for the northern California area. In the meantime, CRC's southern California sales representatives are covering the northern California area. Management of CRC believes that it can increase net income by increasing its volume of sales through its current marketing strategy. There can be no assurance, however, that it will successfully increase net income.


UNIFIED


         Unified is a newly formed corporation with no business operations as of December 31, 1996. On the Closing Date, Presidential will transfer its loan portfolio to Unified. The loans will continue to be serviced by Pacific Thrift for a servicing fee of 1.5% per year of the principal balance of each loan serviced.

         Although management currently does not anticipate that Unified will actively originate new loans for the foreseeable future, it is expected that Unified will obtain a California finance lender's license. Unified may also obtain mortgage lender licenses in other states, as management deems appropriate. Unified is expected to rewrite loan receivables as they mature or are otherwise refinanced in the future. In addition, Unified may from time to time purchase loans from other lenders for securitization or for its own portfolio. It is not anticipated at this time that Unified would have a full time staff or separate office.

         Pacific Thrift will continue to be the primary focus of the Corporation's lending business. However, Pacific Thrift, as a regulated financial institution, is subject to certain regulatory requirements and restrictions which may limit its ability to engage in certain lending activities, or limit the amount of certain types of loans it may make. Unified will provide flexibility to management where the need arises for a separate entity subject to fewer regulatory restrictions than Pacific Thrift.

BUSINESS STRATEGY

        After the consummation of the Public Offering and the Restructuring, management of the Corporation intends to continue the improvement and growth of the Corporation's lending business. While there can be no assurance that management of the Corporation will be successful in executing its business strategy, principal strategic objectives include:

        - CONTINUE TO EMPHASIZE FEE INCOME FROM LOANS ORIGINATED FOR SALE. Pacific Thrift has developed the ability to originate a high volume of mortgage loans for sale to larger mortgage lenders for securitization. For the year ended December 31, 1995, Pacific Thrift increased gains on sale of loans originated for sale by $7.7 million (890%), to $8.6 million from $.9 million for the prior year. By focusing its business on the origination of loans for sale, Pacific Thrift has reduced its reliance on interest income, the primary source of income for traditional banks and mortgage lenders. The origination of loans for sale substantially mitigates the credit risks associated with loan defaults, because the risk of loss on loans is transferred to the loan purchasers, subject to standard representations and warranties made by Pacific Thrift to the loan purchasers at the time of sale for which Pacific Thrift remains liable.

        - INCREASE VOLUME OF LOANS ORIGINATED FOR SALE IN STATES IN WHICH PACIFIC THRIFT HAS RECENTLY COMMENCED LENDING OPERATIONS. In 1994, management of Pacific Thrift began to implement a geographic expansion strategy to increase the volume of loans originated for sale. Pacific Thrift first expanded operations into the western states of Washington, Oregon and Nevada, where certain officers had previous experience with mortgage lending operations. Pacific Thrift later expanded lending operations into Colorado, Arizona and Utah, and began exploring other regions for possible lending operations. As of December 31, 1995, Pacific Thrift had loan representatives in 11 states, including the states of Washington, Oregon, California, Idaho, Nevada, Arizona, Utah, Colorado, New York, Connecticut and Massachusetts. In addition, as of December 31, 1995, Pacific Thrift was in the early stages of commencing operations in Minnesota, Missouri, Illinois, Florida, Georgia, Virginia, Pennsylvania, Delaware and Maryland.

        - EXPAND LOAN OPERATIONS INTO NEW STATES. Now that Pacific Thrift has developed policies and procedures for expanding the origination of loans for sale in new states, management believes that it may continue its expansion into new geographic areas in a manner consistent with safe and sound banking practices. As of December 31, 1995, management was preparing to commence operations in Texas, New Mexico, North Carolina and South Carolina. Management has targeted the states of West Virginia, Kentucky, Tennessee, Hawaii, Ohio, Indiana, Wisconsin, Michigan, Vermont, New Hampshire, Kansas, Oklahoma, Louisiana, Iowa, New Jersey, Rhode Island and the District of Columbia for commencing loan origination activity within the next 12 months.

         - MINIMIZE OVERHEAD COSTS BY OPERATING WITHOUT OFFICES IN MOST AREAS. Management of Pacific Thrift has developed an operating system which allows it to expand lending operations in new areas without opening loan production offices. Whenever possible, a senior loan officer with experience in an existing Pacific Thrift office is transferred to a new region to hire local loan representatives on a commission-only basis. The senior loan officer supervises and trains the local representatives, all of whom operate independently without office space. Local loan representatives typically have contacts with local mortgage loan brokers, which provide sources of loan referrals. All loan applications and supporting documentation are delivered to Pacific Thrift's California loan review office for all processing and underwriting. As operations expand in one or more locations, Pacific Thrift may consider renting small offices as necessary to facilitate business operations. However, management believes that Pacific Thrift may effectively conduct business without the expense and risk of undertaking long-term lease and other overhead obligations in most locations.

         - CONTINUE TO EVALUATE POSSIBLE SECURITIZATION PROGRAMS. Although management does not believe that historical loan volume levels support securitization programs by Pacific Thrift directly, management will continue to evaluate possible programs to securitize loans to the extent that future lending volume permits. Management believes that such programs could further enhance revenues of Pacific Thrift because, as sponsor of securitization programs, Pacific Thrift would earn more by retaining the interest spread and servicing fees which it currently releases for a premium as a seller of loans. In addition, Pacific Thrift would then consider the purchase of loan production from other originators to enhance loan volume.

- GRADUALLY REBUILD PACIFIC THRIFT'S LOAN PORTFOLIO BALANCE. Although management intends to emphasize loans originated for sale, it also intends to gradually rebuild Pacific Thrift's loan portfolio balance with residential and commercial mortgage loans. Moreover, management believes that some diversification of revenue sources is a prudent business policy which allows for adaptation to changing economic and business conditions.

- CONTINUE TO IMPROVE ASSET QUALITY. In 1994, management of Pacific Thrift began an ongoing effort to improve loan underwriting policies and procedures. Lending criteria were revised to place a greater emphasis on the borrower's ability to repay, and appraisal standards for real property collateral were strengthened. These changes have substantially improved asset quality. While loan delinquencies over 60 days on loans originated prior to January 1, 1994 were approximately 9.23% of all such loans at December 31, 1995, loan delinquencies over 60 days on loans originated after January 1, 1994 were only .93% of all of those loans as of December 31, 1995. There can be no assurance that the level of delinquencies experienced with respect to loans originated after January 1, 1994 will not increase as the pool of loans continues to age.

- CONTINUE TO EXPAND THE BUSINESS OF CRC, CRC WASHINGTON AND LPPC. The trust deed foreclosure services and posting and publishing services businesses of CRC, CRC Washington and LPPC provide a secondary source of fee income that capitalizes on management's expertise in servicing mortgage loans. CRC, CRC Washington and LPPC offer their services to over 300 banks, thrifts, mortgages banks, life insurance companies and federal regulatory agencies with trust deeds on real property located in California, Nevada and Washington. In addition, insofar as foreclosures increase during periods of a weakening economy, these businesses provide a counter-cyclical source of revenues that can partially offset reduced revenues or losses in the lending business which may occur during these periods.

LENDING ACTIVITIES

         For the past three years, all new lending activity has been conducted exclusively by Pacific Thrift pursuant to its lending guidelines. Under an arrangement between Presidential and Pacific Thrift effective January 1, 1994, Pacific Thrift provides loan servicing for all of Presidential's outstanding loans for a loan servicing fee of 1.5% per annum of the principal amount of each loan serviced.


         Management's strategy for the Partnership's lending business has been to focus on the B and C credit lending market. Accordingly, substantially all of the Partnership's loans are made to borrowers whose credit histories or other factors limit their ability to qualify for low-rate financing at larger financial institutions. For the past two years, competition in this market has increased as larger mortgage lenders have sought to expand their markets to include B and C loans to replace some of the volume lost at the end of the home loan refinancing boom of the early 1990's. However, management believes that senior management's over 20 years of experience in the B and C credit market provide it with competitive advantages over new entrants to this lending market, and that this experience has enabled Pacific Thrift to substantially increase new loan originations notwithstanding the increase in competition.

         Over the years that the Partnership and Pacific Thrift have been in business, they have developed relationships with over 1500 independent mortgage brokers, who provide the substantial majority of new lending opportunities. Management has developed policies and procedures with these brokers which emphasize timely decision making and funding and a competitive fee structure, which provide incentives for brokers to continue bringing new loans to Pacific Thrift. Following is a brief description of the types of loans originated by Pacific Thrift.


         LOANS ORIGINATED FOR SALE.


         Pacific Thrift originates nonconforming first and second trust deed residential loans for sale in the secondary loan market. Loans originated for sale generally have loan-to-value ratios of from 60% to 85% and meet the credit criteria established in advance by the loan purchasers. Pacific Thrift originated and sold the following amounts of loans during each of the months of 1994 and 1995:

                                     Originated                    Sold
                                     -----------                -----------
1995
----
January                              $ 1,088,000                        -0-
February                             $   239,000                        -0-
March                                $ 1,609,000                        -0-
April                                $   734,000                        -0-
May                                  $ 1,319,000                        -0-
June                                 $ 3,526,000                $ 3,969,000
July                                 $   981,000                $ 1,210,000
August                               $ 4,218,000                $ 4,561,000
September                            $ 3,598,000                $ 5,272,000
October                              $ 4,853,000                $ 3,560,000
November                             $ 4,594,000                $ 6,897,000
December                             $ 8,023,000                $ 4,130,000

1995
----
January                              $ 8,621,000                $ 8,917,000
February                             $ 6,953,000                $ 9,133,000
March                                $10,358,000                $11,425,000
April                                $11,294,000                $11,575,000
May                                  $10,708,000                $ 9,299,000
June                                 $12,711,000                $12,672,000
July                                 $10,587,000                $12,040,000
August                               $10,235,000                $ 9,707,000
September                            $14,312,000                $13,225,000

                                     Originated                    Sold
                                     -----------                -----------
1995
----
October                              $17,080,000                $15,728,000
November                             $15,694,000                $14,346,000
December                             $22,135,000                $16,915,000



         Pacific Thrift and Presidential each entered agreements with Aames Capital Corporation ("Aames") as of December 1, 1993, pursuant to which Pacific Thrift and the Partnership agreed to sell to Aames an aggregate of up to $75 million of loans secured by residential property over a period of up to 18 months. Pacific Thrift had sold $75 million of loans under that agreement as of May 26, 1995. All loans sold by Pacific Thrift were included in pools of loans securitized by Aames. Credit enhancement was provided for each securitization through private credit insurance, and each pool was rated AAA by one or more rating services. Aames acts as loan servicer for each of the pools. All loans were sold nonrecourse except for the obligation to repurchase any loan which does not meet certain customary representations and warranties or to repurchase loans adversely affected by any breach of general representations and warranties. As of December 31, 1995, five loans ($275,000 aggregate principal amount) had been repurchased by Pacific Thrift and no loans additional loans have been requested to be repurchased. Pacific Thrift does not expect to incur a loss on the five loans repurchased. Except for an initial sale of approximately $3.9 million in loans, all loans sold by Pacific Thrift to Aames were sold for a premium above face value of the loans sold. Pacific Thrift received a servicing release fee payable quarterly on the principal amount of each loan sold from September 19, 1994 to January 1995. Effective February 1, 1995, the servicing release fee was increased on the principal amount of each loan sold, including the loans sold from September 1994 to May 26, 1995, until each loan is paid off. Pacific Thrift retains an interest in the net spread (i.e. all interest and fees paid on the loans less servicing and other costs) in $3.9 million in loans sold to Aames in December 1993, which management estimates will represent a return of approximately 3.3% on the principal amount of the $3.9 million of loans sold.

         Pacific Thrift entered into a new agreement with Aames Capital Corporation effective June 21, 1995, pursuant to which it will continue to sell pre-approved residential loans to Aames. The new agreement provides for Pacific Thrift to receive a higher cash premium on the face amount of each loan sold which meets preset interest rate requirements upon date of sale. An additional premium will be paid for all loans sold during any quarter if at least $22.5 million of loans are sold during that quarter. The premium for all loans sold in excess of $25 million per calendar quarter will be further increased. In addition, Pacific receives a servicing release fee on the principal amount of each loan sold prior to December 31, 1995, payable on a quarterly basis, until the loan is paid off. Since January 1, 1996 the agreement was revised to eliminate the servicing release fee and replace it with a higher premium on sale.

         During 1995, Pacific Thrift sold an aggregate of $144.9 million of pre-approved securitizable loans to Aames and other purchasers. Pacific Thrift has no commitment to offer or sell any specified amount of loans to any purchaser, but has entered arrangements whereby other purchasers may pre-approve loans to be made by Pacific Thrift prior to funding, which are sold within approximately one month from origination.


         To the extent that Pacific Thrift originates loans for sale, it bears an interest rate risk between the date of origination of each loan and the time that each loan is sold. However, loans are generally sold on a monthly basis, which reduces the risk of interest rate fluctuations between the date of origination and date of sale. Loans which are held for sale during the period prior to sale are accounted for at the lower of cost or market value of such loans.

         PORTFOLIO LENDING.


         Pacific Thrift has historically originated for its own loan portfolio primarily first and second trust deed real estate loans secured by one-to-four family residential, multi-family residential, commercial and, to a very minor extent, undeveloped, property. The characteristics of the combined loan portfolio of Presidential and Pacific Thrift are described herein under "BUSINESS -- Lending Policies."

         HOME IMPROVEMENT LOANS.

         From 1990 until March 31, 1993, Pacific Thrift operated a home improvement loan division, which originated three types of home improvement loans, including (i) loans partially insured by the Federal Housing Administration ("FHA") under Title I of the National Housing Act ("Title I Loans"); (ii) loans partially insured by a policy of credit insurance issued by a private insurer; and (iii) uninsured loans subject to an additional annual fee paid by the borrower to Pacific Thrift. The program was discontinued on March 31, 1993. All home improvement loans were made under substantially the same loan underwriting standards and policies set by the U.S. Department of Housing and Urban Development ("HUD"), including a requirement that each loan be secured by a first or second priority lien on residential property having a value of at least 100% of the loan amount plus all prior encumbrances. Home improvement loans were made in amounts not in excess of $25,000 on loans secured by single family residences and not in excess of $60,000 on loans secured by multi-family residences.


         Pacific Thrift held $1.7 million of home improvement loans and loan participations at December 31, 1995, compared with $3.4 million and $7.4 million at December 31, 1994 and 1993, respectively. Due to claims made on Title I Loans and privately insured loans for the four years ended December 31, 1994, there is no material amount of insurance coverage remaining on any of the outstanding home improvement loans. Pacific Thrift has continued to service all outstanding home improvement loans in the manner that is required pursuant to its contracts with the purchasers of loan participations. However, the fact that there is no material insurance coverage available on any home improvement loans exposes Pacific Thrift to contingent risks of loss on home improvement loans and loan participations held by Pacific Thrift.


         Pacific Thrift has resumed a Title I Loan origination program, in which Pacific Thrift acts exclusively as a correspondent lender for one or more larger mortgage lenders who securitize Title I Loans. Pacific Thrift anticipates that these loans would be sold without recourse within 30 days of origination, and would result in additional fee income, which would be received immediately upon sale of the loans.


         No home improvement loans were originated between March 1993 and July, 1995. In August, 1995, Pacific Thrift resumed originating Title I loans for sale. During 1995, Pacific Thrift sold $1,976,307 of home improvement loans, including $1,126,307 of seasoned home improvement loans originated prior to March 1993 at par value and $850,000 in new Title I loans at a premium.


LENDING POLICIES


         The following description of lending policies refers to the lending policies of Pacific Thrift for portfolio loans. Presidential ceased originating new loans in 1990. The description of the existing loan portfolio as of December 31, 1995, refers to the combined loan portfolio of both Presidential and Pacific Thrift.



         GEOGRAPHIC CONCENTRATION. At December 31, 1995, the combined loan portfolio of Presidential and Pacific Thrift included loans geographically distributed approximately 74% in Southern California (south of San Luis Obispo), 20% in Northern California, 5% in Washington and 1% in Oregon, based on principal loan balances. Pacific Thrift's loan policy limits the total dollar amount of loans and total number of loans made in each zip code area to no more than 5% of its total outstanding loans.



         Although Pacific Thrift originates loans in states outside California, substantially all of such loans (by dollar volume) are pre-approved loans for sale. At the present time, Pacific Thrift intends to limit the origination of loans for retention in its loan portfolio to loans secured by California real estate, and, to a minor extent to loans secured by real estate located in the various other states in which it does business.


         COLLATERAL REQUIREMENTS. Although substantially all of the loans originated by Pacific Thrift for sale are residential loans, changes in the pricing structure for residential loans due to increased competition have caused management to redirect Pacific Thrift's portfolio lending over the past year to loans secured by commercial property. Commercial properties accepted by Pacific Thrift as collateral include primarily retail, multi-unit residential and light industrial properties. No more than 30% of Pacific Thrift's total loan portfolio may be secured by multi-unit residential property, and no more than 3% by unimproved land. Loans secured by commercial property are generally made at 65% or less loan to value ratios.


         At December 31, 1995, approximately 33% of the aggregate principal amount of loans comprising the combined loan portfolio of Presidential and Pacific Thrift were secured by one-to-four family residential property, 21% by multi-family residential property, 42% by commercial property, and 4% by undeveloped property.


         At each of the dates set forth below the combined gross loan portfolio of Presidential and Pacific Thrift (which does not reflect reserves for loan losses) was collateralized by the following types of real property:

                        Dec. 31, 1995    Dec. 31, 1995    Dec. 31, 1994    Dec. 31, 1994    Dec. 31 1993       Dec. 31, 1993
                        Principal Loan   Percentage of   Principal Loan    Percentage of   Principal Loan   Percentage of Total
                           Balances     Total Portfolio     Balances      Total Portfolio     Balances           Portfolio
One-to-four family
residential property

     1st TDs              $ 5,553,762       11.33%         $ 6,271,007          10.66%      $22,629,958            25.29%

     2nd TDs                8,149,818       16.62           11,983,931          20.39        20,454,710            22.86

     3rd TDs                  968,926        1.98            1,833,001           3.12         3,103,656             3.47

 Home Imp. Loans            1,742,976        3.55            2,298,050           3.91         7,699,823             8.60
                          -----------      ------          -----------         ------       -----------           ------
TOTAL                      16,415,482       33.48           22,385,989          38.08        53,888,147            60.22
                          ===========      ======          ===========         ======       ===========           ======
Five and Over
Multi-Family
residential property

     1st TDs                8,534,795       17.41           13,531,290          23.02        10,266,956            11.48

     2nd TDs                1,811,741        3.70            3,154,197           5.37         4,284,452             4.79

     3rd TDs                      -0-         -0-               34,993            .06            35,062             0.04
                          -----------      ------          -----------         ------       -----------           ------
TOTAL                      10,346,536       21.11           16,720,480          28.45        14,586,470            16.31
                          ===========      ======          ===========         ======       ===========           ======
Commercial
Property

     1st TDs               18,145,302       37.02           14,184,456          24.13        16,036,924            17.92

     2nd TDs                2,172,655        4.43            3,579,936           6.09         2,759,898             3.08

     3rd TDs                   68,766         .14              104,212            .18           266,523             0.30
                          -----------      ------          -----------         ------       -----------           ------
TOTAL                      20,386,723       41.59           17,868,604          30.40        19,063,345            21.30
                          ===========      ======          ===========         ======       ===========           ======
Undeveloped
Property

     1st TDs                1,873,953        3.82            1,805,151           3.07         1,944,519             2.17

     2nd TDs                      -0-         -0-                  -0-           0.00               -0-             0.00

     3rd TDs                      -0-         -0-                  -0-           0.00               -0-             0.00
                          -----------      ------          -----------         ------       -----------           ------
TOTAL                       1,873,953        3.82            1,805,151           3.07         1,944,519             2.17
                          ===========      ======          ===========         ======       ===========           ======
TOTAL
PORTFOLIO

     1st TDs               34,107,812       69.58           35,791,904          60.88        50,878,357            56.86

     2nd TDs               12,134,214       24.75           18,718,064          31.85        27,499,060            30.73

     3rd TDs                1,037,692        2.12            1,972,206           3.36         3,405,241             3.81

 Home Imp. Loans            1,742,976        3.55            2,298,050           3.91         7,699,823             8.60
                          -----------      ------          -----------         ------       -----------           ------
TOTAL                     $49,022,694      100.00%         $58,780,224         100.00%      $89,482,481           100.00%
                          ===========      ======          ===========         ======       ===========           ======

         LOAN ORIGINATION AND UNDERWRITING. Pacific Thrift's loans are primarily originated through referrals from mortgage loan brokers and other licensed referral sources for which the borrower pays a referral fee. As of December 31, 1995 Pacific Thrift employed 60 loan representatives, who maintain contacts with loan referral sources and provide customer service.

         At December 31, 1995, the maximum amount that Pacific Thrift could loan to one borrower was $1,227,000. On that date, the largest Presidential loan in the combined portfolio was $656,939 and the largest Pacific Thrift loan in the portfolio was $761,094. There were 12 loans in the combined loan portfolio which exceeded $500,000. The average loan balance at December 31, 1995, not including Home Improvement Loans, was $168,096 for Pacific Thrift and $96,834 for Presidential.

         For each loan made by Pacific Thrift for its own loan portfolio (other than "piggyback" loans as described below), Pacific Thrift analyzes each loan applicant's credit and repayment ability by ordering credit histories from independent credit reporting companies and requiring proof of income, including two years of income tax returns, a current paycheck stub or a current profit and loss statement. The maximum debt to income limit for portfolio loans over $25,000 is 50%.

         Pacific Thrift also makes "piggyback loans," which are real property secured loans made in tandem with loans originated for sale. Management uses piggyback loans to enhance the loan products available from its loan purchasers, and thereby increase production of loans originated for sale. Piggyback loans meet the same credit and documentation requirements as the companion senior loan originated for sale, except that the loan to value ratio may be up to 5% higher than the loan to value ratio allowed by the purchaser of the senior loan. To compensate for the lower credit standards, Pacific Thrift provides higher general reserves for piggyback loans. As of December 31, 1995, Pacific Thrift held 160 piggyback loans with an aggregate principal balance of $1,382,000.

         Loans originated by Pacific Thrift for sale are made in accordance with the guidelines provided in advance by the purchasers of the loans. In general, purchaser guidelines allow a higher debt to income limit and lower loan to value ratios than loans originated by Pacific Thrift for its loan portfolio. In addition, some loan programs offered by loan purchasers do not require verification of income, as required by Pacific Thrift on all loans originated for its loan portfolio.

         Pacific Thrift obtains independent third party appraisals or evaluations of all properties securing its loans (other than home improvement loans originated for sale, which do not require appraisal under the loan purchaser's origination guidelines) prior to loan origination. Presidential also requires third party appraisals on all of its outstanding loans at loan origination. Pacific Thrift maintains an approved appraiser list and specifies minimum criteria which must be met by every appraisal. These minimum standards include: (i) all residential appraisal reports must comply with generally accepted appraisal standards as evidenced by the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board of the Appraisal Foundation, unless principles of safe and sound banking require compliance with stricter standards; (ii) all residential appraisal reports must be prepared on the most current version of the appropriate Federal National Mortgage Association ("FNMA")/Federal Home Loan Mortgage Corporation ("FHLMC") form or on a comparable standardized appraisal form; (iii) the zoning of the site must allow the improvement located on the property; (iv) all plat maps, location maps and diagrams must be included in the report; (v) all reports must be based on market value, be written and contain sufficient information and analysis to support the decision to engage in the transaction; (vi) an analysis and report must be made of all appropriate deductions and discounts for proposed construction or renovation, partially leased buildings, non-market lease terms and tract developments with unsold units; (vii) all appraisals must be performed by state licensed or certified appraisers; (viii) photos must be provided of the subject property, including a front view, rear view, street scenes, interior and any extraordinary amenities; (ix) any known hazardous condition on the subject property or any site within the vicinity of the property must be disclosed;
(vii) any major code violations discovered must be reported and analyzed for the impact on value and an estimate of cost to correct; (viii) a list of all significant deferred maintenance must be noted, with an estimate of the cost to cure; (ix) any agreements of sale, option or listing of the property within the last 12 months must be disclosed; (x) any information required or deemed pertinent to completion of the report which was not available must be disclosed;
(xi) a statement of the final appraised value of the property on an "as is" basis must be disclosed, together with a statement of the value of the proposed improvements or additions, subject to re-inspection upon completion, along with an estimate of the cost to complete; and

(xii) all reports must contain the licensed/certified appraiser signature, designation and license number and, if signed by a co-signing appraiser, must contain the appropriate co-signing appraisal certification.

         Following an analysis of a loan applicant's credit, repayment ability and the collateral appraisal, every loan must be approved by one of four senior officers. Any loan in excess of $150,000 must be approved by (i) the President or the Chief Executive Officer; (ii) either the Executive Vice President - New Products or the Vice President - Credit; and (iii) two non-officers directors of Pacific Thrift. Loan rewrites, extensions and troubled debt restructurings require the approval of the Vice President of the Debt Restructuring Department or the President or Chief Executive Officer of Pacific Thrift.


         Pacific Thrift's loan policies, in conformity with FDIC regulations, require that maximum loan to value ratios be limited as follows with respect to the following types of properties (except for home improvement loans described below): 90% for owner-occupied one-to-four family residential property with mortgage insurance or readily marketable collateral; 85% for all other improved property; 85% for construction of one-to-four family residential property; 80% for construction of commercial, multi-family and non-residential property; 75% for land development and 65% for unimproved land. Pacific Thrift generally seeks to originate portfolio loans with loan to value ratios which are generally 5% or more lower than these maximum ratios. Loans to facilitate sale of properties acquired in settlement of loans (also known as "other real estate owned, or "OREO") may be higher than the maximum loan to value ratios allowed for new loans. Due to the significant decline in Southern California real estate values over the past five years, management believes that the current values of properties securing loans made prior to 1994 do not meet the original loan to value ratios.

         It is anticipated by management that Pacific Thrift's Board of Directors will periodically adjust and modify its collateral requirements and underwriting criteria in response to economic conditions and business opportunities.


         The following table sets forth the combined loan originations by category and purchases, sales and repayments for 1995:

                                                                 AT OR FOR THE YEARS
                                                                  ENDED DECEMBER 31,
                                                                         1995
                                                                (Dollars in Thousands)
Beginning Balance(1) .....................................            $  65,256
               Loans Originated for Sale .................              151,538
Portfolio Loans originated:
  Real estate:
               One- to four-family .......................                3,067
               Multi-family ..............................                4,521
               Commercial ................................               11,585
               Construction and land .....................                  150
               Home improvement ..........................                  -0-
                                                                      ---------
               Total loans originated ....................               19,323
Loans purchased ..........................................                  -0-
                                                                      ---------
               Total .....................................              235,917

Less:
  Principal repayments ...................................              (12,905)
  Sales of loans originated for sale .....................             (145,832)
  Sales of portfolio loans ...............................              (13,371)
  Transfers of OREO net of reserves ......................               (7,944)
  Other net changes(2) ...................................                  620
                                                                      ---------
               Total loans(1) ............................            $  56,485
                                                                      =========

(1)      Includes loans held for sale.

(2) Other net changes includes changes in allowance for loan losses, deferred loan fees, loans in process and unamortized premiums and discounts.

MATURITIES AND RATE SENSITIVITIES OF LOAN PORTFOLIO


         Loan Maturity. The following table sets forth the contractual maturities of the combined gross loans at December 31, 1995.

                                                    AT DECEMBER 31, 1995
                          --------------------------------------------------------------------------
                                                             MORE      MORE
                                    MORE THAN   MORE THAN   THAN 5    THAN 10      MORE
                          ONE YEAR  1 YEAR TO   3 YEARS    YEARS TO   YEARS TO    THAN 20    TOTAL
                          OR LESS    3 YEARS   TO 5 YEARS  10 YEARS   20 YEARS     YEARS     LOANS
                          --------------------------------------------------------------------------
                                                       (IN THOUSANDS)
One- to four-family .     $6,122     $1,293     $1,820     $ 1,084     $1,352     $3,002     $14,673
Multi-family ........      1,185        939      3,329       2,708      1,133      1,052      10,306
Commercial ..........      1,732      1,092      2,505      10,170      2,827      2,061      20,387
Construction and land        124      1,227        274           0          0        249       1,874
Home improvement ....          0          0          0       1,743          0          0       1,743
                          ------     ------     ------     -------     ------     ------     -------
Total amount due ....     $9,163     $4,551     $7,928     $15,705     $5,312     $6,364     $49,023
                          ======     ======     ======     =======     ======     ======     =======

         The following table sets forth, as of December 31, 1995, the dollar amounts of gross loans receivable that are contractually due after December 31, 1996, and whether such loans have fixed or adjustable interest rates:

                              DUE AFTER DECEMBER 31, 1996
                             ------------------------------
                             FIXED   ADJUSTABLE(1)   TOTAL
                             ------------------------------
                                     (IN THOUSANDS)
One- to four-family ....     $2,465     $ 6,086     $ 8,551
Multi-family ...........        571       8,590       9,161
Commercial .............      2,707      15,948      18,655
Construction and land ..        630       1,120       1,750
Home improvement .......      1,743           0       1,743
                             ------     -------     -------
  Total loans receivable     $8,116     $31,744     $39,860
                             ======     =======     =======

(1) Includes approximately $1.2 million in loans to facilitate the sale of real estate held in foreclosure.

         Pacific Thrift generally rewrites loans at maturity if the borrower makes a new loan application. In cases where the loan to value ratio has declined on an existing loan and no longer meets Pacific Thrift's loan to value guidelines, Pacific Thrift's policy is to make an exception and rewrite the loan. Presidential followed the same policies with respect to its policies, and Unified intends to follow the same policies.

         A substantial portion of the combined loan portfolio is repriced, pays off or matures approximately every two years. Of the 24% of all loans bearing fixed rates at December 31, 1995, 52% were due in two years or less. Based upon these facts, over 89% of the combined loan portfolio (exclusive of home improvement loans) at December 31, 1995, consisted of either variable rate loans or fixed rate loans which mature within two years. Management therefore expects that within two years, approximately 89% of the combined loan portfolio (excluding home improvement loans) will reprice at the rate in effect on the existing loan at the time the loan is repriced or the then applicable rate for new or refinanced loans.


         The initial interest rate on variable rate loans is set as of the date of origination of each loan based upon the then prevailing reference rate established by Bank of America, which initial rate may increase by not less than
 .125% in any three-month period, but may not increase by more than five (10 in some cases) percentage points in the aggregate. Such increases (or decreases, as the case may be) occur at three-month intervals as the result of changes in the Bank of America reference rate. Although the interest rate may decrease, it cannot decrease below the original interest rate set for each loan.

CLASSIFIED ASSETS AND LOAN LOSSES


         The general policy of Pacific Thrift is to discontinue accrual of interest and make a provision for anticipated loss on a loan when: (i) it is more than two payments contractually past due and the current estimated loan-to-value ratio is 90% or more; or (ii) the loan exhibits the characteristics of an in-substance foreclosure, generally including any loan as to which the borrower does not have the ability, willingness or motivation to repay the loan. The current estimated loan-to-value ratio of substantially all delinquent loans are determined by a new independent appraisal, unless an independent appraisal was obtained no more than twelve months prior to review, in which case the current estimated loan-to-value ratio is determined by in-house review. When a loan is reclassified from accrual to nonaccrual status, all previously accrued interest is reversed at Pacific Thrift in accordance with regulatory requirements. During 1995, Presidential's policy for determination of nonaccrual status was the same as Pacific Thrift's, and United intends to follow the sale policy. Interest income on nonaccrual loans is subsequently recognized when the loan resumes payment or becomes contractually current as appropriate. Accounts which are deemed fully or partially uncollectible by management are generally fully reserved or charged off for the amount that exceeds the estimated net realizable value (net of selling costs) of the underlying real estate collateral. Gains on the sale of OREO are not recognized until the close of escrow upon sale. Home improvement loans are classified nonaccrual when they are two or more payments past due, and are charged off when they become five payments delinquent.


         Unless an extension, modification or rewritten loan is obtained, Pacific Thrift's policy is to commence procedures for a non-judicial trustee's sale within 30 to 60 days of a payment delinquency on a loan under the power of sale provisions of the trust deed securing such loan, as regulated by applicable law. Pacific Thrift's policy is to extend or rewrite a delinquent loan only if it can be determined that the borrower has the ability to repay the loan on the modified terms.


         The determination of the adequacy of the allowance for loan losses is based on a variety of factors, including loan classifications and underlying loan collateral values, and the level of nonaccrual loans. See "BUSINESS -- Classified Assets and Nonperforming Assets -- Allowance for Loan Losses." Therefore, changes in the amount of nonaccrual loans will not necessarily result in increases in the allowance for loan losses. The ratio of nonaccrual loans past due 90 days or more to total loans was 1.62% at December 31, 1995 and 5.35% and 5.98% at December 31, 1994 and 1993, respectively. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 533.29% at December 31, 1995 and 136.94% and 58.74% at December 31, 1994 and
1993, respectively.

         The following table sets forth the number and remaining gross balances of all loans in the combined loan portfolio (net of specific reserves for loan losses) that were more than 30 days delinquent at December 31, 1995 and 1994.

         AT DECEMBER 31, 1995

                                    PRESIDENTIAL             PACIFIC                         COMBINED

              Loan                Principal Amount      Principal Amount       Principal Amount      Percent of
         Delinquencies            Loans Delinquent      Loans Delinquent       Loans Delinquent      Total Loans
         -------------            ----------------      ----------------       ----------------      -----------
         30 to 59 days               $  180,216            $   29,673            $  209,979             .43%
         60 to 89 days                  525,674                 1,586               527,260            1.08%
        90 days or more                 718,182             1,391,318             2,110,500            4.30%
                                     ----------            ----------            ----------            -----
             TOTAL                   $1,425,072            $1,422,667            $2,847,739            5.81%
                                     ==========            ==========            ==========            =====

         AT DECEMBER 31, 1994

                                    PRESIDENTIAL             PACIFIC                          COMBINED

              Loan                Principal Amount      Principal Amount       Principal Amount      Percent of
         Delinquencies            Loans Delinquent      Loans Delinquent       Loans Delinquent      Total Loans
         -------------            ----------------      ----------------       ----------------      -----------
         30 to 59 days                $        0           $  513,191            $  513,191              .87%
         60 to 89 days                   342,239              790,677             1,132,916             1.93%
        90 days or more                3,053,613            2,695,109             5,748,722             9.78%
                                      ----------           ----------            ----------            -----
             TOTAL                    $3,395,852           $3,998,977            $7,394,829            12.58%
                                      ==========           ==========            ==========            ======

         NONACCRUAL AND RESTRUCTURED LOANS. The following table sets forth the aggregate amount of loans at December 31, 1995, 1994 and 1993 which were (i) accounted for on a nonaccrual basis; (ii) accruing loans which are contractually past due 90 days or more as to principal and interest payments; and (iii) troubled debt restructurings. Presidential and Pacific Thrift follow a practice of extending or modifying loans in certain circumstances. Loans modified to reduce interest rates below market rates, to reduce amounts due at maturity to reduce accrued interest or to loan additional funds are considered "troubled debt restructurings" as defined in SFAS 15.

                              Accruing Loans   Nonaccruing Loans
                                Past Due       Past Due 90 Days    Troubled Debt
                             90 Days or More       or More         Restructurings    Total
                             ---------------   -----------------   --------------   -------
                                                    (Dollars in Thousands)
At December 31, 1995
    Presidential                  $  331              $  388            $360        $ 1,079
    Pacific                          986                 405             588          1,979
                                  ------              ------            ----        -------
    Combined                      $1,317              $  793            $948        $ 3,058
                                  ======              ======            ====        =======

At December 31, 1994
    Presidential                  $1,612              $1,442            $  0        $ 3,054
    Pacific                          991               1,709               0          2,695
                                  ------              ------            ----        -------
    Combined                      $2,603              $3,146            $  0        $ 5,749
                                  ======              ======            ====        =======

At December 31, 1993
    Presidential                  $2,626               4,229            $  0        $ 6,856
    Pacific                        2,137               1,087               0          3,224
                                  ------              ------            ----        -------
    Combined                      $4,764              $5,316            $  0        $10,080
                                  ======              ======            ====        =======

         The following table sets forth information concerning interest accruals and interest on nonaccrual loans past due 90 days as of December 31, 1995, 1994 and 1993.

                                    Interest                            Interest Not
                                 Contractually                         Recognized on
                                  Due on Loans      Interest Accrued     Nonaccrual
                                    Past Due       on Loans Past Due   Loans Past Due
                                90 Days or More     90 Days or More   90 Days or More
                                ---------------    -----------------  ---------------
                                               (Dollars in Thousands)
At December 31, 1995
    Presidential                    $   96              $ 22              $   74
    Pacific                            577               103                 474
                                    ------              ----              ------
    Combined                        $  673              $125              $  548
                                    ======              ====              ======

At December 31, 1994
    Presidential                    $  962              $187              $  775
    Pacific                            562                75                 487
                                    ------              ----              ------
    Combined                        $1,524              $262              $1,262
                                    ======              ====              ======

At December 31, 1993
    Presidential                    $1,377               617                 760
    Pacific                            429               188                 241
                                    ------              ----              ------
    Combined                        $1,806              $805              $1,001
                                    ======              ====              ======



         Upon request of a borrower, Presidential or Pacific Thrift has generally granted one to two months extensions of payments during the term of a loan. In 1995, Presidential and Pacific extended 14 loans with an aggregate principal balance of $1.6 million. In 1994, Presidential and Pacific Thrift extended 37 loans with an aggregate principal balance of $5.5 million. No loan was extended for a term of more than six months. In addition, Presidential or Pacific Thrift may modify a loan by allowing temporary reductions in the amount of principal or interest payable on a loan for up to twelve months. In 1995, Presidential and Pacific modified 10 loans with an aggregate principal balance of $1.3 million and rewrote four delinquent loans with an aggregate principal balance of $.4 million. In 1994, Presidential and Pacific Thrift modified 37 loans with aggregate principal balances of $3.4 million; and rewrote 37 delinquent loans with an aggregate principal balance of $3.3 million. Presidential and Pacific Thrift apply the same documentation standards on a rewritten loan as on an original loan. Presidential and Pacific Thrift make these accommodations only if it can be determined that the borrower has the ability to repay the loan on the modified terms. In general, this determination is made based upon a review of the borrowers current income, current debt to income ratio, or anticipated sale of the collateral. Management believes that these accommodations are a reasonable and necessary response to the increased level of delinquencies experienced during the past three years. Presidential and Pacific Thrift have had generally favorable experience with repayment of loans extended, modified or rewritten on this basis.


         Procedures upon delinquency of home improvement loans vary from the foreclosure procedures ordinarily used to collect other loans. Upon 10 days' delinquency, the borrower is contacted and an attempt to schedule payments is made; if this is not possible, a determination is made whether the proceeds of a foreclosure sale would result in a recovery of all or part of the loan amount, after costs of foreclosure. In almost every case, there is insufficient equity to foreclose on a home improvement loan, and the loan is charged off if it becomes five payments delinquent. In addition to losses on its retained interest in home improvement loans, Pacific Thrift may be required to repurchase participation interests sold in Title I Loans if Pacific Thrift is found to have breached its warranties that such loans complied with insurance requirements. Pacific Thrift has never been required to repurchase any loan participation interests.

However, no assurance can be given that Pacific Thrift will not be required to repurchase any loan participation interests in the future.

         The initiation of foreclosure proceedings against a borrower does not suggest that the recovery of the loan is dependent solely on the underlying collateral. In fact, many borrowers will bring payments current or undertake other remedies so that foreclosure is not required.


         At December 31, 1995, Presidential and Pacific Thrift held OREO (net of specific reserves) of $3.2 million (inclusive of senior liens of $.6 million). In accordance with the policy for recognizing losses upon acquisition of OREO, Presidential and Pacific Thrift charge off or post specific reserves for those portions of the loans with respect to which OREO has been acquired to the extent of the difference between the loan amount and the estimated fair value of the OREO. Included in OREO at December 31, 1995 are nine single family residences with an aggregate net book value of $1.2 million (inclusive of $.6 million senior liens); three multi-family units with an aggregate net book value of $.4 million (with no senior liens) 12 commercial properties with an aggregate net book value of $1.5 million (with no senior liens); and two undeveloped properties with an aggregate net book value of $.1 million (with no senior liens). For the year ended December 31, 1995, total expenses on operation, including valuation allowances, and losses on sale of OREO were $2.3 million and gains on sale of OREO and OREO income were $1.1 million for a total expense of $1.2 million. There can be no assurance that net losses on the sale of OREO will not be experienced in the future.

         ALLOWANCE FOR LOAN LOSSES. The following is a summary of the changes in the consolidated allowance for loan losses of Presidential and Pacific Thrift for each of the years ended December 31, 1995, 1994 and 1993:

                                           AT OR FOR THE YEARS ENDED DECEMBER 31,
                                           --------------------------------------
                                              1995          1994          1993
                                                       (IN THOUSANDS)
                                           --------------------------------------
Balance at beginning of period .......      $ 4,307       $ 3,123       $ 2,646
Provision for loan losses ............        3,289         6,096         4,655
Chargeoffs: ..........................       (3,369)       (4,912)       (4,179)
Recoveries ...........................            2          --            --
                                            -------       -------       -------
Balance at end of period .............      $ 4,229       $ 4,307       $ 3,123
                                            =======       =======       =======


         Management performed an extensive review and analysis of the entire combined loan portfolio at year end 1992, including performing and nonperforming loans. Over 300 new independent or in-house appraisals were performed at that time, resulting in a significant adjustment to the allowance for loan losses in the fourth quarter of 1992. In 1993, new management of Pacific Thrift implemented new policies and procedures for determining the allowance for loan losses. In connection with the implementation of these new policies and procedures, new outside appraisals were ordered for almost every loan delinquent 60 days or more with a balance of $75,000 or more as to which an outside appraisal had not been performed for at least six months. As a result of that review and analysis, additional charge offs and reserves were taken by Pacific Thrift during the fourth quarter of 1993.

         In December 1993, Pacific Thrift engaged an independent consulting firm to assist Pacific Thrift in devising a comprehensive asset classification system for the purpose of analyzing the allowance on a monthly basis. Effective in March 1994, the Board of Directors adopted an asset classification system pursuant to which every delinquent loan and every performing loan which exhibits certain risk characteristics is graded monthly, and a general reserve percentage is assigned to each classification level. Management also reviews every delinquent loan on a monthly basis and reviews the current estimated fair market value of the property securing that loan. To the extent that the amount of the delinquent loan exceeds the estimated fair market value of the property, an additional reserve is made for that loan.

         At year end 1994, due to the continuing declines in California real estate values which occurred in 1994, management of the Partnership determined that additional reserves were necessary. Accordingly, management analyzed the amount of loans charged off throughout 1993 and 1994, and obtained broker price opinions on a substantial number of loans. As a result of this analysis, the Partnership determined to make a significant adjustment to the provision for loan losses for the forth quarter of 1994.

         Pacific Thrift's current policy is to maintain an allowance for loan losses equal to the amount determined necessary based upon Pacific Thrift's asset classification policy, which is written to conform with generally accepted accounting principles and FDIC requirements. The Partnership's current policy is to maintain an allowance for loan losses determined in accordance with generally accepted accounting principles.




         Management utilizes its best judgment in providing for possible loan losses and establishing the allowance for loan losses. However, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events. In addition, regulatory agencies, as an integral part of their examination process, periodically review Pacific Thrift's allowance for loan losses. Such agencies may require Pacific Thrift to recognize additions to the allowance based upon their judgment of the information available to them at the time of their examination.

         Implicit in lending activities is the fact that losses will be experienced and that the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense. The conclusion that a loan may become uncollectible, in whole or in part, is a matter of judgment.

         Adverse economic conditions and a declining real estate market in California have adversely affected certain borrowers' ability to repay loans. A continuation of these conditions or a further decline in the California economy could result in further deterioration in the quality of the loan portfolio and continuing high levels of nonperforming assets and charge-offs, which would adversely effect the financial condition and results of operations of the Partnership and Pacific Thrift.

INVESTMENT ACTIVITIES


         Except for Pacific Thrift, neither Presidential nor any of its operating subsidiaries maintains an investment portfolio. Pacific Thrift's investment portfolio is used primarily for liquidity purposes and secondarily for investment income. Effective January 1, 1994, Pacific Thrift's policy is to invest cash in short-term U.S. government securities or federal funds sold due in less than 30 days. Overnight federal funds sold are limited to no more than 100% of total capital at any single financial institution that is either adequately or well capitalized. If the financial institution is neither adequately nor well capitalized, then the limit is $100,000. As of December 31, 1995 and 1994, Pacific Thrift held investments in federal funds totaling $7.7 million and $12.5 million, respectively. As of December 31, 1993 and 1992, Pacific Thrift held excess cash in interest-earning bank accounts and there were no investments.


SOURCES OF FUNDS


         DEPOSITS. Pacific Thrift's major source of funds is FDIC-insured deposits, including passbook savings accounts, money market accounts and investment certificates (similar to certificates of deposit). Pacific Thrift attracts customers for its deposits by offering rates that are slightly higher than rates offered by large commercial banks and savings and loans. Pacific Thrift has no brokered deposits as of the date hereof. Management believes its deposits are a stable and reliable funding source. At December 31, 1995, Pacific Thrift had outstanding 1,486 deposit accounts of approximately $60.2 million.

         The following table sets forth the average balances and average rates paid on each category of Pacific Thrift's deposits for the nine months ended December 31, 1995 and the three years ended December 31, 1994.

DEPOSIT ANALYSIS

                            Averages for 1995        Averages for 1994       Averages for 1993
                            -----------------        -----------------       -----------------
                          (Dollars in Thousands)  (Dollars in Thousands)  (Dollars in Thousands)

                            Average    Average       Average    Average     Average    Average
                            Balance     Rate         Balance     Rate       Balance     Rate
Passbook/Money Market       $13,322     5.39%        $23,868     3.79%      $ 4,451     3.59%

Investment Certificates     $49,931     6.20%        $43,828     4.59%      $46,609     5.92%
under $100,000

Investment Certificates     $   100     7.02%        $   415     6.68%      $ 4,621     6.58%
over $100,000               -------     ----         -------     ----       -------     ----


Total                       $63,353     6.03%        $68,111     4.32%      $55,681     5.78%
                            =======     ====         =======     ====       =======     ====

         The following schedule sets forth the time remaining until maturity for all certificates at December 31, 1995, 1994 and 1993.


DEPOSIT MATURITIES


                                            At             At           As of          As of
                                       December 31,   December 31,   December 31,   December 31,
                                           1995           1994           1993           1992
                                       (Dollars in    (Dollars in    (Dollars in    (Dollars in
                                        Thousands)     Thousands)     Thousands)     Thousands)
Passbook/Money Market                    $24,275        $11,443        $21,004        $ 3,170
                                         -------        -------        -------        -------
Accounts under $100,000
  3 months or less                       $12,723        $25,522        $ 5,886        $ 6,173
  Over 3 months through 6 months          13,439         17,201          7,663          4,663
  Over 6 months through 12 months          9,084         10,654         12,634          7,330
  Over 12 months                             635          4,579         13,441         24,699
                                         -------        -------        -------        -------
                  Total                  $35,881        $57,956        $39,624        $42,865
                                         -------        -------        -------        -------
Accounts over $100,000
  3 months or less                           -0-        $   102        $   300        $   300
  Over 3 months through 6 months             -0-            -0-            100            600
  Over 6 months through 12 months            -0-            -0-          1,092            200
  Over 12 months                             -0-            -0-            300          3,426
                                         -------        -------        -------        -------
                  Total                      -0-        $   102        $ 1,792        $ 4,526
                                         -------        -------        -------        -------
TOTAL DEPOSITS                           $60,156        $69,501        $62,420        $50,561
                                         =======        =======        =======        =======

         OTHER BORROWINGS. Presidential made use of substantial lines of credit from major banks to fund its loan portfolio growth from 1984 through 1989. The original Bank Loan provided by NatWest in 1990 was a revolving credit line of $105 million, under which Presidential borrowed a maximum of $82 million during 1990 (the "Bank Loan"). The credit line was reduced by mutual agreement in 1991 to $48 million with an $18 million interim loan, which interim loan was fully repaid by April 1992. In March 1992, Presidential was informed that NatWest's management had determined to reduce its exposure to California real estate secured lending due to the general decline in California real estate values and increasing delinquency rates. Accordingly, the Bank Loan provided for continuing monthly pay downs of from $1 million to $1.5 million, which reduced the available credit line to $30.3 million by March 31, 1993. Further paydowns of $1 million per month were required from April 30 to June 30, 1993, and $300,000 per month from July 1, 1993 through June 30, 1994. At December 31, 1995, Presidential owed a total balance of $6.8 million on the Bank Loan.

         Presidential exceeded the scheduled monthly pay down requirements through December 31, 1994, from a combination of cash flow from operations and loan sales, including sales of approximately $3.8 million, $6.4 million and $12.6 million of loans during 1994, 1993 and 1992, respectively. However, due to an increase in loan delinquencies, management determined that Presidential was not in compliance with loan eligibility requirements in December 1993. This required Presidential to make additional prepayments, which it was unable to make. Presidential informed NatWest of this event of default on December 8, 1993. All events of default identified by Presidential to NatWest, including the failure to meet certain financial ratios and the failure to make prepayments required as a result, were automatically waived when Bank Loan was amended and restated on December 31, 1994.

         The Bank Loan was further amended as of November 29, 1995 to extend the maturity date by one year. Under the current terms of the Bank Loan, Presidential has until June 30, 1997, to fully repay the outstanding balance owed to NatWest. Presidential is required to utilize 100% of its net cash flow to pay down the Bank Loan. Net cash flow is defined as total cash receipts less collection costs, loan servicing expenses and general and administrative expenses, subject to certain maximum levels based upon projected expenses prepared by Presidential. The loan balance bears interest at prime plus 1.5%. Mandatory pay down levels require reduction of the loan balance by approximately $1 million per quarter through June 30, 1997. Presidential is further required to maintain a collateral coverage ratio of performing loans relative to its loan balance equal to 1.1:1, increasing to 1.2:1 after June 30, 1995 and a total collateral coverage ratio of total loans receivable and net OREO relative to its loan balance equal to 1.6:1.

         As of December 31, 1995, Presidential was in compliance with all requirements under the Bank Loan, except that it had not met a technical covenant relating to a limit on monthly cash expenses. Due to expenses in connection with the Restructuring Plan, cash expenses exceeded the budgeted expenses by $177,000. NatWest agreed to waive this technical violation of the Bank Loan on February 12, 1996. As of the date hereof, management believes that Presidential is in compliance with all requirements under the Bank Loan.

         Cash distributions by Presidential to the General Partner are restricted to the General Partner's overhead expenses, and all distributions and withdrawal payments are and will remain restricted for the full term of the Bank Loan. The General Partner and the three managing officers of Presidential reaffirmed their personal guarantees of the Bank Loan in connection with the amendment of the Bank Loan dated as of September 28, 1994. These guarantees have been reaffirmed in connection with all subsequent amended and restated versions of the Bank Loan.

         Borrowings under the Bank Loan are secured by Presidential's loans receivable and other assets. As additional security for the Bank Loan, the General Partner has pledged its Class A and B Units in Presidential. Further, the General Partner made an unsecured loan to Presidential of $600,000 on May 15, 1992, which accrues interest at the Bank's prime rate (8.25% as of February 1, 1996), but which will not be repaid as to principal or interest without consent of the Bank.

         Upon the Closing Date of the Restructuring Plan, Presidential will pay to the General Partner $385,000 of the net $564,582 amount owed to the General Partner under the $600,000 note, along with other debts owed to the General Partner of $280,838 at December 31, 1995, less a balance of $316,256 owed by the General Partner to Presidential. The remaining net debt owed to the General Partner will be paid to the extent permitted by NatWest, with any remaining balance paid after the Bank Loan has been repaid in full.

         In addition, upon the Closing Date of the Restructuring Plan, the Bank will receive a five-year warrant to purchase up to 2% of the total outstanding Common Stock of the Corporation, exercisable at a price equal to 25% of the tangible book value of the Corporation as of December 31, 1995, as adjusted for the additional shares sold in the Rights Offering and the Public Offering. The Corporation will have the right to redeem the warrant at any time for one year from the date of issuance for $200,000.


COMPETITION

         Pacific Thrift has significant competition in California for the origination of mortgage loans from banks, savings and loans, other thrift and loans and mortgage companies. Some of the these companies are headquartered in California, and have extensive branch systems and advertising programs which Pacific Thrift does not have. Pacific Thrift compensates for these competitive disadvantages by seeking niche lending markets underserved by other lenders and by providing a higher level of personal service to borrowers.

         Pacific Thrift faces competition for depositors' funds from other thrift and loans, banks, savings and loans, credit unions and, increasingly, from mutual funds and life insurance annuity products. Pacific Thrift does not offer checking accounts, travelers' checks or safe deposit boxes and thus has a competitive disadvantage to commercial banks and savings associations in attracting depositors. Pacific Thrift compensates for the lack of a full array of services by offering slightly higher interest rates for deposits than most large banks and savings and loans, while remaining interest rate competitive with smaller banks, savings and loan associations and thrift and loans.

EMPLOYEES


         As of December 31, 1995, Presidential had no employees, but received full time services from four full-time employees of the General Partner. CRC and LPPC received the services of 37 full time and 1 part time employees on the payroll of the General Partner. As of the same date, Pacific Thrift had 171 of its own full time employees, including 60 commission-based loan representatives and 2 part-time employees.


PROPERTIES


         Presidential, Pacific Thrift, Unified, CRC and LPPC do business at their main office in Woodland Hills, California. Pacific Thrift also does business at five loan production offices in Costa Mesa, West Covina, Walnut Creek and San Jose, California and, as of June 27, 1994, Bellevue, Washington. CRC Washington leases office space from Pacific Thrift at its Bellevue, Washington office.

         All of the offices at which Presidential and its subsidiaries conduct business are leased. Information with respect to each of the offices as of December 31, 1995 is as follows:

                               Floor Space       Annual      Expiration
Location                      in Square Ft.     Rental(1)       Date
--------                      -------------     ---------    ----------
Woodland Hills, CA(2)(3)         19,600         $487,570      07/31/03
Costa Mesa, CA                    6,331          150,728      11/14/96
West Covina, CA                   3,877           67,460      05/30/99
Walnut Creek, CA(4)               9,037          132,956      03/14/00
San Jose, CA                      1,483           24,914      02/28/97
Bellevue, WA                      2,224           36,696      08/31/98


(1) Subject to annual adjustment in accordance with customary escalation clauses, except as provided in footnote 2 below with respect to the Woodland Hills lease, which only provides for escalation of expense sharing obligations.

(2) Pursuant to a lease entered January 11, 1993, annual rental increases to $505,680 from March 1, 1996 to July 31, 1998, to $517,440 from
         August 1, 1998 through January 31, 2001, and to $529,200 from February 1, 2001 through July 31, 2003. The lease is accounted for on the straight line average method of accounting, in accordance with generally accepted accounting principles.

(3) Does not include a month-to-month lease for an additional 1295 square feet in the same building, at an annualized rental rate of $26,412.


(4) Includes three separate leases for 4,682 square feet entered in March 1995, 2,418 square feet entered in October 1995 and 1,937 square feet entered in December 1995 at rental rates between $1.85 and $2.00 per square foot. The lease entered in March 1995 provides for annualized rent set at $101,131 through September 1995, increasing to $103,944 through September 1997, and to $106,752 through March 2000. The other two leases provide for annual rent of $58,032 and $45,325, respectively.


LEGAL PROCEEDINGS


         Presidential and its subsidiaries are parties to certain legal proceedings incidental to its lending and trust deed foreclosure service businesses, some of which seek unspecified damages or substantial monetary damages in the form of punitive damages. The ultimate outcome of such litigation cannot presently be determined. Management, after review and consultation with counsel, and based upon historical experience with prior collection actions, has determined that the outcome of such proceedings would not have a material adverse impact on the Partnership's business, financial condition or results of operations.


         In addition to actions incidental to its lending business, Presidential and/or its subsidiaries are parties to the following actions.

         Environmental Actions. Presidential and Pacific Thrift acquired two properties in foreclosure which were used by borrowers unaffiliated with the Partnership for metal plating operations involving hazardous materials. After acquisition of the two properties, the Partnership and Pacific Thrift each received notices from local government authorities requiring removal of hazardous materials left by the prior owners of each of the properties and remediation of soil contamination.


         Presidential and Pacific Thrift engaged an independent environmental consulting firm to determine the extent of soil contamination of each of the properties, and to prepare proposed remediation plans for each site. The proposed remediation plans, which were completed in September 1994, had an estimated cost of $674,000 to Presidential and $820,000 to Pacific Thrift, including consulting and special counsel fees. These amounts were accrued at December 31, 1993 and reserved for payment as expenses were incurred.

         In April 1995, Pacific Thrift obtained a revised estimate for the cost of environmental remediation of the Whittier property it acquired in foreclosure. The new estimated cost is significantly lower than the original estimate. Therefore, in April and May, 1995, Pacific Thrift reversed $403,000 of the reserve which had been set aside to pay for remediation. Remediation was completed as of July 1995, and the property is now listed for sale.


         Presidential obtained a revised bid of $500,000 to complete environmental remediation of the San Bernardino property it acquired in foreclosure. Remediation was completed in December 1995, and Presidential is now awaiting approval of the closure plan from the government agency overseeing the remediation process. When this approval is obtained, the property will be listed for sale.


         On January 2, 1994, Presidential and Pacific Thrift implemented a comprehensive environmental policy which requires environmental risk assessment by appraisers of every new loan made by Presidential or Pacific Thrift and a full environmental risk report on any commercial or industrial property used as collateral for a loan of $250,000 or more. The policy provides that no loan will be made in the event an environmental risk assessment or report indicates the possible presence of environmental contamination. In addition, the policy provides that no property will be acquired in foreclosure if facts are discovered indicating the existence of significant environmental contamination. If Presidential or Pacific Thrift determines not to foreclose on a secured property due to environmental contamination, the collectability of a loan could be substantially reduced.


         Foreclosure Publication Fees Action. On June 6, 1995, CRC and LPPC were served with a complaint by Consumer Action and two consumers suing both individually and on behalf of the general public in a purported class action filed in the Superior Court of Contra Costa County, California. The complaint named CRC and LPPC, along with thirteen other foreclosure service and foreclosure publishing companies, and alleges that all named defendants charge fees in excess of the statutorily permitted amount for publication of notices of trustee sales. The complaint seeks restitution of all excess charges, an injunction against the charging of excessive fees in the future and attorneys fees. In January 1996, LPPC and two other posting and publishing companies were dismissed from the action without prejudice. The case is still in the pleading stage, discovery has not yet commenced and the purported class of plaintiffs has not yet been certified.

         Management believes that CRC has charged foreclosure and publication fees in compliance with applicable law. However, if the above described action was decided against CRC, management estimates that CRC's aggregate potential liability would not exceed $1 million, which would have a material adverse effect on annual earnings of the Corporation, but would not have a material adverse effect on the financial condition or longer term earnings of the Corporation.


                                DIVIDEND POLICY

        The Partnership paid regularly quarterly distributions to the Partners in accordance with the provisions of the Partnership Agreement until June 1993. The total amount of distributions was based upon the Partnership Agreement, which provided for distributions based upon the Net Profits of the Partnership, defined as net profits calculated in accordance with generally accepted accounting principles, except that loan origination fees are allowed to be treated as income in the year in which loans are originated, whereas generally accepted accounting principles require that such income be deferred over the life of the loan. To the extent that distributions paid out between 1981 and 1993 exceed net profits under generally accepted accounting principles, such distributions represented a return of capital under generally accepted accounting principles.

        For the year ended December 31, 1992, the Partnership distributed $1,730,385 to the Partners in excess of Net Profits as determined under the Partnership Agreement. Such distributions constituted a return of capital.

        For the year ended December 31, 1993, the Partnership distributed $916,309, all of which was determined at year end to be in excess of Net Profits as determined under the Partnership Agreement.

        No distributions were made by the Partnership in 1994 or 1995.

        Information respecting the payment of distributions to the Limited Partners of the Partnership for the past five years is as follows:



                      First Quarter                   Second Quarter                Third Quarter
                -------------------------       -------------------------      --------------------------
Class of        Quarterly                       Quarterly                      Quarterly
Limited         Distribu-       Quarterly       Distribu-       Quarterly      Distribu-        Quarterly
Partners          tions          Returns          tions          Returns         tions           Returns
--------        ---------       ---------       ---------       ---------      ---------        ---------

1995
Class A                --              --              --              --              --              --
Class B                --              --              --              --              --              --
Class C                --              --              --              --              --              --
Class D                --              --              --              --              --              --
Class E                --              --              --              --              --              --
DRP Units              --              --              --              --              --              --

1994
Class A                --              --              --              --              --              --
Class B                --              --              --              --              --              --
Class C                --              --              --              --              --              --
Class D                --              --              --              --              --              --
Class E                --              --              --              --              --              --
DRP Units              --              --              --              --              --              --

1993
Class A            51,725           2,959              --              --              --              --
Class B            73,603           2,517              --              --              --              --
Class C           298,289           2,244              --              --              --              --
Class D           279,867           2,244              --              --              --              --
Class E           197,583           1,866              --              --              --              --
DRP Units           3,404           1,376              --              --              --              --

1992
Class A          $ 54,330           3.125%       $ 54,330           3.125%     $   54,927           3.125%
Class B            82,447           2.625%         80,571           2.625%         80,539           2.625%
Class C           352,009           2.500%        348,356           2.500%        344,269           2.500%
Class D           337,460           2.500%        330,490           2.500%        325,920           2.500%
Class E           222,171           2.020%        209,099           1.916%        210,119           1.937%
DRP Units           2,536           1.625%          2,886           1.625%          3,199           1.625%

1991
Class A          $ 64,657           3.750%       $ 65.375           3.750%     $   66,094           3.750%
Class B           107,556           3.250%        106,204           3.250%        105,987           3.250%
Class C           473,573           3.000%        469,951           3.000%        466,953           3.000%
Class D           448,578           3.000%        448,211           3.000%        447,982           3.000%
Class E           245,602           2.708%        264,268           2.708%        287,387           2.636%
DRP Units           1,496           2.250%          2,024           2.250%          2,547           2.250%

1990
Class A          $ 75,497           4.000%       $ 74,556           4.000%     $   72,214           4.000%
Class B           121,298           3.500%        121,660           3.500%        122,512           3.500%
Class C           561,713           3.250%        559,802           3.250%        551,322           3.250%
Class D           524,226           3.250%        519,480           3.250%        509,832           3.250%
Class E            99,456           3.120%        173,168           3.120%        230,747           3.120%
DRP Units              59           2.500%            320           2.500%            729           2.500%


                       Fourth Quarter
                -------------------------         Fifth                         Total
Class of        Quarterly                         Level            Fifth        Annual
Limited         Distribu-       Quarterly        Distribu-         Level       Distribu-         Annual
Partners          tions          Returns          tions           Returns       tions            Returns
--------        ---------       ---------        ---------        -------      ---------         -------

1995
Class A                --              --              --              --              --              --
Class B                --              --              --              --              --              --
Class C                --              --              --              --              --              --
Class D                --              --              --              --              --              --
Class E                --              --              --              --              --              --
DRP Units              --              --              --              --              --              --

1994
Class A                --              --              --              --              --              --
Class B                --              --              --              --              --              --
Class C                --              --              --              --              --              --
Class D                --              --              --              --              --              --
Class E                --              --              --              --              --              --
DRP Units              --              --              --              --              --              --

1993
Class A                --              --              --              --          51,725           2.959
Class B                --              --              --              --          73,603           2.517
Class C                --              --              --              --         298,289           2.244
Class D                --              --              --              --         279,867           2.244
Class E                --              --              --              --         197,583           1.866
DRP Units              --              --              --              --           3,404           1.376

1992
Class A          $ 54,927           3.125%        $ 1,092           0.063%     $  219,606         12.5625%
Class B            78,784           2.625%          1,919           0.063%        324,260         10.5625%
Class C           329,694           2.375%          9,043           0.063%      1,383,371          9.5625%
Class D           310,862           2.375%          9,491           0.063%      1,314,223          9.5625%
Class E           209,003           1.937%          6,691           0.063%        857,083          7.8113%
DRP Units           3,481           1.625%            116           0.063%         12,218          6.5625%

1991
Class A          $ 66,094           3.750%        $ 2,185            .125%     $  264,406          15.125%
Class B           105,044           3.250%          4,088            .125%        428,879          13.125%
Class C           456,281           3.000%         19,960            .125%      1,886,718          12.125%
Class D           439,004           3.000%         18,596            .125%      1,802,371          12.125%
Class E           273,833           2.466%         15,175            .125%      1,086,265          10.643%
DRP Units           3,027           2.250%            127            .125%          9,220           9.125%

1990
Class A          $ 71,040           4.000%        $ 2,289            .125%     $  295,595          16.125%
Class B           120,479           3.500%          4,332            .125%        490,281          14.125%
Class C           537,064           3.250%         21,218            .125%      2,231,119          13.125%
Class D           500,933           3.250%         19,726            .125%      2,074,196          13.125%
Class E           268,688           3.120%          8,007            .125%        780,066          12.635%
DRP Units           1,186           2.500%             27            .125%          2,320

Initial Return(1)


(1) Represents the lower initial investment return on Class E Units paid on new subscriptions for Class E units monthly in excess of $2 million per month, at a rate equal to 0.125% above the Merrill Lynch Ready Asset Trust annualized average rate of return after expenses for the past 30 days.

        The following table illustrates the total amount of distributions received per $1,000 invested for each class of Partners, beginning in the year in which each class invested and assuming that the $1,000 investment was made on the first date that each class of partners was admitted. The table compares the total amount of distributions to the total amount invested for each class of Partners.



                        CLASS           CLASS           CLASS           CLASS           CLASS           CLASS
                          A               B               C               D               E               R             TOTAL


DISTRIBUTION ON      $1,000
1991 Distribution     $  260.40
1982 Distribution        260.50
1983 Distribution        246.70       $  176.70
1984 Distribution        193.00          173.00
1985 Distribution        168.20          148.20       $  140.70
1986 Distribution        156.50          136.50          126.50
1987 Distribution        145.30          125.30          115.30        $115.30
1988 Distribution        146.30          126.30          116.30         116.30
1989 Distribution        171.25          151.25          141.25         141.25         $135.00
1990 Distribution        161.25          141.25          131.25         131.25          126.35          $101.25
1991 Distribution        151.25          131.25          121.25         121.25          106.43            91.25
1992 Distribution        125.62          105.63           95.63          95.63           78.11            65.00
1993 Distribution         29.59           24.66           22.19          22.19           18.49            14.79

Total                 $2,215.86       $1,440.04       $1,010.37        $743.17         $464.38          $272.00

Percent of
  Investment             221.59%         144.00%         101.04%         74.32%          46.44%           27.23%



        The Corporation, which was recently organized, has never paid a cash dividend on its Common Stock and does not intend to consider the payment of dividends until at least the fourth quarter of 1997. The Corporation's ability to pay dividends is subject to restrictions set forth in the Delaware General Corporation law. The Delaware General Corporation Law provides that a Delaware corporation may pay dividends either (i) out of the corporation's surplus (as defined in Delaware law), or (ii) if there is no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, pursuant to Section 2115 of the California General Corporation Law, under certain circumstances, certain provisions of the California General Corporation Law may be applied to foreign corporations qualified to do business in California, which may reduce the amount of dividends payable by the Corporation. See "DESCRIPTION OF CAPITAL STOCK -- Effect of Quasi-California Corporation Law."


        The Corporation's ability to pay cash dividends in the future will depend in large part on the ability of its operating subsidiaries to pay dividends to the Corporation. The ability of Pacific Thrift to pay dividends to the Corporation is subject to restrictions set forth in the California Industrial Loan Law and the provisions of the California General Corporation Law, and the Regulations of the FDIC and the DOC. In addition, the provisions of the

1995 Order require the consent of the FDIC for the payment of any dividends by Pacific Thrift. See "SUPERVISION AND REGULATION -- Federal Law -- Restrictions on Transfers of Funds to the Partnership or the Corporation by Pacific Thrift."


                      MARKET FOR LIMITED PARTNERSHIP UNITS
                      AND COMMON STOCK OF THE CORPORATION

LIMITED PARTNERSHIP UNITS

        There is no public trading market for the Limited Partnership Units of the Partnership and there are restrictions on the transferability of such interests. For the first nine months of 1995, management has knowledge of five sales of Limited Partnership units. Management has no information concerning the sale price with respect to three of the five sales. Management is informed that Class C Units originally purchased for $30,000 sold for $4,500 and that Class E Units originally purchased for $9,500 sold for $3,800. Management has no information concerning the circumstances of each sale or the basis used to establish the purchase price of any of the Units sold and management does not believe that these sales are representative of the market value of limited Partnership Units.

COMMON STOCK


        There has been no public market for the Common Stock. The Common Stock has been conditionally approved for listing on the Nasdaq National Market under the symbol "PUGG." Friedman, Billings, Ramsey & Co., Inc., has indicated its intention to make a market in the Common Stock. This firm is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time.

                           SUPERVISION AND REGULATION


         Financial and lending institutions are extensively regulated under both federal and state law. Set forth below is a summary description of certain laws which relate to the regulation of Presidential and Pacific Thrift. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

CONSUMER PROTECTION LAWS

         Presidential and Pacific Thrift are subject to numerous federal and state consumer protection laws, including the Federal Truth-In-Lending Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Fair Debt Collection Practices Act and the Federal Reserve Board's Regulations B and Z. These laws and regulations, among other things, limit the finance charges, fees and other charges on loans, require certain disclosures be made to borrowers, regulate the credit application and evaluation process and regulate certain servicing and collection practices. These laws and regulations impose specific liability upon lenders who fail to comply with their provisions, and may give rise to defense to payment of a borrower's obligation in the event of a failure to comply with certain applicable laws. Presidential and Pacific Thrift believe they are currently in compliance in all material respects with applicable laws, but there can be no assurance that they will be able to maintain such compliance. The failure to comply with such laws, or a determination by a court that their interpretation of law was erroneous, could have a material adverse effect on Presidential, Unified or Pacific Thrift, or upon the Corporation as a whole following the Restructuring.

STATE LAW

         PRESIDENTIAL

         Presidential is subject to regulation, supervision and examination by the DOC under their California Finance Lender Licenses. The California Finance Lender Law and regulations of the DOC promulgated thereunder provide maximum charges and fees (although most limitations apply only to loans under $5,000 or $10,000), provide certain maximum repayment terms for loans under $5,000, provide certain required disclosure documents to borrowers, limit sales of loans to certain purchasers, and provide certain penalties for violations of applicable laws and regulations. Presidential does not accept deposits or issue investment certificates and are not, under current law and applicable regulations, directly regulated or supervised by the FDIC, the Federal Reserve Board or any other bank regulatory authority. However, Presidential is subject to the general regulatory and enforcement authority of the DOC and the FDIC over transactions and dealings between Pacific Thrift and its affiliates, and except with respect to both the specific limitations regarding ownership of the capital stock of the parent corporation of any thrift and loan, and the specific limitations regarding the payment of dividends from Pacific Thrift.

         PACIFIC THRIFT

         Pacific Thrift is subject to regulation, supervision and examination by the DOC under its California Thrift and Loan License. The thrift and loan business conducted by Pacific Thrift is governed by the California Industrial Loan Law and the rules and regulations of the DOC which, among other things, regulate collateral requirements and maximum maturities of the various types of loans that are permitted to be made by California-licensed industrial loan companies, better known as thrift and loan companies.


         Subject to restrictions imposed by applicable California law, Pacific Thrift is permitted to make secured and unsecured consumer and non-consumer loans. The maximum term of repayment of loans made by thrift and loan companies ranges up to 40 years and 30 days depending upon collateral and priority of the secured position, except that loans with repayment terms in excess of 30 years and 30 days may not in the aggregate exceed 5% of the total outstanding loans and obligations of the company. Although secured loans may generally be repayable in unequal periodic payments during their respective terms, consumer loans secured by real property with terms in excess of three years must be repayable in substantially equal periodic payments unless such loans are covered under the Garn-St. Germain Depository Institutions Act of 1982 (primarily one-to-four family residential mortgage loans).

         California law limits loans by thrift and loan companies to persons who do not reside in California to no more than 20% of total assets, or up to 30% of total assets with approval of the DOC. California law contains extensive requirements for the diversification of the loan portfolio of thrift and loan companies. A thrift and loan with outstanding investment certificates may not, among other things, have more than 25% of its loans or other obligations in loans or obligations which are secured only partially, but not primarily, by real property; may not make any one loan secured primarily by improved property which exceeds 20% of its paid-up and unimpaired capital stock and surplus not available for dividends; may not lend an amount in excess of 5% of its paid-up and unimpaired capital stock and surplus not available for dividends upon the security of the stock of any one corporation; may not make loans to, or hold the obligations of, any one person or control group as primary obligor in an aggregate principal amount exceeding 20% of its paid-up and unimpaired capital stock and surplus not available for dividends; and may have no more than 70% of its total assets in loans which have remaining terms to maturity in excess of seven years and are secured solely or primarily by real property.

         A thrift and loan generally may not make any loan to, or hold an obligation of, any of its directors or officers or any director or officer of its holding company or affiliates, except in specified cases and subject to regulation by the DOC. A thrift and loan may not make any loan to, or hold an obligation of, any of its shareholders or any shareholder or its holding company or affiliates, except that this prohibition does not apply to persons who own less than 10% of the stock of a holding company or affiliate which is listed on a national securities exchange. There are currently no outstanding loans made by either the Partnership or Pacific Thrift to any officers or directors of the Partnership or any of its affiliates. Any person who wishes to acquire 10% or more of the capital stock of a California thrift and loan company or 10% or more of the voting capital stock or other securities giving control over management of its parent company must obtain the prior written approval of the DOC.

         A thrift and loan is subject to certain leverage limitations which are not generally applicable to commercial banks or savings and loan associations. In particular, thrift and loans may not have outstanding at any time investment certificates that exceed 20 times paid-up and unimpaired capital and surplus. Under California law, thrift and loans that desire to increase their leverage must meet specified minimum standards for liquidity reserves in cash, loan loss reserves, minimum capital stock levels and minimum unimpaired paid-in surplus levels. As approved by the DOC, Pacific Thrift can currently operate with a ratio of deposits to unimpaired capital and unimpaired surplus of 15:1.


         At December 31, 1994, Pacific Thrift's total deposits were 22.3 times its paid-up and unimpaired capital and unimpaired surplus not available for dividends, which was in violation of its authorized thrift ratio, due to a reduction in capital. Pacific Thrift returned to compliance with the 15:1 thrift ratio as of April 30, 1995. As of December 31, 1995, Pacific Thrift had a 9.8:1 thrift ratio.


         Under provisions of the FDIC Improvement Act and regulations issued by the FDIC, additional limitations have been imposed with respect to depository institutions' authority to accept, renew or rollover brokered deposits. Pacific Thrift does not have any brokered deposits as of the date hereof.


         Thrift and loan companies are not permitted to borrow, except by the sale of investment or thrift certificates, in an amount exceeding 300% of tangible net worth, surplus and undivided profits, without the DOC's prior consent. All sums borrowed in excess of 150% of tangible net worth, surplus and undivided profits must be unsecured borrowings or, if secured, approved in advance by the DOC, and be included as investment or thrift certificates for purposes of computing the maximum amount of certificates a thrift and loan may issue. However, collateralized Federal Home Loan Bank advances are excluded for this test of secured borrowings and are not specifically limited by California law. Pacific Thrift had no borrowed funds other than deposits at December 31, 1995.

         Under California law, thrift and loan companies are generally limited to investments, other than loans, that are legal investments for commercial banks. California commercial banks are prohibited from investing an amount exceeding 15% of shareholders' equity in the securities of any one issuer, except for specified obligations of the United States, California and local governments and agencies. A thrift and loan company may acquire real property only in satisfaction of debts previously contracted, pursuant to certain foreclosure transactions or as may be necessary for the transaction of its business, in which case such investment, combined with all investments in personal property, is limited to one-third of a thrift and loan's paid-in capital stock and surplus not available for dividends. For the period between December 31, 1994 and February 28, 1995, Pacific Thrift was not in compliance with these restrictions due to the reduction in its capital. However, by March 31, 1995 Pacific Thrift had returned to compliance with the restrictions.

         Although investment authority and other activities that may be engaged in by Pacific Thrift generally are prescribed under the California Industrial Loan Law, certain provisions of FDIC Improvement Act may limit Pacific Thrift's ability to engage in certain activities that otherwise are authorized under the California Industrial Loan Law.


FEDERAL LAW

         Pacific Thrift's deposits are insured by the FDIC to the full extent permissible by law. As an insurer of deposits, the FDIC issues regulations, conducts examinations, requires the filing of reports and generally supervises the operations of institutions for which it provides deposit insurance. Among the numerous applicable regulations are those issued under the Community Reinvestment Act of 1977 ("CRA") to encourage insured state nonmember banks, such as Pacific Thrift, to meet the credit needs of local communities, including low and moderate income neighborhoods consistent with safety and soundness, and a rating system to measure performance. Inadequacies of performance may result in regulatory action by the FDIC. Pacific Thrift received a satisfactory rating with respect to its CRA compliance in its most recent FDIC compliance examination completed in March 1994.

         Pacific Thrift is subject to the rules and regulations of the FDIC to the same extent as all other state banks that are not members of the Federal Reserve System. The approval of the FDIC is required prior to any merger, consolidation or change in control, or the establishment or relocation of any branch office of Pacific Thrift. This supervision and regulation is intended primarily for the protection of the deposit insurance funds.


         Pacific Thrift is subject to certain capital adequacy guidelines issued by the FDIC. See "Federal Law -- Capital Standards" under this heading.


         REGULATORY ACTIONS

         As a result of an FDIC examination conducted as of June 15, 1993, the FDIC and the DOC requested Pacific Thrift to enter into a stipulated Cease and Desist Order (the "1993 Order") issued November 10, 1993. The Order primarily required Pacific Thrift to (i) adopt a written policy acceptable to the FDIC and the DOC governing Pacific Thrift's relationships with its affiliates; (ii) reduce its volatile liability deposits to specified maximum levels; (iii) increase its liquidity to specified minimum levels; and (iv) develop a comprehensive asset/liability management policy. The Order did not require any increase in capital or loan loss reserves, or a decrease in adversely classified assets. In order to comply with the Order, Pacific Thrift terminated its personnel services and facilities arrangements with the Partnership. Substantially all of the requirements of the Order were met by January 31, 1994, well in advance of the required dates for compliance specified in the Order.

         At the end of August 1994, the FDIC requested Pacific Thrift to enter into a supplemental stipulated Cease and Desist Order (the "Supplemental Order") issued October 13, 1994. The Supplemental Order required Pacific Thrift to obtain the prior consent of the FDIC before opening any new offices and to design, file and implement plans to increase its net earnings. The Supplemental Order did not require any increase in capital or loan loss reserves. The Supplemental Order also required that detailed budgets and comparisons of budgets with actual results of operations be filed with the FDIC and DOC.

         In December 1994, the FDIC notified Pacific Thrift that it was classified as "critically undercapitalized" as of October 31, 1994. Pacific Thrift had sufficiently restored its regulatory capital ratios from net operating profits and capital contributions as of April 30, 1995 to be classified as "adequately capitalized" under FDIC regulations. The FDIC confirmed Pacific Thrift's adequate capitalization by letter dated May 8, 1995.


         On May 18, 1995, the FDIC issued a new cease and desist order (the "1995 Order") replacing the 1993 Order and Supplemental Order. The terms of the 1995 Order require Pacific Thrift to: have and retain qualified management; by December 31, 1995, increase and maintain Tier 1 capital (consisting of shareholders' equity) at 8% of its total assets; eliminate assets classified "loss" as of September 26, 1994; reduce the level of adversely classified assets; in certain instances, refrain from extending additional credit to borrowers whose prior credits have been adversely classified; maintain a fully funded allowance for loan losses; implement Pacific Thrift's capital restoration and business/profitability plans; correct a past violation of the thrift ratio requirement and comply with all applicable laws and regulations; file reports of condition and income which accurately reflect its financial condition; obtain FDIC approval prior to payment of any cash dividends; continue to comply with its Policy for Transactions and Relationships Between Affiliates; obtain FDIC approval before opening additional offices; and furnish written quarterly progress reports to the FDIC detailing actions taken to comply with the 1995 Order.

         Management of Pacific Thrift believes that it is in full compliance with the terms of the 1995 Order. As of December 31, 1995, Pacific Thrift has increased its capital ratios to the levels which meet the regulatory definition of "well capitalized." However, since the 1995 Order contains a provision requiring the maintenance of a certain capital level (which it currently meets), Pacific Thrift would be classified as "adequately capitalized" under the regulations.

         RESTRICTIONS ON TRANSFERS OF FUNDS TO AFFILIATES BY PACIFIC THRIFT

         There are statutory and regulatory limitations on the amount of dividends which may be paid to Presidential (and the Corporation after the Restructuring) by Pacific Thrift. Under California law, a thrift and loan is not permitted to declare dividends on its capital stock unless it has at least $750,000 of unimpaired capital plus additional capital of $50,000 for each branch office maintained. In addition, no distribution of dividends is permitted unless: (i) such distribution would not exceed a thrift's retained earnings; or,
(ii) in the alternative, after giving effect to the distribution, (a) the sum of a thrift's assets (net of goodwill, capitalized research and development expenses and deferred charges) would be not less than 125% of its liabilities (net of deferred taxes, income and other credits), or (b) current assets would be not less than current liabilities (except that if a thrift's average earnings before taxes for the last two years had been less than average interest expenses, current assets must not be less than 125% of current liabilities).

         In addition, a thrift and loan is prohibited from paying dividends from that portion of capital which its board of directors has declared restricted for dividend payment purposes. The amount of restricted capital maintained by a thrift and loan provides the basis of establishing the maximum amount that a thrift may lend to a single borrower and determines the amount of capital that may be counted by the thrift for purposes of calculating the thrift to capital ratio. Pacific Thrift has, in the past, restricted as much capital as necessary to achieve its maximum thrift ratio limit. The board of directors of Pacific Thrift may unrestrict all or any portion of its equity in the future for dividends to the Partnership, provided that Pacific Thrift remains adequately capitalized.

         The FDIC also has authority to prohibit Pacific Thrift from engaging in what, in the FDIC's opinion, constitutes an unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by banks under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of the FDIC Improvement Act could limit the amount of dividends which Pacific Thrift may pay to the Partnership. See "Capital Standards" and "Prompt Corrective Action and Other Enforcement Mechanisms" under this heading for a discussion of these additional restrictions on capital distributions.

         Pacific Thrift is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Partnership or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of the Partnership or other affiliates. Such restrictions prevent the Partnership and other affiliates from borrowing from Pacific Thrift unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by Pacific Thrift to or in the Partnership or to or in any other affiliate is limited to 10% of Pacific Thrift's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of Pacific Thrift's capital and surplus (as defined by federal regulations). In addition, any transaction with an affiliate of Pacific Thrift must be on terms and under circumstances that are substantially the same as a comparable transaction with a non-affiliate. Additional restrictions on transactions with affiliates may be imposed on Pacific Thrift under the prompt corrective action provisions of the FDIC Improvement Act. See "Prompt Corrective Action and Other Enforcement Mechanisms" under this heading.

         CAPITAL STANDARDS

         The Federal Reserve Board and the FDIC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a depository institution's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

         A depository institution's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which includes off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long term preferred stock, eligible term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%.

         In addition to the risk-based guidelines, federal banking regulators require depository institutions to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a depository institution rated in the highest of the five categories used by regulators to rate depository institutions, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all depository institutions not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

         In August 1995, the federal banking agencies adopted final regulations specifying that the agencies will include, in their evaluations of a depository institution's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The final regulations, however, do not include a measurement framework for assessing the level of a depository institution's exposure to interest rate risk, which is the subject of a proposed policy statement issued by the federal banking agencies concurrently with the final regulations. The proposal would measure interest rate risk in relation to the effect of a 200 basis point change in market interest rates on the economic value of a depository institution. Banks with high levels of measured exposure or weak management systems generally will be required to hold additional capital for interest rate risk. The specific amount of capital that may be needed would be determined on a case-by-case basis by the examiner and the appropriate federal banking agency. Because this proposal has only recently been issued, Pacific Thrift currently is unable to predict the impact of the proposal on Pacific Thrift if the policy statement is adopted as proposed.

         In January 1995, the federal banking agencies issued a final rule relating to capital standards and the risks arising from the concentration of credit and nontraditional activities. Institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities and who fail to adequately manage these risks, will be required to set aside capital in excess of the regulatory minimums. The federal banking agencies have not imposed any quantitative assessment for determining when these risks are significant, but have identified these issues as important factors they will review in assessing an individual bank's capital adequacy.

         In December 1993, the federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50 percent of assets classified doubtful; (c) 15 percent of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months.

         Federally supervised banks and savings associations are currently required to report deferred tax assets in accordance with SFAS No. 109. The federal banking agencies recently issued final rules, effective April 1, 1995, which limit the amount of deferred tax assets that are allowable in computing an institution's regulatory capital. The standard has been in effect on an interim basis since March 1993. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of (i) the amount that can be realized within one year of the quarter-end report date, or (ii) 10% of Tier 1 Capital. The amount of any deferred tax in excess of this limit would be excluded from Tier 1 Capital and total assets and regulatory capital calculations.

         Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of Pacific Thrift to grow and could restrict the amount of profits, if any, available for the payment of dividends.

         The following table presents the amounts of regulatory capital and the capital ratios for Pacific Thrift, compared to the regulatory capital requirements for well capitalized institutions as of December 31, 1995.

                                      December 31, 1995
                                    ----------------------
                                    Actual        Well
                                               Capitalized
                                    Ratio      Requirement
                                    -----      -----------
Leverage ratio..................     9.09%          8.0%
Tier 1 risk-based ratio.........    11.17%          6.0%
Total risk-based ratio..........    12.42%         10.0%

         PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

         Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

         In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of federal law. An insured depository institution generally will be classified in the following categories based on capital measures indicated below:

         "Well capitalized"
         ------------------
         Total risk-based capital of 10%;
         Tier 1 risk-based capital of 6%; and
         Leverage ratio of 5%.

         "Adequately capitalized"
         ------------------------
         Total risk-based capital of 8%;
         Tier 1 risk-based capital of 4%; and
         Leverage ratio of 4% (3% if the institution receives the highest rating from its primary regulator)

         "Undercapitalized"
         ------------------
         Total risk-based capital less than 8%;
         Tier 1 risk-based capital less than 4%; or Leverage ratio less than 4% (3% if the institution receives the highest rating from its primary regulator)

         "Significantly undercapitalized"
         --------------------------------
         Total risk-based capital less than 6%;
         or Tier 1 risk-based capital less than 3%; or Leverage ratio less than 3%.

         "Critically undercapitalized"
         -----------------------------
         Tangible equity to total assets less than 2%.

         An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

         The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized, (ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

         An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

         Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

         In addition to measures taken under the prompt corrective action provisions, commercial depository institutions may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

         SAFETY AND SOUNDNESS STANDARDS

         In July 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by FDICIA. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

         In December 1992, the federal banking agencies issued final regulations prescribing uniform guidelines for real estate lending. The regulations, which became effective on March 19, 1993, require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

         Appraisals for "real estate related financial transactions" must be conducted by either state certified or state licensed appraisers for transactions in excess of certain amounts. State certified appraisers are required for all transactions with a transaction value of $1,000,000 or more; for all nonresidential transactions valued at $250,000 or more; and for "complex" 1-4 family residential properties of $250,000 or more. A state licensed appraiser is required for all other appraisals. However, appraisals performed in connection with "federally related transactions" must now comply with the agencies' appraisal standards. Federally related transactions include the sale, lease, purchase, investment in, or exchange of, real property or interests in real property, the financing or refinancing of real property, and the use of real property or interests in real property as security for a loan or investment, including mortgage-backed securities.

         PREMIUMS FOR DEPOSIT INSURANCE

         Federal law has established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The result of these provisions is that the assessment rate on deposits of BIF members could increase in the future. The FDIC also has authority to impose special assessments against insured deposits.

         The FDIC implemented a final risk-based assessment system, as required by FDICIA, effective January 1, 1994, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. As long as BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were .023% of deposits. On August 8, 1995, the FDIC announced that the designated reserve ratio had been achieved and, accordingly, issued final regulations adopting an assessment rate schedule for BIF members of 4 to 31 basis points effective on June 1, 1995. On November 14, 1995, the FDIC further reduced deposit insurance premiums to a range of 0 to 27 basis points effective for the semi-annual period beginning January 1, 1996.

         Under the risk-based assessment system, a BIF member institution such as Pacific Thrift is categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three categories based on supervisory evaluations by its primary federal regulator (in Pacific Thrift's case, the FDIC). The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group B), and poses a substantial probability of loss (Group C). The capital ratios used by the FDIC to define well-capitalized, adequately capitalized and undercapitalized are the same in the FDIC's prompt corrective action regulations. The BIF assessment rates are summarized below; assessment figures are expressed in terms of cents per $100 in deposits.

            Assessment Rates Effective Through the First Half of 1995



                                  Group A        Group B        Group C
                                  -------        -------        -------
     Well Capitalized...........    23            26              29
     Adequately Capitalized.....    26            29              30
     Undercapitalized...........    29            30              31



           Assessment Rates Effective through the Second Half of 1995



                                  Group A        Group B        Group C
                                  -------        -------        -------
     Well Capitalized...........      4             7              21
     Adequately Capitalized.....      7            14              28
     Undercapitalized...........     14            28              31



                   Assessment Rates Effective January 1, 1996



                                  Group A        Group B        Group C
                                  -------        -------        -------
     Well Capitalized...........     0*            3               17
     Adequately Capitalized.....     3            10               24
     Undercapitalized...........    10            24               27



         *Subject to a statutory minimum assessment of $1,000 per semi-annual period (which also applies to all other assessment risk classifications).

         At December 31, 1995, Pacific Thrift paid $.24 per $100 in deposits. Supervisory subgroups are set once every six months, based upon a depository institution's last supervisory and capital classification.

         A number of proposals have recently been introduced in Congress to address the disparity in bank and thrift deposit insurance premiums. On September 19, 1995, legislation was introduced and referred to the House Banking Committee that would, among other things: (i) impose a requirement on all SAIF member institutions to fully recapitalize the SAIF by paying a one-time special assessment of approximately 85 basis points on all assessable deposits as of March 31, 1995, which assessment would be due as of January 1, 1996; (ii) spread the responsibility for FICO interest payments across all FDIC-insured institutions on a pro-rata basis, subject to certain exceptions; (iii) require that deposit insurance premium assessment rates applicable to SAIF member institutions be no less than deposit insurance premium assessment rates applicable to BIF member institutions; (iv) provide for a merger of the BIF and the SAIF as of January 1, 1998; (v) require savings associations to convert to state or national bank charters by January 1, 1998;
(vi) require savings associations to divest any activities not permissible for commercial banks within five years; (vii) eliminate the bad-debt reserve deduction for savings associations, although savings associations would not be required to recapture into income their accumulated bad-debt reserves; (viii) provide for the conversion of savings and loan holding companies into bank holding companies as of January 1, 1998, although unitary savings and loan holding companies authorized to engage in activities as of September 13, 1995 would have such authority grandfathered (subject to certain limitations); and
(ix) abolish the Office of Thrift Supervision ("OTS") and transfer the OTS' regulatory authority to the other federal banking agencies. The legislation would also provide that any savings association that would become undercapitalized under the prompt corrective action regulations as a result of the special deposit premium assessment could be exempted from payment of the assessment, provided that the institution would continue to be subject to the payment of semiannual assessments under the current rate schedule following the recapitalization of the SAIF. The legislation was considered and passed by the House Banking Committee's Subcommittee on Financial Institutions on September 27, 1995, and has not yet been acted on by the full House Banking Committee.

         On September 20, 1995, similar legislation was introduced in the Senate, although the Senate bill does not include a comprehensive approach for merging the savings association and commercial bank charters. The Senate bill remains pending before the Senate Banking Committee.

         The future of both these bills is linked with that of pending budget reconciliation legislation since some of the major features of the bills are included in the Seven-Year Balanced Budget Reconciliation Act. The budget bill, which was passed by both the House and Senate on November 17, 1995 and vetoed by the President on December 6, 1995, would: (i) recapitalize the SAIF through a special assessment of between 70 and 80 basis points on deposits held by institutions as of March 31, 1995; (ii) provide an exemption to this rule for weak institutions, and a 20% reduction in the SAIF-assessable deposits of so-called "Oakar banks;" (iii) expand the assessment base for FICO payments to include all FDIC-insured institutions; (iv) merge the BIF and SAIF on January 1, 1998, only if no insured depository institution is a savings association on that date; (v) establish a special reserve for the SAIF on January 1, 1998; and (vi) prohibit the FDIC from setting semiannual assessments in excess of the amount needed to maintain the reserve ratio of any fund at the designated reserve ratio. The bill does not include a provision to merge the charters of savings associations and commercial banks.

         In light of ongoing debate over the content and fate of the budget bill, the different proposals currently under consideration and the uncertainty of the Congressional budget and legislative processes in general, management cannot predict whether any or all of the proposed legislation will be passed, or in what form. Accordingly, the effect of any such legislation on Pacific Thrift cannot be determined.

         INTERSTATE BANKING AND BRANCHING

         In September 1994, the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") became law. Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under the BHCA to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

         The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

         In October 1995, California adopted "opt in" legislation under the Interstate Act that permits out-of-state banks to acquire California banks that satisfy a five-year minimum age requirement (subject to exceptions for supervisory transactions) by means of merger or purchases of assets, although entry through acquisition of individual branches of California institutions and de novo branching into California are not permitted. The Interstate Act and the California branching statute will likely increase competition from out-of-state banks in the markets in which Pacific Thrift operates, although it is difficult to assess the impact that such increased competition may have on Pacific Thrift's operations.

         COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

         Pacific Thrift is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities. The FDIC has rated Pacific Thrift "satisfactory" in complying with its CRA obligations.

         In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a depository institution's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: (i) overt evidence of discrimination; (ii) evidence of disparate treatment and (iii) evidence of disparate impact.

         POTENTIAL ENFORCEMENT ACTIONS.

         Insured depository institutions, such as Pacific Thrift, and their institution-affiliated parties, which include the Partnership and the Corporation after the Restructuring, may be subject to potential enforcement actions by the FDIC and the DOC for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits and with respect to Pacific Thrift and the Partnership, could also include the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the PCA provisions of the FDIC Improvement Act. Management knows of no pending or threatened enforcement actions against Pacific Thrift; however, Pacific Thrift is currently operating under the 1995 Order. See "Supervision and Regulation -- Federal Law -- Regulatory Actions" above.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The only stockholder of the Corporation as of the date hereof is the Partnership, which owns 3,000 shares of the Common Stock. After the Distribution, the Partnership will own no shares of Common Stock. The Corporation is unaware of any person or group that will control the Corporation following the Closing Date of the Restructuring Plan. Based upon the ownership of the Partnership at December 31, 1995, Joel R. Schultz would be the only Stockholder to beneficially own more than 5% of the Common Stock after the Restructuring.

         Upon the Closing Date of the Restructuring, Limited Partners of the Partnership, the General Partner and the purchasers in the Public Offering will be the Stockholders of the Corporation. As of December 31, 1995, there were 2,493 Limited Partners of the Partnership.

         The following tables sets forth the anticipated ownership of Common Stock after the completion of the Restructuring Plan by (i) the four directors of the Corporation, (ii) the Chief Executive Officer and the six other executive officers of the Corporation whose total annual compensation after the completion of the Restructuring Plan will exceed $100,000 (the "Named Executives"), and
(iii) all executive officers and directors of the Corporation, as a group, based upon the Limited Partnership Units and interests in the General Partner beneficially owned by each such person at December 31, 1995.

         The information provided below assumes that (i) 830,000 shares are issued by the Corporation in exchange for the assets and liabilities of the Partnership; (ii) 820,000 additional shares are issued in the Rights Offering and the Public Offering; (iii) 40,000 Subscriber Warrants are issued in connection with the Rights Offering; and (iv) 563,333 General Partner Warrants are issued;


                                                        Common
                                                         Stock            Percent
Name and Address of                                   Beneficially          of
  Beneficial Owner                                      Owned(1)           Class
-------------------                                   ------------        -------


Joel R. Schultz
21031 Ventura Boulevard                                 _______(2)          _____%
Woodland Hills, CA 91364


Richard D. Young
21031 Ventura Boulevard                                          *               *
Woodland Hills, CA 91364


Kenneth A. Carmona
21031 Ventura Boulevard                                     ___(3)               *
Woodland Hills, CA 91364

Richard B. Fremed
21031 Ventura Boulevard                                   _____(4)               *
Woodland Hills, CA 91364

Norman A. Markiewicz
21031 Ventura Boulevard                                   _____(5)               *
Woodland Hills, CA 91364

                                                                    Common
                                                                     Stock            Percent
Name and Address of                                               Beneficially          of
  Beneficial Owner                                                  Owned(1)           Class
-------------------                                               ------------        -------
Charles J. Siegel
21031 Ventura Boulevard                                                    *               *
Woodland Hills, CA 91364

Frank Landini
500 Ygnacio Road                                                           *               *
Walnut Creek, CA

Russell A. Allison
4409 Via Valmonte                                                          *               *
Palos Verdes Estates, CA 90274




Ermyas Amelga
21031 Ventura Boulevard                                                    *               *
Woodland Hills, CA 91364

All Directors, Proposed Directors and Executive Officers,
as a group (9 persons)(6)                                            _______          _____%


---------------------

*        Less than 1%.




(1) This includes shares of Common Stock which the named individuals have indicated the intention to acquire through the exercise of Basic Subscription Rights, but does not include (i) Shares which each individual may purchase through the exercise of Oversubscription Rights; and (ii) Common Stock issuable upon exercise of stock options to be granted to the named individuals, which are not exercisable for six months after the effectiveness of the Restructuring Plan, as described herein under the heading "MANAGEMENT -- Plans and Arrangements -- Stock Option Plan." Except as otherwise noted and except as required by applicable community property laws, each person will have sole voting and disposition powers with respect to the shares.

(2) In addition to the _____ shares Mr. Schultz intends to purchase through the exercise of Basic Subscription Rights as a partner of the General Partner, this amount includes (i) all of the ______ shares of Common Stock issuable to the General Partner by the Partnership and (ii) all of the General Partner Warrants for 563,333 shares, as to which Mr. Schultz, as the controlling shareholder of Presidential Services Corporation, holds sole voting and investment power. However, the General Partner intends, at some time in the near future, to distribute out substantially all of the Common Stock and Warrants it receives from the Partnership pro rata to its partners in accordance with their percentage interests in the Partnership. Mr. Schultz holds a 20.25% beneficial interest in the General Partner. Accordingly, at such time as the General Partner distributes the Common Stock and General Partner Warrants received by it to its partners, Mr. Schultz expects to receive: (i) _____ shares of Common Stock, and (ii) General Partner Warrants to purchase a maximum of ______ shares, which would result in Mr. Schultz' beneficial ownership of 109,595 shares of Common Stock, or ____% of the total shares outstanding if all of the maximum General Partner Warrants were exercised. This amount does not include the following shares which the adult daughter and son-in-law of Mr. Schultz would receive from the General Partner, as to which he has no voting or investment power: (i) ___ shares of Common Stock issuable to the General Partner by the Partnership; (ii) __ shares purchasable through Basic Subscription Rights; or (iii) General Partner Warrants to purchase a maximum of _____ shares.

(3) This amount includes only the ___ shares that Mr. Carmona intends to purchase through the exercise of Basic Subscription Rights as a partner of the General Partner, and does not include: (i) 1,635 shares of Common Stock issuable to the General Partner by the Partnership and
         (ii) General Partner Warrants to purchase a maximum of ______ shares, which Mr. Carmona would receive from the General Partner, which would increase his total ownership to ______ shares, representing ____% of the total outstanding Common Stock if all of the maximum General Partner Warrants were exercised.

(4) This amount includes only _____ shares that Mr. Fremed intends to purchase through the exercise of Basic Subscription Rights as a partner of the General Partner, and does not include (i) _____ shares of Common Stock issuable to the General Partner by the Partnership and (ii) General Partner Warrants to purchase a maximum of ______ shares, which Mr. Fremed would receive from the General Partner, which would increase his total ownership to ______ shares, representing ____% of the total outstanding Common Stock if all of the maximum General Partner Warrants were exercised. This amount also does not include the following shares which two adult sons of Mr. Fremed would receive from the General Partner, as to which he has no voting or investment power: ___ shares of Common Stock issuable to the General Partner by the Partnership;
         (ii) ___ shares purchasable through Basic Subscription Rights; and
         (iii) General Partner Warrants to purchase _____ shares.

(5) This amount includes only _____ shares that Mr. Markiewicz intends to purchase through the exercise of Basic Subscription Rights as a partner of the General Partner, and does not include (i) _____ shares of Common Stock issuable to the General Partner by the Partnership and (ii) General Partner Warrants to purchase ______ shares, which Mr. Markiewicz would receive from the General Partner, which would increase his total ownership to ______ shares, representing 2.92% of the total outstanding Common Stock if all of the General Partner Warrants were exercised.

(6) This amount includes (i) all of the ________ shares issuable to the General Partner by the Partnership, (ii) all of the Basic Subscription Rights of the named directors and officers and (iii) all of the General Partner Warrants to purchase _______ shares. At such time as the General Partner distributes the Common Stock and General Partner Warrants to its partners, the actual amounts of Common Stock and General Partner Warrants that would be owned by the directors and officers (without including any shares that may be purchased by them through the Oversubscription Privilege) would be _______, representing _____% of the total outstanding shares if all of the maximum General Partner Warrants were exercised.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the directors and executive officers of the Corporation. The Corporation's Restated Certificate of Incorporation states that the Board of Directors shall be divided into three classes of directors, with the directors in each class elected for three-year staggered terms except for the initial directors. The terms of the initial Board will expire at the annual meetings of stockholders in 1997, 1998 and 1999. Officers will serve at the pleasure of the Board of Directors, subject to restrictions set forth in employment agreements. See "MANAGEMENT -- Employment Agreements.


                                                   Principal Occupation or Employment and
     Name                        Age                 Occupation for the Past Five Years
     ----                        ---               --------------------------------------
Joel R. Schultz(3)               59                Chairman of the Board, President, Chief Executive Officer and
                                                   Chief Operating Officer of the Corporation; Chief Managing
                                                   Officer of Presidential from 1981 to the present; Chairman of the
                                                   Board and Chief Executive Officer of Pacific Thrift since 1988 and President of Pacific Thrift from 1988 to December 1993;
                                                   director of CRC Washington since November 1995; Proposed
                                                   Chairman of the Board of CRC and LPPC; proposed Chairman
                                                   of the Board, President, Chief Executive Officer and Chief
                                                   Operating Officer of Unified.

Richard D. Young(1)              56                Director and Senior Executive Vice President of the Corporation
                                                   and Unified; President and Chief Operating Officer of Pacific
                                                   Thrift from November 1993 to present; director of Pacific Thrift from November 1993 to present; President and Chief Executive
                                                   Officer of Topa Thrift and Loan from 1983 to 1993; President of
                                                   Thrift Guaranty Corporation from 1984 to 1988; director of
                                                   Thrift Guaranty Corporation from 1983 to 1988 and from 1989 to
                                                   1995, when the Thrift Guaranty Corporation was liquidated;
                                                   member, Mortgage Bankers Association Secondary and Capital
                                                   Markets Committee; member, California Association of Thrift and Loans Companies ("CATL") Regulatory Committee;
                                                   chairman, CATL Executive Committee; former chairman, CATL
                                                   Legislative Committee; Vice President of CATL (1995-present).

Kenneth A. Carmona               39                Executive Vice President of the Corporation; President and Chief
                                                   Executive Officer of CRC from inception in 1985 to present and of LPPC from inception in 1990 to the present; Senior Vice
                                                   President of Pacific Thrift from 1989 to the present; President and director of CRC Washington since November 1995; proposed director of CRC, LPPC and Unified.

Norman A. Markiewicz             49                Executive Vice President of the Corporation; Chief Operating
                                                   Officer of Presidential since 1981; Chief Operating Officer of
                                                   Pacific Thrift from 1988 to September 1993; Executive Vice
                                                   President of Pacific Thrift from 1993 to present; director of
                                                   Pacific Thrift from 1988 to present; proposed Executive Vice
                                                   President of Unified and proposed director of CRC, LPPC and
                                                   Unified.

Richard B. Fremed                53                Executive Vice President and Secretary of the Corporation; Chief
                                                   Financial Officer of Presidential from 1981 to April 1994; Chief
                                                   Financial Officer of Pacific Thrift from 1988 to December 1993;
                                                   Secretary of Pacific Thrift from December 1988 to present;
                                                   Treasurer of Pacific Thrift from December 1993 to present;
                                                   director of Pacific Thrift from 1988 to present; Chief Financial
                                                   Officer of CRC from inception in 1985 to present and of LPPC from inception in 1990 to present; Chief Financial Officer of
                                                   CRC Washington since November 1995; proposed Chief
                                                   Financial Officer of Unified and proposed director of CRC,
                                                   LPPC and Unified; certified management accountant.

Frank Landini                    44                Executive Vice President of Pacific Thrift since December 1994;
                                                   Senior Vice President of Pacific Thrift from October  1993 to
                                                   December 1994; Senior Vice President of Topa Thrift and Loan
                                                   from 1983 to 1993.

Charles J. Siegel                45                Chief Financial Officer and Assistant Secretary of the
                                                   Corporation; Chief Financial Officer of Pacific Thrift from
                                                   December 1993 to present; Chief Financial Officer of
                                                   Presidential from May 1994 to present; Chief Financial Officer of Topa Thrift and Loan from 1983 to 1993; certified public accountant.

Russell G. Allison(1)            38                Proposed director of the Corporation; director of Pacific Thrift from June 1992 to present; Vice President of Smith Barney from
                                                   October 1994 to present; Vice President of Kidder, Peabody &
                                                   Co., Inc. from January 1994 to October 1994; Assistant Vice
                                                   President of Kidder, Peabody & Co., Inc. from 1983 to 1993.

Ermyas Amelga(2)                 40                Proposed director of the Corporation; director of Pacific Thrift from June 1992 to present; co-owner and managing director of
                                                   AMRAY Capital Advisors from 1992 to present; Vice President of Kidder, Peabody & Co., Inc. from 1988 to 1992.


------------

(1)  Terms of office will expire in 1997.

(2)  Term of office will expire in 1998.

(3)  Term of office will expire in 1999.

BOARD OF DIRECTORS AND COMMITTEES

         The business of the Corporation's Board of Directors will be conducted through its meetings, as well as through meetings of its committees. Set forth below is a description of the committees of the Board.

         The Audit Committee will review and report to the Board on various auditing and accounting matters, including the annual audit report from the Corporation's independent public accountants. The Audit Committee consists of Ermyas Amelga and Russell G. Allison. Mr. Amelga is its Chairman.

         The Employee Compensation Committee will determine the salary and bonus structure for the Corporation's employees who are not employed under written contracts and will also determine the annual bonuses of Messrs. Markiewicz and Fremed. The Employee Compensation Committee consists of Joel R. Schultz and Richard D. Young. Mr. Schultz is its Chairman.


         The Executive Compensation and Stock Option Committee will determine the salary and performance-based bonuses of the Corporation's executive officers, appropriate awards under the Corporation's 1995 Stock Option Plan and administer the Corporation's Retirement Plans. See "MANAGEMENT -- 1995 Stock Option Plan" and " -- Retirement Plan." The Executive Compensation and Stock Option Committee consists of Ermyas Amelga and Russell G. Allison. Mr. Amelga is its Chairman.


         The Executive Committee will have the authority to act on behalf of the full Board of Directors in between meetings of the Board, except that the Executive Committee will not have the authority to amend the Certificate of Incorporation or the Bylaws of the Corporation, adopt an agreement of merger or consolidation, recommend to the stockholders a dissolution of the Corporation or a revocation of dissolution or remove or indemnify a director. To the extent authorized by the Board of Directors, the Executive Committee will also be authorized to declare dividends of the Corporation and to issue shares of authorized and unissued Common Stock or any series of Preferred Stock of the Corporation. The Executive Committee will also act as the Nominating Committee that nominates officers and directors of the Corporation for election. The Executive Committee consists of Joel R. Schultz and Ermyas Amelga. Mr. Schultz is its Chairman.

COMPENSATION OF BOARD OF DIRECTORS

         It is the Corporation's intention to pay fees to its officer and non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. The Corporation will pay each employee director an annual fee of $500, plus $200 per board or committee meeting attended. The Corporation will pay each non-employee director an annual fee of $2,500, plus $750 for each board meeting attended, plus $300 for each telephonic meeting of over 30 minutes in length, plus $350 per committee meeting for committee chairman and $250 per committee meeting for other committee members. Only one meeting fee will be paid for meetings of the Boards of Directors of the Corporation and one or more of its subsidiaries on the same day and for meetings of two or more committees of the Board of Directors of the Corporation or any of its subsidiaries on the same day. The Assistant Corporate Secretary will receive a fee of $200 per meeting attended.


         Each of Pacific Thrift, CRC, CRC Washington, Common LPPC and Unified will also pay fees to its officer and non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. Pacific Thrift will pay the same fees as the Corporation pays to its officer and non-officer directors. CRC, LPPC and Unified will pay each employee director an annual fee of $250 plus $200 for each meeting attended. CRC, CRC Washington, LPPC and Unified will pay each non-employee director an annual fee of $1,000, plus $500 for each board meeting attended, plus $200 for each telephonic meeting of over 30 minutes in length, plus $350 per committee meeting for committee chairman or $250 per committee meeting for other committee members. Only one meeting fee will be paid for meetings of the Boards of Directors of the Corporation and one or more of its subsidiaries on the same day and for meetings of two or more committees of the Board of Directors of the Corporation or any of its subsidiaries on the same day. It is the intention of the Board of Directors to have as many board and committee meetings on the same day as possible. The Assistant Corporate Secretary will receive a fee of $200 per meeting attended.


EXECUTIVE COMPENSATION


     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth certain summary information concerning compensation paid or accrued by the General Partner, the Partnership, Pacific Thrift, CRC or LPPC to or on behalf of the five most highly compensated executive officers who earned at least $100,000 in 1995. Also shown in the table is the amount of compensation that would have been earned by each of the named executive officers under the employment agreements that each of them has entered with the Corporation.



                                                   Actual Annual Compensation                     Pro Forma Annual
                                                   --------------------------                       Compensation
                                                                                                  ----------------
Name and Principal Position             Year           Salary($)(1)          Bonus($)        Salary(s)(1)        Bonus
---------------------------             ----           ------------          --------        ------------        -----
Joel R. Schultz,(2)                     1995               $400,466             -0-            237,900            -0-
Chief Executive Officer,                1994                214,200             -0-            237,900            -0-
Presidential and Pacific Thrift         1993                285,530             -0-            237,900            -0-

Richard D. Young, President             1995               $214,273                            237,900            -0-
and Chief Operating Officer,            1994                161,600                            237,900            -0-
Pacific Thrift                          1993                 51,012(3)                          86,100            -0-

Norman Markiewicz,                      1995               $141,062             -0-            137,900            -0-
Senior Managing Officer,                1994                158,534             -0-            137,900            -0-
Presidential and                        1993                186,838             -0-            137,900            -0-
Executive Vice President,
Pacific Thrift

Kenneth Carmona,                        1995               $150,000             -0-            152,650          13,050
President,                              1994                150,150             -0-            152,650          17,074
CRC and LPPC                            1993                196,745(4)           0-            152,650          36,324

Charles J. Siegel,(5)                   1995               $144,400             -0-            138,000            -0-
Chief Financial Officer,                1994                125,967             -0-            138,000            -0-
Presidential and Pacific Thrift         1993                  9,133             -0-              9,133            -0-


-----------------------


(1) The amounts specified above include automobile allowances and directors' fees, but do not include life insurance or medical insurance premiums for benefits in excess of group benefits provided to employees, the aggregate amount of which do not exceed the lesser of either $50,000 or 1 % of the total annual salary and bonus reported for each of the above named executives in each reported year.

(2) Includes amounts paid to Mr. Schultz for legal fees of $100 per loan paid by borrowers in connection with legal services related to loan origination. See "CERTAIN TRANSACTIONS - Payments to Managing Officers."

(3) Mr. Young commenced employment with Pacific Thrift in September 1993, and he received compensation for only four months in 1993.

(4) Includes amounts paid to a wholly owned corporation of Mr. Carmona.

(5) Mr. Siegel commenced employment with Pacific Thrift in December 1993, and he received compensation for only one month in 1993.

EMPLOYMENT AGREEMENTS

         The Corporation has entered into employment agreements with Messrs. Joel R. Schultz, Richard D. Young, Kenneth A. Carmona, Norman A. Markiewicz and Richard B. Fremed, subject to completion of the Restructuring Plan. In addition, Pacific Thrift has entered into an employment agreement with Mr. Frank Landini. If the Restructuring Plan is completed, all of the employment agreements would be deemed to take effect as of January 1, 1996. The Board of Directors believes that this will provide an incentive to all of the executive officers to maximize the earnings potential of the Corporation as soon as possible.


         Mr. Schultz will be employed for an initial term of three years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Schultz will be employed as the President and Chief Executive Officer of the Corporation, Chief Executive Officer of Pacific Thrift, and President and Chief Executive Officer of Unified. Mr. Schultz' annual salary will equal $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2-1/2% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on the Closing Date of the Restructuring with respect to 1996 and on January 1 of each succeeding calendar year) of 20% (reduced to 10% for each year after the Corporation reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits equal to a minimum return on equity of 30% or more (reduced to 20% for each year after the Corporation reaches equity of at least $20 million). For 1996, the bonus will include only net profits of the Corporation from the Closing Date of the Restructuring through December 31, 1996. The bonus will be reduced to the extent necessary to allow the Corporation to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Schultz is not eligible to participate in the employee cash bonus pool of the Corporation.

         Mr. Young will be employed for an initial term of two years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Young will be employed as the President of Pacific Thrift and Senior Executive Vice President of the Corporation and Unified. Mr. Young's annual salary will equal $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2-1/2% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on the Closing Date of the Restructuring with respect to 1996 and on January 1 of each succeeding calendar year) of 20% (reduced to 10% for each year after the Corporation reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits equal to a minimum return on equity of 30% or more (reduced to 20% for each year after the Corporation reaches equity of at least $20 million). For 1996, the bonus will include only net profits of the Corporation from the Closing Date of the Restructuring through December 31, 1996. The bonus will be reduced to the extent necessary to allow the Corporation to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Young is not eligible to participate in the employee cash bonus pool of the Corporation.

         Mr. Carmona will be employed for an initial term of two years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Carmona will be employed as the President and Chief Executive Officer of CRC and LPPC, Senior Vice President of Pacific Thrift and Executive Vice President of the Corporation. Mr. Carmona's annual salary will equal $150,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of up to 5% of the net pretax profits of CRC and LPPC on a combined basis, if they earn a combined net after tax profit (after payment of all annual bonuses based upon this same formula) in excess of $600,000 for the year. Mr. Carmona will also be eligible to participate in the employee cash bonus pool of the Corporation.


         Mr. Markiewicz will be employed for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Markiewicz will be employed as Executive Vice President of the Corporation, Unified and Pacific Thrift. Mr. Markiewicz' annual salary will equal $135,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Markiewicz will also be eligible to participate in the employee cash bonus pool of the Corporation.


         Mr. Fremed will be employed for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Fremed will be employed as Executive Vice President and Secretary of the Corporation, Chief Financial Officer of Unified, CRC, CRC Washington and LPPC, and Secretary and Treasurer of Pacific Thrift. Mr. Fremed's annual salary will equal $125,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Fremed will also be eligible to participate in the employee cash bonus pool of the Corporation.


         The employment agreements of Messrs. Schultz, Young, Markiewicz and Fremed will provide that an executive may voluntarily terminate his employment with the Corporation upon the occurrence of a corporate change, as defined in the employment agreement. In that event, the employee will be entitled to continuation of certain benefits, and severance pay equal to his salary and bonus for either six months, one year, or one and one-half years, as provided in his agreement. Corporate changes under the employment agreements shall include any one (or more) of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Corporation with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Corporation just prior to such event(s) shall cease to constitute a majority of the Board; (iii) a transaction in which the Corporation will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, or a sale or other disposition of all or substantially all the assets of the Corporation (including but not limited to the assets or stock of Corporation's subsidiaries that results in all or substantially all of the assets or stock of Corporation on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the Corporation's Common Stock (other than one made by the Corporation) and shares of Common Stock are acquired thereunder; (v) the stockholders of the Corporation cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period; or (vi) with respect to Joel Schultz only, a change in his duties or a reduction in compensation.

         The Corporation will retain the right to terminate the employment agreement in the event of an employee's physical or mental disability which will render him unable to perform under the agreement for any period of one hundred and twenty consecutive days or for an aggregate period of one hundred and twenty or more days during any twelve-month period. In the event of termination due to disability, an employee would be entitled to receive as disability compensation a lump sum payment equal to the annual bonus earned by employee during the fiscal year preceding the year of termination, one year's annual salary, payable not less frequently than monthly and continuation of certain benefits for the greater of one year or the remainder of the term under the agreement. In the event of death, an employee's personal representative will be entitled to receive as a death benefit, in addition to any other payments which he may be entitled to receive under any of the Corporation's benefit plans, payment of one year's salary, payable not less frequently than monthly. In addition, the personal representative of Mr. Schultz, Young, Carmona or Landini would also be entitled to receive a lump sum payment equal to the annual bonus earned by the employee for the prior fiscal year or, in the case of Mr. Schultz or Mr. Young, the higher of the bonus earned in the prior year or the bonus that would have been earned in the current year had the employee continued his employment for the full year.

         The Corporation will have the right to terminate the employee for cause, which is defined in the agreement as conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against the Corporation, or conduct materially injurious to the Corporation's business or reputation. In the event of termination of the agreement without cause, the employee would be entitled to the continuation of certain benefits and severance pay for either six months or one year, as provided in his agreement.


         Mr. Landini is employed as Executive Vice President of Pacific Thrift for a term of two years by Pacific Thrift, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Landini receives an annual base salary of $150,000, as adjusted annually for increases in the cost of living index. Mr. Landini will also receive an annual bonus based upon net profits earned from wholesale loans originated by Pacific Thrift for sale (the "Securitizable Loan Division"), over which Mr. Landini has primary responsibility. Net profits from the Securitizable Loan Division consists of revenues earned from premiums on loan sales, net interest earned on securitizable loans prior to sale, and net fees charged to borrowers (less fees paid to brokers and other referral sources) less employee related and overhead expenses of the Securitizable Loan Division. For the 1996 fiscal year, up to $100,000 of Mr. Landini's bonus plus one-half of any bonus earned in excess of $200,000 will be paid in January 1997, and any bonus earned between $100,000 and $200,000, plus one-half of the bonus earned in excess of $200,000, will be payable 36 months later unless Mr. Landini's employment is terminated voluntarily by him or by Pacific Thrift "for cause." For fiscal years after 1996, one-half of the bonus earned for each year is payable in January of the following year, and the remaining half is payable 36 months later unless Mr. Landini's employment is terminated voluntarily by him or by Pacific Thrift for cause. If Mr. Landini's employment agreement continues for a total of ten years or more, the provision delaying one-half of his bonus for 36 months will terminate. Events which are deemed termination "for cause" include conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against Pacific Thrift or conduct materially injurious to Pacific Thrift's business or reputation. Mr. Landini is not eligible for the employee bonus pool.

1995 STOCK OPTION PLAN


         The 1995 Pacific United Group, Inc. Stock Option Plan (the "1995 Plan") is designed to promote and advance the interests of the Corporation and its stockholders by (1) enabling the Corporation to attract, retain, and reward managerial and other key employees and non-employee directors, and (2) strengthening the mutuality of interests between participants and the Stockholders of the Corporation in its long term growth, profitability and financial success by offering stock options.

         SUMMARY OF THE 1995 PLAN. The 1995 Plan will empower the Corporation to award or grant from time to time until December 31, 2003, when the 1995 Plan expires except with respect to options then outstanding, to officers, directors and key employees of the Corporation and its subsidiaries, Incentive and Non-Qualified Stock Options ("Options") authorized by the Committee which will administer the 1995 Plan.

         ADMINISTRATION. The 1995 Plan will be administered by the Stock Option and Retirement Plans Committee of the Board of Directors (the "Committee"). The 1995 Plan provides that the Committee must consist of at least two directors of the Corporation who are both "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" within the meaning of proposed Treasury Regulations sec. 1.162-27(c)(3). The Committee has the sole authority to construe and interpret the 1995 Plan, to make rules and procedures relating to the implementation of the 1995 Plan, to select participants, to establish the terms and conditions of Options and to grant Options, with broad authority to delegate its responsibilities to others, except with respect to the selection for participation of, and the granting of Options to, persons subject to Sections 16(a) and 16(b) of the Exchange Act. Members of the Stock Option and Retirement Plans Committee will not be eligible to receive discretionary Options under the 1995 Plan.

         ELIGIBILITY CONDITIONS. Managerial employees, including all officers of the Corporation, and other key employees of the Corporation and its subsidiaries who hold positions of significant responsibility and non-employee directors will be eligible to receive Options under the 1995 Plan. Non-employee directors are only eligible to receive Non-Qualified Stock Options under the 1995 Plan. Except for Non-Qualified Stock Options granted to non-employee directors, the selection of recipients of, and the nature and size of, Options granted under the 1995 Plan will be wholly within the discretion of the Committee. The 1995 Plan is subject to specific formula provisions relating to the grant of options to non-employee directors, the exercisability of Incentive Stock Options and the total shares available for option grants. In addition, there is a 50,000 share limit on the number of shares of Common Stock in respect of which any type of Options may be granted to any person in each calendar year.

         SHARES SUBJECT TO 1995 PLAN. The maximum number of shares of Common Stock in respect of which Options may be granted under the Plan (the "Plan Maximum") shall be 170,000 with an increase of two percent (2%) of the total issued and outstanding shares of the Common Stock on the first day of each subsequent calendar year, up to a maximum 250,000 shares, commencing January 1, 1997.

         For the purpose of computing the total number of shares of Common Stock available for Options under the 1995 Plan, the above limitations shall be reduced by the number of shares of Common Stock subject to issuance upon exercise or settlement of Options, determined at the date of the grant of such Options. However, if any Options are forfeited, terminated, settled in cash or exchanged for other Options or expire unexercised, the shares of Common Stock previously subject to such Options shall again be available for further Option grants. The shares of Common Stock which may be issued to participants in the 1995 Plan may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Corporation. No fractional shares may be issued under the 1995 Plan.

         The maximum numbers of shares of Common Stock in payment of Options granted or which may be subject to Options, as applied to the 1995 Plan and its several components, are subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Corporation.

         TRANSFERABILITY. No Option granted under the 1995 Plan, and no right or interest therein, shall be assignable or transferable by a participant except by will or the laws of descent and distribution.

         TERM, AMENDMENT AND TERMINATION. The 1995 Plan will terminate on December 31, 2003, except with respect to Options then outstanding. The Board or Directors may amend or terminate the 1995 Plan at any time, except that, (i) to the extent restricted by Rule 16b-3 promulgated under the Exchange Act, as amended and in effect from time to time (or any successor rule), the Board of Directors may not, without approval of the Stockholders of the Corporation, make any amendment that would (1) increase the total number of shares available for issuance (except as permitted by the 1995 Plan to reflect changes in capital structure), (2) materially change the eligibility requirements, or (3) materially increase the benefits accruing to participants under the 1995 Plan, and (ii) the provisions of the 1995 Plan governing the award of options to Non-Employee Directors may not be amended more than once every six months other than to comport with changes to the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the regulations promulgated thereunder.

         CHANGE OF CONTROL. The 1995 Plan provides that the exercisability of outstanding Options shall be accelerated upon any of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Corporation with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Corporation just prior to such event(s) shall cease to constitute a majority of the Board; (iii) a transaction in which the Corporation will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, or a sale or other disposition of all or substantially all the assets of the Corporation (including but not limited to the assets or stock of Corporation's subsidiaries that results in all or substantially all of the assets or stock of Corporation on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the Corporation's Common Stock (other than one made by the Corporation ) and shares of Common Stock are acquired thereunder; or (v) the stockholders of the Corporation cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period.

         INCENTIVE STOCK OPTIONS. Options designated as Incentive Stock Options, within the meaning of Section 422 of the Code, in respect of up to the Plan Maximum may be granted under the 1995 Plan. The number of shares of Common Stock in respect of which Incentive Stock Options are first exercisable by any optionee during any calendar year shall not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). To the extent the fair market value of the shares for which options are designated as Incentive Stock Options that are first exercisable by any optionee during any calendar year exceed $100,000, the excess amount shall be treated as Non-Qualified Stock Options. Incentive Stock Options shall be exercisable for such period or periods, not in excess of ten years after the date of grant, as shall be determined by the Committee.


         GRANT OF INCENTIVE STOCK OPTIONS. The Board of Directors of the Corporation intends to grant Incentive Stock Options to acquire a total of 155,000 shares of Common Stock to certain key employees, including the executive officers, of the Corporation, at an exercise price equal to the Public Offering Price. For employees who have been employed by the Partnership for five years or more, options will become exercisable 20% after the first six months following the grant, and an additional 20% on the first, second, third and fourth anniversary dates of the grant thereafter. For employees who have been employed by the Partnership for less than five years, options will become exercisable 25% on each of the first, second, third and fourth anniversary dates of the grant.

         The following executive officers of the Corporation will receive Incentive Stock Options for the following amounts of shares of Common Stock if the Restructuring Plan is completed.


Name                                                          Dollar Value    Number of Shares
----                                                          ------------    ----------------
Joel R. Schultz                                                     *              40,000

Richard D. Young                                                    *              40,000

Kenneth A. Carmona                                                  *               8,000

Frank Landini                                                       *              12,000

Norman A. Markiewicz                                                *               8,000

Richard B. Fremed                                                   *               8,000

Charles J. Siegel                                                   *               8,000

Non-officer directors as a group                                                    4,000

Executive Officers and directors as a group (9 persons)                           124,000




--------------------

*        Not yet determinable.

         NON-QUALIFIED STOCK OPTIONS. Non-Qualified Stock Options may be granted for such number of shares of Common Stock and will be exercisable for such period or periods as the Committee shall determine, up to a maximum term of ten years.

         OPTIONS TO NON-EMPLOYEE DIRECTORS. The 1995 Plan also provides for the grant of options to Non-Employee Directors of the Corporation or any of its subsidiaries, without any action on the part of the Board or the Committee, only upon the terms and conditions set forth in the 1995 Plan. Subject to completion of the Restructuring Plan, each eligible non-employee director of the Corporation or any of its subsidiaries on the Effective Date of the 1995 Plan shall automatically receive, for each directorship held by such person, Non-Qualified Options to acquire (i) 1,000 shares of Common Stock and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Corporation thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options upon becoming a director for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each person who thereafter becomes a Non-Employee Director shall automatically receive Non-Qualified Options to acquire (i) 1,000 shares of Common Stock for each directorship held by such person on the date such person becomes a Non-Employee Director and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Corporation thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options upon becoming a director for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each option shall become exercisable as to 50% of the shares of Common Stock subject to the option on each of the first anniversary date of the grant and 50% on the second anniversary date of the grant, and will expire ten years from the date the option was granted. The exercise price of such options shall be equal to 100% of the fair market value of the Common Stock subject to the option on the date on which such options are granted. Each option shall be subject to the other provisions of the 1995 Plan.




         Subject to the completion of the Restructuring Plan, the Non-Employee Directors of the Corporation will be granted pursuant to the formula provisions of the 1995 Plan Non-Qualified Options to acquire a maximum of 5,000 shares of Common Stock, at an exercise price equal to the Public Offering Price.

         OPTION EXERCISE PRICES. The exercise price of an Incentive Stock Option shall be at least 100% of the fair market value of the Common Stock on the date of grant. Except for Options to Non-Employee Directors, Non-Qualified Stock Options may be issued at such option exercise price as the Committee shall determine, but not less than par value per share. The fair market value of all Options granted on the Closing Date will be determined as the Public Offering Price.


         EXERCISE OF OPTIONS. No Stock Option may be exercised, except as provided below, unless the holder thereof remains in the continuous employ or service of the Corporation or one of its subsidiaries.

         Stock Options shall be exercisable only upon the payment in full of the applicable option exercise price in cash or, if approved by the Committee, in shares of the Common Stock (at the fair market value thereof at exercise date) or, if approved by the Committee, by surrendering outstanding Options denominated as to which the participant is vested. No Incentive or Non-Qualified Stock Option may be exercised within six months following the date of grant.

RETIREMENT PLAN


         The General Partner, on behalf of the Partnership, Pacific Thrift and CRC, established a 401(k) Plan in 1994 in which executive officers and other employees participate. The Pacific United Group Retirement Plan will constitute an amendment of the existing 401(k) Plan (the "Retirement Plan"). Following the completion of the Restructuring Plan, the Corporation will adopt the Retirement Plan as sponsor.


         All employees (including officers) of the Corporation and its subsidiaries on the Distribution Date will be eligible to participate in the Retirement Plan and future employees will be eligible following the completion of 1,000 hours of service and their first year of employment. Subject to certain limitations, participants in the Retirement Plan may make contributions from 2% to 15% of their pretax compensation, up to a maximum of $9,240 per year (in
1995), subject to certain limitations and annual adjustments for inflation. The Corporation may, in its discretion, make a matching contribution equal to a percentage of compensation contributed by each participant, not to exceed 6% of compensation. The Retirement Plan is designed to qualify under Section 401(k) of the Code and therefore contributions by the Corporation and the participants are deductible by the Corporation and not includible in the income of the participants for federal income tax purposes. Participants will always be fully vested in all of their individual contributions to the Retirement Plan (and in earnings on such contributions). Participants will be fully vested in employer contributions (and earnings on such contributions) to the Retirement Plan, regardless of years of service, upon the attainment of normal retirement age (age 65), such participant's death or permanent and total disability while employed by the Corporation or the termination or complete discontinuance of the Retirement Plan. If a participant terminates employment with the Corporation for any other reason other than retirement, then such participant's interest in employer contributions to the Retirement Plan shall vest 20% after one year of service, 20% for each year of service thereafter, so they will be vested 100% after five or more years of service. An employee's service with the Partnership, the General Partner, and former affiliates is counted for purposes of vesting under the Retirement Plan.

STOCK PURCHASE PLAN

         The 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") provides for eligible employees of the Corporation and its subsidiaries to participate in the ownership of the Corporation by acquiring the right to purchase shares of the Corporation's Common Stock. The Stock Purchase Plan will cover a total of 50,000 shares of Common Stock, which may be purchased by the Plan in the open market or issued by the Corporation from authorized and unissued treasury stock. The purpose of the Stock Purchase Plan is to promote the interests of the Corporation by providing a method whereby employees of the Corporation may participate in the ownership of the Corporation by acquiring an interest in the Corporation's growth and productivity.

         THE OPTIONS. The Stock Purchase Plan provides that, during each specified period ("Option Period"), the Corporation may grant options to participants to purchase, at the termination of that Option Period, shares of Common Stock under the Stock Purchase Plan. The Option Periods coincide with the Corporation's calendar year.

         The price at which each share covered by an option under the Stock Purchase Plan may be purchased is in all instances the lower of (i) 100% of the fair market value of a share of Common Stock on the first day of the applicable Option Period, and (ii) 90% of the fair market value of a share of Common Stock on the last day of that Option Period. Accordingly, in no event does an employee's purchase price exceed 90% of the fair market value of a share of Common Stock on the last day of the Option Period.

         Unless terminated, options granted at the commencement of an Option Period are exercised automatically on the last day of that Option Period. An option terminates upon a voluntary withdrawal from participation in the Stock Purchase Plan by a participant, which may be effected any time prior to the last day of the Option Period by completing a notice of termination form. An option also terminates automatically if the participant holding the option ceases to be employed by the Corporation or a subsidiary of the Corporation for any reason (including death, disability or retirement) prior to the last day of the Option Period.

         An option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the optionee, only by such optionee. Optionees do not have rights as Stockholders with respect to option shares until they exercise their options.

         ELIGIBILITY AND PARTICIPATION. All full-time employees of the Corporation and its subsidiaries who have been employed continuously for at least 30 days and who work more than 20 hours per week are eligible to participate in the Stock Purchase Plan at their election. However, no employee may be granted an option if such employee would immediately thereafter own, directly or indirectly, 5% or more of the combined voting power of all classes of stock, of the Corporation, as determined pursuant to Section 424(d) of the Code.

         Eligible employees may enroll as participants in the Stock Purchase Plan by executing a form provided by the Corporation prior to the commencement of each Option Period on which they may designate the stated maximum set forth on the form, to (1) the portion of their compensation, in any amount up to the stated maximum set forth on the form, to be deducted semi-monthly, and accumulated for the purchase of shares of Common Stock, and/or (2) the amount of funds, if any, which they will deposit at the beginning of the Option Period for the purchase of shares of Common Stock. Once chosen, the semi-monthly contribution for that Option Period cannot be decreased or increased without terminating the option. The aggregate maximum dollar amount which may be designated by a participant to be applied to the purchase of shares under the Stock Purchase Plan may not exceed the lesser of 15% of base compensation or $25,000 per year.

         ADMINISTRATION AND AMENDMENT. The Stock Purchase Plan will be administered by the Stock option and Retirement Plans Committee of the Board of Directors. That Committee will be empowered to interpret and construe any provision of the Stock Purchase Plan and may adopt such rules and regulations for administering the Stock Purchase Plan as it deems necessary.

         The Board of Directors of the Corporation may at any time, insofar as is permitted by law, alter, amend, suspend or discontinue the Stock Purchase Plan with respect to any shares not already subject to options; provided, however, that without the approval of the Stockholders no modification or amendment may increase the number of shares subject to the Stock Purchase Plan, extend the term of the Stock Purchase Plan, alter the option price formula, otherwise materially increase the benefits accruing to participants, materially modify the requirements as to eligibility for participation, or amend the Stock

Purchase Plan in any manner that will cause it to fail to meet the requirements of an "Employee Stock Purchase Plan" as defined in Section 423 of the Code.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


         The Pacific United Group Supplemental Executive Retirement Plan (the "Supplemental Plan"), an unfunded retirement plan, is designed to provide benefits to certain long-term executive officers of the Corporation and its predecessors. Participants' years of service with the General Partner, Presidential (and its former affiliate, Pacific Thrift and Loan Association) CRC, LPPC and Pacific Thrift prior to the completion of the Restructuring Plan will carry forward for vesting and benefit accrual purposes. The Supplemental Plan will initially cover the following seven employees: Joel R. Schultz, Richard B. Fremed, Norman A. Markiewicz, Richard D. Young, Kenneth A. Carmona, Charles J. Siegel and Frank Landini. Future participants, if any, will be determined by the Board of Directors. Administration of the Supplemental Plan will be the responsibility of the Executive Compensation and Stock Option Committee. Participants in the Supplemental Plan will not be permitted to make contributions to the Supplemental Plan.


         Under the Supplemental Plan, a participant's 65th birthday is deemed his or her normal retirement date ("Normal Retirement Date"). The yearly benefit that a participant will receive at his or her Normal Retirement Date will be 1-2/3% of his or her average compensation (whether paid by the General Partner, the Partnership or the Corporation) for his or her highest 3 consecutive years, multiplied by the actual number of his or her years of service. However, in no event will any years of service in excess of 30 be taken into account. The participant's benefits are reduced by his estimated Social Security Benefit and by his estimated Section 401(k) Plan Benefit. The estimated 401(k) Plan Benefit is determined as a straight life annuity that is the actuarial equivalent of the sum of the elective deferral and company matching contributions made to the Retirement Plan, based on the assumption that the maximum elective deferrals and company match are contributed to the Retirement Plan on behalf of the participant each year and the participant's account yields an assumed earnings rate. Benefits are payable monthly upon the participant's retirement.

         A participant is entitled to elect early retirement before his or her Normal Retirement Date, and still receive retirement benefits, at any time after
(a) he or she has completed 15 years of service and (b) the sum of his or her age and years of service equals or exceeds 75 ("Early Retirement Date"). The dollar amount of a participant's early retirement benefit equals the normal retirement benefit reduced 1/4% for each month prior to his or her 65th birthday.

         If a participant dies while employed by the Corporation at any time when he or she is eligible for early or normal retirement, his or her surviving spouse will receive the survivor portion of a benefit determined as if the participant had retired on the day before his or her death, and had elected to receive his or her benefit in the form of a 50% joint and survivor annuity.

         Participants' benefits will become fully vested upon the attainment of their Early Retirement Date or Normal Retirement Date; however, participants will forfeit all of their benefits in the event they are terminated for cause, or they engage in competition with the Corporation without express written consent of the Corporation, either before or after retirement.

         Special rules apply following a Change of Control of the Corporation. If a participant's employment is terminated within 5 years following a Change of
Control:

         (a) the participant will be entitled to receive a benefit even if he or she voluntarily terminates employment prior to eligibility for retirement, provided it is for "Good Reason," which includes, among other circumstances, reduction in the participant's annual base salary, the failure to pay within 7 days of the due date any portion of the participant's compensation, and the Corporation's failure to continue in effect any material compensation plan in which the participant participated immediately before the Change of Control;

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
         (b) the participant will be credited with an additional 5 years of service and entitled to receive a lump sum distribution of the present value of his or her accrued benefit; and

         (c) the participant's benefit can be forfeited because he or she is terminated for cause only if (i) the termination is because of the willful and continued failure by the participant to substantially perform his or her duties with the Corporation after a written demand for substantial performance is delivered to the participant by the Board of Directors, or (ii) the participant's theft or embezzlement from the Corporation, fraud or other acts of dishonesty in the conduct of the Corporation's business, conviction or plea of nolo contendere to any felony or any crime involving moral turpitude, or willful and knowing action which is materially injurious to the business or reputation of the Corporation.

         A participant shall have the right to appeal a dismissal for cause to the Board of Directors. Such participant shall not be deemed to have been terminated for cause within 5 years following a Change of Control unless and until he or she receives a copy of a resolution stating that the participant had committed an act described in clause (i) or (ii) of paragraph (c) above, duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board of Directors.

         A participant also will have the right to receive a lump sum benefit under the Plan in the event of a voluntary termination of employment within one year following a Change of Control, based on his actual Years of Service.

         The Board of Directors of the Corporation may amend or terminate the Supplemental Plan at any time, provided that neither the accrual or vesting rights of any participant at the time of amendment or termination may be adversely affected without the consent of that participant. Plan termination will not result in immediate vesting of accrued benefits.

         The following table shows the estimated annual retirement benefits, before any applicable offset for estimated Social Security benefits or estimated 401(k) benefits under the Retirement Plan. Such benefits would be payable to participants in the Supplemental Plan on their Normal Retirement Date on a straight life annuity basis. Offsets for social security and 401(k) contributions made under the Retirement Plan may be substantial for certain participants.

          Average Annual
             Eligible                                    Annual Compensation
           Compensation                             Years of Service at Retirement
           ------------                             ------------------------------
                                15           20          25              30
                             --------     --------    --------        --------
            $100,000          $25,005      $33,340     $41,675         $50,010

            $200,000          $50,010      $66,680     $83,350        $100,020

            $300,000          $75,015     $100,020    $125,025        $150,030

            $400,000         $100,020     $133,360    $166,700        $200,040

            $500,000         $125,025     $166,700    $208,375        $250,050

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

         The Corporation's Certificate of Incorporation provides that a director of the Corporation will have no personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) as provided under Section 174 of the Delaware General Corporation Law (the

"Delaware GCL") for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to the Corporation and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

         The provision does not eliminate or alter the duty of the Corporation's directors; it merely limits personal liability for monetary damages to the maximum extent now permitted by the Delaware GCL. Moreover, it applies only to claims against a director arising out of his role as a director; it does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves. While this provision does not affect the availability of injunctive or other equitable relief as a remedy for breach of duty by directors, it does limit the remedies available to a Stockholder who has an otherwise valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. Because of this provision, Stockholders will not have a claim for monetary damages based on breach of the directors' duty, even if the directors' conduct involved gross negligence (including a grossly negligent business decision involving a takeover proposal for the Corporation), unless the conduct is of a type for which the Delaware GCL does not permit limitation of liability. If the Stockholders do not have a claim for monetary damages, their only remedy may be a suit to enjoin completion of the Board's action or to rescind completed action. The Stockholders may not be aware of a proposed transaction that might otherwise give rise to a claim until the transaction is completed or until it is too late to prevent its completion by injunction. In such a case, the Corporation and its Stockholders may have no effective remedy for an injury resulting from the Board's action.

         This provision may reduce the likelihood of Stockholder derivative litigation against directors and may discourage or deter Stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might otherwise have benefited the Corporation and its Stockholders. The Securities and Exchange Commission has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

         The Corporation included this exculpation provision in its Certificate of Incorporation to provide its directors with the maximum protection from personal liability made available by the Delaware GCL. It is believed that this provision will help the Corporation to attract and retain as directors the persons most qualified for those positions.

DIRECTOR AND OFFICER INDEMNIFICATION

         The Corporation's Bylaws generally require the Company to indemnify and advance expenses to its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Corporation also has entered into indemnification agreements with each of its directors and executive officers whereby the Corporation will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a director of the Corporation or any of its subsidiaries. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Corporation or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Corporation may purchase a directors' and officers' liability policy insuring directors and officers of the Corporation upon the completion of the Restructuring Plan.

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
                              CERTAIN TRANSACTIONS

MANAGEMENT AND OTHER FEES AND REIMBURSEMENTS PAID TO THE GENERAL PARTNER

         Pursuant to the Partnership Agreement, the General Partner received various fees and reimbursements from the Partnership, all of which will be terminated effective upon the Closing Date of the Restructuring Plan. The following paragraphs describe the various fees and reimbursements paid to the General Partner for the three years ended December 31, 1995.

         In 1993, the General Partner received management fees of $440,530 in the first and second calendar quarters, which was required to be repaid as a result of the Partnership's net loss for 1993. As a result, the General Partner delivered a promissory note to the Partnership for the balance owed, payable in four equal quarterly principal installments commencing December 20, 1994. As of September 30, 1995, the General Partner owed $220,000 on this note. No interest was paid or accrued for 1993. However, interest at the NatWest prime rate plus 1% has been accrued from January 1, 1994. All accrued interest owed on this amount has been paid through September 30, 1995.

         The General Partner received no management fees in 1994 or 1995.

         For the years ended December 31, 1995, 1994 and 1993, the General Partner received supervision fees of $1,012,000, $805,000 and $845,508 from the Partnership.

         The Partnership reimbursed the General Partner for the employee salaries and related expenses of 135 full time employees and one part time employee of the General Partner in 1993, for which the Partnership reimbursed the General Partner a total of $5,183,922. Effective January 1, 1994, in response to the demand of the FDIC, the General Partner transferred all of its employees who worked for Pacific Thrift directly to Pacific Thrift's payroll. The General Partner still provides employees to the Partnership, CRC and LPPC. For the years ended December 31, 1995 and 1994, the Partnership, CRC and LPPC reimbursed the General Partner $82,000 and $90,000, respectively.

PAYMENTS TO GENERAL PARTNER RELATED TO PURCHASE OF CRC AND LPPC

         Effective July 1, 1990, the Partnership purchased CRC and LPPC from the General Partner, for a total purchase price of $908,000. In addition, the Partnership agreed to pay to the General Partner an additional amount annually for five years, to be calculated as 50% of the total annual net profits earned by CRC in excess of $465,396 (the "Base Profit Amount"). In 1995, 1994 and 1993 the Partnership paid the General Partner $198,000, $224,000 and $465,551 pursuant to this provision. No further payments are payable to the General Partner under this provision.

PAYMENTS FOR PURCHASE OF EQUIPMENT

         Effective December 31, 1993, Pacific Thrift purchased certain computer equipment, software and office furniture and equipment from the General Partner and the Partnership. Pacific Thrift paid $547,500 to the General Partner and $497,000 to the Partnership in connection with these purchases. As a result of a revaluation and reallocation of the software purchased by Pacific, the purchase price of the software was reduced by a total of $349,407, of which the General Partner repaid $176,793 and the Partnership repaid $172,614 to Pacific Thrift.

GENERAL PARTNER CAPITAL NOTE

         To make up for an unintended distribution of capital of the Partnership in 1992, the General Partner voluntarily contributed a note (the "Capital Note") to the Partnership, dated May 15, 1993, bearing interest at 1% above the NatWest prime rate. As of September 30, 1995, the General Partner had made payments of $266,213 plus accrued interest under the Capital Note. Based upon the terms and conditions of the Capital Note, the General Partner will have no further obligation to make any payments under the Capital Note after the completion of the Restructuring Plan.

AMOUNTS OWED FROM AND TO THE GENERAL PARTNER AND THE PARTNERSHIP

         In order to facilitate an extension of the Bank Loan, the General Partner made an unsecured loan to the Partnership of $600,000 on May 15, 1992, which accrues interest at the Bank's prime rate. The loan may not be repaid without the consent of the Bank. As of December 31, 1995, $69,140 had been accrued in interest on the loan. In addition, the Partnership owed $133,897 in management fees and $77,801 for profits earned by CRC and LPPC in 1995, for a total of $880,838 owed by the Partnership to the General Partner at December 31, 1995.

         Offsetting these obligations are debts owed by the General Partner to Presidential for salaries, rent and overhead paid by Presidential and overpaid management fees in 1994 and 1995, which totalled $316,256 at December 31, 1995. Of the net of $564,582 owed to the General Partner, $385,000 will be paid by Presidential to the General Partner on the Closing Date. Also on the Closing Date, the General Partner will pay the Corporation $385,000 to purchase the General Partner Warrants, which management believes represents the fair market value of the General Partner Warrants. The remaining debt owed to the General Partner will be paid to the extent permitted by NatWest with any remaining balance paid after the Bank Loan has been repaid in full.

PAYMENTS TO MANAGING OFFICERS

         Two of the Managing Officers, Joel R. Schultz and Norman A. Markiewicz, have employment agreements providing incentive payments based upon net operating profits of the Partnership. For the two years ended December 31, 1995 and 1994, no compensation was paid under these agreements. For the year ended December 31, 1993 Mr. Schultz received $20,000 and Mr. Markiewicz received $10,000 under these agreements. Upon the completion of the Restructuring Plan Mr. Schultz and Mr. Markiewicz will receive any amounts earned under these employment contracts based on net operating profits of the Partnership from January 1, 1996 through the Closing Date, provided that the maximum that may be earned under these agreements is $20,000 by Mr. Schultz and $10,000 by Mr. Markiewicz. These employment agreements will then be terminated.

         Joel R. Schultz also receives payments for providing legal services in connection with the Partnership's loan accounts (excluding home improvement loans), for which he receives $100 from the fees paid by each borrower. Total fees of $167,100, $62,000 and $56,400 were paid to Mr. Schultz for the years ended December 31, 1995, 1994 and 1993 Upon completion of the Restructuring Plan, these amounts will no longer be paid.


PERSONAL GUARANTY OF PARTNERSHIP DEBT BY MANAGING OFFICERS

         Messrs. Joel R. Schultz, Norman A. Markiewicz and Richard B. Fremed have personally guaranteed the collectability of the Partnership's bank debt.

CONSULTING AGREEMENT WITH DIRECTOR OF PACIFIC THRIFT


         Effective August 31, 1992, Pacific Thrift and the Partnership entered into an advisory agreement with Ermyas Amelga, a director of the Corporation and Pacific Thrift. Mr. Amelga was retained to provide financial advisory services in connection with: (i) the establishment of a $75 million securitization program with Aames Capital Corporation; and (ii) an offering of debt or equity securities. The agreement terminated on June 30, 1994. Mr. Amelga received compensation of $125 per hour, provided that monthly billings relating to any transaction other than the Aames securitization were limited to no more than $7,500 per month. In addition, Mr. Amelga received incentive fees equal to the following amounts: for the Aames securitization, .50% of the first $5 million of loans sold, .25% of the next $10 million loans sold; .30% of the next $35 million loans sold; and .35% of the next $25 million loans sold. In addition, Mr. Amelga was entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with the performance of his services under the agreement. Mr. Amelga received $165,130, $111,000, $84,148 in compensation under the Advisory Agreement in 1995, 1994 and 1993, respectively. No further payments are payable to Mr. Amelga under the agreement.

                          DESCRIPTION OF CAPITAL STOCK

         Set forth below is a summary of certain terms and provisions of the Corporation's capital stock, which is qualified in its entirety by reference to the Corporation's Certificate of Incorporation. A copy of the Certificate of Incorporation has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

         Under the Certificate of Incorporation. the authorized but unissued and unreserved shares of the Corporation's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or public or private offerings. Except as may otherwise be required, stockholder approval will not be required for the issuance of those shares.

COMMON STOCK


         The Corporation's Certificate of Incorporation authorizes the issuance of up to 8,000,000 shares of Common Stock. The Partnership currently owns all of the 3,000 outstanding shares of Common Stock. If the Restructuring Plan is approved, shares equal to the Net Tangible Equity of the Partnership on the last day of the month preceding the Closing Date, but not less than 830,000 shares, will be issued to the Partnership for distribution to the General Partner and the Limited Partners for their interests in the Partnership. An additional 820,000 shares of Common Stock will be offered in the Rights Offering. Following the Solicitation Period Expiration Date, additional shares of Common Stock will be offered in the Public Offering in an amount necessary to achieve the Minimum Market Capitalization of $16.5 million. The number of shares required to be issued to reach the Minimum Market Capitalization will depend upon the Public Offering Price, and may be between 2,062,500 shares if the Public Offering Price is $8 per share, and 1,650,000 shares, if the Public Offering Price is $10 per share. An additional 170,000 shares of Common Stock have been reserved for issuance under the Corporation's 1995 Stock Option Plan and 50,000 shares have been reserved for issuance under the Stock Purchase Plan. See "MANAGEMENT -- 1995 Stock Option Plan" and " -- Stock Purchase Plan."

         The holders of Common Stock will be entitled to dividends when, as, and if declared by the Corporation's Board of Directors out of funds legally available therefor. The payment of dividends by the Corporation will depend on the Corporation's net income, financial condition, regulatory capital requirements and other factors deemed relevant by the Board of Directors. In addition, a substantial source of funds for the payment of cash dividends will be dividends paid by Pacific Thrift, the payment of which is limited by the provisions of California law, FDIC regulation and the 1995 Order. See "SUPERVISION AND REGULATION -- Federal Law -- Restrictions on Transfers of
Funds to the Partnership by Pacific Thrift." Each share of Common Stock will entitle the holder to one vote on all matters upon which Stockholders have the right to vote. The Common Stock will not have cumulative voting rights in the election of directors.

         In the event of liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock will be entitled to share equally after payment of all debts and liabilities of the Corporation, and subject to the prior rights of holders of any shares of the Corporation's Preferred Stock, if issued in the future, in the remaining assets of the Corporation.

         Holders of shares of Common Stock are not entitled to preemptive rights with respect to any shares of Stock of the Corporation that may be subsequently issued. The Common Stock is not subject to call or redemption and, as to shares of Common Stock currently outstanding, are fully paid and nonassessable.

PREFERRED STOCK

         The Certificate of Incorporation authorizes the Board of Directors of the Corporation to issue up to 2,000,000 shares of Preferred Stock of the Corporation, in one or more series, having such rights and preferences as the Board of Directors may determine, in its sole discretion. No consent of the Common

Stockholders is required to authorize the issuance of any class of Preferred Stock. The rights of the holders of the Preferred Stock may be senior to the holders of the Common Stock. The Board of Directors currently has no plans to issue any class of Preferred Stock.

TRANSFER AGENT

         The transfer agent for the Common Stock will be U.S. Stock Transfer Corporation.

CERTAIN ANTI-TAKEOVER PROVISIONS


         There has been a recent trend towards the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or other similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to or consultation with management of the company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that his proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, he may commence a proxy contest to have himself or his nominees elected to the board in place of certain directors, or the entire Board.

         The Board of Directors of the Corporation believes that an imminent threat of removal of the Corporation's management severely curtails its ability to negotiate effectively with such purchasers. Management is deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Corporation which may ultimately be undertaken. Takeovers or changes in management of a corporation which are proposed and effected without prior consultation and negotiation with the Corporation's management are not necessarily detrimental to the Corporation and its stockholders. However, the Board feels that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Corporation outweigh the disadvantages of discouraging such proposals.

         The provisions of the Certificate of Incorporation and Bylaws described herein would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Corporation's Common Stock or the removal of the incumbent Board, and could thus have the effect of entrenching incumbent management. At the same time, the provisions would help ensure that the Board, if confronted by a surprise proposal from a third party who has recently acquired a block of the Corporation's stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek a premium price for the Stockholders. These provisions are thus intended to encourage persons seeking to acquire control of the Corporation to initiate such an acquisition through arms'-length negotiations with the Corporation's management and Board of Directors. The provisions are permitted under Delaware law and are consistent with the rules of the Nasdaq National Market.

         These provisions are not in response to any efforts of which the Corporation is aware to accumulate the Corporation's stock or to obtain control of the Corporation. The Board of Directors does not presently contemplate recommending to the stockholders for their approval any further measures which would affect the ability of third parties to change control of the Corporation.

         The following discussion is a general summary of material provisions of the Corporation's Certificate of Incorporation and Bylaws, as currently in effect, and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Corporation's Certificate of Incorporation and Bylaws, as currently in effect, reference should be made in each case to the document in question, each of which is part of the Registration Statement filed with the Commission. See "ADDITIONAL INFORMATION."

         DIRECTORS. Certain provisions of the Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Corporation's Certificate of Incorporation provides that the Board of Directors of the Corporation, other than those who may be elected pursuant to the terms of any series of Preferred Stock or any other securities of the Corporation having a preference to the Common Stock, be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. The Corporation's Bylaws provide that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference to the Common Stock, the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board. The Bylaws also provide that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The number of directors constituting the Board will initially be five and, therefore, a majority of the Board may not be replaced at one annual election. The Certificate of Incorporation provides that, except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Corporation having preference over the Common Stock, that a director may only be removed for cause by the affirmative vote of 66-1/2% of the shares eligible to vote.

         RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The Certificate of Incorporation provides that, subject to the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, that a special meeting of stockholders may be called only by the Board of Directors, the Chairman of the Board or the President and for only such business as directed by the Board. Common Stockholders are not authorized to call a special meeting.

         ACTION WITHOUT A MEETING OF STOCKHOLDERS; SPECIAL MEETINGS. The Certificate of Incorporation provides that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, stockholders may not consent in writing, without a meeting, to the taking of any action unless such action is first approved by a majority of the "Disinterested Directors" of the Corporation. Special meetings may only be called by a majority of the Board of Directors, the Chairman of the Board or the President.

         ABSENCE OF CUMULATIVE VOTING. The Certificate of Incorporation does not provide for cumulative voting rights in the election of directors.

         AUTHORIZATION OF PREFERRED STOCK. The Certificate of Incorporation authorizes 2,000,000 shares of Preferred Stock. The Corporation is authorized to issue Preferred Stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative, participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Corporation that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of Preferred Stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any Preferred Stock, and does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interests of the Corporation and its stockholders.

         PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The Certificate of Incorporation requires that certain business combinations (including transactions initiated by management) between the Corporation (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by a vote of 66-2/3% of all of outstanding voting shares, voting as a single class, of the Corporation and by a majority of the voting shares held by other than the interested stockholder and its affiliates, (ii) be approved by a majority of the disinterested Board of Directors (i.e., persons other than the interested stockholder and its

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affiliates and the affirmative vote of the stockholders, as required by law,) or
(iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock and be approved by a majority of the outstanding voting shares, voting as a single class.

         AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Certificate of Incorporation requires the approval of a majority vote of the Corporation's Board of Directors and also by a majority of the outstanding shares of the Corporation's voting stock, provided, however, that approval by at least 66-2/3% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Certificate of Incorporation).

         The Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of a majority of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         DELAWARE ANTI-TAKEOVER STATUTE. The Delaware General Corporation Law provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Corporation, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder). The foregoing provisions of the Delaware General Corporation Law do not apply to Delaware corporations which do not have a class of voting stock listed on a national exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders. The Corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

EFFECT OF QUASI-CALIFORNIA CORPORATION LAW

         Section 2115 of the California GCL provides that quasi-California corporations will be subject to certain substantive provisions in the California GCL notwithstanding comparable provisions in the law of the jurisdiction where the corporation is incorporated. Section 2115 is applicable to foreign corporations which have more than half of their shareholders residing in California and more than half of their business deriving from California. The determination of whether a corporation is a quasi-California corporation is based upon information contained in a certificate required to be filed within three months and fifteen days after the end of the corporation's fiscal year or within 30 days after the filing of its franchise tax return, if an extension of time to file such return was granted. Quasi-California corporations that are Large Public Corporations (i.e., that have securities listed on the New York or American stock exchanges, or securities designated for trading on the Nasdaq National Market, if the corporation has at least 800 holders of its equity securities as of the record date for its most recent annual meeting), are exempt from the application of Section 2115.

         The Corporation has qualified to do business in the State of California. The Corporation's subsidiaries will each have substantially all of their property, employees and operations in California. Therefore, absent an exemption, the Corporation would be deemed to be a quasi-California corporation.

         Management believes that, immediately following the Distribution, the Corporation would constitute a Large Public Corporation and would thereby be exempt from the application of Section 2115. The Corporation's Common Stock has been conditionally approved for listing on the Nasdaq National Market.

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
Furthermore, as of the September 30, 1995, there were more than 800 holders of record of the Limited Partnership Units and more than 2,493 beneficial owners of such Limited Partnership Units. However, there can be no assurance that the Common Stock will continue to be listed on the Nasdaq National Market or that the Corporation's equity securities will continue to be held by at least 800 persons. If the Corporation's equity securities were ever to be held by fewer than 800 persons, or the Common Stock was no longer listed on the NASDAQ National Market for any reason the Corporation could become subject to the provisions of the California law as a result of the application of Section 2115. If the Corporation were determined to be a quasi-California corporation, certain of the provisions of the Corporation's Certificate of Incorporation and Bylaws would not be authorized by California law, including the Corporation's classified board of directors and the supermajority voting provisions. In addition, under California law cumulative voting for the election of directors is mandatory unless a corporation that is a Large Public Corporation has expressly eliminated cumulative voting in its articles of incorporation. The Corporation has eliminated cumulative voting in its Articles of Incorporation. Furthermore, California law with respect to the payment of dividends is more restrictive than Delaware law. Since the Corporation is expected to derive a substantial amount of its revenues from Pacific Thrift, a California corporation, California law and FDIC regulations with respect to dividends will have a substantial effect on the Corporation's ability to pay dividends. Under California law, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1-1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pretax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1-1/4 times its current liabilities.

MARKET FOR COMMON STOCK

         There has been no public market for the Common Stock. The Common Stock has been conditionally approved for listing on the Nasdaq National Market under the symbol "PUGG." An investment banking firm has indicated its intention to make a market in the Common Stock. This firm is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time.

SUBSCRIBER WARRANTS

         For every five shares of Common Stock purchased in the Rights Offering by Partners, partners of the General Partner or officers or employees of the Partnership or its subsidiaries, the Corporation will issue a transferable warrant for one additional share of Common Stock, exercisable at any time after issuance for a period of two years, at a price equal to 125% of the Public Offering Price. Although the Subscriber Warrants are freely transferable, they will not be listed for trading on the Nasdaq National Market, and there can be no assurance that a market will develop for the Subscriber Warrants.

         The Common Stock issuable upon exercise of the Subscriber Warrants ("Subscriber Warrant Stock") has been registered concurrently with the registration of the Additional Shares, and the Corporation will commit to maintain the effectiveness of such registration until the earlier of the sale of all the Subscriber Warrant Stock or five years after the date of issuance. In addition, under certain circumstances, the holders of the Subscriber Warrants will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the Initial Exercise Date, for the purpose of resale of the Subscriber Warrant Stock.

         Holders of Subscriber Warrants will not be entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.

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
GENERAL PARTNER WARRANTS


         The General Partner of Partnership will purchase warrants from the Corporation ("General Partner Warrants") exercisable for up to 25% of the Common Stock outstanding on the Closing Date, on a fully diluted basis assuming the exercise of all outstanding Subscriber Warrants and General Partner Warrants, exercisable at any time for a period of 18 months after the Closing Date, at an exercise price equal to 150% of the Public Offering Price per share. The General Partner will pay the Corporation $385,000 to purchase the General Partner Warrants, which management believes represents the fair market value of the General Partner Warrants.


         Holders of General Partner Warrants will not be entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.

BANK WARRANT


         In connection with the extension of the Loan Agreement, if the Restructuring Plan is completed, the Corporation has agreed to issue the Bank Warrant to NatWest. The Bank Warrant is non-transferable, and entitles NatWest to purchase up to 2% of the total outstanding Common Stock of the Corporation on the Closing Date, at an exercise price equal to 25% of the net book value of the Corporation on the Closing Date. The Bank Warrant is exercisable for a period of five years following the completion date of the Restructuring Plan. The Corporation may redeem the Bank Warrant at any time within one year for $200,000.

         The Bank Warrant will be non-transferable. The Common Stock issuable upon exercise of the Bank Warrant ("Bank Warrant Stock") has been registered concurrently with the registration of the Additional Shares, and the Corporation will commit to maintain the effectiveness of such registration until the earlier of the sale of all the Bank Warrant Stock or five years after the issuance of the Bank Warrant. In addition, under certain circumstances, the holder of the Bank Warrant will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the issuance date, for the purpose of resale of the Bank Warrant Stock.


         The Bank will not be entitled by virtue of the Bank Warrant to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.

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
                        SHARES ELIGIBLE FOR FUTURE SALE

         The offering made by this Prospectus is the initial registered public offering of the Common Stock. There is no public trading market for any of the Corporation's securities at the present time. There can be no assurance that a public trading market will ever develop or, if a market develops, that it will be sustained.


         Upon the consummation of this offering, a maximum of approximately 2,062,500 shares of Common Stock may be outstanding, excluding (a) an aggregate of 155,000 shares of Common Stock underlying options granted pursuant to the Company's 1995 Stock Option Plan; (b) an aggregate of 15,000 additional shares reserved for issuance pursuant to the Company's 1995 Stock Option Plan; (c) an aggregate of 563,333 shares of Common Stock issuable under the General Partner Warrants; (d) an aggregate of 41,250 shares of Common Stock issuable under the Bank Warrant; or (e) an unknown number of shares of Common Stock issuable under Subscriber Warrants (based on one warrant for every five shares subscribed for in the Rights Offering).

         All of the shares of Common Stock that will be issued and outstanding upon the consummation of this offering (subject to the assumptions in the preceding paragraph), will be freely tradeable without further registration under the Securities Act. Although shares of Common Stock purchased by an "affiliate" of the Corporation are not freely tradeable in the absence of a registration statement, the Company has committed to maintain effective the Registration Statement of which this Proxy Statement/Prospectus is a part for a period of five years from the Closing Date. For so long as the Registration Statement is in effect, affiliates of the Corporation may sell shares without restriction.

         The Corporation will issue General Partner Warrants equal to 25% of the outstanding Common Stock on the Closing Date, on a fully diluted basis assuming the exercise of all Subscriber Warrants and General Partner Warrants. The General Partner Warrants are exercisable at any time for a period of 18 months following the Closing Date. The Company is required to maintain a registration statement in effect for a period of five years following the Closing Date, or until all Common Stock underlying the General Partner Warrants is sold or may be sold without limitation. Sales of warrant stock, or even the existence of the right to exercise the General Partner Warrants, may depress the price of the Common Stock.

         The Company has granted options for the purchase of 155,000 shares of Common Stock to certain key employees, officers, directors and employees pursuant to the Company's 1995 Stock Option Plan. None of the options are presently exercisable. All Common Stock issuable upon exercise of such options will be "restricted stock" and will be subject to resale pursuant to Rule 144 as described above. Following completion of this offering, however, the Company intends to take action to register all such options and the underlying Common Stock under the Securities Act. Upon the effectiveness of such registration, the Common Stock issuable upon exercise of the options will be freely tradeable. See "Management -- 1995 Stock Option Plan."

                         UNDERWRITING OF PUBLIC OFFERING

         Pursuant to the terms of an engagement letter dated December 28, 1995, and subject to the terms and conditions set forth therein, Friedman, Billings, Ramsey & Co., Inc. (the "Representative") has agreed to enter an Underwriting Agreement (the form of which has been filed as an exhibit to the registration statement of which this Proxy Statement/Prospectus is a part) pursuant to which it will agree to sell on a firm underwriting basis, all of the shares to be offered in the Public Offering. The Underwriting Agreement will provide that the obligations of the Representative are subject to certain conditions precedent.

         In consideration of the Representative's services in connection with the Restructuring Plan, the Corporation will agree to pay to the Representative
(i) an advisory fee equal to 1.0% of the gross cash

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
proceeds of the Rights Offering and the Public Offering and (ii) a selling commission equal to 6.5% of the aggregate public offering price of Common Stock sold in the Public Offering, provided that no advisory fee or selling commissions shall be paid on purchases of Common Stock made by officers or directors of the Corporation or its subsidiaries. The Partnership has paid the Representative an initial fee of $25,000, which will be applied against the advisory fee and selling commissions upon the closing of the Public Offering. The advisory fee and selling commissions are payable in cash if, as and when the closing of the Public Offering occurs. In addition, the Partnership has agreed to reimburse the Representative, from time to time upon demand, for its reasonable out-of-pocket expenses in connection with the performance of its activities as Representative, including fees and expenses of the Representative's outside legal counsel and any other advisors, accountants or appraisers, not to exceed $85,000 without written permission of the Partnership.

         Following the completion of the Public Offering, the Corporation has agreed to retain the Representative, on a non-exclusive basis, to provide ongoing financial advisory and investment banking services. Fees for performing such services are to be negotiated separately.

         The Partnership has agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Representative may be required to make in respect thereof.

         The initial Public Offering Price per share will be determined following the Solicitation Period Expiration Date and immediately prior to the Public Offering, by negotiations between the Corporation and the Representative. There has never been an established public market for the Common Stock of the Corporation. The major factors which will be considered in determining the Public Offering Price will be the prevailing market conditions at the time of pricing, the market prices relative to earnings, cash flow and assets for publicly traded common stocks of comparable companies, the loan volume and earnings of the Corporation (and the Partnership, as its predecessor) and comparable companies in recent periods, the Corporation's earnings potential, the experience of its management and the position of the Corporation in the lending industry.


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                   SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES
                            OF THE RESTRUCTURING PLAN

INTRODUCTION

         The discussion below summarizes the principal Federal income tax consequences to the Limited Partners as a result of the Restructuring Plan. Jeffer, Mangels, Butler and Marmaro LLP, tax counsel to the Partnership, has reviewed the following summary of Federal income tax consequences and believes it to be a reasonable summary of the matters discussed. The discussion is based upon current Federal income tax law, including provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, legislative history, published rulings, judicial decisions, and other interpretations of the Federal income tax law as well as the assumption that the Partnership is a partnership for Federal income tax purposes and that the transactions constituting the Restructuring Plan will be carried out in the manner described in this Proxy Statement/Prospectus.

         No rulings have been or will be requested from the Internal Revenue Service ("IRS") concerning any of the matters described in the Proxy Statement/Prospectus, and there can be no assurance that the IRS will concur with the views expressed herein. Existing authorities are subject to change by future legislation, regulations, interpretations by the IRS and court decisions, and such changes could be retroactively applied to the Restructuring Plan and alter the tax consequences described below. The discussion below is a general one and does not describe every tax consequence of the Restructuring Plan, nor does it take into account the particular tax situation of, or particular tax consequences to, any of the Limited Partners.

         IT IS IMPORTANT THAT EACH LIMITED PARTNER CONFER WITH HIS OR HER INDIVIDUAL TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE RESTRUCTURING PLAN. THE PARTNERSHIP, THE CORPORATION AND THEIR ADVISORS ASSUME NO RESPONSIBILITY FOR THE TAX CONSEQUENCES OF THE RESTRUCTURING PLAN TO A LIMITED PARTNER AND NOTHING HEREIN SHOULD BE CONSIDERED AS TAX ADVICE TO ANY INDIVIDUAL OR ENTITY.

SUMMARY OF TAX CONSEQUENCES

         The Restructuring Plan will most likely qualify as a tax-free transaction under the provisions of Code Section 351, resulting in the following income tax consequences to the Limited Partners:

         - No gain or loss will be recognized by a Limited Partner receiving Common Stock in exchange for such Limited Partner's Units.

         - A Limited Partner's tax basis in Common Stock received pursuant to the Restructuring Plan (other than Common Stock acquired pursuant to Basic Subscription Rights, the Oversubscription Privilege or the exercise of the Subscriber Warrants) will equal the adjusted tax basis of such Limited Partner's Units immediately prior to the Restructuring Plan.

         - Each share of Common Stock received by a Limited Partner pursuant to the Restructuring Plan (other than Common Stock acquired pursuant to Basic Subscription Rights, the Oversubscription Privilege or the exercise of the Subscriber Warrants) will have several holding periods, depending on the nature and holding period of assets transferred by the Partnership to the Corporation. Approximately thirty (30) days after the effective date of the Restructuring Plan, the Corporation anticipates providing Limited Partners with the information necessary to determine the various holding periods associated with the Common Stock. The holding period of the Common Stock will determine whether any gain realized upon disposition of the Common Stock is taxed as short-term or long-term capital gain (assuming a Limited Partner holds Common Stock as a capital asset). Because a holding

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



               period of more than one year is required for long-term capital gains treatment, any gains from a subsequent sale of Common Stock by a Limited Partner will result in 100% long-term capital gains only after the expiration of the one year period immediately following the date of completion of the Restructuring Plan.

         - A Limited Partner's tax basis in Common Stock and Subscriber Warrants purchased pursuant to Basic Subscription Rights or the Oversubscription Privilege will equal the cash purchase price of such Common Stock and Subscriber Warrants. Such tax basis will be allocated between the Common Stock Subscriber Warrants based on their relative fair market value. A Limited Partner's holding period with respect to the Common Stock purchased through the exercise of Basic Subscription Rights, the Oversubscription Privilege or the exercise of Subscriber Warrants will commence as of the date of its acquisition.

         - A Limited Partner's tax basis in Common Stock acquired through exercise of Subscriber Warrants will equal the sum of the tax basis of the Subscriber Warrants (which will equal the fair market value of the Subscriber Warrants as of the effective date of the Restructuring Plan) and the amount of cash paid to acquire the Common Stock through the exercise of the Subscriber Warrants. A Limited Partner's holding period with respect to the Common Stock acquired through the exercise of Subscriber Warrants will commence as of the date of acquisition of the Common Stock.

QUALIFICATION OF RESTRUCTURING PLAN UNDER CODE SECTION 351

         Section 351(a) of the Code sets forth the general rule that no gain or loss will be recognized by one or more persons transferring assets to a corporation solely in exchange for the corporation's stock if, immediately after the exchange, the transferors are "in control" of the transferee corporation. As explained below, tax counsel for the Partnership has opined that it is more likely than not that Section 351(a) of the Code will apply to the Restructuring Plan. If, for any reason, Section 351(a) did not apply, each Limited Partner could recognize gain or loss upon completion of the Restructuring Plan. Counsel for the Partnership has been informed, and has therefore assumed for purposes of this discussion, that the Partnership would recognize a taxable loss with respect to each asset transferred to the Corporation if the Restructuring Plan did not qualify under the provisions of Section 351 of the Code. Accordingly, Limited Partners would recognize their allocated share of such taxable loss. However, if, as counsel has opined, Section 351(a) does apply, Limited Partners generally will not recognize any taxable loss as a result of the Restructuring Plan.

         CONTROL. In order for a transaction to qualify under Code Section 351, the persons (including entities) transferring property to a corporation issuing the stock must be in "control" of such issuing corporation immediately after the exchange transaction. For this purpose, "control" is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes entitled to vote and at least 80% of the total number of shares outstanding of all other classes of stock of the issuing corporation (the "Control Test").

         If the Restructuring Plan is completed, the Partners and the purchasers in the Public Offering will receive all of the shares of Common Stock of the Corporation, which will be the only outstanding stock of the Corporation immediately following the Restructuring Plan. Although the Partnership plans to liquidate as part of the Restructuring Plan, the distribution by the Partnership of Common Stock to its Partners will not likely be considered a transfer or part of a group of transfers which would cause the Partnership to fail the Control Test, because the Partners would be treated as part of the control group for purposes of Code Section 351. See Rev. Rul. 84-111, 1984-2 C.B. 88.

         In addition, the Public Offering will be conducted pursuant to a "firm commitment" underwriting. Pursuant to Revenue Ruling 78-294, 1978-2 C.B. 141, the IRS ruled that the underwriter was a transferror

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
for purposes of Code Section 351 when there was a firm commitment underwriting. The Treasury has proposed regulations under Section 351 which would render the ruling in Revenue Ruling 78-294 obsolete. Under the proposed regulation, a person who acquires stock from an underwriter in a qualified underwriting transaction is treated as transferring cash directly to the corporation in exchange for the stock. Accordingly, the person is treated as a transferror for purposes of the Control Test. A "qualified underwriting transaction" is a transaction in which a corporation issues stock for cash in an underwriting in which either the underwriter is an agent of the corporation or the underwriter's ownership of the stock is transitory. Counsel believes that the Underwriters' ownership of Common Stock pursuant to the Public Offering will be transitory. Accordingly, under the proposed regulations, purchasers in the Public Offering will be considered a part of the transferor group. Although the proposed regulations have not been finalized, the preamble to the regulations provides that both the IRS and the Treasury Department believe that Revenue Ruling 78-294 does not reflect current underwriting practices. Accordingly, counsel believes that the Partners and the purchasers in the Public Offering will both be treated as transferors collectively owning 100% of the Common Stock, thereby satisfying the Control Test.

         EFFECT OF SUBSEQUENT EVENTS ON CONTROL TEST. As described above, the persons comprising the control group must meet the Control Test "immediately after the exchange." If, following a transfer of property to the issuing corporation, the transferring parties have a plan to sell or otherwise dispose of control of the Corporation, and more than 20% of the Common Stock is sold immediately following the completion of the Restructuring Plan, the exchange may be deemed to fail the Control Test.

         Subsequent to the Restructuring Plan and the Public Offering, the Common Stock will be publicly traded. However, it is unlikely that, in the event that more than 20% of the Common Stock is sold immediately following the completion of the Restructuring Plan and the Public Offering, the Restructuring Plan and the Public Offering would fail to qualify pursuant to the provisions of Code Section 351, since such subsequent sales of Common Stock generally should not be considered an integrated part of the Restructuring Plan and the Public Offering. Accordingly, Limited Partners should not anticipate the recognition of tax losses in the event more than 20% of the Common Stock is sold in the Nasdaq National Market immediately following the Restructuring Plan and the Public Offering.

         BASIS OF ASSETS ACQUIRED BY THE CORPORATION. Code Section 362 provides that the tax basis of assets received by a corporation in connection with a transaction described in Code Section 351 will equal the tax basis of the assets in the hands of the transferor, increased by any gain recognized by the transferor. Accordingly, since it is not anticipated that any gain will be recognized, the Corporation's tax basis in the assets received from the Partnership will equal the Partnership's adjusted tax basis in those assets immediately prior to the Restructuring Plan.

         ASSUMPTION OF LIABILITIES. Section 357(a) of the Code provides generally that if, pursuant to a Section 351 exchange, the issuing corporation assumes the liability of a person or entity transferring property to such corporation, or if the issuing corporation acquires from such transferor property subject to a liability, the transfer of such liability to the issuing corporation will not prevent the exchange from qualifying under the provisions of Section 351. However, even though an exchange qualifies under Section 351,
Section 357(c) provides that a transfer of a liability to the issuing corporation will result in the recognition of gain or other income to a particular transferor if and to the extent that the aggregate amount of liabilities transferred to the issuing corporation by that transferor exceeds the total of the adjusted bases of assets transferred to the issuing corporation by such transferor pursuant to the Section 351 exchange.

         The Partnership has advised Counsel that the aggregate amount of liabilities transferred to the Corporation by the Partnership will not exceed the total of the adjusted bases of property transferred to the Corporation by the Partnership. Thus, it is unlikely that there will be gain to the Partnership or the Limited Partners under Code Section 357(c) as a result of the Restructuring Plan.

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
         Additionally, even if Section 357(c) does not apply, the transfer of a liability to the issuing corporation will, in certain instances, result in the recognition of gain or other income by the transferor in an amount equal to the amount of the liability transferred. For example, Section 357(b) of the Code provides that if the transferor's principal purpose in transferring a liability to the issuing corporation is either (i) to avoid federal income tax or (ii) not a bona fide business purpose, the amount of such liability is considered to be money received by the transferor in the Section 351 exchange, thereby possibly resulting in the recognition of gain or other income by the transferor. Counsel does not believe it is likely that the IRS would determine that the principal purpose for the transfer of the Partnerships' liabilities was to avoid federal income tax or was not a bona fide business purpose. Therefore, it is unlikely that there will be gain to the Partnership or the Limited Partners as a result of the application of Code Section 357(b).

TAX CONSEQUENCES TO THE LIMITED PARTNERS

         Each Limited Partner will receive Common Stock in exchange for such Limited Partner's Units. No gain or loss will be recognized by such Limited Partner as a result of the distribution of Common Stock in exchange for his, her or its interest in the Partnership. A Limited Partner's basis in the Common Stock will equal the adjusted basis of the Limited Partner's Units immediately before the effective date of the Restructuring Plan. Because Counsel has been informed by the General Partner that the Partnership's liabilities are all recourse liabilities as to the General Partner, the transfer of Partnership liabilities to the Corporation should not affect the Limited Partners' bases in the Common Stock. A Limited Partner's holding period (and the tax basis allocated to such holding period) of the Common Stock will be a fragmented holding period as described below. Limited Partners should not anticipate the use of any suspended passive losses attributable to such Limited Partners' Units.

         A Limited Partner's tax basis in Common Stock and Subscriber Warrants acquired pursuant to Basic Subscription Rights or the Oversubscription Privilege will be equal to the amount of cash paid for such Common Stock and Subscriber Warrants. Such tax basis will be allocated between such Common Stock and Subscriber Warrants based on their relative fair market values. Common Stock acquired pursuant to the exercise of the Subscriber Warrants will have a basis equal to the amount originally allocated to the Subscriber Warrants plus the amount paid for the Common Stock pursuant to the exercise of the Subscriber Warrants. The holding period for such Common Stock acquired pursuant to the Basic Subscription Rights, the Oversubscription Privilege and the Subscriber Warrants will commence as of the date of acquisition of such shares.

         DETERMINATION OF HOLDING PERIOD OF COMMON STOCK RECEIVED IN EXCHANGE FOR UNITS. The following discussion assumes that a Limited Partner holds his, her or its Units as a capital asset. (Generally, a Limited Partner's interest in the Partnership will be considered a capital asset unless the Limited Partner is a "dealer" in partnership interests and/or other securities).

         Following the Restructuring Plan, the holding period for which a Limited Partner will be treated as having held the shares of Common Stock (other than Common Stock received pursuant to Basic Subscription Rights or the Oversubscription Privilege) will include (i.e. have "tacked-on") the Partnership's holding period for the assets transferred to the Corporation pursuant to the Restructuring Plan, to the extent such assets were capital assets or "Section 1231 assets" (the "capital gain assets") in the possession of the Partnership. However, to the extent that the assets transferred by the Partnership to the Corporation are not capital gain assets (for example, loans held for sale) in the possession of the Partnership, then a Limited Partner's holding period for the Common Stock will not include the Partnership's holding period for such assets. For this purpose, capital gain assets do not include cash, accounts receivable, property of a kind which would be properly included in inventory or property held primarily for sale to customers in the ordinary course of business (the "ordinary income assets"). Thus, to the extent that the assets transferred to the Corporation by the Partnership consist of ordinary income assets, shares of Common Stock attributable to such assets will have a holding period which begins on the day following the Closing Date of the Restructuring Plan. Management of the Partnership has advised Counsel that it understands the assets to be transferred by the Partnership to the Corporation will consist of a combination of both ordinary income assets and capital gain assets. Accordingly, a portion of each share of Common Stock received by a Limited Partner (other than Common Stock received pursuant to Basic Subscription Rights or the Oversubscription Privilege) will not qualify for a tacked-on holding period.

         Additionally, the Partnership's holding periods with respect to its various capital gain assets vary from asset to asset. Accordingly, the portion of each Limited Partner's shares of Common Stock attributable to capital gains assets will likewise have various holding period components. Tax basis allocated to each component of a share of Common Stock will be determined in accordance with the relative fair market values of the assets transferred by the Partnership to the Corporation.

         Approximately thirty (30) days after the Closing Date of the Restructuring Plan, the Corporation shall provide Limited Partners with the information necessary to calculate the various holding periods and basis allocated to each holding period for Common Stock received pursuant to the Restructuring Plan (other than Common Stock and Subscriber Warrants acquired pursuant to Basic Subscription Rights or the Oversubscription Privilege).

ALLOCATION OF FINAL ITEMS

         In addition to the foregoing, each Limited Partner will be required to report his, her or its distributive share of all income, gains, losses, deductions and credits of the Partnership for the taxable period prior to the close of the Partnership's taxable year (which will end as of the date of the final liquidation of the Partnership) even though there will be no operating cash distributions from the Partnership. The at-risk rules under Code Section 465, the passive activity rules under Code Section 469 or the basis rules under Code Section 704 may prevent or may have prevented some Limited Partners from deducting a portion of their distributive shares of losses of the Partnership. Such previously disallowed losses may not be deductible by the Limited Partners following the consummation of the Restructuring Plan. Each Limited Partner is urged to consult his, her or its own tax adviser concerning these issues.

NET OPERATING LOSSES



         Pacific Thrift, which will be a subsidiary of the Corporation, has net operating loss carryforwards of approximately $4.0 million as of December 31, 1995. Under Section 382 of the Code, the ability of Pacific Thrift to carry forward its net operating losses is limited if Pacific Thrift experiences an "ownership change" as a consequence of the Restructuring Plan and the Public Offering. Section 382 defines an "ownership change" as an increase of more than fifty (50) percentage points in ownership of stock owned by one or more five percent (5%) shareholders over the lowest percentage of stock owned by such shareholders during the preceding three year period.

         In connection with the Restructuring Plan, the purchasers in the Public Offering will also become Stockholders of the Corporation. Assuming none of these purchasers individually will own five percent (5%) or more of the Corporation, the purchasers in the Public Offering as a group will be deemed to be a five percent (5%) shareholder. In the event the purchasers in the Public Offering purchase fifty percent (50%) or more of the outstanding stock of the Corporation, there will be an ownership change within the meaning of Section 382.

         If there is an "ownership change" within the meaning of Code Section 382, the utilization of any remaining carryforwards would be limited under
Section 382. These limitations would be determined as follows: First, the fair market value of Pacific Thrift would have to be determined. Then, a percentage equal to the long-term tax exempt-rate determined by the Treasury Department (currently 5.46%) of the value of Pacific Thrift would equal the amount of the net operating loss carryforwards of Pacific Thrift which could be used in any given year to offset taxable income of the Corporation (subject to certain exemptions for built-in gain items).

POTENTIAL APPLICATION OF SECTION 304 TO TRANSFER OF STOCK OF SUBSIDIARY.

         Code Section 304 provides that, notwithstanding the nonrecognition provisions of Code Section 351, the transfer by a transferor of stock in a controlled corporation to a corporation also controlled by such transferor (the "acquiring corporation") is treated as a distribution from the acquiring corporation to the extent of property received by the transferor. For these purposes, "property" does not include stock or stock rights, but it does include relief of liabilities. Although the Partnership will receive property in the form of the relief of liabilities (since the Corporation will assume the Partnership's liabilities), the Partnership will not be transferring the stock of any controlled corporation pursuant to the Restructuring. Accordingly,
Section 304 should not apply to the Restructuring.

         In March 1996, Presidential transferred all of the stock of its corporate subsidiaries, Pacific Thrift, CRC Washington and Unified, to the Corporation, which is currently a wholly owned subsidiary of the Partnership. This transfer was made in order to allow all of the corporate subsidiaries to file consolidated tax returns, which is beneficial to the Partnership as a whole regardless of whether the Restructuring is approved. Nevertheless, if the transfer of stock in its corporate subsidiaries by Presidential were integrated with the Restructuring, Section 304 might be applied since the transfer of stock would take place concurrently with the transfer of the liabilities of Presidential to the Corporation. In that event, Section 304 would recharacterize the Restructuring as dividend income to the Partnership, and therefore to the Partners, equal to the current or accumulated earnings and profits of the subsidiaries whose stock was transferred to the Corporation in 1996. In addition, deemed distributions in excess of such earnings and profits could reduce the tax basis of a Limited Partner's Common Stock and cause a recognition of capital gains.

         Counsel for the Partnership does not believe that the prior transfer of stock of its corporate subsidiaries by Presidential to the Corporation should be integrated with the Restructuring, since it had a valid business purpose, and was not contingent on whether the Restructuring is completed or subject to any other condition. Accordingly, counsel has opined that it is more likely than not that Section 304 will not be applied to the Restructuring.

TREATMENT OF STOCKHOLDERS OF CORPORATION

         As part of the Restructuring Plan, the Limited Partners of the Partnership will become the Stockholders of the Corporation and will no longer be partners of a partnership. Distributions of the Corporation's earnings and profits to the Stockholders in the form of dividends will be subject to tax as ordinary income if the Corporation has current or accumulated earnings and profits. To the extent that there is no current or accumulated earnings and profits, any distribution would be treated as a return of capital and would reduce each Stockholder's basis in his, her or its Common Stock. Distributions in excess of each Stockholder's basis in shares will be taxed as capital gains assuming the Common Stock is a capital asset in the hands of the Stockholders.

         If a Stockholder disposes of shares of Common Stock in the Corporation, the difference between the Stockholder's basis in the shares and the consideration received in exchange for the shares would be subject to tax as either a capital gain or loss or ordinary income, depending on the holding period of the shares. See "Tax Consequences to the Partnership and the Limited Partners--Determination of Holding Period of Common Stock." If a Stockholder transfers shares to the Corporation, such transfer may, under some circumstances, be treated as a dividend rather than a taxable exchange.

         In addition, if the Corporation sells appreciated property (including in liquidation of the Corporation), the gain will be taxable as ordinary income or capital gain to the Corporation, depending on the character of the asset in the hands of the Corporation. The Corporation, unlike the Partnership, will itself be subject to corporate income tax. The top corporate income tax rate currently is 35%. The Corporation's taxable income will not be reduced by the amount of any dividends paid to Stockholders, as dividends are not deductible to the Corporation. The additional tax burden to the Corporation will increase the expenses of the Corporation and reduce its net income. However, since a substantial majority of the Corporation's income is expected to be derived from the earnings of Pacific Thrift, which is already a corporation subject to corporate income tax, the tax burden to the Corporation is not expected to be materially different from the tax burden on the Partnership, insofar as a substantial portion of its income would also be expected to be derived from Pacific Thrift.

         COLLAPSIBLE CORPORATION RULES

         Section 341 of the Code provides that the gain from the sale of stock of a "collapsible corporation" shall be considered as ordinary income. A "collapsible corporation" is defined as a corporation that is formed or availed of principally for the manufacture, construction or production of property, for the purchase of "Section 341 assets," or for the holding of stock in a corporation so formed or availed of, with a view to the sale of stock by its shareholders before the realization by the corporation of two-thirds of the taxable income to be derived from such property, and the realization by such shareholders of gain attributable to such property. Although Counsel believes it is unlikely, it is possible that the IRS could view the transfer of assets by the Partnership to the Corporation as a transfer of Section 341 assets.

         If Section 341 of the Code were to apply, any gain from the sale of Common Stock would be subject to tax as ordinary income. There is no clear rule or regulation that would provide guidance as to whether any of the Partnership's assets would be deemed Section 341 assets, and it is therefore not possible to conclude whether the Corporation could be characterized by the IRS as a "collapsible corporation." However, for the reasons explained below, an exception will apply to every Stockholder who does not own more than 5% of the Common Stock, which will prevent the application of the collapsible corporation rule to those stockholders.

         If the Corporation is found to be a collapsible corporation, gain realized by a Stockholder from the sale of Common Stock will not be subject to the collapsible corporation provisions if any one of the following four exceptions applies: (i) the selling stockholder does not own, directly or indirectly, more than 5% in value of the Common Stock outstanding, (ii) gain recognized by the selling Stockholder during the taxable year is not more than 70% attributable to "Section 341 assets," (iii) gain is realized after the expiration of three years following the completion of the applicable manufacture, construction, production or purchase, or (iv) less than 15% of the net worth of the Corporation is attributable to the net unrealized appreciation of certain ordinary income assets.

         Based on the first of these exceptions, the collapsible corporation provisions would not apply to Stockholders of the Corporation that were considered to own, directly and by attribution from related parties (including other partners in a partnership), less than or equal to 5% of the outstanding Common Stock of the Corporation. The Partnership has informed Counsel that no Limited Partner will directly or indirectly own more than 5% of the outstanding Common Stock. In the event a Stockholder were to acquire more than 5% of the outstanding Common Stock, any gain recognized from the sale of shares of Common Stock could be treated as ordinary income under the collapsible corporation provisions if the Corporation was found to be a collapsible corporation and provided none of the other exceptions listed above applied at the time of the sale of such shares.

STATE, LOCAL AND OTHER TAXATION

         The Partnership, its Partners and the Corporation may, as a result of the Restructuring Plan, be subject to state, local or other tax in their states or countries of residence, and possibly in states where the properties transferred to the Corporation are located. It is impractical to discuss general principles which may be applicable to a particular Partner as such state, local and other tax effects depend on each set of facts or circumstances. Accordingly, each Partner should consult with his or her own tax adviser with respect to state, local, or other taxes which may be applicable.

                                  LEGAL MATTERS


         Certain legal matters in connection with the Restructuring Plan, the Rights Offering and the Public Offering will be passed upon for the Corporation by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California. Bruce P. Jeffer, Esq., a partner of Jeffer, Mangels, Butler & Marmaro LLP, owns a 2.23% interest in the General Partner. Certain legal matters in connection with the Public Offering will be passed upon for the Underwriters by Manatt, Phelps & Phillips LLP, Los Angeles, California.

                                     EXPERTS

         The consolidated financial statements of the Partnership and its subsidiaries at and for the years ended December 31, 1994 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of the Partnership and its subsidiaries at and for the nine months ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by BDO Seidman LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                               GLOSSARY

     The capitalized terms appearing in this Prospectus have the meanings specified below:


     Bank Loan. The existing loan owed by the Partnership to NatWest, which had an outstanding balance of $6.8 million at December 31, 1995.

     Bank or NatWest. NatWest Bank, N.A., the lender of the Partnership's outstanding bank debt.


     Bank Warrant. The Warrant to be issued by the Corporation to NatWest to purchase up to 2% of the outstanding Common Stock of the Corporation.


     Basic Subscription Rights. The right of each Partner to subscribe for a pro rata share of 820,000 shares of Common Stock in the Rights Offering.


     BIF.  Bank Insurance Fund administered by the FDIC to protect deposits.

     Board of Directors.  The board of directors of the Corporation.

     California Industrial Loan Law. Laws regulating investment authority and other activities of the thrift and loan business conducted by Pacific Thrift.

     CAMEL. Standard rating given to financial institutions by federal banking regulators consisting of a composite of five critical categories of banking strength: capital, assets, management, earnings and liquidity. Ratings range from 1 to 5, with 1 denoting outstanding strength and 5 characterizing insolvency.


     Capital Contribution. Each Partner's original capital contribution, and additional capital contributions if any, less any withdrawals of capital by such Partner or distributions of capital to such Partner.


     Capital Note. The $1,730,135 promissory note to the Partnership which was voluntarily contributed by the General Partner in 1993 to increase the capital of the Partnership by an amount equal to the excess distributions to Partners made in 1992 in excess of Net Profits.


     Closing Date. The closing date of the Restructuring Plan.


     Code. The Internal Revenue Code of 1986, as amended.

     Common Stock. The common stock of the Corporation.



     Corporation. Pacific United Group, Inc., a Delaware corporation.

     CRA. Community Reinvestment Act of 1977.

     CRC. Consolidated Reconveyance Company, a California limited partnership.

     Fairness Opinion. The fairness opinion issued by Houlihan Lokey in connection with the Restructuring Plan.

     FDIC. Federal Deposit Insurance Corporation.

     FDICIA. Federal Deposit Insurance Corporation Improvement Act of 1991.


     General Partner Warrants. The warrants to be issued to the General Partner to purchase up to 25% of the total outstanding Common Stock of the Corporation on the Closing Date, on a fully diluted basis assuming the exercise of all Subscriber Warrants and General Partner Warrants, at an exercise price equal to 150% of the Public Offering Price.


     Houlihan Lokey. Houlihan Lokey Howard & Zukin, the independent valuation firm which has issued the Fairness Opinion.


     LPPC. Lenders Posting and Publishing Corporation, a California limited partnership.

     Loan Agreement. Loan Agreement between the Partnership and NatWest.

     Minimum Market Capitalization. The $16.5 million minimum market value of the total shares to be issued by the Corporation as a condition to closing the Restructuring Plan, calculated as total outstanding shares times Public Offering Price per share.

     Net Contributed Capital. Each Partner's original capital contribution plus additional capital contributions to the Partnership, less capital withdrawals and amounts distributed as a return of capital by the Partnership.

     Net Tangible Equity. Total assets minus total liabilities, goodwill and capitalized reorganization costs, other than costs of the Rights Offering and the Public Offering, as adjusted for the increase in capital due to the General Partner's purchase of General Partner Warrants for $385,000.


     OREO. Other real estate owned by the Partnership or Pacific Thrift, consisting of real estate acquired in settlement of loans.





     Oversubscription Privilege. The rights offered to Partners to purchase shares not subscribed for by Partners entitled to purchase pursuant to their Basic Subscription Rights.


     PCA. Prompt corrective action required to be taken by FDICIA to resolve the problems of insured depository institutions that fall below one or more prescribed minimum capital ratios.

     Pacific Thrift. Pacific Thrift and Loan Company, a California corporation.

     Preferred Stock. The 2,000,000 authorized shares of Preferred Stock which may be issued by the Corporation under its Certificate of Incorporation.


     Public Offering. The offering of shares to the public immediately following the Solicitation Period Expiration Date, the closing of which is a condition to closing of the Restructuring Plan.

     Public Offering Price. The offering price per share at which shares of Common Stock will be sold in the Public Offering.

     Public Offering Shares. The shares to be offered by the Corporation in the Public Offering, the amount of which will be determined as the number of shares necessary to achieve the Minimum Market Capitalization.


     Record Date. The date as of which the identity of the Partners of the Partnership and the amount of the Partner's Capital Account shall be determined for purposes of voting rights of the Partners with respect to the Restructuring Plan.

     Restructuring Plan. The plan proposed for the vote of the Limited Partners whereby the Partnership will transfer all of its assets and liabilities to the Corporation in exchange for Common Stock of the Corporation.

     Rights Offering. The rights offered to the Partners of the Partnership, the partners of the General Partner and the officers, directors and employees of the Partnership and its subsidiaries to purchase additional shares of Common Stock.

     Solicitation Period. The period during which the Limited Partners may vote to approve the Restructuring Plan.

     Solicitation Period Expiration Date. The expiration date of the Solicitation Period, which is April __, 1996, or such later date as the General Partner determines in its sole discretion, not to exceed May __, 1996.

     Specified Annual Return Rates. The specified annual return rates payable from the Net Profits, if any, of the Partnership, to each class of Partners under the Partnership Agreement.


     Stockholders. The record holders of the Common Stock following the Restructuring Plan.

     Unified. Pacific Unified Mortgage, Inc., a Delaware corporation.

                                                     PACIFIC UNITED GROUP, INC.
                                                  (A WHOLLY OWNED SUBSIDIARY OF
                                                 PRESIDENTIAL MORTGAGE COMPANY)

                                                                  BALANCE SHEET

--------------------------------------------------------------------------------

December 31,                                                    1995
------------------------------------------------------------------------
                                                             (Unaudited)

ASSETS

Deferred offering costs (Note 2)                              $104,000
------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES
  Due to Presidential Mortgage Company                        $101,000

COMMITMENTS AND CONTINGENCIES (Note 3)



STOCKHOLDER'S EQUITY
  Common stock, $.01 par value; authorized
    8,000,000 shares; issued and outstanding 3,000                  30
  Preferred stock, $.01 par value; authorized
    2,000,000 shares; none issued and outstanding                   --
  Additional paid-in capital                                     2,970
------------------------------------------------------------------------
Total stockholder's equity                                       3,000
------------------------------------------------------------------------
                                                              $104,000
------------------------------------------------------------------------

                            See accompanying notes to the balance sheet.

                                                     PACIFIC UNITED GROUP, INC.
                                                  (A WHOLLY OWNED SUBSIDIARY OF
                                                 PRESIDENTIAL MORTGAGE COMPANY)

                                              NOTES TO BALANCE SHEET (UNAUDITED)

--------------------------------------------------------------------------------

1.  ORGANIZATION        Pacific United Group, Inc. (the "Corporation") a
                        Delaware corporation is a financial institution holding company that was formed in February 1994 and has not yet commenced operations. The Corporation is a wholly owned subsidiary of Presidential Mortgage Company (the
                        "Partnership"), a California limited partnership.

                        In March 1996, the Partnership intends to transfer all of the outstanding capital stock of its subsidiaries Pacific Thrift and Loan Company, a California corporation, Consolidated Reconveyance Corporation, a Washington corporation, and Pacific Unified Mortgage, Inc., a Delaware corporation, to the Corporation, in order to allow those entities to file consolidated tax returns.

                        In connection with a proposed restructuring plan of the Partnership, the Partnership intends to transfer all of its assets and liabilities to the Corporation in exchange for common stock of the Corporation, which the Partnership would transfer to its general and limited partners on the basis of their respective net contributed capital in the Partnership. The completion of the restructuring plan is subject to the vote of the limited partners of the Partnership, as well as certain other terms and conditions.


2.  DEFERRED            These are costs that have been incurred for the proposed
    OFFERING COSTS      offering and will be off-set against the proposed
                        offering proceeds.

3.  COMMITMENTS         Under a 1995 Stock Option Plan the Corporation may award
       AND              or grant from time to time until December 31, 2003 stock
    CONTINGENCIES       options to management, key employees and non-employee
                        directors.

                        Under a 1995 Employee Stock Purchase Plan, the Corporation may grant stock options to eligible employees of the Corporation.

                                                     PACIFIC UNITED GROUP, INC.
                                                  (A WHOLLY OWNED SUBSIDIARY OF
                                                 PRESIDENTIAL MORTGAGE COMPANY)

                                              NOTES TO BALANCE SHEET (UNAUDITED)

--------------------------------------------------------------------------------

3.  COMMITMENTS         Under a Supplemental Executive Retirement Plan,
       AND              participants who are determined by the Compensation
    CONTINGENCIES       Committee will receive 1-2/3% of their average
     (CONTINUED)        compensation for their highest three consecutive years,
                        multiplied by the actual number of years of service.
                        Any years of service in excess of 30 will not be taken into account. The amount of benefit is further reduced by estimated social security benefits and estimated section 401(k) plan benefits.

                        The Corporation has entered into employment agreements with five officers, subject to completion of the Restructuring Plan.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                                   INDEX TO FINANCIAL STATEMENTS

================================================================================

PRESIDENTIAL MORTGAGE COMPANY AND SUBSIDIARIES

     Successor Independent Auditors' Report (to be filed by amendment)                 F-1

     Predecessor Independent Auditors' Report (to be filed by amendment)               F-3

     Consolidated Balance Sheets as of
        December 31, 1995 (unaudited) and 1994                                         F-5

     Consolidated Statements of Operations for the
        years ended December 31, 1995 (unaudited), 1994 and 1993                       F-7

     Consolidated Statements of Changes in Partners'
        Capital for the years ended December 31, 1995 (unaudited),
        1994 and 1993                                                                  F-9

     Consolidated Statements of Cash Flows for the
        years ended December 31, 1995 (unaudited), 1994 and 1993                       F-10

     Notes to Consolidated Financial Statements
        for the years ended December 31, 1995 (unaudited), 1994 and 1993               F-13

     Supplemental material

        Schedule I - Consolidating Schedule - Financial Position -
             December 31, 1994                                                         F-67
        Schedule II - Consolidating Schedule - Operations -
             year ended December 31, 1994                                              F-69
        Schedule III - Consolidating Schedule - Financial Position -
             December 31, 1995 (unaudited)                                             F-70
        Schedule IV - Consolidating Schedule - Operations -
             year ended December 31, 1995 (unaudited)                                  F-72

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                                     CONSOLIDATED BALANCE SHEETS

================================================================================

December 31,                                            1995                1994
                                                 (Unaudited)
--------------------------------------------------------------------------------
ASSETS

CASH AND CASH EQUIVALENTS (Note 2C)              $10,489,000        $ 19,628,000

ACCOUNTS RECEIVABLE                                3,337,000           5,071,000

ACCRUED INTEREST RECEIVABLE                          903,000           1,125,000

LOANS RECEIVABLE (Notes 2D, 2E, 3, and 7)         43,908,000          53,045,000

LOANS HELD FOR SALE (Notes 2F and 3)              12,577,000          12,011,000

RECEIVABLE FROM RELATED PARTY
  (Notes 9 and 10)                                   347,000             478,000

EXCESS YIELD RECEIVABLE
  (Notes 2G and 3)                                 2,725,000             888,000

OTHER REAL ESTATE (Notes 2H and 4)                 3,156,000           7,621,000

PROPERTY AND EQUIPMENT (Notes 2I and 5)            1,398,000           1,322,000

GOODWILL (Notes 2J and 11)                         1,808,000           1,749,000

OTHER ASSETS (Note 8)                              1,909,000             809,000
--------------------------------------------------------------------------------
                                                 $82,557,000        $103,747,000
================================================================================

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                                     CONSOLIDATED BALANCE SHEETS

================================================================================

December 31,                                            1995                1994
                                                 (Unaudited)
--------------------------------------------------------------------------------
LIABILITIES AND PARTNERS' CAPITAL

THRIFT CERTIFICATES PAYABLE (Note 6)
  Full-paid certificates                         $35,881,000        $ 58,058,000
  Installment certificates                        24,275,000          11,443,000
--------------------------------------------------------------------------------
Total thrift certificates payable                 60,156,000          69,501,000

ACCOUNTS PAYABLE AND ACCRUED EXPENSES              4,018,000           4,471,000

ACCRUED INTEREST PAYABLE                             273,000             405,000

PAYABLE TO RELATED PARTY (Note 10)                   281,000             134,000

MORTGAGE NOTES PAYABLE (Note 4)                      611,000           2,313,000

NOTE PAYABLE (Note 7)                              6,771,000          14,778,000

NOTE PAYABLE TO RELATED PARTY (Note 7)               600,000             600,000

PARTNERSHIP WITHDRAWALS PAYABLE (Note 15)          1,120,000           1,120,000
--------------------------------------------------------------------------------
Total liabilities                                 73,830,000          93,322,000
--------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
  Notes 12, 13, 14, 19, 20 and 21
--------------------------------------------------------------------------------
PARTNERS' CAPITAL                                  8,727,000          10,425,000
--------------------------------------------------------------------------------

                                                 $82,557,000        $103,747,000
================================================================================

                    See accompanying notes to consolidated financial statements.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF OPERATIONS

================================================================================

Years ended December 31,                                 1995              1994              1993
                                                  (Unaudited)
-------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans receivable (Notes 2D, 2E and 3)           $ 8,885,000       $11,003,000       $14,209,000
  Deposits with financial institutions                692,000           401,000             3,000
-------------------------------------------------------------------------------------------------
Total interest income                               9,577,000        11,404,000        14,212,000
-------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Thrift certificates greater than $100,000             7,000            28,000           304,000
  Other thrift certificates                         3,813,000         2,917,000         2,917,000
  Notes payable                                     1,379,000         1,982,000         2,497,000
-------------------------------------------------------------------------------------------------
Total interest expense                              5,199,000         4,927,000         5,718,000
-------------------------------------------------------------------------------------------------
Net interest income                                 4,378,000         6,477,000         8,494,000

PROVISION FOR LOAN LOSSES
  (Notes 2D, 2E and 3)                              3,289,000         6,096,000         4,655,000
-------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                   1,089,000           381,000         3,839,000
-------------------------------------------------------------------------------------------------
NONINTEREST INCOME
  Trustee and reconveyance fees                     3,248,000         3,344,000         3,781,000
  Other income                                      1,122,000         1,712,000         1,381,000
  Gain on sale of loans                             8,895,000           946,000           143,000
-------------------------------------------------------------------------------------------------
Total noninterest income                           13,265,000         6,002,000         5,305,000
-------------------------------------------------------------------------------------------------

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF OPERATIONS

================================================================================

Years ended December 31,                                 1995              1994              1993
-------------------------------------------------------------------------------------------------
                                                  (Unaudited)
NONINTEREST EXPENSE
  Salaries and employee benefits
   (Notes 10 and 14))                               7,858,000         6,493,000         5,064,000
  General and administrative (Note 10)              6,273,000         7,090,000         5,491,000
  Related party fees (Notes 9 and 10)               1,012,000           805,000           847,000
  Operations of other real estate (Note 4)          1,212,000           732,000         3,307,000
  Depreciation and amortization                       919,000           776,000           303,000
-------------------------------------------------------------------------------------------------
Total noninterest expense                          17,274,000        15,896,000        15,012,000
-------------------------------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES (BENEFIT)                 (2,920,000)       (9,513,000)       (5,868,000)

INCOME TAXES (BENEFIT) (Notes 2K and 8)            (1,222,000)            1,000             1,000
-------------------------------------------------------------------------------------------------
Net loss                                          $(1,698,000)      $(9,514,000)      $(5,869,000)
=================================================================================================

                    See accompanying notes to consolidated financial statements.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

================================================================================


                  Years Ended December 31, 1995, 1994 and 1993
--------------------------------------------------------------------------------

CAPITAL, January 1, 1993                                             $28,830,000

  Contributions                                                          301,000

  Distributions                                                       (1,943,000)

  Withdrawals                                                         (1,380,000)

  Net loss - 1993                                                     (5,869,000)
--------------------------------------------------------------------------------
CAPITAL, December 31, 1993                                            19,939,000

  Net loss - 1994                                                     (9,514,000)
--------------------------------------------------------------------------------
CAPITAL, December 31, 1994                                            10,425,000

  Net loss - 1995 (unaudited)                                         (1,698,000)
--------------------------------------------------------------------------------
CAPITAL, December 31, 1995 (unaudited)                               $ 8,727,000
================================================================================

                    See accompanying notes to consolidated financial statements.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

================================================================================

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Years ended December 31,                               1995               1994                1993
--------------------------------------------------------------------------------------------------
                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                    $  (1,698,000)       $ (9,514,000)       $(5,869,000)
  Adjustments to reconcile net loss to
   net cash used in operating activities
     Provision for loan losses                    3,289,000           6,096,000          4,655,000
     Provision for losses on other
       real estate                                1,188,000             202,000          1,069,000
     Net gain on sale of other
       real estate                                 (469,000)           (625,000)          (345,000)
     Proceeds from sale of loans                145,266,000          29,315,000          4,252,000
     Originations of loans held for sale       (151,538,000)        (41,055,000)        (6,320,000)
     Depreciation and amortization                  919,000             776,000            303,000
  Net change in assets and liabilities
   Accounts receivable                            1,734,000          (1,731,000)          (359,000)
   Accrued interest receivable                      222,000             966,000            122,000
   Receivable from related party                    131,000             316,000           (411,000)
   Excess yield receivable                       (1,837,000)              7,000            117,000
   Goodwill                                        (172,000)           (127,000)          (309,000)
   Other assets                                  (1,500,000)           (420,000)           (79,000)
   Payable to related party                         147,000            (442,000)           576,000
   Accounts payable, accrued expenses,
     and accrued interest payable                  (584,000)            186,000          2,200,000
--------------------------------------------------------------------------------------------------

Net cash used in operating activities            (4,902,000)        (16,050,000)          (398,000)
--------------------------------------------------------------------------------------------------

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

================================================================================

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Years ended December 31,                              1995                1994                1993
--------------------------------------------------------------------------------------------------
                                                (Unaudited)
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of loans                   13,371,000          28,402,000          25,884,000
  Increase in loans receivable                 (12,325,000)        (10,249,000)        (16,069,000)
  Proceeds from sale of other real estate       14,253,000           5,994,000           7,001,000
  Mortgage assumed (repaid) in connection
   with other real estate                       (1,702,000)            536,000            (730,000)
  Purchase of property and equipment              (482,000)           (883,000)           (853,000)
--------------------------------------------------------------------------------------------------
Net cash provided by investing activities       13,115,000          23,800,000          15,233,000
--------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in thrift
   certificates                                 (9,345,000)          7,080,000          11,860,000
  Paydowns of note payable                      (8,007,000)         (8,422,000)        (10,200,000)
  Proceeds from issuance of partner-
   ship shares                                           -                   -              35,000
  Capital contributions from general
   partner                                               -                   -             266,000
  Distributions to partners                              -                   -          (1,943,000)
  Withdrawals of partnership shares                      -                   -          (2,086,000)
--------------------------------------------------------------------------------------------------
Net cash used in financing activities          (17,352,000)         (1,342,000)         (2,068,000)
--------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                              (9,139,000)          6,408,000          12,767,000

CASH AND CASH EQUIVALENTS,
  at beginning                                  19,628,000          13,220,000             453,000
--------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS,
  at end                                      $ 10,489,000        $ 19,628,000        $ 13,220,000
==================================================================================================

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

================================================================================

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Years ended December 31,                             1995              1994              1993
---------------------------------------------------------------------------------------------
                                               (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION
   Cash paid during the year for
     Interest                                 $ 5,331,000        $4,704,000        $5,838,000
     State franchise taxes                          2,000             1,000             1,000


SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES
   Loans transferred to other real estate     $10,489,000        $7,542,000        $7,270,000
   Mortgage payable assumed in
     connection with other real estate          1,545,000         2,499,000         3,289,000
   Loans to facilitate sales of other
     real estate                                2,406,000           898,000         3,344,000
=============================================================================================

                    See accompanying notes to consolidated financial statements.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)

================================================================================

1.   GENERAL

ORGANIZATION

Presidential Mortgage Company is a California limited partnership whose principal purpose is to make loans secured by real estate. In these financial statements, "the Partnership" refers to Presidential Mortgage Company itself and "the Company" refers to Presidential Mortgage Company and its subsidiaries.

The Partnership's general partner, Presidential Management Company, is a California limited partnership. Presidential Management Company's general partner, Presidential Services Corporation, is a California corporation owned by Joel R. Schultz and John A. DeRosa.

The Partnership's limited partners consist of approximately 2,500 individuals and entities in classes A, B, C, D, and E. The differences between the various classes primarily relate to the different offering dates and unit prices as well as profit priorities and percentages. In addition, certain partners have elected to reinvest their distributions in Distribution Reinvestment Plan (DRP) Units.

In 1988, Pacific Thrift and Loan Company (Pacific Thrift), a California corporation, was formed as a wholly owned subsidiary of the Partnership. Pacific Thrift conducts business under the California Industrial Loan Law and originates, purchases and sells loans secured by real estate. In addition, Pacific Thrift originates loans through loan representatives who reside in other states, but Pacific Thrift does not maintain any offices for such representatives, with the exception of Bellevue, Washington.

Pacific Thrift issues certificates to investors that are redeemable at maturity at the option of investors, although penalties for early withdrawal may be assessed. The California Industrial Loan Law maintains provisions governing the amount of thrift certificates that may be issued, the amount of funds that may be borrowed, and the types of loans that may be made. During 1988, the Federal Deposit Insurance Corporation approved Pacific Thrift for deposit insurance coverage. Accordingly, Pacific Thrift is subject to annual assessments by the FDIC.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

1.   GENERAL (CONTINUED)

ORGANIZATION (CONTINUED)

In 1990, the Partnership purchased 100% of the limited partnership interests (which constitutes 99% of all partnership interests) of Consolidated Reconveyance Company (CRC) and Lenders Posting and Publishing Company (LPPC). These entities provide trustee and related foreclosure services to the Partnership, Pacific Thrift, and unaffiliated lenders. Both CRC and LPPC were purchased from the Partnership's general partner.

In October 1995, the Partnership incorporated a new wholly-owned subsidiary, Consolidated Reconveyance Corporation, a Washington corporation ("CRC Washington"). CRC Washington will provide foreclosure related services on real estate trust deeds secured by property located in the State of Washington. CRC Washington will reimburse Pacific Thrift for office space used by CRC Washington at the office of Pacific Thrift in Bellevue, Washington.

Pacific United Group, Inc. (the Corporation) is a financial institution holding company that was formed by the Partnership in February 1994, in preparation for a possible Restructuring Plan. (See Note 21). At December 31, 1995, the Corporation has no results of operations. A stock option plan has been set up and is contingent on the completion of the Company's Restructuring Plan. In addition, the Partnership recently formed Pacific Unified Mortgage, Inc. (Unified). Unified has no business operations. If the proposed Restructuring Plan is completed, the Corporation will assign all of the loan receivables transferred to it by the Partnership to Unified. The loans will continue to be serviced by Pacific Thrift for a servicing fee of 1.5% per year of the principal balance of each loan serviced.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

1.   GENERAL (CONTINUED)

PARTNERSHIP AGREEMENT

The Partnership is governed by the Fifth Amended and Restated Certificate and Agreement of Limited Partnership entered into as of September 1989, as amended by the First Amendment, dated as of May 1993, and the Second Amendment, dated as of January 1, 1994. The First Amendment provides for a special allocation of loss to the general partner and income to the limited partners based on certain Scapital contributions by the general partner from 1993 through 1996 (the "Capital Plan"). The Second Amendment provides that Pacific Thrift will directly hire its own employees and directly pay its own overhead and that the Partnership will continue to pay the general partner for fees in connection with loans of Pacific Thrift and the Partnership. The agreement and amendments are collectively referred to as the "Partnership Agreement."

In accordance with the Partnership Agreement, the net profits of the Partnership (after deduction of the management fee) are allocated to the partners, based on specified annual percentage rates for each class of partners and the average daily balance of each partner's capital contributions. Net losses are allocated to all partners in proportion to their average daily capital contributions. In addition, there is a special allocation based on the Capital Plan.

The Partnership Agreement provides certain rights to the partners to withdraw the balance in their capital accounts. Such withdrawal rights are restricted by certain percentage limitations and a determination by the general partner that such withdrawal will not impair the capital or operations of the Partnership. Since July 1993, no distributions have been made and no withdrawals have been permitted.

Upon dissolution of the Partnership, the Partnership Agreement provides that the net assets will be distributed to the partners in proportion to their capital accounts and that the general partner will fund any deficit balance in its capital account as defined in the Partnership Agreement.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

1.   GENERAL (CONTINUED)

OPERATING RESULTS AND BUSINESS PLAN

The Company has suffered losses from operations of the Partnership and Pacific Thrift from 1992 through 1994, and the Company continued to sustain operating losses for the year ended December 31, 1995. These losses have resulted primarily from significant amounts of nonperforming loans, large provisions for loan losses, and relatively high levels of overhead and have caused a substantial reduction in the capital of the Company. While this portion of the losses attributable to Pacific Thrift had caused it to become "undercapitalized" and subject to certain regulatory mandates at the end of 1994, Pacific Thrift had net profit of $3,155,000 for the year ended December 31, 1995 and was classified as "adequately capitalized" by the FDIC as of March 31, 1995. See Notes 19 and 20. CRC and LPPC had net profits of $582,000 and $279,000 for the year ended December 31, 1995.

Management expects that stabilizing real estate values and general economic conditions will result in reduced loan losses for 1996. In connection with the Partnership, management is in the process of evaluating alternative business strategies. In connection with Pacific Thrift, management has taken certain steps to return the operations to profitability and improve the financial condition. These steps include an emphasis on originating residential real estate loans for sale in order to generate fee and loan sale income, achieving and maintaining targeted capital ratios, and controlling overhead expenses.

Management expects that Pacific Thrift, CRC, and LPPC will continue to be profitable for 1996 and believes that Pacific Thrift is in total compliance with all regulatory mandates. Management also expects that, although the Partnership incurred a loss, the Company will be profitable in 1996. In connection with the note payable to its lender (see Note 7), management expects that the Partnership will be able to generate sufficient cash flow from operations (including real estate and loan sales), and its proposed restructuring plan to satisfy its debt service requirements. See Notes 7, 20, and 21.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

1.   GENERAL (CONTINUED)

OPERATING RESULTS AND BUSINESS PLAN  (CONTINUED)

There is no assurance that the Company will be successful. These consolidated financial statements do not include any provisions or adjustments that might result from the outcome of these uncertainties.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.     BASIS OF ACCOUNTING

These consolidated financial statements are prepared in accordance with generally accepted accounting principles.

B.     CONSOLIDATION

The consolidated financial statements include the accounts of the Partnership, Pacific Thrift, CRC, and LPPC. While the Corporation and Unified had been organized prior to September 30, 1995, they have no operations or accounts to be included in consolidation. All significant intercompany balances and transactions have been eliminated. Consolidating information is presented in Schedules I, II, III and IV.

C.     CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

D.     LOANS RECEIVABLE

Loans receivable are stated at the principal amount outstanding, less unamortized deferred fees and costs and the allowance for loan losses (ALL). Loans receivable are primarily secured by first and second trust deeds.

Interest income is accrued as earned and is based on the principal balance outstanding. The Company's policy is to cease accruing interest on loans that are more than two monthly payments past due and for which there appears to be insufficient collateral to support collectibility. In many cases,

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

D.     LOANS RECEIVABLE (CONTINUED)

interest, late fees, and other charges continue to accrue until the time management deems that such amounts are not collectible. When a loan is placed on a nonaccrual status, the Company reverses all accrual income that is uncollected income.

Nonrefundable loan fees and direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The net deferred fees and costs are recognized in interest income over the loan term as an adjustment to the yield, using a method that approximates the effective interest (level yield) method.

E.     ALLOWANCE FOR LOAN LOSSES

Loan losses are charged to the ALL; recoveries are credited to the allowance. The provision for loan losses charged to expense and added to the ALL is based upon management's judgment and evaluation of the known and inherent risks in the loan portfolio. Management's judgment takes into consideration such factors as changes in the nature and volume of the portfolio, continuing review of delinquent loans, current economic conditions, risk characteristics of the various categories of loans, and other pertinent factors that may affect the borrower's ability to repay. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan (as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures). The effect of adopting this new accounting standard was immaterial to the operating results of the Company for the nine months ended September 30, 1995. Prior financial statements are prohibited from restatement to apply the new accounting standard.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

E.     ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Under the new accounting standard, a loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. The ALL related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's effective interest rate. Prior to 1995, the ALL for all loans which would have qualified as impaired under the new accounting standard was primarily based upon the estimated fair market value of the related collateral.

For impaired loans that are on non-accrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or portion of a cash payment received on a non-accrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance of the loan.

F.     LOANS HELD FOR SALE

The Company has designated certain of its loans receivable as being held for sale. In determining the level of loans held for sale, the Company considers the extent to which loans will be required to be sold in response to liquidity needs, regulatory capital needs, asset/liability management requirements, and other factors.

Loans held for sale are recorded at the lower of cost or market value. Any unrealized losses are recorded as a reduction in income. Realized gains and losses from the sale of loans receivable are based on the specific identification method.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

G.     EXCESS YIELD RECEIVABLE

Excess yield receivable represents the excess of the estimated present value of net amounts to be received over normal servicing fees for loan sales for which the Company continues to service the loans. Excess yield receivable also represents the estimated present value of the excess interest income to be received over the yield acquired by the investor for loan sales for which the Company does not continue to service the loans. The receivable is amortized to operations based on a method which approximates the effective interest method.

H.     OTHER REAL ESTATE

Other real estate is comprised of formally foreclosed property and in-substance foreclosed property to which the Company does not have legal title. These assets are recorded at the lower of the net investment in the loan or the fair value of the property less selling costs. At the time of foreclosure, any excess of the net investment in the loan over its fair value is charged to the allowance for loan losses. Any subsequent declines in value are charged to operations. Prior to 1995, loans were classified as in- substance foreclosures when they exhibited characteristics more closely associated with the risk of real estate ownership than with loans. Collateral that has been classified as an in-substance foreclosure was reported in the same manner as collateral that has been formally foreclosed. Effective January 1, 1995, with the adoption date of SFAS No. 114, the category of loan classified as in-substance foreclosures was eliminated resulting in such loans being reflected as loan receivable rather than as foreclosed real estate.

I.     PROPERTY AND EQUIPMENT

Property and equipment is stated at cost, less accumulated depreciation. Depreciation of property and equipment is based on the asset's estimated useful life, ranging from two to eight years, and is computed using the straight-line method. Expenditures that improve or extend the service lives of assets are capitalized. Repairs and maintenance are charged to expense as incurred.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

J.     GOODWILL

Goodwill represents the excess of the total purchase price (consisting of the initial consideration and subsequent consideration) of CRC and LPPC over the fair value of purchased net assets. Goodwill is being amortized using the straight-line method over approximately 20 years. The Company routinely reviews recoverability using estimated future cash flows attributable to the goodwill.

K.     INCOME TAXES

Partnerships are generally not subject to income taxes, accordingly, the Partnership income or loss is reported in the individual partners' tax returns. However, Pacific Thrift, the Partnership's wholly owned corporate subsidiary, is subject to federal income and state franchise taxes.

Pacific Thrift follows the "asset and liability" method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amount and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. All tax benefits are recorded and then reduced by a valuation allowance when it is more likely than not that the benefit is not fully realizable.

L.     FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107), requires that the Bank disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments. The estimated fair values of financial instruments are disclosed as of December 31, 1995. SFAS No. 107 defines fair value as the amount which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Where possible, the Company has utilized quoted market prices to estimate fair value. Since quoted market prices were not available for a significant portion of the financial instruments, the fair values were approximated using discounted cash flow techniques.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value estimates are made at a specific point in time, based on judgments regarding future expected loss experience, current economic conditions, risk conditions, risk characteristics of various financial instruments and other factors. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates were based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

The following presents the carrying value and estimated fair value of the various classes of financial instruments held by the Company at December 31, 1995. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors. Because no market exists for a significant portion of the financial instruments presented below and the inherent imprecision involved in the estimation process, management does not believe the information presented reflects the amounts that would be received if the Company's assets and liabilities were sold.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================
2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                        December 31, 1995
                                                 -------------------------------
                                                  Carrying            Estimated
                                                    Value            Fair Value
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                        $10,489,000         $10,489,000


Loans receivable                                  48,137,000          48,060,000
Allowance for loan losses                         (4,229,000)         (4,229,000)
--------------------------------------------------------------------------------
   Total loans                                    43,908,000          43,831,000
--------------------------------------------------------------------------------
Loans held for sale                               12,577,000          13,295,000
Excess yield receivable                            2,725,000           2,725,000

LIABILITIES
Installment certificates                          24,275,000          24,275,000
Fully-paid certificates                           35,881,000          35,800,000
Notes payable                                      6,771,000           6,771,000

Cash, Short Term-Investments, Trade Receivables, and Trade Payables

The carrying amount approximates fair value because of the short maturity of these instruments.

Loans

Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type such as commercial, commercial real estate, residential mortgage, and other consumer. Each loan category was further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The fair value for performing fixed rate commercial and commercial real estate loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. The fair values for performing commercial and commercial real estate loans indexed to a market lending rate with normal credit risk were assumed to approximate their carrying value. For residential mortgage loans, fair value was estimated by using quoted market prices for loans with similar credit and interest rate risk characteristics.

Fair value for significant nonperforming loans was based on recent external appraisals or broker opinions adjusted for anticipated credit loss risk, estimated time for resolution, valuation of the underlying collateral and other related resolution costs. If appraisals or recent broker opinions are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Loans Held for Sale

The fair values were estimated by using current institutional purchaser yield requirements.

Excess Yield Receivable

The fair value was determined by using estimated discounted future cash flows taking into consideration current prepayment rates and default experience. The carrying amount is considered to be a reasonable estimate of fair market value.

Thrift Certificates Payable

Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                        At December 31, 1995
                                                 -------------------------------
                                                  Carrying            Estimated
                                                    Value            Fair Value
--------------------------------------------------------------------------------
Installment certificates                         $24,275,000         $24,275,000
================================================================================
Fully-paid certificates:
  Maturing in six months or
   less                                           26,162,000          26,162,000
 Maturing between six months
   and one year                                    9,084,000           9,053,000
  Maturing between one and
   three years                                       635,000             635,000
--------------------------------------------------------------------------------
Total fully-paid certificates                    $35,881,000         $35,850,000
================================================================================


Notes Payable

The fair values for long-term debt are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using discounted cash flow analyses based on the Company's borrowing rates at December 31, 1995 for comparable types of borrowing arrangements.

The remaining assets and liabilities of Presidential are not considered financial instruments and have not been valued differently than is customary under historical cost accounting. Since assets and liabilities that are not financial instruments are excluded below, the difference between total financial assets and financial liabilities does not, nor is it intended to, represent the market value of Presidential. Furthermore, the estimated fair value information may not be comparable between financial institutions due to the wide range of valuation techniques permitted, and assumptions necessitated, in the absence of an available trading market.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

M. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

N. RECLASSIFICATIONS

Certain reclassifications to balances from prior years have been made to conform to the current year's reporting format.

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

LOANS RECEIVABLE

Loans receivable at December 31, 1995 and December 31, 1994 are summarized as follows:

December 31,                                        1995                    1994
--------------------------------------------------------------------------------
Residential real estate loans                $35,173,000            $ 55,235,000
Participations sold                           (8,411,000)            (16,129,000)
--------------------------------------------------------------------------------
Residential real estate
   loans - net                                26,762,000              39,106,000
--------------------------------------------------------------------------------
Commercial real estate loans                  31,786,000              30,153,000
Participations sold                           (9,525,000)            (10,479,000)
--------------------------------------------------------------------------------
Commercial real estate
   loans - net                                22,261,000              19,674,000
--------------------------------------------------------------------------------
Total loans receivable                       $49,023,000            $ 58,780,000
================================================================================

Loans receivable held for
   investment                                $49,023,000            $ 58,780,000
Net deferred loan fees and costs                (886,000)             (1,428,000)
Allowance for loan losses                     (4,229,000)             (4,307,000)
--------------------------------------------------------------------------------
                                             $43,908,000            $ 53,045,000
================================================================================

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

LOANS RECEIVABLE  (CONTINUED)

The components of the loan portfolio at December 31, 1995 and December 31, 1994 were as follows:

December 31,                                          1995                  1994
--------------------------------------------------------------------------------
One-to-four family residential                 $14,672,000           $20,088,000
Five-or-more family residential                 10,347,000            16,720,000
Home improvement                                 1,743,000             2,298,000
Commercial                                      20,387,000            17,869,000
Land and other                                   1,874,000             1,805,000
--------------------------------------------------------------------------------
                                               $49,023,000           $58,780,000
================================================================================

During 1995 and 1994, the Company sold, without recourse to the Company, approximately $13,371,000 and $25,632,000, respectively, of real estate loans to various outside parties.

SIGNIFICANT CONCENTRATIONS OF RISK

The Company makes mortgage loans primarily secured by first or second trust deeds on Southern California real estate. The loans are secured by single-family residential and other types of real estate and collateralized by the equity in the borrowers' real estate. Prior to the fourth quarter of 1993, these borrowers generally had a credit standing such that the Company relied heavily on the value of the underlying collateral in its lending practices. In the fourth quarter of 1993, however, the Company began implementing a revised policy to place more emphasis on the creditworthiness of the borrower. Loans are expected to be repaid either by cash from the borrower at maturity or by borrower refinancing.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 are as follows:


                                             Years ended December 31,
                                ------------------------------------------------
                                       1995               1994              1993
--------------------------------------------------------------------------------
Balances at beginning           $ 4,307,000        $ 3,123,000       $ 2,646,000
Provision charged
  to expense                      3,289,000          6,096,000         4,655,000
Loan charge-offs                 (3,367,000)        (4,912,000)       (4,178,000)
--------------------------------------------------------------------------------
Balance at end                  $ 4,229,000        $ 4,307,000       $ 3,123,000
================================================================================


At December 31, 1995 and 1994, loans with more than two monthly payments past due and on nonaccrual status totaled $793,000 and $3,408,000, respectively. If interest on these loans had been accrued, interest income would have increased by approximately $80,000 and $955,000 in 1995 and 1994, respectively. At December 31, 1995 and 1994, loans with more than two monthly payments past due and on accrual status totaled $1,843,000 and $3,474,000, respectively.
Interest income recognized on these loans totaled approximately $130,000 and $298,000 in 1995 and 1994, respectively.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following information relates to the Company's impaired loans as of and for the year ended December 31, 1995:

                                                                    December 31,
                                                                         1995
--------------------------------------------------------------------------------
Impaired loans with a specific allowance                              $2,175,000
Impaired loans with no specific allowance                                619,000
--------------------------------------------------------------------------------
Total impaired loans                                                  $2,794,000

Total allowance related to impaired loans                             $  430,000
Average balance of impaired loans for
   the period                                                         $3,579,000
Interest income on impaired loans for
   the period recorded on a cash basis                                $  163,000

PLEDGING OF PARTNERSHIP LOANS RECEIVABLE

In connection with the origination of the line of credit, the Partnership pledged all of its loans receivable as security to its lender.

LOANS HELD FOR SALE

Loans held for sale at December 31, 1995 and 1994 are summarized as follows:

December 31,                                         1995                   1994
--------------------------------------------------------------------------------
Real estate loans                             $12,577,000            $10,885,000
Title I loans                                           -              1,126,000
--------------------------------------------------------------------------------
                                              $12,577,000            $12,011,000
================================================================================


Accounts receivable of $-0- and $1,713,000 at December 31, 1995 and 1994 consisted of proceeds from loan sales. These proceeds were received in early January, 1995.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

LOANS HELD FOR SALE (CONTINUED)

In December 1993, management developed a loan securitization program under which the Partnership or Pacific Thrift may sell certain loans receivable to a primary buyer (the Purchaser). The securitization agreements provided that the Partnership or Pacific Thrift would offer to sell all newly originated qualifying loans, up to $75,000,000, to the Purchaser through June 1995. The agreement, as amended, also provided that the Partnership or Pacific Thrift would earn a premium and retain a portion of the interest-income cash flows from the loans.

Pacific Thrift had sold $75 million of loans under that agreement as of May 26, 1995. All loans sold by Pacific Thrift were included in pools of loans securitized by the Purchaser. Credit enhancement was provided for each securitization through private credit insurance, and each pool was rated AAA by one or more rating services. The Purchaser acts as loan servicer for each of the pools. All loans were sold nonrecourse except for the obligation to repurchase any loan which does not meet certain customary representations and warranties or to repurchase loans adversely affected by any breach of general representations and warranties. As of December 31, 1995, three loans ($57,000 aggregate principal amount) from the original sale of $3.9 million to the Purchaser have been repurchased by Pacific Thrift and no additional loans related to this sale have been requested to be repurchased. Pacific Thrift does not expect to incur a loss on the three loans repurchased. Except for an initial sale of approximately $3.9 million in loans, all loans sold by Pacific Thrift to the Purchaser were sold for a premium above face value of the loans sold. Pacific Thrift received a servicing released fee payable quarterly on the principal amount of each loan sold from September 19, 1994 to January 1995. Effective February 1, 1995, the servicing released fee was increased on the principal amount of each loan sold, including the loans sold from September 1994 to May 26, 1995, until each loan is paid off. Pacific Thrift retains an interest in the net spread (i.e. all interest and fees paid on the loans less servicing and other costs) in the $3.9 million of loans sold to Purchaser in December 1993, which management estimates will represent an additional return of approximately 3.3% on the principal amount of the $3.9 million of loans sold.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

LOANS HELD FOR SALE (CONTINUED)

Pacific Thrift entered into a new agreement with the Purchaser effective June 21, 1995, pursuant to which it will continue to sell pre-approved residential loans to the Purchaser. As of December 31, 1995 two loans under the new agreement ($218,000 aggregate principal amount) have been repurchased by Pacific Thrift and no additional loans have been requested to be repurchased. Pacific Thrift does not expect to incur a loss on these two loans repurchased. The new agreement provides for Pacific Thrift to receive a higher premium on the face amount of each loan sold which meets preset interest rate requirements upon date of sale. An additional premium will be paid for all loans sold during any quarter if at least $22.5 million of loans are sold during that quarter. The premium for all loans sold in excess of $25 million per calendar quarter will be further increased. In addition, Pacific Thrift will receive a servicing released fee on the principal amount of each loan sold, payable on a quarterly basis, until the loan is paid off.

As a result of changes in the lending market, Pacific Thrift's primary source of revenues has changed from interest income on portfolio loans to fee and premium income from the origination and sale of real estate loans. During the year ended December 31, 1995, Pacific Thrift has sold an aggregate of $132.5 million of pre-approved securitizable loans to the Purchaser and $12.5 million pre-approved securitizable loans to other purchasers. Pacific Thrift has no commitment to offer or sell any specified amount of loans to any purchaser, but has entered arrangements whereby other purchasers may pre-approve loans to be made by Pacific Thrift prior to funding, which are sold within approximately one month from origination.

To the extent that Pacific Thrift originates loans for sale, it bears an interest rate risk between the date of origination of each loan and the time that each loan is sold. However, loans are generally sold on a monthly basis, which reduces the risk of interest rate fluctuations between the date of origination and date of sale.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

LOANS HELD FOR SALE (CONTINUED)

Prior to March 31, 1993, Pacific Thrift originated Title I home improvement loans that were 90% insured by the Federal Housing Administration, provided that the total amount of claims did not exceed 10% of the amount of all Title I loans. During 1995 and 1994, Pacific Thrift sold $1,126,000 and $2,770,000, respectively, of these loans and recorded losses totaling $-0- and $39,000, respectively. As of March 31, 1993, Pacific Thrift discontinued the origination and sale of Title I and other similar loans.

However, in August 1995 Pacific Thrift resumed a Title I Loan origination program, in which Pacific Thrift acts exclusively as a correspondent lender for one or more larger mortgage lenders who securitize Title I Loans. Pacific Thrift anticipates that these loans would be sold without recourse within 30 days of origination.

During 1995, Pacific Thrift has sold $1,976,000 of home improvement loans, including $1,126,000 of seasoned home improvement loans originated prior to March 1993 at par value and $850,000 in new Title I loans at a premium.

4. OTHER REAL ESTATE

Other real estate consisted of the following at December 31, 1995 and 1994:

December 31,                                          1995                  1994
--------------------------------------------------------------------------------
Foreclosed real estate                         $ 5,590,000            $7,478,000
In-substance foreclosures                                -               545,000
Allowance for losses on
   other real estate                            (2,434,000)             (402,000)
--------------------------------------------------------------------------------
                                               $ 3,156,000            $7,621,000
================================================================================

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

4. OTHER REAL ESTATE (CONTINUED)

Changes in the allowance for losses on other real estate for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                            Years ended December 31,
                                 ---------------------------------------------
                                       1995             1994              1993
------------------------------------------------------------------------------
Balance at beginning             $  402,000        $ 783,000       $   867,000
Provisions for losses             1,188,000          202,000         1,069,000
Net (charge-offs) recoveries        844,000         (583,000)       (1,153,000)
------------------------------------------------------------------------------
Balance at end                   $2,434,000        $ 402,000       $   783,000
==============================================================================


Operations of other real estate for the years ended December 31, 1995, 1994 and 1993 consisted of the following:

                                            Years ended December 31,
                               -------------------------------------------------
                                     1995               1994                1993
--------------------------------------------------------------------------------
Provision for losses           $1,188,000         $  202,000          $1,069,000
Net (gain) on sales              (469,000)          (625,000)           (345,000)
Other expenses                    493,000          1,155,000           2,583,000
--------------------------------------------------------------------------------
                               $1,212,000         $  732,000          $3,307,000
================================================================================


Other expenses in 1993 included $1,494,000 of estimated costs for remediation of toxic substances on other real estate. See Note 13.

Upon foreclosure of a junior lien, the Company takes title to the real estate, subject to existing senior liens. These mortgage notes payable totaled $611,000 and $2,313,000 at December 31, 1995 and 1994, respectively.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 1995 1994:

December 31,                                          1995                  1994
--------------------------------------------------------------------------------
Computer equipment and software                $ 1,211,000            $1,078,000
Furniture and fixtures                             745,000               583,000
Leasehold improvements                             519,000               455,000
--------------------------------------------------------------------------------
                                                 2,475,000             2,116,000

Accumulated depreciation and
   amortization                                 (1,077,000)             (794,000)
--------------------------------------------------------------------------------
                                               $ 1,398,000            $1,322,000
================================================================================

6. THRIFT  CERTIFICATES PAYABLE

Thrift certificates are comprised of full-paid certificates and installment certificates. The approximate weighted average interest rate of full-paid and installment certificate accounts at December 31, 1995 was 6.08% and 5.66%, respectively. The interest payable on the thrift certificates totaled $104,000 and $171,000 at December 31, 1995 and 1994, respectively.

At December 31, 1995 and 1994, full-paid thrift certificates consisted of the following:

December 31,                                         1995                   1994
--------------------------------------------------------------------------------
Certificates greater than
   $100,000                                   $         -            $   102,000

Certificates less than
   $100,000                                    35,881,000             57,956,000
--------------------------------------------------------------------------------
                                              $35,881,000            $58,058,000
================================================================================

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

6. THRIFT CERTIFICATES PAYABLE (CONTINUED)

At December 31, 1995, scheduled maturities of full-paid thrift certificates were as follows:

                                                                        Amount
--------------------------------------------------------------------------------
Less than 3 months                                                   $12,723,000
3 to 6 months                                                         13,439,000
6 to 12 months                                                         9,084,000
1 to 5 years                                                             635,000
--------------------------------------------------------------------------------
                                                                     $35,881,000
================================================================================

7. NOTE PAYABLE

In 1990, the Partnership obtained financing under a $105,000,000 line of credit agreement with National Westminster Bank (NatWest), as agent for a group of banks, which was modified on September 30, 1991 to $56,000,000 and subsequently modified further. The amounts advanced under the agreement were based upon a specified percentage of the amount of eligible loans assigned as security. Under the agreement that existed at December 31, 1991, the Partnership could elect any of three interest rates: (i) 0.50% above NatWest's prime rate, (ii) 2.0% above the certificate of deposit rate, or (iii) 1.875% above LIBOR. At December 31, 1991, the Partnership had $56,250,000 outstanding on the line of credit.

In April 1992, NatWest delivered a commitment letter to the Partnership, followed by a formal amendment of the loan agreement, to continue to provide a revolving loan of $48,000,000, decreasing to $44,000,000 by May 15, 1992, and decreasing by $1,500,000 each month to a new maximum of $36,500,000 by September 30, 1992.

In connection with the amendment, the general partner loaned the Partnership $600,000 in subordinated debt, which bears interest at the prime rate and may only be repaid upon consent by NatWest or at such time as the Partnership repays all of its outstanding indebtedness to NatWest. In addition, the general partner and the three managing officers of the general partner personally guaranteed the performance by the Partnership of all terms of the line of credit agreement.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

7.  NOTE PAYABLE
    (CONTINUED)

On September 30, 1992, NatWest amended and extended the term of the revolving loan through March 31, 1993, requiring further paydowns of $1,000,000 per month for four of the months and $1,100,000 for two of the months during the six-month extension period.

Under the terms of the September 30, 1992 amendment, the Partnership could borrow, on a revolving credit basis, up to the lesser of (i) a specified borrowing base equal to 93.75% of the aggregate principal balance of all eligible mortgage loans secured by first or second trust deeds on single-family residences, and 85% of the aggregate principal balance of all eligible mortgage loans secured by first or second trust deeds on multifamily residences or commercial properties; or (ii) $36,500,000 as of September 30, 1992, reduced by required reductions through March 31, 1993. Total loans secured by trust deeds on multifamily residences and commercial properties that could be included as eligible loans could not exceed 35% of all eligible loans.

Under the September 30, 1992 amendment, the interest rate charged on new advances was based on (i) 1% above NatWest's prime rate; (ii) 3.125% over NatWest's certificate of deposit rate; or (iii) 3% over the LIBOR rate. In addition, the Partnership paid a commitment fee equal to 0.50% per annum of the average daily unused portion of the aggregate commitment. During 1993, the Partnership elected an interest rate of 1% above the NatWest prime rate.

On April 1, 1993, the line of credit agreement was further amended and extended to June 30, 1993. The amendment required paydowns of $1,000,000 per month to a new maximum of $27,300,000 as of June 30, 1993.

In June 1993, the line of credit was further amended and extended until June 30, 1994. Under the terms of the extension, the Partnership was required to make monthly payments of $300,000, plus the amount by which 80% of the Partnership's monthly net operating cash flow (after payment of rent, salaries and employee benefits, interest under the line of credit agreement, senior liens on mortgage loans and other real estate, and up to $50,000 per month of office expenses) exceeded $300,000. In addition, the Partnership was not allowed to make distribution or withdrawal payments to the partners.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

7.  NOTE PAYABLE
    (CONTINUED)

The line of credit agreement, as amended in June 1993, could terminate upon certain customary events of default. Events of default included failure to meet the following financial standards: (i) minimum excess tangible financial assets not less than $15,000,000; (ii) a maximum ratio of total liabilities to excess tangible financial assets not greater than 3.25-to-1; and (iii) a minimum interest coverage ratio of net income plus interest expense to interest expense of 1.5-to-1. Upon the occurrence of an event of default under the agreement, NatWest had the right, among other remedies, to declare all advances due immediately, cease making any further advances, and sell the collateral assigned as security. NatWest also had the right to charge a higher interest rate (3% above prime) on amounts due and unpaid.

In December 1993, the Partnership notified NatWest that certain loans in the borrowing base had become ineligible loans. Such reduction in the eligible loans caused a payment of approximately $2,100,000 to become immediately due. Subsequently, the Partnership notified NatWest that other loans had become ineligible loans, resulting in a total payment in excess of $6,000,000 being immediately due.

In May 1994, the Partnership notified NatWest of additional defaults on the line of credit, including those pertaining to the financial standards for excess tangible financial assets and interest coverage as well as material litigation, environmental liabilities, and defaults under other provisions.

During the period April 1994 through September 1994, the Partnership and NatWest negotiated to restructure and renew the line of credit. In September 1994, the line of credit was amended and extended through June 30, 1996 under the following primary terms:

(1) the Partnership is required to make mandatory quarterly principal payments sufficient to reduce the outstanding balance to $15,410,000 by December 31, 1994; $13,222,000 by March 31, 1995; $10,978,000 by June 30,
      1995; $8,878,000 by September 30, 1995; $6,883,000 by December 31, 1995,
      $4,993,000 by March 31, 1996; and $0 by June 30, 1996;

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================


7.  NOTE PAYABLE
    (CONTINUED)

(2) the Partnership will incur interest on the line of credit at the rate of prime plus 1%;
(3)   the Partnership is required to pay 100% of its net cash flow to NatWest;
(4) the Partnership is required to maintain a ratio, based on the outstanding principal balance of performing loans compared to the outstanding principal balance of the line of credit, greater than or equal to 1.10 to June 30, 1995 and 1.20 from July 1, 1995 to June 30, 1996;
(5) the Partnership is required to maintain a ratio, based on the outstanding principal balance of all loans and the estimated fair value of other real estate compared to the outstanding principal balance of the line of credit, greater than or equal to 1.60 to June 30, 1995 and 1.80 from July 1, 1995 to June 30, 1996;
(6) the Partnership is allowed to make actual cash disbursements equal to 110% of budgeted cash disbursements for general and administrative expenses;
(7) the Partnership is allowed to make actual cash disbursements equal to 120% of budgeted cash disbursements for loan and real estate expenses, other than specified environmental remediation costs;
(8) the Partnership is allowed to pay specified environmental remediation costs up to $1,465,000;
(9) CRC and LPPC are required to pay cash balances in excess of $250,000 as of January 31, 1995 and January 31, 1996 to the Partnership;
(10) the Partnership is not allowed to pay any amounts to the general partner, including fees, reimbursements, or distributions, except to the extent of 110% of the budgeted overhead of the general partner;
(11) the Partnership is not allowed to pay any distributions or withdrawals to the limited partners;

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

7.  NOTE PAYABLE
    (CONTINUED)

(12) the Partnership is not allowed to make capital contributions to Pacific Thrift, except for specified environmental remediation costs of Pacific Thrift and other limited purposes; and
(13) in the event that the Partnership does not reduce the outstanding principal balance of the line of credit to $10,455,000 by June 30, 1995, $8,455,000 by September 30, 1995, $6,555,000 by December 31, 1995,
      $4,755,000 by March 31, 1996, and $0 by June 30, 1996, the Partnership will incur a nonperformance fee of $1,000,000 for each target, up to a maximum of $5,000,000, payable on June 30, 1996; however, if the partnership incurs one or more nonperformance fees and subsequently repays the entire line of credit by June 30, 1996, the nonperformance fees are reduced to the greater of 25% of the nonperformance fees or $500,000.

In addition, the general partner and three managing officers reaffirmed their guarantees.

As consideration for the September 1994 amended and restated loan agreement, NatWest waived the defaults which existed under the previous agreement. In addition, certain financial standards under the previous agreement are no longer required, including the borrowing base and eligible loan restrictions, a minimum amount of excess tangible financial assets, a maximum ratio of total liabilities to excess tangible financial assets, and a minimum interest coverage ratio.

Upon the occurrence of an event of default under the line of credit, NatWest has the right, among other remedies, to charge prime plus 3% on amounts due and unpaid. In addition, NatWest has the right to declare all advances due immediately and sell the collateral assigned as security.

As of December 31, 1994, the Partnership reduced the outstanding balance of the note payable to $14,778,000 and was in compliance with the principal reduction requirement of the new agreement. However, the Partnership was not in compliance with certain technical conditions of such agreement.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

7.  NOTE PAYABLE
    (CONTINUED)

At December 31, 1995, the Partnership owed a total balance of $6,771,000 under the Loan Agreement. As of December 31, 1995, the Partnership was in compliance with all paydown requirements under the amended and restated Loan Agreement but certain technical conditions relating to expenses had not been met. The Bank agreed to waive this technical violation of the Loan Agreement in February, 1996.

On December 22, 1995 the line of credit was further amended, effective November 29, 1995 to allow Presidential until June 30, 1997, to fully repay the outstanding balance owed to the Bank. The Loan Agreement requires the Partnership to utilize 100% of its net cash flow to pay down the loan. Net cash flow is defined as total cash receipts less collection costs, loan servicing expenses and general and administrative expenses, subject to certain maximum levels based upon projected expenses prepared by the Partnership. The loan balance would bear interest at prime plus 1.5%. Mandatory pay down levels require that the principal balance be paid down to: $4,755,000 by March 31, 1996; $3,755,000 by June 30, 1996; $2,755,000 by September 30, 1996; $1,755,000
by December 31, 1996; $755,000 by March 31, 1997; and to zero by June 30, 1997. The Partnership is further required to maintain a collateral coverage ratio of performing loans relative to its loan balance equal to 1.2:1 and a total collateral coverage ratio of total loans receivable and net OREO relative to its loan balance equal to 1.6:1. In addition, under the modifications, commencing December 31, 1995 the non-performance fee note penalties are eliminated.

8.  INCOME TAXES

The Partnership is not subject to income taxes. However, the Partnership is still required to file partnership returns in order to report its income or loss in total as well as the distributable share of income or loss of each of the partners. These partnership returns, as all tax returns, are potentially subject to examination by the taxing authorities.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================


8.  INCOME TAXES
    (CONTINUED)

The cumulative differences between the total capital of the Partnership for financial reporting purposes and the total capital reported for federal income tax purposes at December 31, 1995 and 1994 are summarized as follows:

December 31,                                     1995                 1994
------------------------------------------------------------------------------
Total partners' capital for
   financial reporting purposes               $ 8,780,000          $10,614,000

Investment in Pacific Thrift,
   syndication costs, bad debt and
   real estate reserves, and various
   other differences                           14,030,000           17,336,000
------------------------------------------------------------------------------
Total partners' capital for
   federal income tax purposes                $22,810,000          $27,950,000
==============================================================================


Pacific Thrift is subject to federal income and California franchise taxes but has incurred net operating losses. Accordingly, the provision for income taxes (benefit) consists of the minimum California franchise taxes for 1994 and 1993. Significant components of the provision for income taxes (benefits) included in the consolidated statements of operations are as follows:

                                    1995                1994           1993
------------------------------------------------------------------------------
Current                         $ 1,135,000            $1,000         $1,000
Utilization of net
   operating loss                (1,135,000)                -              -
Deferred                         (1,222,000)                -              -
----------------------------------------------------------------------------
                                $(1,222,000)           $1,000         $1,000
==============================================================================


Pacific Thrift adopted Statement No. 109 as of January 1, 1993. The adoption of the statement had no significant effect on the financial position or results of operations.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================


8.  INCOME TAXES
    (CONTINUED)

The tax effects of temporary differences that give rise to the deferred tax assets and liabilities on Pacific Thrift's books at December 31, 1995 and 1994, which is included with other assets on the consolidated balance sheets, are as follows:

December 31,                                   1995                   1994
------------------------------------------------------------------------------
Deferred tax assets
   Net operating loss carryforward         $1,361,000               $2,457,000
   Loan loss reserves                         179,000                  477,000
   Interest reserves                          233,000                  226,000
   Write-down of other real estate            365,000                   39,000
   Loans held for sale                        220,000                   78,000
   Deferred rent                              106,000                   59,000
   Environmental remediation                        -                  270,000
   Other                                        5,000                    3,000
------------------------------------------------------------------------------

Total deferred tax assets                   2,469,000                3,609,000
------------------------------------------------------------------------------

Less valuation allowance                      857,000                2,946,000
------------------------------------------------------------------------------

                                            1,612,000                  663,000
------------------------------------------------------------------------------

Deferred tax liabilities
   Depreciation                                34,000                   28,000
   Deferred loan costs                        225,000                  433,000
   Excess yield                               128,000                  202,000
------------------------------------------------------------------------------

Total deferred tax liabilities                387,000                  663,000
------------------------------------------------------------------------------

Total net deferred tax asset               $1,225,000               $        -
==============================================================================

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

8.  INCOME TAXES
    (CONTINUED)

A valuation allowance has been established to reduce the deferred tax assets to the amount considered realizable at December 31, 1995 and 1994. The valuation allowance reserves the amount of income tax benefit recognized that is dependent on future taxable income to be realizable. During 1995, $1,225,000 of the valuation allowance was reversed to reflect the expected utilization of the net operating loss over the next twelve months. However should there occur a 50% ownership change of the Company as defined under Section 382 of the Internal Revenue Code of 1986, the Company's ability to use the net operating losses would be restricted to a prescribed annual amount.

At December 31, 1995, Pacific Thrift has net operating loss carryforwards for federal income tax purposes of approximately $3,979,000 that are available to offset future federal taxable income. These federal net operating losses expire in the years 2007 through 2009. Pacific Thrift has net operating loss carryforwards for California franchise tax purposes of approximately $142,000. These California carryforwards expire in the year 1999.

The following summarizes the difference between the 1995, 1994 and 1993 provision for income taxes (benefit) and the federal statutory tax rate:

                                  1995                1994               1993
------------------------------------------------------------------------------
Federal statutory
   tax rate                         34%                (34)%             (34)%
Nonrecognition of
   net operating
   loss carryforward                 -                  34                34
Utilization of net
   operating loss                  (34)                  -                 -
Reversal of valuation
   allowance                       (42)                  -                 -
------------------------------------------------------------------------------

Effective tax rate
   (benefit)                       (42)%                 0%                0%
==============================================================================

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================


9.  ANNUAL
    MANAGEMENT
    FEE

The general partner receives an annual management fee based on the proportion that net profits, before the effects of the management fee, bear to the total Fee capital contributions as defined in the Partnership Agreement.

The Partnership Agreement permits the general partner to calculate the management fee based on annual net income that includes loan origination fees generated. During 1992, the annual management fee was calculated on such basis. During 1995, 1994 and 1993, there was no management fee because the Partnership incurred net losses in excess of loan origination fees generated.

During 1993, the general partner received payments of $441,000 on the anticipated annual management fees. Since the general partner ultimately did not earn such fees, the general partner agreed to repay these amounts to the Partnership under a promissory note. No interest was paid or accrued for 1993. However, quarterly principal payments of approximately $110,000 commenced in December 1994 and interest at prime plus 1% will be accrued from January 1994 through December 1995 (Note 10).

10. RELATED PARTIES
    AND AFFILIATES

Accounts receivable from the general partner consisted of the following at December 31, 1995 and 1994:

December 31,                                       1995              1994
------------------------------------------------------------------------------
Unearned annual management fees                 $220,000            $330,000
Amounts due for salaries, rent and
   overhead                                      127,000             148,000
------------------------------------------------------------------------------
                                                $347,000            $478,000
==============================================================================
Accounts payable to the general partner consisted of the following at December
31, 1995 and 1994:

December 31,                                            1995              1994

------------------------------------------------------------------------------
Base fee and loan servicing fees                $    203,000        $   86,000
Contingent consideration in connection
   with the purchase of CRC and LPPC                  78,000            48,000
------------------------------------------------------------------------------
                                                $    281,000        $  134,000
==============================================================================

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

10.    RELATED PARTIES
   AND AFFILIATES (CONTINUED)

The Partnership had various related party transactions with the following entities:

- PRESIDENTIAL MANAGEMENT COMPANY - The general partner received specified fees for services performed and reimbursements of certain expenses. Under the Partnership Agreement, the general partner receives a base fee of up to 35% of the loan origination fees paid by borrowers to the Company. The base fee was 35% of loan origination fees for the Company in 1995 and 35% in 1994. The general partner also received a loan servicing fee of 3/8 of 1% per annum on loans with terms over three years.

  Amounts charged by the general partner for services performed and overhead-related expenses for the years ended December 31, 1995, 1994 and 1993 were as follows:


                                          Years ended December 31,
                                 -----------------------------------------
                                 1995              1994               1993
  ---------------------------------------------------------------------------
  Base fee                 $     767,000        $  589,000        $   669,000
  Loan servicing fee             245,000           216,000            178,000
  ---------------------------------------------------------------------------

  Total fees               $   1,012,000        $  805,000        $   847,000
  ===========================================================================

  Salaries and overhead
    reimbursements         $      82,000        $   90,000        $ 5,184,000
  ===========================================================================



  During 1992, the general partner absorbed certain expenses (data processing, legal, and business promotion) related to the Company. During 1995, 1994 and 1993, however, the general partner did not absorb any such expenses for the Company.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

10. RELATED PARTIES
    AND AFFILIATES
    (CONTINUED)

   Effective January 1, 1994, in order for Pacific Thrift to comply with a section of a regulatory agreement covering payments to affiliates, Pacific Thrift commenced directly employing personnel for loan origination, processing, and servicing. In addition, Pacific Thrift revised its policies for payment of rent and other overhead expenses. As a result, Pacific Thrift terminated reimbursements to the Partnership and general partner for such services and expenses. However, the Partnership is continuing to pay the general partner for base fees and loan servicing fees of Pacific Thrift and the Partnership in accordance with the Partnership Agreement.

   During 1994, Pacific Thrift paid and allocated certain salaries and overhead for the Partnership, CRC, and general partner totaling $495,000, $220,000 and $356,000, respectively, and was reimbursed on a monthly basis.

   During 1995, Pacific Thrift paid and allocated certain salaries and overhead for the Partnership, CRC, LPPC and the general partner totaling $386,000, $251,000, $8,000 and $597,000, respectively, and was reimbursed on a monthly basis.

   The Company incurs salary and employee-related expenses for individuals who perform services for the Partnership and Pacific Thrift and do not own more than a 1% interest in the general partner. The Company also incurs these expenses for all individuals who perform services for CRC and LPPC, regardless of their ownership interest in the general partner. The general partner, however, incurs salary and employee-related expenses for three managing officers who perform services for the Partnership and Pacific Thrift and own more than a 1% interest in the general partner.

- CONSOLIDATED RECONVEYANCE COMPANY - (CRC) serves as a trustee on all trust deeds obtained by the Company as security for portfolio loans originated or purchased by the Company. Fees paid to CRC are paid by the borrowers.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================


10. RELATED PARTIES
    AND AFFILIATES
    (CONTINUED)

A managing officer of the Partnership and general partner provides legal services in connection with the Company's loan accounts, for which he receives $100 from the fees paid by each borrower for legal services related to each loan origination. Total fees of $167,000, $62,000 and $56,000 were paid by the Partnership to the managing officer for the years ended December 31, 1995, 1994 and 1993, respectively.

A limited partner of the Partnership and of the general partner is a partner with a law firm that provides legal services to the Company. Total fees for the services provided to the Company by the law firm were approximately $629,000, $716,000 and $432,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

A member of the Board of Directors of Pacific Thrift was paid hourly and contingent fees for services related to the sale of loans under the loan securitization agreement entered into in December 1993. Total fees for the services provided by the board member were approximately $165,000, $111,000 and $84,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Former officers of the Partnership have loans payable to the Partnership, secured by real estate, totaling approximately $249,000 and $271,000 as of December 31, 1995 and 1994, respectively. These loans are included in loans receivable.

Thrift certificates purchased by members of management totaled approximately $63,000 and $236,000 at December 31, 1995 and 1994, respectively, on terms slightly more favorable than the terms for unrelated parties. Interest expense on these certificates totaled approximately $2,000, $11,000 and $8,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================


10. RELATED PARTIES
    AND AFFILIATES
    (CONTINUED)

As of December 31, 1993, Pacific Thrift purchased various furniture and office equipment from the Partnership. The replacement value was determined by an experienced interior design consultant (a related party) who obtained information from used furniture dealers, and the purchase price of $223,000, 10% under the replacement value, was approved by the Board of Directors of Pacific Thrift. The Partnership realized a gain, including depreciation recapture, of $135,000 on the sale of the furniture and office equipment; however, such gain was eliminated upon consolidation.

The Partnership and general partner sold computer equipment and software to Pacific Thrift as of December 31, 1993. Subsequently, management obtained additional information about the value of the software and the need to reallocate the price. As a result of the additional information, management determined that Pacific Thrift had overpaid for the software. To correct the situation, the general partner repaid $177,000. In addition, the Partnership agreed to repay $173,000 by causing CRC to issue an interest-bearing promissory note, secured by CRC's accounts receivable, payable in monthly installments through June 1995. As of December 31, 1993, the Partnership and the general partner realized gains on the sale of $54,000 and $333,000 respectively, including depreciation recapture and adjustment for the subsequent refunds.

During 1995 and 1994, the Partnership paid to Pacific Thrift a loan servicing fee at the rate of 1.5% of the outstanding balances of the Partnership's loans and other real estate. Such fees totaled $351,000 and $545,000 in 1995 and 1994 and were eliminated in the consolidation.

Also, during 1994, the Partnership had loans receivable, with balances totaling $464,000, that were refinanced into two loans: one a Pacific Thrift loan in first position and the remainder a Partnership loan in second position. In order to satisfy regulatory requirements applicable to affiliate transactions, such refinances were subject to certain underwriting and performance requirements.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================


11. PURCHASE OF
    CRC AND LPPC

Effective, July 1, 1990, the Partnership purchased 100% of the limited partnership interests in CRC and LPPC from the general partner for their combined estimated fair market value of $908,000 as determined by an independent appraiser. CRC serves as trustee on all trust deeds obtained by the Company as security for portfolio loans originated or purchased by the Company, as well as trust deeds for many unaffiliated lenders. LPPC publishes information regarding sales of foreclosed properties. The transaction was treated as a purchase and resulted in goodwill of approximately $651,000.

The Partnership also agreed to pay the general partner an additional amount (contingent consideration) annually for five years beginning January 1, 1991. The contingent consideration, based on an amended agreement, is calculated as 50% of the total annual net profits earned by CRC and LPPC in excess of a base profit amount of $465,000. The contingent consideration totaled $172,000, $224,000 and $466,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and was treated as an addition to goodwill. Accumulated amortization relating to the goodwill totaled $400,000 and $253,000 December 31, 1995 and 1994, respectively.


12. LITIGATION AND
    UNASSERTED
    CLAIMS

Although they were never been served, the Partnership and its Chief Executive Officer (CEO) received a complaint in October 1993 that named them as defendants, along with four other unaffiliated defendants. The complaint contained allegations of securities fraud and breach of fiduciary duty in connection with companies affiliated with Alexander Spitzer (who, until ten years ago but not thereafter, was an affiliate of the Partnership and CEO). The complaint was filed by two long-time business associates of Spitzer, including one individual who was a general partner of a Spitzer-affiliated entity and one individual who owned another Spitzer-affiliated entity.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

12.  LITIGATION AND UNASSERTED CLAIMS (CONTINUED)

The complaint charges all defendants with participation in securities fraud in connection with the sale of securities of the Spitzer entities (although there are no allegations that either the Partnership or CEO participated in the sale of such securities) and charges the Partnership and CEO with aiding and abetting other defendants in a violation of their fiduciary duties to the Spitzer-affiliated entities. The primary facts alleged against the Partnership and CEO are alleged to have occurred in 1984. The Partnership and CEO denied the merits of all allegations stated against them in the complaint.

Counsel for both the Partnership and CEO, in a letter dated October 20, 1993, advised counsel for the plaintiffs that the complaint appeared to state no claim on the merits against the Partnership or CEO and that no claims could be stated because of statute of limitations problems. The only response of plaintiffs' counsel, by letter dated November 16, 1993, was to notify all defendants that they had an open extension of time to answer.

An earlier class action involving Spitzer-affiliated entities was filed in March 1990 by investors and certain lenders in the bankrupt Spitzer-affiliated entities. Although the Partnership and CEO are discussed in the complaint, neither the Partnership nor CEO has ever been named as a defendant in that class action.

The allegations involving the Partnership and CEO in both complaints concern the May 1984 sales of the general partnership interests in the Partnership (which were owned at that time by entities owned by the CEO and a relative of Spitzer) and of the stock of a former affiliated thrift and loan company to a large, unaffiliated mortgage banking group headquartered in the state of New York (the Buyer). The complaints allege that, in connection with the sales to the Buyer, the CEO and Spitzer agreed for the former affiliated thrift and loan company to sell certain allegedly poor-quality loans to other Spitzer-affiliated entities. The complaints further allege that Spitzer and his affiliates engaged in a continuing scheme, both before and after the sales to the Buyer, to lend money and sell real estate to nominees (which did not include the Partnership or CEO), who assertedly purchased the real estate at inflated prices and were guaranteed against loss.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

12.  LITIGATION AND UNASSERTED CLAIMS (CONTINUED)

Although not mentioned in either of the two complaints, but based on hearsay contained in a document prepared in 1985, Spitzer allegedly stated that in 1984 the CEO reimbursed Spitzer for the CEO's share of funding such guarantees involving one Spitzer-affiliated entity in 1982 through 1984. The CEO acknowledges that he made payments to Spitzer but has stated that they were for proper purposes.

Neither the Partnership nor CEO had any ownership interest in any Spitzer-affiliated entity after the sales to the Buyer in May 1984. However, as a result of loans made to Spitzer-affiliated entities prior to the sales to the Buyer, the Partnership continued to be a creditor to these entities. These loans were substantially performing in accordance with their terms and were considered by management to be well secured until 1989, shortly before certain Spitzer-affiliated entities declared bankruptcy in November 1989. Ultimately, as previously reported, the Partnership wrote off the loans not secured by real estate, disposed of real estate collateral securing one of the loans to the Spitzer-affiliated entities, and recorded losses on these loans in 1990 and 1991 in excess of $3.7 million.

The Partnership and CEO denied the merits of the allegations stated against them in the complaints. Management does not believe that any of these matters will result in any material additional losses to the Partnership or any material adjustments to these financial statements.

On October 31, 1995 plaintiff's counsel, in the October 1993 complaint which had named the Partnership and its CEO alleging securities fraud and breach of fiduciary duty, as discussed above, filed a request for dismissal without prejudice. The clerk of the Court entered the dismissal as requested on November 2, 1995.

13.  COMMITMENTS AND CONTINGENCIES

In January and February 1993, the Partnership and Pacific Thrift foreclosed on two loans secured by real estate that contained toxic substances. The real estate was used by the former owners for metal-plating purposes. Management commenced the process of obtaining environmental studies.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

In connection with the activities of the former owner of the Partnerships property, the District Attorney's office filed a civil complaint against the Partnership alleging violations of hazardous waste control laws. In September 1994, the Partnership entered into a consent agreement requiring the Partnership to pay a civil compromise of $115,000 and to develop and implement a remedial action plan. Legal counsel has stated that the likelihood of further civil or any criminal action is remote if the Partnership complies with the terms of the consent agreement. Management states that the Partnership intends to comply with the consent agreement.

In July and September 1994, management obtained soil investigation studies for the foreclosed properties to determine the extent of the toxic substances. Management was completing proposed remediation plans for approval by local government agencies. Based on the proposed remediation plans, management estimated that the cost of remediation, including consulting and legal expenses, would be approximately $1,494,000. Accordingly, the Company recorded a provision for the liability of $1,494,000 in the financial statements for 1993.

Management does not expect the extent of the liability to exceed $1,494,000; however, such estimate is based on the assumption that the appropriate authorities will approve the remediation plans and that no additional toxic substances will be discovered during the remediation. The accrued remediation liability was reduced by $377,000 during the year ended December 31, 1995 based on receiving a lower bid for completion of the remediation work.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company conducts its operations from leased facilities. Rental expenses of approximately $905,000, $926,000 and $908,000 have been charged to general and administrative expenses in the consolidated statements of operations for the years ended December 31, 1995, 1994 and 1993, respectively. At December 31, 1995, the approximate minimum rental commitments under all noncancelable operating leases (which are subject to annual escalations based on the consumer price index) are as follows:

   Year                                                                 Amount
--------------------------------------------------------------------------------
   1996                                                               $  969,000
   1997                                                                  807,000
   1998                                                                  736,000
   1999                                                                  701,000
   2000                                                                  701,000
   Thereafter                                                          1,393,000
--------------------------------------------------------------------------------
                                                                      $5,307,000
================================================================================


At December 31, 1995 and 1994, the Company was servicing Title I loans for others totaling approximately $10,744,000 and $12,545,000, respectively. In addition, the Company has filed claims with the Federal Housing Administration that depleted the insurance on these loans during 1994.

In connection with certain real estate loan sales by Pacific Thrift in 1994, the Partnership guaranteed one buyer against losses up to $1,800,000. As security for the guarantee, the Partnership deposited $180,000 with the buyer.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

The California Franchise Tax Board is examining the California corporate tax returns for Pacific Thrift for 1990, 1991, and 1992. Although management does not expect that the examination will result in any significant tax liability, the ultimate outcome cannot be determined at the present time.

On June 6, 1995, Consolidated and Lenders were served with a complaint by Consumer Action and two consumers suing both individually and on behalf of the general public in a purported class action filed in the Superior Court of Contra Costa County, California. The complaint names Consolidated and Lenders, along with thirteen other foreclosure service and foreclosure publishing companies, and alleges that all named defendants charge fees in excess of the statutorily permitted amount for publication of notices of trustee sales. The complaint seeks restitution of all excess charges, an injunction against the charging of excessive fees in the future and attorneys fees. In January 1996, Lenders and two other posting and publishing companies were dismissed from the action without prejudice. The case is still in the pleading stage, discovery has not yet commenced and the purported class of plaintiffs has not yet been certified. Management believes that Consolidated had charged publication fees in compliance with applicable law. Consolidated denies the merits of the allegations stated against it in the complaint. Management does not believe that any of these matters will result in any material additional losses to the Partnership or any material adjustments to these financial statements.

The Partnership, Pacific Thrift, CRC, and LPPC are involved in certain lawsuits and there are claims pending against these entities which management considers incidental to normal operations. The legal responsibility and financial impact with respect to such litigation and claims cannot presently be determined. However, management considers that any ultimate liability which would likely arise from these lawsuits and claims would not materially affect the financial position or results of operations of the Company.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

14.  RETIREMENT SAVINGS PLAN

The Company implemented a retirement savings plan (defined contribution plan) in 1994. All full-time employees who have completed six months of service and reached age 21 are eligible to participate in the plan. Contributions are made from employee-elected salary deferrals. The Company matched the first 6% of employee contributions to the plan at the rate of $.50 on the dollar. During the years ended December 31, 1995 and December 31, 1994, the Company's contribution to the plan totaled $92,000 and $111,000, respectively.

15.  DISTRIBUTIONS AND WITHDRAWALS

During 1993 and 1992, primarily as a result of significant fourth quarter adjustments, the Partnership determined that distributions were made significantly in excess of the net income and distributable net profits under the Partnership Agreement. Distributions relating to 1993 were made to partners in the amount of $916,000, although there was a net loss and no distributable profits for 1993. Distributions relating to 1992 were made to limited partners in the amount of $4,111,000, which exceeded distributable profits for 1992 by approximately $1,730,000. The excess distributions represent a return of capital to the limited partners. However, under the Capital Plan, the general partner agreed to contribute, over a three-year period, additional capital up to $1,730,000 if the Company generates certain levels of loan origination fees. Pursuant to the agreement, the general partner contributed $266,000 of the $1,730,000 in late 1993 and early 1994, but does not expect to contribute any additional amounts based on the current level of loan origination fees.

Partnership withdrawals payable of $1,120,000 at December 31, 1995 and December 31, 1994 represent the capital withdrawals by limited partners that were approved by the general partner but not paid by the Partnership. At December 31, 1995 and December 31, 1994, respectively, other limited partners with original capital contributions totaling $9,400,000 and $9,103,000 have requested withdrawals; however, these requests have not been approved. Withdrawals were not paid or approved after July 1993 due to limitations on withdrawals in the Partnership Agreement and the restriction on such withdrawals in the amendments to the line of credit agreement with NatWest.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

16.  CHANGES IN GENERAL AND LIMITED PARTNER'S CAPITAL (UNAUDITED)

The changes in general and limited partnership interests for 1995, 1994 and 1993 are as follows:

                                   General           Limited
                                 Partnership       Partnership
                                  Interest          Interests           Total
--------------------------------------------------------------------------------
                                 (Unaudited)       (Unaudited)
Capital (deficit) -
   December 31, 1992              $(131,000)      $28,961,000        $28,830,000

Contributions                       266,000            35,000            301,000
Distributions                       (25,000)       (1,918,000)        (1,943,000)
Withdrawals                               -        (1,380,000)        (1,380,000)
Net loss - 1993                     (62,000)       (5,807,000)        (5,869,000)
Special allocation - 1993          (266,000)          266,000                  -
--------------------------------------------------------------------------------
Capital (deficit) -
   December 31, 1993                218,000        20,157,000         19,939,000

Contributions                             -                 -                  -
Distributions                             -                 -                  -
Withdrawals                               -                 -                  -
Net loss - 1994                    (105,000)       (9,409,000)        (9,514,000)
--------------------------------------------------------------------------------
Capital (deficit) -
   December 31, 1994               (323,000)       10,748,000         10,425,000
================================================================================

The changes in general and limited partnership interests for 1995 are as follows:

                                   General           Limited
                                 Partnership       Partnership
                                  Interest          Interests              Total
--------------------------------------------------------------------------------
Capital (deficit) -
   January 1, 1995               $ (323,000)      $10,748,000        $10,425,000

Net loss - 1995                     (18,000)       (1,680,000)        (1,698,000)
--------------------------------------------------------------------------------
Capital (deficit) -
   December 31, 1995             $ (341,000)      $ 9,068,000        $ 8,727,000
================================================================================


Presidential Management Company holds the entire general partnership interest in the Partnership. In addition, Presidential Management Company holds approximately 4.5% of the limited partnership interests.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

17.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for 1995 and 1994 are as follows:

                                               Quarter Ended
--------------------------------------------------------------------------------
                               Mar 31,      Jun 30,     Sept 30,        Dec 31,
                                1995         1995         1995           1995
--------------------------------------------------------------------------------
Interest income             $2,612,000    $2,424,000   $2,368,000    $ 2,173,000
Interest expense             1,405,000     1,426,000    1,248,000      1,120,000
--------------------------------------------------------------------------------
Net interest income          1,207,000       998,000    1,120,000      1,053,000
Provision for loan losses      446,000       554,000      861,000      1,428,000*
Other income                 2,608,000     2,841,000    3,366,000      4,450,000
Other expense                3,592,000     3,905,000    4,494,000      5,283,000
Income tax benefit             430,000        84,000      664,000         44,000
--------------------------------------------------------------------------------
Net income (loss)           $  207,000    $ (536,000)   $(205,000)   $(1,164,000)
================================================================================


                                               Quarter Ended
--------------------------------------------------------------------------------
                              Mar 31,      Jun 30,       Sept 30,       Dec 31,
                               1994         1994           1994          1994
--------------------------------------------------------------------------------
Interest income            $ 2,915,000   $ 3,514,000   $ 3,414,000   $ 1,561,000
Interest expense              1,185,00     1,200,000     1,182,000     1,360,000
--------------------------------------------------------------------------------
Net interest income          1,730,000     2,314,000     2,232,000       201,000
Provision for loan losses      217,000       468,000     2,064,000     3,347,000**
Other income                 1,143,000     1,091,000     1,149,000     2,619,000
Other expense                3,684,000     4,738,000     4,139,000     3,336,000
--------------------------------------------------------------------------------

Net loss                   $(1,028,000)  $(1,801,000)  $(2,822,000)  $(3,863,000)
================================================================================


   * The increase in the provision for loan losses is primarily a result of an increased general reserve. Management represents that it was not practical to determine whether or not a portion of these additional provisions should have been recorded in earlier quarters.

   ** The substantial increase in the provision for loan losses is due to an increase in the level of nonperforming loans and the high level of charge-offs. Management represents that it was not practical to determine whether or not a portion of these substantial additional provisions should have been recorded in earlier quarters.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

18.  SEGMENT FINANCIAL REPORTING

The Company operates principally in two industries, real estate secured lending (including the origination and sale of loans) and trustee and foreclosure services. A summary of selected financial information by industry segment is as follows:

                                             Years ended December 31,
                              --------------------------------------------------
                                     1995               1994                1993
--------------------------------------------------------------------------------
Revenues
  Interest and other
   income from real
   estate secured lending     $19,016,000       $ 13,475,000        $ 15,210,000
Fees from trustee               3,826,000          3,931,000           4,307,000
--------------------------------------------------------------------------------
Total revenues                $22,842,000       $ 17,406,000        $ 19,517,000
--------------------------------------------------------------------------------

Operating profit (loss)
  Real estate secured
   lending                    $(3,148,000)      $ (9,741,000)       $ (6,737,000)
  Trustee and foreclosure
   services                       747,000            811,000           1,319,000
  General expenses               (519,000)          (583,000)           (450,000)
--------------------------------------------------------------------------------
Loss before income taxes      $(2,920,000)      $ (9,513,000)       $ (5,868,000)
--------------------------------------------------------------------------------
Identifiable assets
  Real estate secured
   lending                    $76,896,000       $ 97,930,000        $108,966,000
  Trustee and foreclosure
   services                     5,532,000          5,564,000           5,201,000
  General assets                  129,000            253,000             157,000
--------------------------------------------------------------------------------
Total assets                  $82,557,000       $103,747,000        $114,324,000
================================================================================

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

19.  REGULATORY MATTERS AND CAPITAL ADEQUACY

MEMORANDUM OF UNDERSTANDING AND INITIAL ORDERS TO CEASE AND DESIST WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION AND CALIFORNIA DEPARTMENT OF CORPORATIONS

In February 1993, Pacific Thrift, the FDIC, and the California Department of Corporations (DOC) entered into a Memorandum of Understanding (MOU). In connection with the MOU, Pacific Thrift was required to maintain primary capital in an amount that equals or exceeds 7.5% of its total assets; obtain and retain qualified management; notify and obtain approval from the FDIC and the DOC prior to adding any individual to the Board of Directors or employing any individual as a senior executive officer of Pacific Thrift; eliminate loans classified loss and reduce loans classified substandard to specified levels within a specified period of time; revise, adopt, and implement policies to provide effective guidance and control over Pacific Thrift's lending function; develop, adopt, and implement written policies governing relationships between Pacific Thrift, the Partnership, and other affiliated companies; establish and maintain an adequate reserve for loan losses and develop, adopt, and implement a policy and methodology for determining the adequacy of the reserve for loan losses; formulate and implement a budget for all categories of income and expense; revise, adopt, and implement a written liquidity and funds management policy; maintain assets within certain limits; obtain written consent from the FDIC and DOC prior to paying any cash dividends; refrain from extending additional credit to any borrower who has a loan from Pacific Thrift that has been adversely classified, unless the loan is classified as substandard or doubtful and the proper approval has been obtained; and take certain other actions.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

19.  REGULATORY MATTERS AND CAPITAL ADEQUACY (CONTINUED)

As of March 31, 1993, Pacific Thrift's total assets had moderately exceeded the limitation provided in the MOU. In addition, Pacific Thrift made certain payments in 1993 to the Partnership in excess of the amounts authorized under the Personnel Services Agreement between Pacific Thrift and the Partnership. The overpayment amount was repaid by the Partnership in April 1993. The Audit Committee of the Board of Directors of Pacific Thrift performed an investigation of the circumstances that allowed the overpayments to occur and determined that such overpayments reflected a weakness in the internal control procedures of Pacific Thrift with respect to intercompany payments. Accordingly, new control procedures were adopted by the Board of Directors of Pacific Thrift to prevent overpayments of any kind by Pacific Thrift to the Partnership in the future.

In November 1993, the FDIC and DOC terminated the MOU and issued an Order to Cease and Desist (C&D) with the consent of Pacific Thrift. The C&D prohibits Pacific Thrift from paying excessive fees to affiliates in such a manner as to produce operating losses; prohibits Pacific Thrift from including accrued interest in the carrying amount of a property acquired by foreclosure on a loan; prohibits Pacific Thrift from accepting or renewing brokered deposits unless it is adequately capitalized and a waiver is obtained; requires Pacific Thrift to disclose any extensions of credit to executive officers or principal shareholders from a correspondent bank; requires Pacific Thrift to prepare and display minimum information in its disclosure statement; requires Pacific Thrift to comply with the limits specified in the California Industrial Loan Company regulations on the amount of outstanding thrift certificates, based on its unimpaired capital and surplus; requires Pacific Thrift to develop a comprehensive asset/liability dependency policy, including establishing a range for, and reducing, the volatile liability dependency ratio; requires Pacific Thrift to adopt and implement a written policy to increase its liquidity; and requires Pacific Thrift to adopt and implement a satisfactory policy governing the relationship between Pacific Thrift and its affiliates and to reduce the payment of management, consulting, and other fees to the affiliates to amounts that are reasonable and necessary for the services. See Note 20.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

19.  REGULATORY MATTERS AND CAPITAL ADEQUACY (CONTINUED)

In September 1994, the FDIC issued a second C&D with the consent of Pacific Thrift. The second C&D prohibits Pacific Thrift from operating in such a manner as to produce low earnings; requires Pacific Thrift to refrain from opening any additional offices without the prior written approval of the FDIC; requires Pacific Thrift to formulate and implement a written profit plan; and requires Pacific Thrift to provide the FDIC with a study of the operations and profitability of its loan production office opened in June 1994. See Note 20.

CAPITAL ADEQUACY

Pacific Thrift is subject to various regulatory capital requirements administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly discretionary - actions by the FDIC that, if undertaken, could have a direct material effect on Pacific Thrift's financial statements. The regulations require Pacific Thrift to meet specific capital adequacy guidelines that involve quantitative measures under of Pacific Thrift's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Pacific Thrift's capital classification is also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

19.  REGULATORY MATTERS AND CAPITAL ADEQUACY (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require Pacific Thrift to maintain minimum amounts and ratios of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized as defined under the Prompt Corrective Action (PCA) provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, Pacific Thrift must maintain the minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios presented in the table. Pacific Thrift's actual unaudited capital amounts and ratios as of December 31, 1993 were as follows:

                                                  Capital Adequacy
                                               as of December 31, 1993
                                                     (Unaudited)
                                     ------------------------------------------

                                          Required                 Actual
                                       Amount (Ratio)          Amount (Ratio)
                                     ------------------      ------------------
Tier 1 capital
   (to average assets)               $2,646,000  (4.0%)      $4,654,000   (7.0%)
Tier 1 capital
   (to risk-weighted assets)          2,161,000  (4.0%)       4,654,000   (8.6%)
Total capital
   (to risk-weighted assets)          4,322,000  (8.0%)       5,330,000   (9.9%)


Pacific Thrift incurred losses in 1994 and, in December 1994, Pacific Thrift was notified by the FDIC that its tangible capital ratio (tangible capital compared to average total assets) as of October 31, 1994 was less than 2%. Based on the tangible and other capital ratios, Pacific Thrift was considered to be "critically undercapitalized" as defined under the PCA provisions. The PCA notice also stated that the FDIC may be required to place Pacific Thrift in receivership in March 1995. See Subsequent Events, Note 20.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

19.  REGULATORY MATTERS AND CAPITAL ADEQUACY (CONTINUED)

As a result of such PCA designation, Pacific Thrift became subject to mandatory requirements as of October 31, 1994, including, but not limited to, a requirement to submit a capital restoration plan to the FDIC and various restrictions on asset growth, acquisitions, new activities and branches, dividend payments, management fees, and executive compensation.

Subsequent to October 31, 1994, Pacific Thrift improved its capital position from "critically undercapitalized" to "undercapitalized" as a result of certain capital contributions and loan sales prior to December 31, 1994. Pacific Thrift's actual unaudited capital amounts and ratios as of December 31, 1994 were as follows:

                                                   Capital Adequacy
                                                as of December 31, 1994
                                                      (Unaudited)
                                     -------------------------------------------
                                          Required                  Actual
                                       Amount (Ratio)           Amount (Ratio)
                                     ------------------      -------------------
Tier 1 capital
   (to average assets)               $3,216,000  (4.0%)      $3,112,000   (3.9%)
Tier 1 capital
   (to risk-weighted assets)          2,301,000  (4.0%)       3,112,000   (5.4%)
Total capital
   (to risk-weighted assets)          4,602,000  (8.0%)       3,831,000   (6.7%)


In addition, Pacific Thrift received an Order to Cure Deficiency of Net Worth (Order) from the DOC in connection with a $1,414,000 deficiency in its capital as of December 31, 1994. The Order requires that Pacific Thrift increase its capital to a level where the ratio of its outstanding thrift certificates compared to capital does not exceed the permitted ratio of 15 to 1. Based on the applicable section of the California Financial Code, failure to increase its capital within 120 days would require the DOC to take possession of the property and business of Pacific Thrift. See Subsequent Events, Note 20.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

19.  REGULATORY MATTERS AND CAPITAL DELINQUENCY (CONTINUED)

SETTLEMENT WITH DEPARTMENT OF HOUSING AND URBAN DEVELOPMENT

In April 1993, Pacific Thrift was notified by the Mortgagee Review Board of the Department of Housing and Urban Development (HUD) of certain alleged violations of certain requirements in the origination of 59 loans selected during its examination of Title I loan origination activities. Pacific Thrift was advised that HUD intended to seek civil money penalties and was considering an administrative action. Pacific Thrift filed a response to the allegations affirming its compliance with HUD requirements. On September 15, 1993, HUD and Pacific Thrift entered into a settlement agreement in which Pacific Thrift agreed not to seek claims for insurance on 24 loans that violated the prohibition against subordinating Title I loans to non-Title I loans, as well as on three loans in which the proceeds were used for ineligible purposes. HUD did not impose any penalties or take any other action.

20.  EVENTS SUBSEQUENT TO DECEMBER 31, 1994

During February 1995, Pacific Thrift submitted its original capital restoration plan to the FDIC, but the FDIC denied approval of the plan and required certain modifications. During March 1995, Pacific Thrift submitted a revised capital restoration plan, including a guarantee by the Partnership and, in May 1995, the revised capital restoration plan was incorporated by reference in a new C&D (see below).

In May 1995, Pacific Thrift was informed by the FDIC that, based on unaudited financial information in the Consolidated Report of Condition and Income (Call Report) filed for the first quarter of 1995, Pacific Thrift was "adequately capitalized" as of March 31, 1995. Based on such Call Report, Pacific Thrift's unaudited capital ratios as of March 31, 1995 were as follows:

                                              Capital Ratio as of March 31, 1995
                                                                     (Unaudited)
--------------------------------------------------------------------------------
                                                         Required         Actual
                                                         --------         ------
Tier 1 capital (to average assets)                         4.0%             5.5%
Tier 1 capital (to risk-weighted assets)                   4.0              7.2
Total capital (to risk-weighted assets)                    8.0              8.5

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

20.  EVENTS SUBSEQUENT TO DECEMBER 31, 1994 (CONTINUED)

In addition, Pacific Thrift was informed by the DOC that Pacific Thrift had cured the deficiency in its net worth as of April 30, 1995 and has complied with the Order.

Also in May 1995, the FDIC terminated the prior C&Ds, and the FDIC and DOC issued a new comprehensive Order to Cease and Desist (the new C&D) with the consent of Pacific Thrift. The new C&D: requires that Pacific Thrift have and retain qualified management; requires that Pacific Thrift have Tier 1 capital which equals or exceeds 8% of total assets on or before September 30, 1995; requires that Pacific Thrift maintain at least the minimum risk-based capital levels throughout the life of the new C&D; requires Pacific Thrift to eliminate from its books, through charge-off or collection, all assets classified "loss" as of September 1994 within 10 days from the effective date of the new C&D; requires Pacific Thrift to reduce assets classified "substandard" as of September 1994 to $6.5 million within 180 days and to $5 million within 365 days; prohibits Pacific Thrift from extending any additional credit to any borrower who has a loan with Pacific Thrift which has been charged off or classified "loss"; requires Board of Directors or loan committee approval prior to the extension of additional credit to a borrower who has a loan classified "substandard"; requires Pacific Thrift to establish within 10 days, and then to maintain on a quarterly basis, an adequate allowance for loan losses; requires that Pacific Thrift implement within 60 days the provisions of the capital restoration and business/profitability plans submitted to the FDIC in order to control overhead and other expenses and restore profitability; requires that Pacific Thrift correct the violation of the thrift-to-capital ratio required under California law within 60 days; requires that Pacific Thrift file with the FDIC amended Call Reports as of December 31, 1993 and as of the end of the first three quarters of 1994 which accurately reflect Pacific Thrift's financial condition as of those dates; requires that throughout the life of the new C&D, Pacific Thrift shall file Call Reports which accurately reflect Pacific Thrift's financial condition as of the end of each period; prohibits Pacific Thrift from paying cash dividends in any amount without the prior written approval of the FDIC; prohibits Pacific Thrift from opening any additional offices without the prior written approval of the FDIC; and requires the Company to submit written progress reports on a quarterly basis until the Company accomplishes the corrections and is released by the Regional Director of the FDIC and the Commissioner of the DOC.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (ALL INFORMATION AND DATA AT DECEMBER 31, 1995
                                       AND FOR THE YEAR THEN ENDED IS UNAUDITED)
================================================================================

20.  EVENTS SUBSEQUENT TO DECEMBER 31, 1994 (CONTINUED)

Noncompliance with the terms of the new C&D could result in various regulatory actions, including the assessment of civil money penalties, termination of deposit insurance, and placing Pacific Thrift in conservatorship of receivership. Although there is no assurance as to the ultimate outcome, these consolidated financial statements do not include any provisions or adjustments that might result from the outcome of these uncertainties.

As of December 31, 1995, Pacific Thrift had increased its total risk-based capital ratio to 9.1%, its Tier 1 risk-based capital ratio to 11.2% and its leverage capital ratio to 12.4%, which meet the FDIC definition of "well capitalized." However, since the New C&D contains a provision requiring the maintenance of a certain capital level, Pacific Thrift would be classified as "adequately capitalized" under the regulations.

In addition, at December 31, 1995, management of Pacific Thrift believes that it is in full compliance with the terms of the New C&D. However, if the conditions of the New C&D were not met, Pacific Thrift could be subject to civil penalties or other regulatory enforcement actions which could have a material adverse effect upon its business.

21.  POTENTIAL RESTRUCTURING PLAN

The Company is currently in the process of preparing a restructuring proposal to present for the vote of its limited partners. Pursuant to the proposed restructuring, the Company would transfer all of its assets and interests in subsidiaries to a newly formed corporation, and concurrently issue the stock of the corporation to all of the Partners pro rata in accordance with their existing Capital Accounts in the Partnership in liquidation of the Company.
The Company plans to concurrently conduct a public offering of additional common stock to raise additional capital to use in the Company's business.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                                                      SCHEDULE I
                                     CONSOLIDATING SCHEDULE - FINANCIAL POSITION
                                                               DECEMBER 31, 1994
================================================================================

                                                        Pacific                          Lenders
                                       Presidential      Thrift       Consolidated     Posting and
                                         Mortgage       and Loan      Reconveyance      Publishing
                                         Company         Company        Company          Company
--------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents              $  655,000      $18,700,000     $  197,000        $ 76,000

Accounts receivable                         1,000        1,713,000      3,348,000          48,000

Accrued interest receivable               478,000          647,000             --              --

Loans receivable                       13,064,000       39,981,000             --              --

Loans held for sale                     2,605,000        9,406,000             --              --

Receivable from related party             426,000          235,000             --              --

Excess yield receivable                        --          888,000             --              --

Other real estate                       6,479,000        1,142,000             --              --

Property and equipment                     64,000        1,304,000        139,000           4,000

Goodwill                                1,749,000               --             --              --

Other assets                              379,000          388,000         34,000           8,000

Investment in subsidiaries              4,732,000               --             --              --
--------------------------------------------------------------------------------------------------

                                      $30,632,000      $74,404,000     $3,718,000        $136,000
==================================================================================================


                                           Eliminating Entries
                                         ------------------------
                                            Dr              Cr         Consolidated
-----------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                $       --    $       --      $ 19,628,000

Accounts receivable                              --        39,000         5,071,000

Accrued interest receivable                      --            --         1,125,000

Loans receivable                                 --            --        53,045,000

Loans held for sale                              --            --        12,011,000

Receivable from related party                    --       183,000           478,000

Excess yield receivable                          --            --           888,000

Other real estate                                --            --         7,621,000

Property and equipment                           --       189,000         1,322,000

Goodwill                                         --            --         1,749,000

Other assets                                     --            --           809,000

Investment in subsidiaries                7,640,000    12,372,000                --
-----------------------------------------------------------------------------------

                                         $7,640,000   $12,783,000      $103,747,000
===================================================================================

See independent auditors' report and notes to consolidated financial statements.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                                                      SCHEDULE I
                                     CONSOLIDATING SCHEDULE - FINANCIAL POSITION
                                                               DECEMBER 31, 1994
================================================================================

                                                          Pacific                          Lenders
                                         Presidential      Thrift        Consolidated     Posting and
                                           Mortgage       and Loan       Reconveyance      Publishing
                                           Company         Company         Company          Company
-----------------------------------------------------------------------------------------------------
LIABILITIES AND PARTNERS' CAPITAL

Thrift certificates payable
  Full-paid certificates                $        --     $58,058,000     $       --         $     --
  Installment certificates                       --      11,443,000             --               --
-----------------------------------------------------------------------------------------------------
                                                 --      69,501,000             --               --

Accounts payable and accrued expenses       971,000       1,280,000      2,187,000           89,000

Accrued interest payable                    234,000         171,000             --               --

Payable to related party                    214,000              --             --               --

Mortgage notes payable                    2,101,000         212,000             --               --

Notes payable                            14,778,000              --             --               --

Note payable to related party               600,000              --         86,000               --

Partnership withdrawals payable           1,120,000              --             --               --
-----------------------------------------------------------------------------------------------------

                                         20,018,000      71,164,000      2,273,000           89,000
-----------------------------------------------------------------------------------------------------

Commitments and contingencies
-----------------------------------------------------------------------------------------------------
Partners' capital
  Common stock                                   --       3,000,000             --               --
  Additional paid-in capital                     --       7,880,000             --               --
  Accumulated deficit                            --      (7,640,000)            --               --
  Partners' capital                      10,614,000              --      1,445,000           47,000
-----------------------------------------------------------------------------------------------------

                                         10,614,000       3,240,000      1,445,000           47,000
-----------------------------------------------------------------------------------------------------

                                        $30,632,000     $74,404,000     $3,718,000         $136,000
=====================================================================================================



                                         Eliminating Entries
                                       ------------------------
                                          Dr              Cr         Consolidated
---------------------------------------------------------------------------------
LIABILITIES AND PARTNERS' CAPITAL

Thrift certificates payable
  Full-paid certificates               $        --   $       --      $ 58,058,000
  Installment certificates                      --           --        11,443,000
---------------------------------------------------------------------------------
                                                --           --        69,501,000

Accounts payable and accrued expenses       56,000           --         4,471,000

Accrued interest payable                        --           --           405,000

Payable to related party                    80,000           --           134,000

Mortgage notes payable                          --           --         2,313,000

Notes payable                                   --           --        14,778,000

Note payable to related party               86,000           --           600,000

Partnership withdrawals payable                 --           --         1,120,000
---------------------------------------------------------------------------------

                                           222,000           --        93,322,000
---------------------------------------------------------------------------------

Commitments and contingencies
---------------------------------------------------------------------------------
Partners' capital
  Common stock                           3,000,000           --                --
  Additional paid-in capital             7,880,000           --                --
  Accumulated deficit                           --    7,640,000                --
  Partners' capital                      1,681,000           --        10,425,000
---------------------------------------------------------------------------------

                                        12,561,000    7,640,000        10,425,000
---------------------------------------------------------------------------------

                                       $12,783,000   $7,640,000      $103,747,000
=================================================================================


See independent auditors' report and notes to consolidated financial statements.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                                                     SCHEDULE II
                                             CONSOLIDATING SCHEDULE - OPERATIONS
                                                    YEAR ENDED DECEMBER 31, 1994
================================================================================

                                                                          Pacific                          Lenders
                                                         Presidential      Thrift        Consolidated     Posting and
                                                           Mortgage       and Loan       Reconveyance      Publishing
                                                           Company         Company         Company          Company
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans receivable                                      $ 2,969,000     $ 8,034,000     $       --         $     --
  Deposits with financial institutions                        1,000         400,000             --               --
---------------------------------------------------------------------------------------------------------------------
Total interest income                                     2,970,000       8,434,000             --               --
---------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Thrift certificates greater than $100,000                      --          28,000             --               --
  Other thrift certificates                                      --       2,917,000             --               --
  Notes payable                                           1,974,000           8,000             --               --
---------------------------------------------------------------------------------------------------------------------
Total interest expense                                    1,974,000       2,953,000             --               --
---------------------------------------------------------------------------------------------------------------------

Net interest income                                         996,000       5,481,000             --               --
PROVISION FOR LOAN LOSSES                                 4,682,000       1,414,000             --               --
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses      (3,686,000)      4,067,000             --               --
---------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
  Trust and reconveyance fees                                    --              --      3,344,000               --
  Other income                                              319,000         806,000             --          587,000
  Gain on sale of loans                                          --         946,000             --               --
  Loan servicing fees                                            --         545,000             --               --
  Equity in income (loss) of subsidiaries                (2,001,000)             --             --               --
---------------------------------------------------------------------------------------------------------------------
                                                         (1,682,000)      2,297,000      3,344,000          587,000
---------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
  Salaries and employee benefits                            295,000       4,460,000      1,569,000          169,000
  General and administrative                              1,752,000       4,081,000      1,168,000           89,000
  Related party fees                                      1,350,000              --             --               --
  Operations of other real estate                           439,000         293,000             --               --
  Depreciation and amortization                             310,000         437,000         29,000               --
---------------------------------------------------------------------------------------------------------------------
                                                          4,146,000       9,271,000      2,766,000          258,000
---------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                        (9,514,000)     (2,907,000)       578,000          329,000
INCOME TAXES                                                     --           1,000             --               --
---------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                       $(9,514,000)    $(2,908,000)    $  578,000         $329,000
=====================================================================================================================


                                                            Eliminating Entries
                                                          ------------------------
                                                             Dr              Cr         Consolidated
----------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans receivable                                        $       --    $       --      $11,003,000
  Deposits with financial institutions                            --            --          401,000
----------------------------------------------------------------------------------------------------
Total interest income                                             --            --       11,404,000
----------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Thrift certificates greater than $100,000                       --            --           28,000
  Other thrift certificates                                       --            --        2,917,000
  Notes payable                                                   --            --        1,982,000
----------------------------------------------------------------------------------------------------
Total interest expense                                            --            --        4,927,000
----------------------------------------------------------------------------------------------------

Net interest income                                               --            --        6,477,000
PROVISION FOR LOAN LOSSES                                         --            --        6,096,000
----------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses               --            --          381,000
----------------------------------------------------------------------------------------------------
NONINTEREST INCOME
  Trust and reconveyance fees                                     --            --        3,344,000
  Other income                                                    --            --        1,712,000
  Gain on sale of loans                                           --            --          946,000
  Loan servicing fees                                        545,000            --               --
  Equity in income (loss) of subsidiaries                    907,000     2,908,000               --
----------------------------------------------------------------------------------------------------
                                                           1,452,000     2,908,000        6,002,000
----------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
  Salaries and employee benefits                                  --            --        6,493,000
  General and administrative                                      --            --        7,090,000
  Related party fees                                              --       545,000          805,000
  Operations of other real estate                                 --            --          732,000
  Depreciation and amortization                                   --            --          776,000
----------------------------------------------------------------------------------------------------
                                                                  --       545,000       15,896,000
----------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                          1,452,000     3,453,000       (9,513,000)
INCOME TAXES                                                      --            --            1,000
----------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                         $1,452,000    $3,453,000      $(9,514,000)
====================================================================================================


See independent auditors' report and notes to consolidated financial statements.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                                                    SCHEDULE III
                                     CONSOLIDATING SCHEDULE - FINANCIAL POSITION
                                                               DECEMBER 31, 1995
================================================================================

                                                 Pacific                   Lenders     Pacific
                                Presidential      Thrift    Consolidated  Posting and  United   Eliminating Entries
                                 Mortgage        and Loan   Reconveyance  Publishing   Group,   -------------------
                                 Company         Company     Company       Company      Inc.    Dr          Cr          Consolidated
------------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents      $   609,000     $ 9,550,000  $  283,000    $ 47,000    $   --  $       --  $        --   $10,489,000

Accounts receivable                  1,000         126,000   2,925,000     285,000        --          --           --     3,337,000

Accrued interest receivable        357,000         546,000          --          --        --          --           --       903,000

Loans receivable                 3,332,000      40,576,000          --          --        --          --           --    43,908,000

Loans held for sale              3,000,000       9,577,000          --          --        --          --           --    12,577,000

Receivable from related party      417,000         116,000          --          --        --          --      186,000       347,000

Excess yield receivable                 --       2,725,000          --          --        --          --           --     2,725,000

Other real estate                1,408,000       1,748,000          --          --        --          --           --     3,156,000

Property and equipment              48,000       1,269,000     115,000      20,000        --          --       54,000     1,398,000

Goodwill                         1,808,000              --          --          --        --          --           --     1,808,000

Other assets                        90,000       1,665,000      44,000       6,000   104,000          --           --     1,909,000

Investment in subsidiaries       7,970,000              --          --          --        --   4,485,000   12,445,000            --
-----------------------------------------------------------------------------------------------------------------------------------


                               $19,040,000     $67,898,000  $3,367,000    $358,000  $104,000  $4,485,000  $12,695,000   $82,557,000
===================================================================================================================================

See independent auditors' report and notes to consolidated financial statements.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                                                    SCHEDULE III
                                     CONSOLIDATING SCHEDULE - FINANCIAL POSITION
                                                               DECEMBER 31, 1995

                                                      Pacific                  Lenders    Pacific
                                       Presidential    Thrift  Consolidated  Posting and  United  Eliminating Entries
                                        Mortgage     and Loan  Reconveyance  Publishing   Group,  -------------------
                                        Company       Company    Company       Company     Inc.    Dr         Cr        Consolidated
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND PARTNERS' CAPITAL

Thrift certificates payable
  Full-paid certificates               $        --   $35,881,000 $       --  $     -- $      --  $        --  $      --  $35,881,000
  Installment certificates                      --    24,275,000         --        --        --           --         --   24,275,000
------------------------------------------------------------------------------------------------------------------------------------
                                                --    60,156,000         --        --        --           --         --   60,156,000

Accounts payable and accrued expenses      694,000       769,000  2,444,000   132,000        --       21,000         --    4,018,000

Accrued interest payable                   170,000       103,000         --        --        --           --         --      273,000

Payable to related party                   345,000           --          --        --   101,000      165,000         --      281,000

Mortgage notes payable                     560,000       51,000          --        --        --           --         --      611,000

Notes payable                            6,771,000           --          --        --        --           --         --    6,771,000

Note payable to related party              600,000           --          --        --        --           --         --      600,000

Partnership withdrawals payable          1,120,000           --          --        --        --           --         --    1,120,000
------------------------------------------------------------------------------------------------------------------------------------
                                        10,260,000   61,079,000   2,444,000   132,000   101,000      186,000         --   73,830,000
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
------------------------------------------------------------------------------------------------------------------------------------
Partners' capital

  Common stock                                  --    3,000,000          --        --        --    3,000,000         --           --
  Additional paid-in capital                    --    8,304,000          --        --     3,000    8,307,000         --           --
  Accumulated deficit                           --   (4,485,000)         --        --        --           --  4,485,000          --
  Partners' capital                      8,780,000           --     923,000   226,000        --    1,202,000         --    8,727,000
------------------------------------------------------------------------------------------------------------------------------------
                                         8,780,000    6,819,000     923,000   226,000     3,000   12,509,000  4,485,000    8,727,000
------------------------------------------------------------------------------------------------------------------------------------
                                       $19,040,000  $67,898,000  $3,367,000  $358,000  $104,000  $12,695,000 $4,485,000  $82,557,000
====================================================================================================================================

See independent auditors' report and notes to consolidated financial statements.

                                                   PRESIDENTIAL MORTGAGE COMPANY
                                              (A CALIFORNIA LIMITED PARTNERSHIP)
                                                                AND SUBSIDIARIES

                                                                     SCHEDULE IV
                                             CONSOLIDATING SCHEDULE - OPERATIONS
                                                    YEAR ENDED DECEMBER 31, 1995

                                                             Pacific                    Lenders
                                               Presidential  Thrift       Consolidated  Posting and
                                               Mortgage      and Loan     Reconveyance  Publishing
                                                Company      Company      Company       Company
-----------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans receivable                             $ 1,872,000   $7,013,000   $       --    $     --
  Deposits with financial institutions              10,000      682,000           --          --
-----------------------------------------------------------------------------------------------------
Total interest income                            1,882,000    7,695,000           --          --
-----------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Thrift certificates greater than $100,000             --        7,000           --          --
  Other thrift certificates                             --    3,813,000           --          --
  Notes payable                                  1,379,000           --           --          --
-----------------------------------------------------------------------------------------------------
Total interest expense                           1,379,000    3,820,000           --          --
-----------------------------------------------------------------------------------------------------
Net interest income                                503,000    3,875,000           --          --
PROVISION FOR LOAN LOSSES                        1,894,000    1,395,000           --          --
-----------------------------------------------------------------------------------------------------
Net interest income (expense) after provision
for loan losses                                 (1,391,000)   2,480,000           --          --
-----------------------------------------------------------------------------------------------------
NONINTEREST INCOME
  Trust and reconveyance fees                           --           --    3,248,000          --
  Other income                                     139,000      353,000           --     577,000
  Gain on sale of loans                                 --    8,895,000           --          --
  Loan servicing fees                                   --      351,000           --          --
  Equity in income of subsidiaries               4,016,000           --           --          --
-----------------------------------------------------------------------------------------------------
                                                 4,155,000    9,599,000    3,248,000     577,000
-----------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
  Salaries and employee benefits                   392,000    5,608,000    1,712,000     146,000
  General and administrative                     1,192,000    4,002,000      927,000     152,000
  Related party fees                             1,363,000           --           --          --
  Operations of other real estate                1,120,000       92,000           --          --
  Depreciation and amortization                    529,000      446,000       26,000          --
-----------------------------------------------------------------------------------------------------
                                                 4,596,000   10,148,000    2,665,000     298,000
-----------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT)     (1,832,000)   1,931,000      583,000     279,000
INCOME TAXES (BENEFIT)                               1,000   (1,224,000)       1,000          --
-----------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                              $(1,833,000)  $3,155,000   $  582,000    $279,000
=====================================================================================================
                                               Pacific
                                               United      Eliminating Entries
                                               Group,      -------------------
                                                Inc.       Dr           Cr      Consolidated
---------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans receivable                             $    --    $       --  $     --  $ 8,885,000
  Deposits with financial institutions              --            --        --      692,000
--------------------------------------------------------------------------------------------
Total interest income                               --            --        --    9,577,000
--------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Thrift certificates greater than $100,000         --            --        --        7,000
  Other thrift certificates                         --            --        --    3,813,000
  Notes payable                                     --            --        --    1,379,000
--------------------------------------------------------------------------------------------
Total interest expense                              --            --        --    5,199,000
--------------------------------------------------------------------------------------------
Net interest income                                 --            --        --    4,378,000
PROVISION FOR LOAN LOSSES                           --            --        --    3,289,000
--------------------------------------------------------------------------------------------
Net interest income (expense) after provision
for loan losses                                     --            --        --    1,089,000
--------------------------------------------------------------------------------------------
NONINTEREST INCOME
  Trust and reconveyance fees                       --            --        --    3,248,000
  Other income                                      --            --    53,000    1,122,000
  Gain on sale of loans                             --            --        --    8,895,000
  Loan servicing fees                               --       351,000        --           --
  Equity in income of subsidiaries                  --     4,016,000        --           --
--------------------------------------------------------------------------------------------
                                                    --     4,367,000    53,000   13,265,000
--------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
  Salaries and employee benefits                    --            --        --    7,858,000
  General and administrative                        --            --        --    6,273,000
  Related party fees                                --            --   351,000    1,012,000
  Operations of other real estate                   --            --        --    1,212,000
  Depreciation and amortization                     --            --    82,000      919,000
--------------------------------------------------------------------------------------------
                                                    --            --   433,000   17,274,000
--------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT)         --     4,367,000   486,000   (2,920,000)
INCOME TAXES (BENEFIT)                              --            --        --   (1,222,000)
--------------------------------------------------------------------------------------------
NET INCOME (LOSS)                              $    --    $4,367,000  $486,000  $(1,698,000)
============================================================================================

See independent auditors' report and notes to consolidated financial statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

          The Corporation's Certificate of Incorporation provides that the directors will not be personally liable to the Corporation or to any Stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Delaware law.

          The Bylaws provide that the Corporation will indemnify its directors and officers to the full extent permitted under the Delaware law. Pursuant to the Bylaws and Delaware law, the Corporation will indemnify each director and officer against any liability and related expenses (including attorneys' fees) incurred in connection with any proceeding in which he or she may be involved by reason of serving in such capacity so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          A director and officer is also entitled to indemnification against expenses incurred in any action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of serving in such capacity if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, except that no such indemnification will be made if the director or officer is judged to be liable to the Corporation, unless the applicable court of law determines that despite the adjudication of liability the director or officer is reasonably entitled to indemnification for such expenses.

          The Bylaws authorize the Corporation to advance funds to a director or officer for costs and expenses (including attorneys' fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

          The Corporation will enter into agreements with the Corporation's directors and executive officers, indemnifying them to the fullest extent permitted by Delaware law. Stockholders may have more limited recourse against such persons than would apply absent these provisions.

          The Corporation intends to obtain insurance policies indemnifying the directors and officers against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

(a) EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
------            -----------
1.1               Underwriting Agreement

2.1               Restructuring Plan of Presidential Mortgage Company (the
                  "Partnership")

3.1               Certificate of Incorporation of the Registrant*

3.2               Bylaws of the Registrant*

3.3 Fifth Amended and Restated Certificate and Agreement of Limited Partnership of the Registrant (the "Partnership Agreement"), dated as of September 7, 1989, incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-2, as filed with the Securities and Exchange Commission August 15, 1989, as amended by Amendment No. One thereto, as filed with the Securities and Exchange Commission on October 10, 1989 (Registration No. 33-30517) (the "1989 Registration Statement").

3.4 Certificate of Limited Partnership of the Registrant on Form LP-1, as filed with the California Secretary of State and currently in effect, incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-11, filed with the Securities and Exchange Commission on November 13, 1984, as amended on February 4 and March 1, 1985, and declared effective on March 6, 1985 (Registration No. 2-94289) (the "1984 Registration Statement").

3.5 First Amendment to the Partnership Agreement dated as of May 15, 1993, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, as filed with the Securities and Exchange Commission on November 27, 1994 (the "1993 Annual Report").

3.6 Second Amendment to the Partnership Agreement dated as of January 1, 1994, incorporated by reference to Exhibit 3.4 of the 1993 Annual Report.

4.1               Specimen Common Stock Certificate (to be filed by amendment).

4.2               General Partner Warrant Agreement and Warrant.*

5.1 Opinion of Jeffer, Mangels, Butler & Marmaro regarding validity of securities being registered

8.1 Opinion of Jeffer, Mangels, Butler & Marmaro regarding tax matters

10.1              Employment Agreement by and between the Registrant and Joel R.
                  Schultz*

10.2              Employment Agreement by and between the Registrant and Richard
                  D. Young*

10.3              Employment Agreement by and between the Registrant and Kenneth
                  A. Carmona*

10.4              Employment Agreement by and between the Registrant and Norman
                  A. Markiewicz*

10.5              Employment Agreement by and between the Registrant and Richard
                  B. Fremed*

10.6 Employment Agreement by and between Pacific Thrift and Loan Company, Inc. and Frank Landini*

10.7 Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers*

10.8 Pacific United Group, Inc. Stock Option Plan, dated January 1, 1996, subject to completion of Restructuring Plan*

10.9 Pacific United Group, Inc. Stock Purchase Plan, dated January 1, 1996, subject to completion of Restructuring Plan*

10.10 Pacific United Group, Inc. Supplemental Executive Retirement Plan, dated January 1, 1996, subject to completion of Restructuring Plan*

10.11 Employment Agreement, dated May 9, 1984, by and among Pacific and Loan Association and the Registrant, as employers, and Joel R. Schultz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.2 of the 1984 Registration Statement.

10.12 Employment Agreement, dated May 9, 1984, by and among Pacific and Loan Association and the Registrant, as employers, and Norman A. Markiewicz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.3 of the 1984 Registration Statement.

10.13 Loan Agreement (the "Loan Agreement"), dated as of August 28, 1990, as amended and restated May 20, 1992, and as further amended and restated as of September 28, 1994, by and among National Westminster Bank USA ("NatWest"), as Agent and a participating Bank, the banks signatory thereto (the "Banks"), and the Registrant, incorporated by reference to Exhibit 10.4 of the 1993 Annual Report.

10.14             Letter Agreement to amend Loan Agreement, dated October 26,
                  1995*

10.15 Agreement for Purchase of Limited Partnership Interests of Consolidated Reconveyance Company and Lenders Posting and Publishing Company, dated as of July 1, 1990, incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, as filed with the Securities and Exchange Commission on March 31, 1991.

10.16 Master Loan Purchase Agreement dated as of June 21, 1995 by and between Pacific Thrift and Loan Company and Aames Capital Corporation, incorporated by reference to Exhibit 10.7 of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the Securities and Exchange Commission on July 26, 1995.

10.17             Amendment to Loan Agreement dated November 28, 1995.

16.1 Letter of KPMG Peat Marwick regarding resignation dated August 4, 1993, incorporated by reference to the Partnership's Report on Form 8-K dated July 29, 1993, as filed with the Securities and Exchange Commission on August 5, 1993.

16.2 Letter of Ernst & Young regarding termination dated September 27, 1995, incorporated by reference to the Partnership's Report on Form 8-K dated September 12, 1995, as filed with the Securities and Exchange Commission on September 28, 1995.

21.1              Subsidiaries of the Registrant*

23.1              Consent of Attorney (to be filed by amendment).

23.2              Consent of Accountants (to be filed by amendment).

23.3              Consent of Accountants (to be filed by amendment).

24.1 Power of attorney, incorporated by reference to Power of Attorney set forth on page 7 of Part II of the Registration Statement filed November 24, 1995.

99.1              Fairness Opinion by Houlihan, Lokey, Howard and Zukin.

99.2              Limited Partner Ballot and related Instructions*

99.3              Subscription Agreement

* Indicates previously filed with Registration Statement on Form S-4 on November 24, 1995.

(b) FINANCIAL STATEMENT SCHEDULES

          None.

(c) OPINIONS OR APPRAISALS RELATING TO TRANSACTION

          Fairness Opinion by Houlihan, Lokey, Howard and Zukin, filed by amendment as Exhibit 99.1 of the Registration Statement.

ITEM 22.  UNDERTAKINGS

          The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities to be purchased by others, and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the Prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

          The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h) (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the

Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 26, 1996.

          (Registrant)
          PACIFIC UNITED GROUP, INC.

          By: /s/JOEL R. SCHULTZ
          Joel R. Schultz
          President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                   Title                              Date
/s/JOEL R. SCHULTZ         President, Chief Executive         February 26,
 Joel R. Schultz           Officer, and Director              1996


/s/CHARLES J. SIEGEL       Chief Financial and                February 26,
Charles J. Siegel          Accounting Officer                 1996


/s/RICHARD D. YOUNG        Senior Executive Vice              February 26,
Richard D. Young           President and Director             1996


/s/RUSSELL G. ALLISON      Director                           February 26,
Russell G. Allison                                            1996

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 ______________


                                 EXHIBIT VOLUME

                                       to

                              Amendment No. One to
                                    FORM S-4

                             Registration Statement
                                     Under
                           The Securities Act of 1933


                                 ______________



                           PACIFIC UNITED GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                    EXHIBIT INDEX

                                                                               SEQUENTIALLY
EXHIBIT                                                                          NUMBERED
NUMBER            DESCRIPTION                                                     PAGES
------            -----------                                                     ------
1.1               Underwriting Agreement

2.1               Restructuring Plan of Presidential Mortgage Company (the
                  "Partnership")

3.1               Certificate of Incorporation of the Registrant*

3.2               Bylaws of the Registrant*

3.3               Fifth Amended and Restated Certificate and Agreement of
                  Limited Partnership of the Registrant (the "Partnership
                  Agreement"), dated as of September 7, 1989, incorporated by reference to Exhibit 3.1 of the Registrant's Registration
                  Statement on Form S-2, as filed with the Securities and Exchange Commission August 15, 1989, as amended by Amendment
                  No. One thereto, as filed with the Securities and Exchange
                  Commission on October 10, 1989 (Registration No. 33-30517)
                  (the "1989 Registration Statement").

3.4               Certificate of Limited Partnership of the Registrant on Form
                  LP-1, as filed with the California Secretary of State and currently in effect, incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-11, filed with the Securities and Exchange Commission on November 13, 1984, as amended on February 4 and March 1, 1985, and declared effective on March 6, 1985 (Registration No. 2-94289) (the
                  "1984 Registration Statement").

3.5               First Amendment to the Partnership Agreement dated as of May
                  15, 1993, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-K for the year ended
                  December 31, 1993, as filed with the Securities and Exchange
                  Commission on November 27, 1994 (the "1993 Annual Report").

3.6 Second Amendment to the Partnership Agreement dated as of January 1, 1994, incorporated by reference to Exhibit 3.4 of the 1993 Annual Report.

4.1               Specimen Common Stock Certificate (to be filed by amendment).

                                                                               SEQUENTIALLY
EXHIBIT                                                                          NUMBERED
NUMBER            DESCRIPTION                                                     PAGES
------            -----------                                                     ------
4.2               General Partner Warrant Agreement and Warrant.*

5.1 Opinion of Jeffer, Mangels, Butler & Marmaro regarding validity of securities being registered

8.1 Opinion of Jeffer, Mangels, Butler & Marmaro regarding tax matters

10.1              Employment Agreement by and between the Registrant and Joel R.
                  Schultz*

10.2              Employment Agreement by and between the Registrant and Richard
                  D. Young*

10.3              Employment Agreement by and between the Registrant and Kenneth
                  A. Carmona*

10.4              Employment Agreement by and between the Registrant and Norman
                  A. Markiewicz*

10.5              Employment Agreement by and between the Registrant and Richard
                  B. Fremed*

10.6              Employment Agreement by and between Pacific Thrift and Loan
                  Company, Inc. and Frank Landini*

10.7 Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers*

10.8              Pacific United Group, Inc. Stock Option Plan, dated January 1,
                  1996, subject to completion of Restructuring Plan*

10.9              Pacific United Group, Inc. Stock Purchase Plan, dated January
                  1, 1996, subject to completion of Restructuring Plan*

10.10             Pacific United Group, Inc. Supplemental Executive Retirement
                  Plan, dated January 1, 1996, subject to completion of Restructuring Plan*

10.11 Employment Agreement, dated May 9, 1984, by and among Pacific and Loan Association and the Registrant, as employers, and Joel R. Schultz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.2 of the 1984 Registration Statement.

                                                                               SEQUENTIALLY
EXHIBIT                                                                          NUMBERED
NUMBER            DESCRIPTION                                                     PAGES
------            -----------                                                     ------
10.12             Employment Agreement, dated May 9, 1984, by and among Pacific and Loan Association and the Registrant, as employers, and
                  Norman A. Markiewicz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.3 of the 1984 Registration Statement.

10.13             Loan Agreement (the "Loan Agreement"), dated as of August 28,
                  1990, as amended and restated May 20, 1992, and as further amended and restated as of September 28, 1994, by and among National Westminster Bank USA ("NatWest"), as Agent and a participating Bank, the banks signatory thereto (the "Banks"), and the Registrant, incorporated by reference to Exhibit 10.4 of the 1993 Annual Report.

10.14             Letter Agreement to amend Loan Agreement, dated October 26,
                  1995*

10.15             Agreement for Purchase of Limited Partnership Interests of
                  Consolidated Reconveyance Company and Lenders Posting and
                  Publishing Company, dated as of July 1, 1990, incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, as filed with the Securities and Exchange Commission on March 31, 1991.

10.16 Master Loan Purchase Agreement dated as of June 21, 1995 by and between Pacific Thrift and Loan Company and Aames Capital
                  Corporation, incorporated by reference to Exhibit 10.7 of the Partnership's Annual Report on Form 10-K for the year ended
                  December 31, 1994, as filed with the Securities and Exchange
                  Commission on July 26, 1995.

10.17             Amendment to Loan Agreement dated November 28, 1995.

16.1              Letter of KPMG Peat Marwick regarding resignation dated August
                  4, 1993, incorporated by reference to the Partnership's Report on Form 8-K dated July 29, 1993, as filed with the Securities and Exchange Commission on August 5, 1993.

16.2              Letter of Ernst & Young regarding termination dated September
                  27, 1995, incorporated by reference to the Partnership's
                  Report on Form 8-K dated September 12, 1995, as filed with the Securities and Exchange Commission on September 28, 1995.

21.1              Subsidiaries of the Registrant*

23.1              Consent of Attorney (to be filed by amendment).

23.2              Consent of Accountants (to be filed by amendment).

                                                                               SEQUENTIALLY
EXHIBIT                                                                          NUMBERED
NUMBER            DESCRIPTION                                                     PAGES
------            -----------                                                     ------
23.3              Consent of Accountants (to be filed by amendment).

24.1 Power of attorney, incorporated by reference to Power of Attorney set forth on page 7 of Part II of the Registration
                  Statement filed November 24, 1995.

99.1              Fairness Opinion by Houlihan, Lokey, Howard and Zukin.

99.2              Limited Partner Ballot and related Instructions*

99.3              Subscription Agreement

* Indicates previously filed with Registration Statement on Form S-4 on November 24, 1995.